Exhibit 10.1

Confidential Treatment Requested.

Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXECUTION VERSION

MASTER MODIFICATION AGREEMENT

DATED AS OF AUGUST 31, 2012

by and among

BEHRINGER HARVARD REIT I, INC.,

BEHRINGER HARVARD REIT I SERVICES HOLDINGS, LLC,

BEHRINGER ADVISORS, LLC,

and

HPT MANAGEMENT SERVICES, LLC

i

EXHIBITS

Exhibit A	Existing Advisory Agreement (conformed copy)
Exhibit B	Form of Administrative Services Agreement
Exhibit C	Form of Sixth Amended and Restated Property Management Agreement
Exhibit D	Form of Articles Supplementary (Series A Preferred Stock)
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Consulting Agreement
Exhibit G	Form of License Agreement
Exhibit H	Existing Property Management Agreement (conformed copy)
Exhibit I	Sample Series A Preferred Stock Calculations

ANNEXES

Annex I	Specified Advisor Employees
Annex II	Purchased Assets
Annex III	Advisory Fees and Expenses Annex

SCHEDULES

Schedule 1.1(a)	Knowledge Persons of Services Holdings and the Service Providers
Schedule 1.1(b)	REIT I Knowledge Persons
Schedule 3.2(b)	Capitalization
Schedule 5.3	Severance Obligations
Schedule 6.4(a)	Acceptable Behringer Nominees

MASTER MODIFICATION AGREEMENT

THIS MASTER MODIFICATION AGREEMENT, dated as of August 31, 2012 (this “Agreement”), is entered into by and among Behringer Harvard REIT I, Inc. (“REIT I”), Behringer Harvard REIT I Services Holdings, LLC (“Services Holdings”), Behringer Advisors, LLC (“Advisor”), and HPT Management Services, LLC (“Property Manager” and together with Advisor, the “Service Providers”). Terms used herein are defined in Article I.

RECITALS

WHEREAS, the Board of Directors of REIT I (based upon the recommendation of the REIT I Special Committee) and each of Services Holdings, Advisor and Property Manager have approved and declared advisable, upon the terms and subject to the conditions of this Agreement, the modification of the business relationship between REIT I and the Service Providers;

WHEREAS, upon the terms and subject to the conditions of this Agreement, Advisor desires to sell and REIT I desires to purchase all of the right, title and interest of Advisor in, to and under those assets set forth on Annex II hereto (the “Purchased Assets”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, in consideration for the Transactions (as defined below) the Board of Directors of REIT I (based upon the recommendation of the REIT I Special Committee) desires to authorize and issue to Services Holdings and Services Holdings desires to acquire from REIT I 10,000 shares of Series A participating, voting, convertible preferred stock, par value $0.0001 per share, of REIT I as described in the Articles Supplementary (Series A Preferred Stock) in the form attached hereto as Exhibit D;

WHEREAS, upon the terms and subject to the conditions of this Agreement, REIT I and each of Services Holdings, Advisor and Property Manager desire to enter into each Ancillary Agreement to which such Person is a party, concurrent with the execution and Closing of this Agreement (this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including issuance of the Series A Preferred Stock and the exercise of the rights contemplated by the Articles Supplementary, collectively, the “Transactions”); and

WHEREAS, the Board of Directors of REIT I (based upon the recommendation of the REIT I Special Committee), including a majority of members of the Board of Directors of REIT I not otherwise interested in the Transactions directly or through an Affiliate (as defined in the REIT I Charter), has determined that the Transactions are in furtherance of and consistent with its business strategy, that the Transactions are fair and reasonable to REIT I and in the best interests of its stockholders and that either (x) the price of the Purchased Assets is no greater than the cost of the Purchased Assets to Advisor and its Affiliates or (y) that substantial justification exists for the excess of the price of the Purchased Assets over the cost of the Purchased Assets and such excess is reasonable.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (the “Parties”), intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Administrative Services Agreement” has the meaning set forth in Section 7.1(b).

“Advisor” has the meaning set forth in the Preamble.

“Advisory Fees and Expenses” shall mean all fees, expenses, reimbursements and other amounts payable by REIT I to Advisor pursuant to the Existing Advisory Agreement.

“Advisory Fees and Expenses Annex” has the meaning set forth in Section 2.4(b).

“Affiliate” shall mean, except as otherwise provided herein, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, REIT I, BH OP, and their respective Subsidiaries shall not be considered Affiliates of any member of the Behringer Group, Services Holdings, Advisor, or Property Manager, and vice versa.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Property Management Agreement” has the meaning set forth in Section 7.1(c).

“Ancillary Agreements” shall mean the Administrative Services Agreement, Amended and Restated Property Management Agreement, Registration Rights Agreement, Consulting Agreement, License Agreement and any other agreement, instrument or document executed and delivered under this Agreement upon the Closing.

“Articles Supplementary” has the meaning set forth in Section 2.3(a).

“Behringer 401(k) Plan” has the meaning set forth in Section 5.4(f).

“Behringer Deductible” has the meaning set forth in Section 8.3(a).

“Behringer FSA Plans” shall mean the flexible spending account plans of the Behringer Group.

“Behringer Group” shall mean, collectively, (i) Services Holdings, (ii) the Service Providers, (iii) Behringer Harvard REIT I LTIP, LLC, (iv) Behringer Harvard Holdings, LLC, and (v) all of their respective Affiliates. For the avoidance of doubt, REIT I, BH OP, and their respective Subsidiaries shall not be considered members of the Behringer Group.

“Behringer Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Behringer Nominees” has the meaning set forth in Section 6.4(a).

“Behringer Plans” shall mean, collectively, each plan, program, policy or Contract providing for compensation, bonuses, pension, retirement, profit sharing, health, dental, vision, life, disability, severance, termination pay, performance awards, equity or “profits interests” awards, fringe benefits or other employee benefits of any kind, if any, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is sponsored, maintained, or contributed to by any member of the Behringer Group in which any Specified Employee participates.

“BH OP” shall mean Behringer Harvard Operating Partnership I LP, a Texas limited partnership.

“Bill of Sale” has the meaning set forth in Section 7.1(a).

“Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banks located in Dallas, Texas generally are authorized or required by Law or regulation to close.

“Change of Control” shall mean, with respect to REIT I, any event or series of related events (including, without limitation, issue, transfer or other disposition of shares of Equity Interests of REIT I, merger, share exchange or consolidation) after which (a) any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of Equity Interests representing greater than 50% of the combined voting power of the then outstanding Equity Interests of REIT I and (b) the beneficial owners, directly or indirectly, of Equity Interests of REIT I immediately prior to such event or series of related events have less than 50% of the combined voting power of the surviving entity after such event or series of events. In addition, any event that causes, directly or indirectly, any Person other than REIT I to become the beneficial owner of greater than 50% of the Equity Interests of BH OP shall be deemed a Change of Control of REIT I.

“Claim” shall mean any threatened, pending or completed claim, action, suit, litigation, arbitration, alternative dispute resolution mechanism, investigation, hearing or any other proceeding, whether civil (including intentional and unintentional tort claims), criminal, administrative, regulatory, investigative or other, or any inquiry or investigation that might lead to the institution of any such claim, action, suit, litigation or other proceeding, whether civil (including intentional and unintentional tort claims), criminal, administrative, regulatory, investigative or other.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“COBRA” shall mean Consolidated Omnibus Budget Reconciliation Act of 1985.

“COBRA Liabilities” has the meaning set forth in Section 5.4(d).

“Confidential Material” shall mean information relating to the pricing related terms under the Administrative Services Agreement (including retention amounts, per employee costs, and hourly rates (the “Pricing Information”) and any other mutually agreed information, whether oral, written or otherwise, furnished by a party hereto (the “Providing Party”) or any directors, officers, partners, Affiliates, employees, agents, attorneys, advisors, accountants, consultants or representatives (collectively, “Representatives”) of the Providing Party to another party hereto (the “Receiving Party”) or any of the Receiving Party’s Representatives, and all reports, analyses, compilations, studies and other material prepared by the Receiving Party or any of its Representatives (in whatever form maintained, whether documentary, computer storage or otherwise) containing, reflecting or based upon, in whole or in part, any such information. The term “Confidential Material” shall not include any (i) information that becomes generally available to the public other than as a result of a disclosure by the Receiving Party, (ii) Pricing Information that becomes generally available to the public as a result of disclosure by the Behringer Group after the date hereof, (iii) information (other than Pricing Information) that becomes available to the Receiving Party on a non-confidential basis from a source other than the Providing Party, provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with or other obligation of secrecy to the Providing Party, or (iv) information (other than Pricing Information) that is independently developed by the Receiving Party without use of or reference to information from the Providing Party.

“Consulting Agreement” has the meaning set forth in Section 7.1(e).

“Contract” shall mean any loan agreement, mortgage, indenture, deed of trust, lease, sublease, contract, covenant, plan, or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, whether oral or written, expressed or implied.

“Covered Claim” shall mean any Claim that arises from or relates to any Transaction, including (a) any Claim by or on behalf of REIT I, (b) any Claim by a stockholder of REIT I and (c) any Claim that the indemnification obligations contained in Section 8.2(a)(v) are not valid or are not fully enforceable or that such indemnification obligations are subject to any limitation or exclusion not expressly set forth in such Section; provided, however, that Covered Claims shall not include (i) any Claim by REIT I or another REIT I Indemnified Party for indemnification under this Agreement or any Ancillary Agreement for a breach or violation of this Agreement or any Ancillary Agreement, (ii) any Claim by a Behringer Indemnified Party or any holder of Equity Interests of a member of the Behringer Group against another Behringer Indemnified Party, or (iii) any Claim that arises out of, relates to or results from a matter addressed by Section 4.8 without regard to any materiality, adverse effect or other qualifier contained therein or any survival limitation with respect thereto contained in Section 8.1, and, for the avoidance of doubt, assuming that the representations and warranties contained in Section 4.8 are not made as of a specific date, but are made on a continuous basis starting as of the date hereof; provided, however, that the representations and warranties contained in clause (b) of Section 4.8 with respect to Judgments applies only to Judgments in existence on the date hereof.

“Cross-Receipt” has the meaning set forth in Section 2.3(c)(i).

“Damages” shall mean any and all costs, losses, damages, Liabilities, obligations, lawsuits, deficiencies, Claims, demands, penalties, assessments, fines, return of any consideration, Judgments, arbitration awards, indemnification payments, reasonable costs and Expenses, of any nature whatsoever, reasonable costs and reasonable expenditures required or incurred to comply with any Judgment, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing. All Damages shall be calculated on a pre-Tax basis, without reduction or other adjustment for any Tax consequences arising out of the payment of such Damages.

“Employee Release” has the meaning set forth in Section 5.3(a).

“Equity Interests” shall mean (i) with respect to a corporation, as determined under the Laws of the jurisdiction of organization of such entity, shares of capital stock (whether common, preferred or treasury), (ii) with respect to a partnership, limited liability company, limited liability partnership or similar Person, as determined under the Laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests, or (ii) any other equity ownership.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“Estimated Per Share Value” has the meaning set forth in Section 6.6(a).

“Estimated Valuation Policy” shall mean the Second Amended and Restated Policy for Estimation of Common Stock that was utilized by the REIT I Board in calculating the December 16, 2011 estimated per share value of REIT I Common Stock, as the same may be amended or replaced from time to time in the discretion of the REIT I Board as contemplated by Section 6.6(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.1(c).

“Excluded Employee Claims” has the meaning set forth in Section 5.4(g).

“Excluded Employee Liabilities” has the meaning set forth in Section 5.1(a).

“Excluded Liabilities” has the meaning set forth in Section 2.1(d).

“Existing Advisory Agreement” shall mean that certain Fifth Amended and Restated Advisory Agreement, dated December 29, 2006, by and between Advisor and REIT I, as amended through February 20, 2012 and in effect immediately prior to its amendment and restatement into the Administrative Services Agreement as contemplated by this Agreement; a conformed version thereof is attached hereto as Exhibit A.

“Existing Convertible Shares” has the meaning set forth in Section 2.3(e).

“Existing Property Management Agreement” shall mean that certain Fifth Amended and Restated Property Management and Leasing Agreement, dated May 15, 2008, by and among REIT I, BH OP and Property Manager, as amended through February 2012 and in effect immediately prior to its amendment and restatement into the Amended and Restated Property Management Agreement, as contemplated by this Agreement; a conformed version thereof is attached hereto as Exhibit H.

“Expenses” shall mean reasonable attorney fees and expenses, retainers, court costs, transcript costs, fees of experts, witness fees, travel charges, postage, delivery service fees and all other reasonable costs, disbursements, expenses and obligations of the types customarily paid or incurred in connection with prosecuting, investigating, defending, being a witness in or participating in (including on appeal), or preparing to prosecute, defend, be a witness in or participate in any Claim.

“Federal Funds Rate” shall mean, for a particular day, the offered rate as reported in The Wall Street Journal published for such day in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more or, if no such rate is published for a day, such rate as most-recently published in The Wall Street Journal, calculated on a daily basis based on a 365-day year.

“Final Advisory Fees and Expenses Payment” has the meaning set forth in Section 2.4(b).

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc. or any successor thereto.

“Fundamental Representations” has the meaning set forth in Section 8.1(c).

“GAAP” shall mean United States generally accepted accounting principles in effect on the date hereof, consistently applied.

“Governmental Authority” shall mean any United States or other international, national, state or local government, any political subdivision thereof or any other governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, commission or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any arbitrator with authority to bind a party at law.

“Indebtedness” of any Person shall mean any liabilities in respect of or representing (i) borrowed money or evidenced by bonds, monies, debentures, or similar instruments, (ii) the balance deferred and unpaid of the purchase price of any property but excluding current trade payables, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet prepared in accordance with GAAP, (iii) all amounts owed by and all obligations of such Person as lessee under leases that have been recorded as capital leases, in accordance with GAAP, (iv) guaranties, direct or indirect, in any manner, of all or any part of any

Indebtedness of any Person, (v) any obligation secured by a lien on a Person’s assets, and (vi) accrued interest, premiums, fees, and prepayment penalties for any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 8.2(d)(i).

“Indemnifying Party” has the meaning set forth in Section 8.2(d)(i).

“Indemnity Claim” has the meaning set forth in Section 8.1(d).

“Intellectual Property Rights” shall mean any or all of the following and all rights arising out of or associated therewith, in each case, in any jurisdiction in the world: (i) patents and patent applications (including reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part), inventions (whether or not patentable and whether or not reduced to practice), invention or patent disclosures and inventor’s certificates; (ii) trade secrets, proprietary information and know-how, including methods, processes, designs, drawings, technical data and customer lists; (iii) original works of authorship (whether copyrightable or not), copyrights, copyright registrations and copyright applications; (iv) industrial designs and all registrations and applications thereof; (v) trademarks, service marks, certification marks, trade names, corporate names, domain names, uniform resource identifiers or locators (commonly known as URLs), logos, trade dress or other indicia of source or origin, including unregistered and common law rights in the foregoing, and all registrations of and applications to register the foregoing, in each case in any jurisdiction throughout the world; (vi) Software; (vii) moral and economic rights of authors and inventors, however denominated; and (viii) all other intellectual property or industrial property rights.

“IRS” shall mean the United States Internal Revenue Service.

“Judgments” shall mean any judgments, injunctions, orders, decrees, writs, rulings, stipulations, consents, settlements, or awards of any court or other judicial authority or any other Governmental Authority.

“Knowledge” shall mean (i) with respect to Services Holdings, Advisor and Property Manager, as the case may be, the actual knowledge of the individuals listed in Schedule 1.1(a) without any duty to investigate and (ii) with respect to REIT I, shall mean the actual knowledge of the individuals listed in Schedule 1.1(b) and the members of the REIT I Special Committee without any duty to investigate.

“Laws” shall mean all laws, statutes, by-laws, ordinances, rules, regulations, common law or Judgments of any Governmental Authority.

“Liabilities” shall mean any liability, Indebtedness, guaranty, assurance, commitment, claim, loss, damage, deficiency, assessment, obligation or responsibility, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, known or unknown, contingent or unmatured, liquidated or unliquidated, asserted or unasserted, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto.

“License Agreement” has the meaning set forth in Section 7.1(f).

“Licensing Claim” shall mean any Claim that a Service Provider or any other Behringer Indemnified Party does not possess a real estate brokerage or similar license required by any Law in connection with services provided by such Person to REIT I or any of its Affiliates, or any Claim that arises from or relates to the foregoing.

“Listing Event” shall mean the listing of any Equity Interest of REIT I on a national securities exchange.

“LTIP” shall mean Behringer Harvard REIT I LTIP, LLC.

“LTIP Program” shall mean the program pursuant to which Equity Interests in LTIP were issued to certain employees providing services to REIT I on behalf of the Service Providers, as such program is in effect as of the Closing.

“Non-Hired Specified Employee” has the meaning set forth in Section 5.1(a).

“Notice” has the meaning set forth in Section 9.1.

“Parties” has the meaning set forth in the Recitals.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock Closing” has the meaning set forth in Section 2.3(b).

“Preferred Stock Purchase Price” has the meaning set forth in Section 2.3(b).

“Pricing Information” has the meaning set forth in the definition of Confidential Material.

“Property Manager” has the meaning set forth in the Preamble.

“Providing Party” has the meaning set forth in the definition of Confidential Material.

“PTO Benefits” has the meaning set forth in Section 5.2.

“PTO Liabilities” has the meaning set forth in Section 5.2.

“Purchased Assets” has the meaning set forth in the Recitals.

“Purchased Assets Annex” has the meaning set forth in Section 2.1(a).

“Receiving Party” has the meaning set forth in the definition of Confidential Material.

“Registration Rights Agreement” has the meaning set forth in Section 7.1(d).

“REIT I” has the meaning set forth in the Preamble.

“REIT I 401(k) Plan” has the meaning set forth in Section 5.4(f).

“REIT I Board” shall mean the Board of Directors of REIT I.

“REIT I Bylaws” shall mean the Amended and Restated Bylaws of REIT I, as amended and in effect immediately prior to Closing.

“REIT I Charter” shall mean the Ninth Articles of Amendment and Restatement of REIT I, as amended and in effect immediately prior to Closing.

“REIT I Common Stock” has the meaning set forth in Section 3.2(a).

“REIT I Deductible” has the meaning set forth in Section 8.3(c).

“REIT I Disclosure Schedule” has the meaning set forth in Section 9.2(c).

“REIT I FSA Plans” shall mean flexible spending account plans of REIT I that are comparable to the Behringer FSA Plans.

“REIT I Fundamental Representations” has the meaning set forth in Section 8.1(b).

“REIT I Indemnified Parties” has the meaning set forth in Section 8.2(b).

“REIT I Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, financial condition, or results of operations of REIT I and its Subsidiaries, taken as a whole.

“REIT I Organizational Documents” shall mean the REIT I Charter and REIT I Bylaws, collectively.

“REIT I Plans” has the meaning set forth in Section 5.4(a).

“REIT I Preferred Stock” has the meaning set forth in Section 3.2(a).

“REIT I SEC Filings” shall mean each report, registration statement or document filed or furnished by REIT I with or to the SEC under the Exchange Act or the Securities Act.

“REIT I Special Committee” shall mean the Special Committee of the REIT I Board formed in connection with the contemplation of the Transactions, the members of which currently are Charles G. Dannis, Steven W. Partridge, and G. Ronald Witten.

“Representatives” has the meaning set forth in the definition of Confidential Material.

“SDAT” has the meaning set forth in Section 2.3(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” has the meaning set forth in Section 2.3(b).

“Service Provider Disclosure Schedule” has the meaning set forth in Section 9.2(d).

“Service Providers Fundamental Representations” has the meaning set forth in Section 8.1(c).

“Service Providers” has the meaning set forth in the Preamble.

“Service Providers Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, financial condition, or results of operations of Service Providers and their Subsidiaries, taken as a whole.

“Services Holdings” has the meaning set forth in the Preamble.

“Services Holdings Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, financial condition, or results of operations of Services Holdings and its Subsidiaries, taken as a whole.

“Software” shall mean all software of any type (including programs, applications, middleware, interfaces, utilities, tools, drivers, firmware, microcode, scripts, batch files, JCL files, instruction sets and macros) and in any form (including source code, object code and executable code), databases, associated data and related documentation, and all rights therein.

“Specified Employees” has the meaning set forth in Section 2.2(a).

“Specified Employee Annex” has the meaning set forth in Section 2.2(a).

“Stock Power” has the meaning set forth in Section 7.2(d).

“Stockholder Claim” shall mean any Covered Claim made by a stockholder of REIT I, on behalf of REIT I by a stockholder of REIT I, or made by REIT I upon or following a demand by a stockholder of REIT I with respect to such Covered Claim.

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization of which such Person, either alone or through or together with any other Subsidiary, owns, directly or indirectly, more than 50% of the stock or other Equity Interests, the holder of which is generally entitled to vote for the election of the board of directors, managers or other governing body of the entity or organization which such Person so owns. For the avoidance of doubt, REIT I, BH OP, and their respective Subsidiaries shall not be considered Subsidiaries of any member of the Behringer Group.

“Support Services Agreement” has the meaning set forth in Section 6.8.

“Tax Returns” shall mean any report, return (including information return), election, document, estimated tax filing, declaration or other filing required to be supplied to any taxing or other Governmental Authority with respect to Taxes, including any amendments thereto.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service and use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments and (ii) any Liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 6.9(b)(ii).

“Transferred Account Balances” has the meaning set forth in Section 5.4(e).

“Transferred Employees” has the meaning set forth in Section 5.1(a).

“Two Briarlake” shall mean that certain property currently owned by REIT I in Houston, Texas commonly known as Two Briarlake Plaza, located at 2050 West Sam Houston Parkway South, Houston, Texas and the improvement and development thereof.

“Two Briarlake Approved Plan” shall mean that plan described in the Board Investment Package, dated February 20, 2012, as amended by the plan described in the Board Investment Package, dated May 10, 2012, and approved by the REIT I Board pursuant to resolutions of the REIT I Board, dated February 20, 2012 and May 10, 2012, as such plan may be subsequently amended and approved by the REIT I Board from time to time.

“Two Briarlake Development Fees” has the meaning set forth in Section 6.5(f)(ii).

“Waived Fees” has the meaning set forth in Section 2.4(b).

ARTICLE II
PURCHASE AND SALE OF ASSETS AND STOCK; CLOSING

SECTION 2.1                                                  Purchase and Sale of Assets.

(a)       Purchased Assets. Upon the terms and subject to the conditions of this Agreement, REIT I shall purchase from Advisor and Advisor shall sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to REIT I (or its designee) at the Closing, all of Advisor’s right, title and interest in, to and under the Purchased Assets expressly set forth on Annex II hereto (the “Purchased Assets Annex”), which Purchased Assets Annex includes those tangible assets of Advisor located at the current corporate offices of REIT I that are used by the Specified Employees exclusively in the conduct of the business of REIT I and which are not currently owned by REIT I.

(b)       Assumed Liabilities. At the Closing, REIT I or its permitted assigns shall assume and agree to pay, perform, fulfill and discharge, and shall pay, perform, fulfill and discharge, as they become due: (i) Liabilities of Transferred Employees arising on and after the Closing as set forth in Article V, (ii) the PTO Liabilities and (iii) the COBRA Liabilities.

(c)       Excluded Assets. The following assets and properties (the “Excluded Assets”) are not included in the Purchased Assets and that REIT I shall have no rights with respect to the following under this Agreement: (i) any and all assets of any Person other than Advisor; (ii) any and all Behringer Plans; (iii) any and all Contracts; and (iv) any and all assets of Advisor other than those expressly set forth on the Purchased Assets Annex. For the avoidance of doubt, except for the license of certain Intellectual Property Rights under the License Agreement as set forth therein, no Intellectual Property Rights (including Software and/or licenses for Software that may have been used by Service Providers in connection with the Purchased Assets or to provide services to REIT I prior to Closing ) are being conveyed or licensed to REIT I or its Affiliates pursuant to this Agreement, any Ancillary Agreement or any Transactions. For the avoidance of doubt, nothing in this Section 2.1(c) is intended to, and nothing in this Section 2.1(c) will be deemed to, modify any rights of any of the Parties with respect to insurance policies currently in effect, including the status or rights of REIT I as a named insured or other covered person under any group insurance policy maintained by a member of the Behringer Group.

(d)       Excluded Liabilities. Services Holdings and Service Providers are responsible for, and shall pay, perform, fulfill and discharge, as they become due: (i) any and all Liabilities relating to the Excluded Assets; (ii) the Excluded Employee Claims; and (iii) the Excluded Employee Liabilities (collectively, the “Excluded Liabilities”).

SECTION 2.2                 Waiver of Non-Solicit/Non-Hire Provisions with respect to the Specified Employees.

(a)       At Closing, Advisor shall waive the non-solicitation and non-hire provisions contained in Section 6.15 (Non-Solicitation) of the Existing Advisory Agreement as included in that certain First Amendment to the Existing Advisory Agreement with respect to each employee (each, a “Specified Employee”) set forth on Annex I hereto (the “Specified Employees Annex”). For the avoidance of doubt, neither Advisor nor any other member of the Behringer Group shall be required to or be deemed to waive any right (except as contemplated by the immediately preceding sentence) under any non-solicit or non-hire provision of the Existing Advisory Agreement, the Existing Property Management Agreement or any other Contract, nor shall the foregoing Persons waive any such provision with respect to any solicitation by such Specified Employees or any rights with respect to any other employee (or other covered service provider) who is not a Specified Employee and is covered by such a provision.

(b)       At Closing, each of Services Holdings and the Service Providers shall waive or cause to be waived any non-solicitation, non-hire, non-compete or other similar provisions contained in any Contract between any of them and any Specified Employee to the extent necessary to allow such Specified Employee to work for REIT I.

(c)       Services Holdings and the Service Providers acknowledge that to the extent that a Specified Employee has on behalf of REIT I prior to Closing and in connection with this Agreement and the Transactions, solicited other Specified Employees to work for REIT I, such activities prior to Closing do not constitute a breach or violation of any non-solicitation or other similar provisions contained in any Contract between any of them and such Specified Employee.

(d)       Except as contemplated by this Section 2.2, no member of the Behringer Group waives any non-solicitation, non-hire, non-compete or other similar provisions contained in any Contract between any of them and any Specified Employee. It is understood that REIT I is not or may not be aware of the existence or terms of any such Contract with a Specified Employee.

SECTION 2.3                 Purchase and Sale of Series A Preferred Stock; Preferred Stock Closing; Cancellation of Existing Convertible Shares.

(a)       The REIT I Board shall adopt and file with the State Department of Assessments and Taxation of Maryland (the “SDAT”) as soon as practicable but in no case later than one (1) Business Day after the Closing Date the Articles Supplementary (Series A Preferred Stock) to the REIT I Charter in the form attached hereto as Exhibit D (the “Articles Supplementary”).

(b)       On the date of the filing of the Articles Supplementary with the SDAT, REIT I shall sell and issue to Services Holdings and Services Holdings shall purchase 10,000 shares of Series A participating, voting, convertible preferred stock, par value $0.0001 per share, of REIT I as described in the Articles Supplementary (the “Series A Preferred Stock”) in consideration of the agreements, covenants and obligations of Services Holdings, the Service Providers and the other members of the Behringer Group under this Agreement and the Ancillary Agreements, including the Transactions, and payment by Services Holdings of an amount in cash equal to the aggregate par value of such Series A Preferred Stock (the “Preferred Stock Purchase Price”). The Series A Preferred Stock shall be registered in the name of Services Holdings and recorded on the books of REIT I in uncertificated form. The Series A Preferred Stock shall not be subject to any restriction on transfer other than: (i) any restrictions as may be required or imposed pursuant to applicable state and federal securities Laws; (ii) the Registration Rights Agreement; (iii) the REIT I Charter; and (iv) as may be created by, or exist through or under, any of the holders thereof.

(c)       The closing of the purchase and sale of the Series A Preferred Stock pursuant to Section 2.3(b) (the “Preferred Stock Closing”) shall occur on the date of the filing of the Articles Supplementary with SDAT.

(i)       At the Preferred Stock Closing, REIT I shall deliver or cause to be delivered to Services Holdings: (A) evidence in form and substance reasonably satisfactory to Services Holdings that the Articles Supplementary have been filed with and accepted by SDAT, (B) evidence, in form and substance reasonably satisfactory to Services Holdings, of the issuance of 10,000 shares of Series A Preferred Stock to Services Holdings, and (C) a duly executed counterpart of a cross-receipt (the “Cross-Receipt”).

(ii)       At the Preferred Stock Closing, Services Holdings shall deliver or cause to be delivered to REIT I a duly executed counterpart of the Cross-Receipt.

(d)       The Series A Preferred Stock issued pursuant to this Section 2.3 shall be subject to the restrictions and entitled to the registration and other rights set forth in the Registration Rights Agreement.

(e)       Upon the Preferred Stock Closing, all 1,000 convertible shares of non-participating, non-voting convertible stock, par value $0.0001 per share, of REIT I held by Advisor (the “Existing Convertible Shares”) shall be transferred by Advisor to REIT I pursuant to the Stock Power. All Existing Convertible Shares shall be retired and cancelled promptly after such transfer.

(f)       The Parties shall treat the Series A Preferred Stock as stock for all purposes.

SECTION 2.4                 Closing Payments; Waived Fees.

(a)       Acquired Rights Payment. At Closing, REIT I shall pay an amount equal to $1,500,000 for the Purchased Assets and in consideration of the license of the Intellectual Property Rights under the License Agreement and the other agreements, covenants and obligations of the Behringer Group in connection with the Transactions in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by Services Holdings at least two Business Days prior to the Closing.

(b)       Advisory Fees and Expenses. Attached hereto as Annex III is a schedule (the “Advisory Fees and Expenses Annex”) setting forth the aggregate amount of all Advisory Fees and Expenses for all services rendered through the Closing under the Existing Advisory Agreement or otherwise due to Advisor with respect to the period before the Closing under the Existing Advisory Agreement (“Advisory Fees and Expenses Amount”). Subject to Section 6.5, Advisor, on behalf of itself and its Affiliates, and its and their respective successors and assigns, hereby waives the obligation of REIT I to pay $3,540,847 of fees earned under Section 3.01 of the Existing Advisory Agreement between the opening of business on July 1, 2012 and the date hereof (the “Waived Fees”). At the Closing, REIT I shall pay an amount equal to the Final Advisory Fees and Expenses Amount minus the Waived Fees to Advisor in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by Advisor (the “Final Advisory Fees and Expenses Payment”).

(c)       Preferred Stock Purchase Price. At Closing, Services Holdings shall pay the Preferred Stock Purchase Price to REIT I in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by REIT I.

SECTION 2.5                 Closing; Closing Deliverables

(a)       The closing (the “Closing”) of the purchase and sale of the Purchased Assets, the assumption of Assumed Liabilities as contemplated by this Agreement, the execution of the Administrative Services Agreement, the execution of the Amended and Restated Property Management Agreement, the execution of the Registration Rights Agreement, the execution of the Consulting Agreement, the execution of the License Agreement, and the other transactions contemplated by this Agreement (other than the Preferred Stock Closing) shall take place simultaneously with the execution of this Agreement, on the date hereof (the “Closing Date”) at the offices of Behringer Harvard Holdings, 15601 Dallas Parkway, Addison, Texas, or at such other place as the Parties may mutually agree. The Closing shall be deemed effective for all purposes at 11:59 P.M. on the Closing Date.

(b)       At the Closing, the Parties shall deliver or cause to be delivered those agreements, assignments, instruments and other documents set forth in Article VII.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF REIT I

REIT I hereby represents and warrants to Services Holdings and the Service Providers as of the date hereof, as follows:

SECTION 3.1                 Organization and Qualification.

(a)       REIT I is a corporation validly existing and in good standing under the laws of the State of Maryland. REIT I has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted except where the failure to have such power and authority would not reasonably be expected to have a REIT I Material Adverse Effect.

(b)       BH OP is a limited partnership validly existing and in good standing under the laws of the State of Texas. BH OP has the requisite partnership power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted except where the failure to have such power and authority would not reasonably be expected to have a REIT I Material Adverse Effect.

SECTION 3.2                 Capitalization.

(a)       To the Knowledge of REIT I, The authorized capital stock of REIT I consists of (i) 382,499,000 shares of common stock, par value $0.0001 per share (“REIT I Common Stock”), (ii) 1,000 Existing Convertible Shares, and (iii) 17,500,000 shares of preferred stock, par value $0.0001 per share (“REIT I Preferred Stock”). As of August 31, 2012, 298,477,851.3007 of REIT I Common Shares were issued and outstanding. As of the date hereof immediately prior to Closing, 1,000 Existing Convertible Shares were issued and outstanding. As of the date hereof immediately prior to Closing, no shares of REIT I Preferred Stock were issued and outstanding.

(b)       To the Knowledge of REIT I, except as contemplated by this Agreement or as set forth in Schedule 3.2(b), as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, agreements, arrangements, rights (including preemptive rights) or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement or commitment of any character, obligating REIT I to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests of REIT I or obligating REIT I to grant, extend or enter into any such agreement or commitment. Except as contemplated by this Agreement or as set forth in Schedule 3.2(b), there are no registration rights granted by REIT I and held by any individual or entity with respect to any securities of REIT I (whether such securities are currently outstanding or issuable in the future).

SECTION 3.3                 Issuance of Securities. The Series A Preferred Stock to be issued by REIT I to Services Holdings in connection with this Agreement, when issued in accordance with the provisions of this Agreement, will (a) be duly authorized, validly issued, fully paid and nonassessable, and (b) will not be subject to any restriction on transfer other than: (i) any restrictions as may be required or imposed pursuant to applicable state and federal securities Laws; (ii) the Registration Rights Agreement; (iii) the REIT I Charter; and (iv) as may be created by, or exist through or under, any of the holders thereof.

SECTION 3.4                 Authority; Approvals.

(a)       REIT I has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions. No provision of Law applicable to REIT I or the REIT I Organizational Documents requires approval by the stockholders of REIT I of any of this Agreement, the Ancillary Agreements, or the Transactions. The execution and delivery by REIT I of this Agreement and each Ancillary Agreement to which it is a party, and the consummation by REIT I of the Transactions, have been duly authorized by all necessary corporate action and no other proceedings on the part of REIT I are necessary to authorize the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the Transactions, except for filing the Articles Supplementary with SDAT. This Agreement has been, and each Ancillary Agreement to which REIT I is a party when executed and delivered will be, duly and validly executed and delivered by REIT I and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a legal, valid and binding agreement of REIT I, enforceable against REIT I in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b)       BH OP has full partnership power and authority to enter into the Ancillary Agreements to which it is a party and to consummate the Transactions. No provision of Law applicable to BH OP or the partnership agreement of BH OP requires approval by the limited partners of BH OP of the Ancillary Agreements to which it is a party or the Transactions. The execution and delivery by BH OP of each Ancillary Agreement to which it is a party, and the consummation by BH OP of the Transactions, to the extent applicable to BH OP, have been duly authorized by all necessary partnership action and no other proceedings on the part of BH OP are necessary to authorize the execution and delivery of such Ancillary Agreements and the consummation of the applicable Transactions. Each Ancillary Agreement to which BH OP is a party when executed and delivered will be duly and validly executed and delivered by BH OP and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a legal, valid and binding agreement of BH OP, enforceable against BH OP in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(c)       To the Knowledge of REIT I, except for the filing by REIT I of the Articles Supplementary, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is required to be made, obtained or given by or on behalf of REIT I or BH OP the absence of which would prevent the consummation by REIT I or BH OP of the Transactions, or the performance by REIT I of its obligations under this Agreement and the Ancillary Agreements to which it is party or the performance by BH OP of its obligations under each Ancillary Agreement to which it is a party.

SECTION 3.5                 Litigation.

To the Knowledge of REIT I, there are no Claims pending or threatened in writing against or investigations with respect to REIT I or its Affiliates, that, if determined in a manner adverse to REIT I or its Affiliates would, individually or in the aggregate, reasonably be expected to result in a REIT I Material Adverse Effect or otherwise reasonably be expected to prohibit or restrict the consummation of the Transactions. To the Knowledge of REIT I, neither of REIT I nor any its Affiliates is subject to any Judgment or Contract which would, individually or in the aggregate, reasonably be expected to result in a REIT I Material Adverse Effect or otherwise reasonably be expected to prohibit or restrict the consummation of the Transactions.

SECTION 3.6                 Brokers and Finders.

REIT I has not employed, paid or become obligated to pay any fee to any broker, finder or other intermediary for or on account of the Transactions, except for fees and expenses of Morgan Stanley for which REIT I will be exclusively liable.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SERVICE PROVIDERS

Each of Services Holdings and the Service Providers hereby represents and warrants to REIT I, as of the date hereof, as follows:

SECTION 4.1                 Organization.

It is a limited liability company validly existing and in good standing under the laws of its jurisdiction of organization.

SECTION 4.2                 Authority; Approvals.

(a)       It has the full limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, and to consummate the Transactions. No provision of Law applicable to it or its organizational documents requires approval by its members of any of this Agreement, the Ancillary Agreements or the Transactions, except as duly obtained prior to or concurrent with the execution and delivery of this Agreement. The execution and delivery by it of this Agreement and each Ancillary Agreement to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary limited liability company action, and no other proceedings on the part of it are necessary to authorize the execution and delivery of this Agreement and such Ancillary Agreements or to consummate the Transactions. This Agreement has been, and each Ancillary Agreement to which it is a party when executed and delivered will be, duly and validly executed and delivered by it, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a valid and binding agreement of it, as applicable, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b)       To its Knowledge, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery by it of this Agreement and the Ancillary Agreements to which it is party or the consummation by it of the Transactions.

SECTION 4.3                 Existing Convertible Shares.

Advisor is the record and beneficial owner of the Existing Convertible Preferred Shares and has the authority to transfer such Existing Convertible Shares to REIT I pursuant to this Agreement.

SECTION 4.4                 Litigation.

To its Knowledge, there are no Claims pending or threatened in writing against or investigations with respect to Services Holdings, Service Providers, and their Affiliates that, if determined in a manner adverse to Services Holdings, Service Providers, and their Affiliates would, individually or in the aggregate, reasonably be expected to result in a Services Holdings Material Adverse Effect or Service Providers Material Adverse Effect or otherwise reasonably be expected to prohibit or restrict the consummation of the Transactions. To its Knowledge, neither of Services Holdings, Service Providers nor or any of their Affiliates is subject to any Judgment or Contract which would, individually or in the aggregate, reasonably be expected to result in a Services Holdings Material Adverse Effect or Service Providers Material Adverse Effect or otherwise reasonably be expected to prohibit or restrict the consummation of the Transactions.

SECTION 4.5                 No Infringement or Misappropriation.

To its Knowledge, no Member of the Behringer Group has received any Claim alleging that it or REIT I or any of their respective Affiliates has infringed or misappropriated any Intellectual Property Rights of any third party (including any Claim that it must license or refrain from using any Intellectual Property Rights of any third party) through its use of the “Behringer Harvard” service mark.

SECTION 4.6                 Title to Purchased Assets.

Advisor is the sole owner of and has good and valid title to each of the Purchased Assets, free and clear of all Liabilities (except for immaterial Liabilities).  At the Closing, Advisor will deliver to REIT I good and valid title in and to the Purchased Assets, free and clear of all Liabilities (except for immaterial Liabilities).

SECTION 4.7                 Brokers and Finders.

It has not employed any broker, finder or other intermediary on behalf of itself or REIT I in connection with the Transactions, except for fees and expenses of Robert A. Stanger & Co., Inc. for which the Behringer Group will be exclusively liable.

SECTION 4.8                 Noncontravention.

The execution, delivery and performance of the Transactions by each of Services Holdings, the Service Providers and the other members of the Behringer Group do not and will not (a) violate, conflict with or result in the breach of any provision of its organizational documents, or (b) except for matters addressed under Section 8.2(b)(v), conflict with or violate, in any material respect, any Judgment in existence on the date hereof applicable to it, or any of its assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any lien or other encumbrance on any of the shares of Series A Preferred Stock to be issued by REIT I to Services Holdings in connection with this Agreement, pursuant to, any note, bond, mortgage or indenture, agreement, lease, sublease, license, permit, franchise or other Contract, instrument or arrangement to which it is a party or by which any of such shares, assets or properties is bound or affected, except, in the case of clause (c), to the extent that such conflicts, breaches, defaults or other matters would not adversely affect its ability to carry out its obligations under this Agreement, and to consummate the Transactions.

ARTICLE V
SPECIFIED EMPLOYEE MATTERS

SECTION 5.1                 Employees and Offers of Employment.

(a)       Effective as of the Closing, REIT I shall offer employment to the Specified Employees on the terms and subject to the conditions determined by the Compensation Committee of the REIT I Board in accordance with the provisions of this Article V. The Specified Employees who accept and commence employment after the Closing with REIT I are hereinafter collectively referred to as the “Transferred Employees.” For the period commencing on September 1, 2012 and ending on December 31, 2013, such Transferred Employees shall receive substantially similar (or more beneficial) base salaries and cash bonus opportunities as received immediately prior to the Closing. Further, REIT I hereby assumes, as of the Closing, all Liabilities of Transferred Employees (including the employment and termination thereof) arising after the Closing in connection with their employment by REIT I, including the employment and termination thereof. Except for REIT I’s indemnification for PTO Liabilities pursuant to Section 5.2 and assumption of severance benefits for Non-Hired Specified Employees pursuant to Section 5.3, REIT I does not assume, and shall not be liable or responsible for, any Liabilities with respect to any Specified Employee who does not become a Transferred Employee (each, a “Non-Hired Specified Employee”) or any other employee of the Service Providers (such Liabilities, the “Excluded Employee Liabilities”).

(b)       Subject to applicable Law and the terms of any Contract between a Transferred Employee and REIT I, each Transferred Employee shall be, upon acceptance and commencement of employment with REIT I, an “at will” employee of REIT I, and nothing in this Article V shall create a contract of employment between (x) REIT I or any of its Affiliates and (y) a Transferred Employee, nor limit the right of REIT I and its Affiliates to terminate the employment of any Transferred Employee at any time, for any reason, with or without cause, and without notice.

SECTION 5.2                 Paid Time Off; Other Leave.

For the period commencing on September 1, 2012 and ending on December 31, 2013, REIT I shall provide to each Transferred Employee paid time off, vacation, and other accrued leaves of absence benefits (“PTO Benefits”) substantially comparable in the aggregate as those provided by the Behringer Group immediately prior to Closing, and REIT I shall give each Transferred Employee credit for the remaining PTO Benefits accrued by such Transferred Employee during his or her employment with the Behringer Group prior to Closing (that has not been forfeited or lost as of Closing), but REIT I may subject such accrued PTO Benefits to any accrual caps and use limitations (such as a “use it or lose it” policy) that are comparable to the accrual caps and use limitations under the comparable Behringer Group policies for PTO Benefits, as REIT I may reasonably determine. To the extent that any member of the Behringer Group incurs any Damages with respect to any Liabilities for PTO Benefits with respect to any Specified Employee (collectively, the “PTO Liabilities”), REIT I shall indemnify such member of the Behringer Group with respect to such Damages.

SECTION 5.3                 Severance Obligations.

(a)       From September 1, 2012 through December 31, 2013, REIT I shall provide severance benefits substantially comparable to those which would be provided using the formula set forth in Schedule 5.3 to any Transferred Employee who is involuntarily terminated by REIT I under circumstances that would entitle the Transferred Employee to severance benefits had his or her employment been terminated by a member of the Behringer Group immediately prior to Closing (for example, REIT I shall be under no obligation to provide severance benefits to any Transferred Employee who has been terminated for cause). If REIT I or any of its Affiliates seeks a release from any Transferred Employee with respect to Claims of such Transferred Employee against REIT I or its Affiliates (an “Employee Release”), REIT I shall use commercially reasonable efforts to obtain a release releasing (among other Persons) the Behringer Indemnified Parties of all employment-related Claims of such Transferred Employee arising during his or her term of service (as an employee or otherwise) with the Behringer Group prior to Closing on substantially similar terms as such Employee Release.

(b)       REIT I shall reimburse the applicable member of the Behringer Group for any severance benefits paid up to the amount determined using the formula set forth in Schedule 5.3 to any Non-Hired Specified Employee who has his or her employment terminated by the applicable member of the Behringer Group within ninety (90) days of the Closing Date.

SECTION 5.4                 Employee Benefit Plans.

(a)       Effective as of 11:59 P.M. on the Closing Date, Transferred Employees shall cease participation in any and all Behringer Plans and shall be eligible to participate in employee benefit and fringe benefit plans maintained by REIT I or one of its Affiliates (the “REIT I Plans”). Effective as of 12:00 A.M. September 1, 2012 and continuing for a period ending on December 31, 2013, REIT I shall provide to the Transferred Employees through REIT I Plans, employee benefits and fringe benefits which are, in the aggregate, substantially comparable to the employee benefits and fringe benefits provided to such Transferred Employees under the Behringer Plans immediately prior to the Closing Date.

(b)       Following the Closing Date, each Transferred Employee shall receive credit for all purposes (including credit for eligibility, benefit accrual and for vesting) under the REIT I Plans for years of service with the Behringer Group; provided, however, that with respect to any credit for benefit accruals under any REIT I Plan, there shall be no duplication of benefits or accruals under the employee benefit plans or programs of REIT I and those of the Behringer Group (for example, with respect to employer contributions under a REIT 401(k) Plan).

(c)       It is the intention of the Parties that the Transferred Employees and their eligible dependents be placed in no worse a position but no better a position than if they had remained participants in the group health plan of the Behringer Group for the remainder of the applicable plan year. Following the Closing Date, REIT I shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any REIT I Plans that are group health plans in which such Transferred Employees and their eligible dependents shall participate to be waived (but only to the extent that such Transferred Employees and their eligible dependents would be covered under the applicable group health plan of the Behringer Group).

(d)       As of the Closing, (i) REIT I hereby assumes all obligations and Liabilities under COBRA (“COBRA Liabilities”) for each Transferred Employee (and his/her dependents and beneficiaries) for a qualifying event occurring after the Closing Date, and (ii) no member of the Behringer Group shall have any COBRA Liabilities with respect to such Transferred Employees (and their dependents and beneficiaries).

(e)       As of 12:00 A.M. September 1, 2012, (i) the election levels and the coverage levels of the Transferred Employees shall apply under the REIT I FSA Plans in the same manner as under the Behringer FSA Plans, and (ii) the Transferred Employees shall be reimbursed from the REIT I FSA Plans for claims incurred from and after 12:00 A.M. September 1, 2012 on the same basis and the same terms and conditions as under the Behringer FSA Plans. Subject to a reasonable blackout period for claims arising prior to the Closing Date, the account balances of the Transferred Employees with respect to the plan year in which the Closing Date occurs (whether positive or negative) (the “Transferred Account Balances”) under the Behringer FSA Plans shall be transferred to one or more REIT I FSA Plans. As soon as practicable after the Closing Date, and in any event within thirty (30) Business Days after the amount of the Transferred Account Balances is determined, Services Holdings shall pay or cause to be paid to REIT I, in cash, the net aggregate amount of the Transferred Account Balances of such Transferred Employees, if such amount is positive, and REIT I shall pay Services Holdings (or its designee), in cash, the net aggregate amount of the Transferred Account Balances of such Transferred Employees, if such amount is negative. All adjustments shall be based upon the assumption that the flexible spending account plans for both the Behringer Group and REIT I and its Affiliates are calendar year plans. For purposes of illustration, if a Transferred Employee who made a $5,000 annual election with respect to the Behringer FSA Plan spent all $5,000 prior to June 30 and was transferred on June 30, such employee would have a negative account balance of $2,500.

(f)       As of the Closing Date, Transferred Employee shall cease participation in the Behringer Harvard Employee Retirement Plan (the “Behringer 401(k) Plan”). Further, effective as of this date, Service Providers will take or cause to be taken any and all actions required to fully vest such Transferred Employees in their account balances in such Behringer 401(k) Plan. Lastly, as of the Closing Date or as soon as practicable thereafter, Service Providers shall cause the Behringer 401(k) Plan, in a trust to trust transfer, to transfer the account balances of the Transferred Employees in the Behringer 401(k) Plan to the Metis Property Investments, LLC 401(k) Profit Sharing Plan (the “REIT I 401(k) Plan”) and REIT I shall cause the REIT I 401(k) Plan to accept such asset transfer. The Service Providers and REIT I shall take any actions necessary and required by Law and the terms of each such plan to effectuate such transfer.

(g)       The Service Providers shall be responsible for and shall bear and discharge all Liabilities for any and all claims incurred or made by Transferred

Employees (as well as any other employee of the Service Providers) and their dependents and beneficiaries on and before 11:59 P.M. August 31, 2012 under any Behringer Plan (“Excluded Employee Claims”). REIT I hereby shall be responsible for and discharge all Liabilities for any and all claims incurred on or after 12:00 A.M. September 1, 2012 by Transferred Employees (and their dependents and beneficiaries) under REIT I Plans. For purposes of this Section 5.4(g), a claim shall be deemed incurred, in the case of health benefits (which includes hospital, surgical, medical, dental or vision benefits), when the services that are the subject of the claim are performed or provided and, in the case of other benefits (such as life insurance, sickness, accident, severance and disability benefits), when an event has occurred or when a condition has been diagnosed that entitles the individual to the benefit.

SECTION 5.5                                                  No Third Party Beneficiaries.

No provision of this Article V shall create any third party beneficiary or other rights in any employee or former or future employee (including any beneficiary or dependent thereof) of the Behringer Group or REIT I or any of its Affiliates (including any Transferred Employee) in respect of employment, continued employment (or resumed employment), compensation, benefits, or severance, and no provision of this Article V shall create any such rights in any such Persons in respect of any compensation, benefits, or severance that may be provided, directly or indirectly, under any Behringer Plan or any plan or arrangement which may be established by REIT I or any of its Affiliates. No provision of this Agreement is intended as, nor shall any provision of this Agreement constitute, the establishment, amendment, or modification of, or supplement to, any employee benefit plan subject to ERISA, any other Behringer Plan or REIT I Plan, or with respect to the LTIP Program. No provision of this Agreement shall constitute a limitation on the rights of the Behringer Group, REIT I or their respective Affiliates to establish, amend, modify, supplement, or terminate after the Closing Date any such plans or arrangements.

ARTICLE VI
ADDITIONAL AGREEMENTS

SECTION 6.1                                                  Reservation of REIT I Common Stock.

REIT I has available and REIT I shall reserve and keep available at all times, free of preemptive and other similar rights of stockholders, the requisite aggregate number of authorized but unissued shares of REIT I Common Stock to enable REIT I to timely effect the issuance and delivery in full to the holders of the Series A Preferred Stock the shares of REIT I Common Stock issuable upon the conversion of such Series A Preferred Stock, in any case prior to the issuance to the holders of Series A Preferred Stock of such shares of REIT I Common Stock.

SECTION 6.2                                                  Public Statements; SEC Filings.

(a)                                  Press Releases. The Parties shall consult with each other prior to issuing any press release or making any other public statement with respect to this Agreement, any Ancillary Agreement, the Transactions or the disclosure of an Estimated Per Share Value as contemplated by Section 6.6, and shall not issue any such press release or public statement prior to review and approval by REIT I and Services Holdings as the case may be, except that prior review and approval shall not be required if, in the reasonable judgment of counsel to the party seeking to issue such press release or make such public statement, prior review and approval would prevent the timely dissemination of such release or statement in violation of applicable Law, except that in such case the issuing party shall use its reasonable best efforts to consult with the other party before issuing such release or making such public statement.

(b)                                 REIT I SEC Filings. REIT I shall not file with or furnish to the SEC any REIT I SEC Filing that includes disclosures related to Services Holdings, the Service Providers, the Behringer Group, this Agreement, any Ancillary Agreement, or the Transactions with respect to which Services Holdings shall not previously have been advised and given a reasonable opportunity to comment on the sections thereof that describe or otherwise relate to Services Holdings, the Service Providers, the Behringer Group, this Agreement, any Ancillary Agreement or the Transactions, in each case to the extent practicable under the circumstances.

(c)                                  Required approvals under this Section 6.2 shall not be unreasonably withheld or delayed.

SECTION 6.3                                                  Confidentiality.

(a)                                  Subject to Section 6.3(b) below, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives, in whole or in part, and will not be used by the Receiving Party or its Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, any Ancillary Agreement or the Transactions, or evaluating, negotiating or advising with respect to such matters. Moreover, the Receiving Party agrees to transmit Confidential Material to its Representatives only if and to the extent that the Representatives need to know the Confidential Material for purposes of the transactions contemplated hereby and are informed by the Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section 6.3. In any event, the Receiving Party will be responsible for any actions by its Representatives which are not in accordance with the provisions hereof.

(b)                                 Notwithstanding the foregoing, the Receiving Party may reveal Confidential Material to any Governmental Authority if and only if such information to be disclosed is (i) approved in writing by the Providing Party for disclosure, (ii) in response to an informal request for information from the SEC, provided that (A) the Receiving Party shall notify the Providing Party of the existence, terms and circumstances surrounding the request and (B) any Confidential Material so disclosed shall be disclosed on a confidential basis and shall continue to be deemed Confidential Material for purposes of this Agreement, or (iii) subject to Section 6.3(c), required by Law to be disclosed by the Receiving Party.

(c)                                  In the event that the Receiving Party, any of its Representatives or anyone to whom the Receiving Party or its Representatives supply the Confidential Material is requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, any informal or formal investigation by any Governmental Authority or otherwise in connection with any legal process) or required by applicable Law to disclose any Confidential Material, the Receiving Party agrees: (i) to promptly notify the Providing Party of the existence, terms and circumstances surrounding a request or requirement; (ii) to consult with the Providing Party on the advisability of taking available legal steps to resist or narrow the request or requirement; and (iii) if disclosure of the information nonetheless is required by Law to be disclosed by the Receiving Party, then the Receiving Party shall give prior written notice of such required disclosure to the Providing Party and the Receiving Party shall cooperate with the Providing Party to limit the extent of such disclosure, including by submission of a request for confidential treatment with the SEC for Confidential Materials contained in REIT I SEC Filings.

(d)                                 The provisions of Section 6.3 shall expire and cease to have any further force and effect on the third anniversary of the Closing Date.

SECTION 6.4                                                  Behringer Nominees.

(a)                                  So long as the members of the Behringer Group and their respective employees and any direct and indirect owners of Equity Interests in the LTIP (including employees participating in the LTIP Program) or Behringer Harvard Holdings, LLC hold, in the aggregate, at least 2,500 shares of Series A Preferred Stock, at any time at which REIT I’s stockholders shall have the right to, or shall, vote for or consent in writing to the election of directors of REIT I (whether at an annual meeting of REIT I’s stockholders, a special meeting of REIT I’s stockholders called for the purpose of electing directors of REIT I or at any adjournment or postponement thereof), then, and in each such event, Services Holdings shall have the right to designate two (2) nominees to serve as directors (the “Behringer Nominees”); provided, however, that if the Nominating Committee of the REIT I Board deems any such Behringer Nominee not reasonably acceptable, the REIT I Board may require that Services Holdings nominate an alternative director, it being acknowledged and agreed that the individuals set forth on Schedule 6.4(a) are deemed reasonably acceptable to the Nominating Committee of the REIT I Board; provided, however, that no such designation may be made if, following such election, there would be more than two (2) Behringer Nominees serving as directors on the REIT I Board.

(b)                                 At each annual meeting of REIT I’s stockholders, special meeting of REIT I’s stockholders called for the purpose of electing directors of REIT I, and at any adjournment or postponement thereof, the REIT I Board (or a duly authorized committee thereof) shall (i) nominate each Behringer Nominee for election as a member of the REIT I Board and (ii) include each Behringer Nominee in any proxy statement and related materials used by REIT I in respect of the election to which such nomination pertains. REIT I agrees to use its reasonable best efforts (to the extent within the control of REIT I) to cause the Behringer Nominees to be elected to the REIT I Board. Subject to the REIT I Organizational Documents, if a Behringer Nominee is not elected a member of the REIT I Board at such a stockholders meeting, (i) Services Holdings may designate a replacement Behringer Nominee to serve as director; provided, however, that such

Behringer Nominee must be deemed reasonably acceptable by the Nominating Committee of the REIT I Board; provided further, that the individuals listed on Schedule 6.4(b) are deemed reasonably acceptable by the Nominating Committee of the REIT I Board, and (ii) the REIT I Board shall appoint (as promptly as practicable) such replacement Behringer Nominee to the REIT I Board, including, if necessary, by adding additional directorships to the REIT I Board. Upon the death, resignation or removal of a Behringer Nominee that is a member of the REIT I Board (or has been nominated), Services Holdings may designate a replacement Behringer Nominee to fill such vacancy (or nomination), and REIT I shall appoint such replacement Behringer Nominee to the REIT I Board as promptly as practicable (or use the same reasonable best efforts to cause such Behringer Nominee to be elected to the REIT I Board as it was obligated to use with respect to the original Behringer Nominee). Notwithstanding the foregoing or anything else in this Agreement to the contrary, (A) there shall not be more than two (2) Behringer Nominees serving as directors on the REIT I Board at any time, and (B) REIT I need not take any action under this Section 6.4(b) if such would be the case.

(c)                                  For so long as the Consulting Agreement remains in effect, Services Holdings hereby designates Robert S. Aisner as one of the Behringer Nominees.

(d)                                 Each Behringer Nominee who (i) serves on the REIT I Board, (ii) does not serve as an officer of REIT I, and (iii) does not provide consulting services to REIT I other than commensurate with such Behringer Nominee’s service as a director (including Mr. Aisner if he ceases to serve as Chief Executive Officer of REIT I and ceases to provide services to REIT I pursuant to the Consulting Agreement), shall be entitled to compensation equivalent to the compensation generally provided to a non-employee director of the REIT I Board who is not a Behringer Nominee from time to time.

SECTION 6.5                                                  Status of the Existing Advisory Agreement.

Notwithstanding the amendment and restatement of the Existing Advisory Agreement into the Administrative Services Agreement, certain provisions of the Existing Advisory Agreement shall continue in full force and effect as set forth in this Section 6.5.

(a)                                  Article V (Indemnification) of the Existing Advisory Agreement, including indemnification of Advisor for contingent Liabilities that arise or become due after Closing, remains in full force and effect until the applicable statute of limitations.

(b)                                 Subject to Section 2.2(a) of this Agreement, Section 6.15 (Non-Solicitation) of the Existing Advisory Agreement as included in that certain First Amendment to the Existing Advisory Agreement remains in full force and effect in accordance with its terms without limitation.

(c)                                  Subject to Section 6.5(f) below, the provisions of the Existing Advisory Agreement that require REIT I to pay Advisory Fees and Expenses to Advisor shall immediately terminate and be of no further force and effect upon payment in full of the Final Advisory Fees and Expenses Payment in accordance with Section 2.4(b), and the Final Advisory Fees and Expenses Payment shall be the final and binding payment with respect to any and all Advisory Fees and Expenses for services provided by Advisor prior to the Closing.

(d)                                 Subject to Section 6.5(f) below, at Closing, Section 3.05 (Audit of Advisor Payments) of the Existing Advisory Agreement shall terminate upon payment of the Final Advisory Fees and Expenses Amount. For the avoidance of doubt, no Person shall have any audit rights pursuant to such Section 3.05, and REIT I shall not have any right to claim overpayment or seek reimbursement, with respect to Advisory Fees and Expenses (or other amounts) paid to Advisor with respect to services provided prior to the Closing.

(e)                                  Any reservation of rights by Advisor under the Existing Advisory Agreement shall continue in full force and effect. Advisor and REIT I acknowledge that the amount of $31,900,000 shall be included in amounts for which the Advisor will receive credit in respect of any overpayment to the Advisor under Section 3.05 of the Existing Advisory Agreement.

(f)                                    Notwithstanding the foregoing,

(i)                                     the Existing Advisory Agreement remains in full force in effect and shall continue in full force and effect with respect to Two Briarlake (including Section 3.05) and

(ii)                                  REIT I shall pay to Advisor the fees payable in connection with services rendered in the development of Two Briarlake under Section 3.01(b) and Section 3.01(f) (with respect to development and construction financing, but not any subsequent financing, whether permanent or not) of the Existing Advisory Agreement (the “Two Briarlake Development Fees”)

until the earlier to occur of (x) REIT I ceasing development of Two Briarlake in a manner that is reasonably consistent with the Two Briarlake Approved Plan and (y) Advisor having received the last payment from REIT I with respect to Two Briarlake pursuant to the Existing Advisory Agreement. Consequently, REIT I shall pay all such Advisory Fees and Expenses relating to the development and construction financing (but not any subsequent financing, whether permanent or not) of Two Briarlake that become payable under the Existing Advisory Agreement after the date hereof. For the avoidance of doubt, when expenses with respect to Two Briarlake are paid by or on behalf of REIT I or its Affiliates, the Two Briarlake Development Fees relating thereto payable under Section 3.01(b) of the Existing Advisory Agreement shall become due and payable in accordance with the terms of the Existing Advisory Agreement, and when any development and construction financing (but not any subsequent financing, whether permanent or not) with respect to Two Briarlake is originated, the Two Briarlake Development Fees relating thereto payable under this Section 3.01(f) of the Existing Advisory Agreement shall become due and payable in accordance with the terms of the Existing Advisory Agreement. No Two Briarlake Development Fee shall be payable in respect of any such subsequent financing (whether permanent or not). When expenses with respect to Two Briarlake are paid by REIT I, the Advisory Fees and Expenses relating thereto shall become due and payable in accordance with the terms of the

Existing Advisory Agreement. For the avoidance of doubt, Advisory Fees and Expenses with respect to Two Briarlake that are payable as of the Closing Date shall be included in the Advisory Fees and Expenses Annex, and Advisory Fees and Expenses with respect to Two Briarlake that are not currently payable as of the Closing Date shall not be included in the Advisory Fees and Expenses Annex.

SECTION 6.6                                                  Determination of Estimated Per Share Value.

(a)                                  The REIT I Board shall in good faith determine an estimated per share value of the REIT I Common Stock (an “Estimated Per Share Value”) in accordance with Section 6.6(b) during the fourth quarter of 2012 and at least once during each subsequent year until the earliest to occur of (i) a Listing Event, (ii) a Change of Control or (iii) the conversion of all outstanding shares of Series A Preferred Stock into shares of REIT I Common Stock.

(b)                                 Each determination of Estimated Per Share Value pursuant to Section 6.6(a) shall be made in good faith by the REIT I Board consistent with the practice, policies, and procedures (including the Estimated Valuation Policy) utilized by the REIT I Board in connection with determining the December 16, 2011 estimated per share value of the REIT I Common Stock; provided that, for each subsequent Estimated Per Share Value, the REIT I Board may in good faith revise its method for calculating the Estimated Per Share Value.

(c)                                  Promptly after the final determination by the REIT I Board of an Estimated Per Share Value in accordance with this Section 6.6, REIT I shall publicly disclose such Estimated Per Share Value and shall also disclose such Estimated Per Share Value in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and each subsequent year in which such Estimated Per Share Value is calculated pursuant to this Section 6.6.

SECTION 6.7                                                  Distributions under the LTIP Program.

(a)                                  Acknowledgment. Services Holdings acknowledges that it will distribute to LTIP and LTIP intends to distribute to its members (including Specified Employees participating in the LTIP Program) (i) the Series A Preferred Stock, (ii) any REIT I Common Stock or other securities issued upon conversion of the Series A Preferred Stock, and (iii) proceeds from the sales of such Series A Preferred Stock, REIT I Common Stock and/or other securities (as the case may be) consistent with the current terms of the LTIP Program. For the avoidance of doubt, neither Services Holdings nor LTIP intends to distribute the Series A Preferred Stock, REIT I Common Stock issued upon conversion of the Series A Preferred Stock or proceeds from the sales of such Series A Preferred Stock and/or REIT I Common Stock prior to the first anniversary of the Closing Date or while any Claim with respect to or arising out of the Transactions is pending.

(b)                                 No Third Party Beneficiaries or LTIP Program Modifications. No provision of this Section 6.7 shall create any third party beneficiary or other rights in any owner of Equity Interests of LTIP or any participant or former participant in any LTIP Program. No provision of this Agreement is intended as, nor shall any provision of this Agreement constitute, an amendment to the operating agreement of LTIP or the LTIP Program. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date to the operating agreement of LTIP or the LTIP Program.

SECTION 6.8                                                  Support Services Agreements.

In the event that REIT I desires services from any member of the Behringer Group in addition to the services provided under the Administrative Services Agreement and the Amended and Restated Property Management Agreement and such member of the Behringer Group desires to provide such services, such member of the Behringer Group and REIT I may enter into one or more support service agreements (the “Support Services Agreements”) whereby such member of the Behringer Group will provide such additional services. The term of any Support Services Agreement, the consideration payable for such additional services, and the other terms and conditions of such Support Services Agreements shall be as REIT I and such member of the Behringer Group mutually agree.

SECTION 6.9                                                  Tax Matters.

(a)                                  Tax Returns. REIT I and Services Holdings shall prepare, and timely file or cause to be filed their respective Tax Returns and any Tax Returns of their respective Subsidiaries that are required to be filed, including as a result of any extension of time to file, after the Closing Date.

(b)                                 Tax Matters Generally.

(i)                                     Cooperation. Each of REIT I, on the one hand, and Services Holdings and the Service Providers, on the other hand, will provide the other with such assistance and non-privileged information relating to their respective businesses as may reasonably be requested in connection with the preparation of any Tax Return or the performance of any audit, examination or any other proceeding by any Governmental Authority, whether conducted in a judicial or administrative forum.

(ii)                                  Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any interest, penalty or addition thereto) incurred in connection with this Agreement, the Ancillary Agreements and the Transactions (the “Transfer Taxes”), shall be paid 50% by Advisor and 50% by REIT I when due, and the Party required by applicable Law will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other Party or Parties will join in the execution of any such Tax Returns and other documentation. For the avoidance of doubt, Transfer Taxes shall not include income or franchise Taxes or other Taxes based on the net or gross income of any Party, nor shall it include any standard corporate business license or fees required of any Party or its respective Affiliates incurred to carry out its normal business.

SECTION 6.10                                            Requests for Information.

(a)                                  REIT I shall promptly respond to requests of Services Holdings or any other member of the Behringer Group, and to requests of broker-dealers, agents/representatives of broker-dealers, and other offering participants who have entered into a confidentiality agreement substantially similar (as to content) to the current confidentiality agreement used by the Behringer Group, for information and make employees reasonably available, consistent with past practice, until the earliest to occur of a Listing Event or a Change of Control.

(b)                                 Each of Services Holdings and Service Providers shall (and shall cause any other member of the Behringer Group to) respond promptly to reasonable requests of REIT I or BH OP, and to reasonable requests of agents/representatives of REIT I or BH OP, including their independent accountants, for information, in each case consistent with past practice, and shall provide reasonable access to REIT I, BH OP or their agents/representatives, as applicable, to books, records and information relating to REIT I or any of its Affiliates, including in connection with the assessment or audit of internal control of financial reporting and management’s assessment thereof.

ARTICLE VII
CLOSING DELIVERIES

SECTION 7.1                                                  Closing Deliveries of REIT I.

Simultaneous with the execution of this Agreement, REIT I has delivered or caused to be delivered to Services Holdings and/or the Service Providers:

(a)                                  a duly executed counterpart of a bill of sale with respect to the Purchased Assets, in form and substance reasonably satisfactory to Services Holdings and the Service Providers (the “Bill of Sale”), executed by REIT I;

(b)                                 a duly executed counterpart of the Administrative Services Agreement in substantially the form attached hereto as Exhibit B (the “Administrative Services Agreement”), executed by REIT I;

(c)                                  a duly executed counterpart of the Sixth Amended and Restated Property Management Agreement in substantially the form attached hereto as Exhibit C (the “Amended and Restated Property Management Agreement”), executed by both REIT I and BH OP;

(d)                                 a duly executed counterpart of the Registration Rights Agreement in substantially the form attached hereto as Exhibit E (the “Registration Rights Agreement”), executed by REIT I;

(e)                                  a duly executed counterpart of the Consulting Agreement with Robert S. Aisner in substantially the form attached hereto as Exhibit F (the “Consulting Agreement”), executed by REIT I;

(f)                                    a duly executed counterpart of the Service Mark Licensing Agreement in substantially the form attached hereto as Exhibit G (the “License Agreement”), executed by REIT I;

(g)                                 instruments of authority from the Special Committee, the REIT I Board, or such other committee of the REIT I Board, in form and substance reasonably acceptable to Services Holdings, authorizing this Agreement, the Ancillary Agreements, and the Transactions; and

(h)                                 a certificate by Scott W. Fordham, in his capacity as Chief Operating and Financial Officer of REIT I, that the representations and warranties of REIT I made under Article III are accurate as of Closing, in form and substance reasonably satisfactory to Services Holdings.

SECTION 7.2                                                  Closing Deliveries of Services Holdings and the Service Providers.

Simultaneous with the execution of this Agreement, Services Holdings and/or the Service Providers have delivered or caused to be delivered to REIT I:

(a)                                  a duly executed counterpart of the Bill of Sale, in form and substance reasonably satisfactory to Services Holdings and the Service Providers, executed by Advisor;

(b)                                 a duly executed counterpart of the Administrative Services Agreement, executed by Advisor;

(c)                                  a duly executed counterpart Amended and Restated Property Management Agreement, executed by Property Manager;

(d)                                 a duly executed stock power with respect to conveyance of the Existing Convertible Shares to REIT I, executed by Advisor (the “Stock Power”);

(e)                                  a duly executed counterpart of the Registration Rights Agreement, executed by Services Holdings;

(f)                                    a duly executed counterpart of the Consulting Agreement, executed by Robert S. Aisner;

(g)                                 a duly executed counterpart of the License Agreement, executed by Behringer Harvard Holdings, LLC;

(h)                                 instruments of authority from Services Holdings and the Service Providers in form and substance reasonably satisfactory to REIT I authorizing this Agreement, the Ancillary Agreements, and the Transactions; and

(i)                                     a certificate by an executive officer of each of Services Holdings and the Service Providers, in his or her capacity as such, that the representations and warranties of Services Holdings and the Service Providers made under Article IV are accurate as of Closing, in form and substance reasonably satisfactory to REIT I.

ARTICLE VIII
SURVIVAL AND REMEDY; INDEMNIFICATION

SECTION 8.1                                                  Survival.

(a)                                  The covenants and agreements to be performed after the Closing (including, without limitation, this Article VIII) shall not expire until all obligations have been fully discharged with respect thereto.

(b)                                 The representations and warranties of REIT I contained in Article III shall survive until the first anniversary of the Closing Date; provided, that the representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Issuance of Securities), Section 3.4(a) and (b) (Authority), and Section 3.6 (Brokers and Finders) (collectively, the “REIT I Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such sections.

(c)                                  The representations and warranties of the Service Providers contained in Article IV shall survive until the first anniversary of the Closing Date; provided, that the representations and warranties contained in Section 4.1 (Organization), Section 4.2(a) (Authority), Section 4.6 (Title to Purchased Assets), Section 4.7 (Brokers and Finders), and Section 4.8 (Noncontravention) (collectively, the “Service Providers Fundamental Representations,” and together with the REIT I Fundamental Representations, the “Fundamental Representations”) each shall survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such sections.

(d)                                 If written notice of a bona fide claim for indemnification under Section 8.2 (an “Indemnity Claim”) has been given in accordance with this Agreement prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such claim, until such claim has been finally resolved.

SECTION 8.2                                                  Indemnification.

(a)                                  By REIT I. From and after Closing, and subject to the limitations set forth in this Article VIII, Services Holdings, the Service Providers and each member of the Behringer Group and (without duplication) their Affiliates, successors and assigns and each of the respective officers, directors, managers, employees and agents of the foregoing (collectively, the “Behringer Indemnified Parties”) shall be indemnified by REIT I, to the maximum extent permitted by Texas Law, from and against any and all Damages which arise out of, result from or are incident to:

(i)                                     the breach or inaccuracy of any of the REIT I Fundamental Representations;

(ii)                                  the breach or inaccuracy of any representation or warranty made by REIT I under Article III of this Agreement, other than the REIT I Fundamental Representations;

(iii)                               the breach of any covenant or agreement contained in this Agreement by REIT I;

(iv)                              PTO Liabilities; and

(v)                                 any Covered Claim.

(b)                                 By Services Holdings. From and after Closing, and subject to the limitations set forth in this Article VIII, each of Services Holdings and each Service Provider shall indemnify REIT I and its Affiliates, successors and assigns and each of the respective officers, directors, managers, employees and agents of the foregoing (collectively, the “REIT I Indemnified Parties”), to the maximum extent permitted by Texas Law, from and against any and all Damages, which Damages arise out of, result from or are incident to:

(i)                                     the breach or inaccuracy of any of the Service Providers Fundamental Representations by Services Holdings or such Service Provider;

(ii)                                  the breach or inaccuracy of any representation or warranty made by Services Holdings or the Service Providers under Article IV of this Agreement, other than the Service Providers Fundamental Representations, by Services Holdings or such Service Provider;

(iii)                               the breach of any covenant or agreement contained in this Agreement by Services Holdings or such Service Provider;

(iv)                              the Excluded Liabilities; and

(v)                                 any Licensing Claim; provided, however, that this Section 8.2(b)(v) shall not apply in respect of any Licensing Claim brought by or on behalf of REIT I or an Affiliate of REIT I.

(c)                                  For purposes of determining the amount of any Damages related to a breach or inaccuracy of any representation or warranty made by REIT I under Article III or by Services Holdings or the Service Providers under Article IV (but not whether any breach or misrepresentation has occurred), the representations and warranties set forth in this Agreement shall be considered without regard to any “material”, “Material Adverse Effect” or similar qualifications set forth therein.

(d)                                 Procedures.

(i)                                     Any Person seeking any indemnification under this Section 8.2 (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement as soon as reasonably practicable after the Person potentially entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 8.2. With respect to any Indemnity Claim by a Behringer Indemnified Party, Services Holdings shall have sole and exclusive authority to act for and in the name of the Indemnified Party. With respect to any Indemnity Claim by a REIT I Indemnified Party, REIT I shall have sole and exclusive authority to act for and in the name of the Indemnified Party. All notices given pursuant to this Article VIII shall describe with reasonable specificity the nature of the Indemnity Claim and the amount of Damages sought pursuant to such Indemnity Claim to the extent then known; provided, however, that the failure to give such notice shall not affect the rights of the Indemnified Party to indemnification under this Article VIII, except to the extent that Indemnifying Party shall have been actually prejudiced by reason of such failure.

(ii)                                  Upon a final determination (by agreement of the Indemnifying Party or a final, non-appealable Judgment) that a payment is due to the Indemnified Party under this Article VIII, and the failure of the Indemnifying Party to pay such obligation within thirty (30) days of receipt by the Indemnifying Party of the respective written demand for indemnification, interest shall accrue at the Federal Funds Rate plus eight percent (8%) per annum on the unpaid amount of the indemnification obligation from the date of such written demand for indemnification until the indemnification obligation is paid in full. All amounts owing under this Article VIII shall be paid by wire transfer of immediately available funds to the account designated in writing by the Indemnified Party entitled to such payment, promptly after receipt by the Indemnifying Party of written notice from the Indemnified Party.

(iii)                               In connection with any Indemnity Claim that results from or arises out of a third-party Claim against an Indemnified Party, the following procedures in this clause (iii) shall apply. Subject to the further provisions of this Section 8.2(d)(iii), the Indemnifying Party shall have the right to defend, compromise and settle any third-party Claim in the name of the Indemnified Party to the extent that the Indemnifying Party may be liable to the Indemnified Party in connection therewith; provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed, compromise or settle any Indemnity Claim (w) to the extent the Indemnified Party would be required to make any payment in connection with such settlement, (x) to the extent that the settlement includes an admission of guilt or wrongdoing by the Indemnified Party, (y) to the extent the settlement would provide relief consisting of anything other than money damages, or (z) to the extent that the settlement does not include a provision where the plaintiff or claimant in the matter fully releases the Indemnified Party from all liability; provided, however, that if there exists a material conflict of interest that would make it inappropriate for the Indemnifying Party to assume or control such defense, then the Indemnified Party shall be entitled to retain its own counsel and control the defense, at the expense of the Indemnifying Party, provided that the Indemnifying Party shall not be obligated to pay the Expenses of more than one separate counsel for all Indemnified Parties, taken together, except (A) to the extent that local counsel are necessary or advisable for the conduct of such action or proceeding, in which case the Indemnifying Party shall also pay the Expenses of any such local counsel, or (B) to the extent that a conflict of interest exists between or among the Indemnified Parties, in which case the Indemnifying Party shall pay the Expenses of such additional counsels for the Indemnified Parties as necessary to avoid such conflicts of interest; and provided further, that defense of the Claim and the counsel selected by the Indemnifying Party to undertake the defense of the Claim is approved without reservation/qualification by all carriers under potentially available insurance coverage secured by the Indemnified Party and such control of defense by the Indemnifying Party would not adversely affect (in the reasonable judgment of the Indemnified Party) the availability of any such insurance coverage. Subject to the provisions of this Section 8.2(c)(iii), the Indemnifying Party shall be entitled to assume and control the defense of such third-party Claim if it notifies the Indemnified Party in writing within 30 days of delivery of the respective Indemnity Claim to the Indemnifying Party pursuant to this Section 8.2. If the Indemnifying Party undertakes or assumes the defense of a third-party Claim pursuant to this clause, the Indemnifying Party shall keep the Indemnified Party (including as requested by any carriers under potentially available liability insurance coverage secured by the Indemnified Party) fully advised on an ongoing basis of matters material to the defense or settlement of the Claim, including the drafting and filing of motions and responses, the retention of expert witnesses, the taking and defending of depositions, and matters of trial strategy. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such third-party Claim and satisfaction of the conditions thereto, the Indemnifying Party shall not be liable to the Indemnified Party under this Article VIII for any Expenses of other counsel or any other Expenses with respect to the defense of such third-party Claim, in each case incurred by the Indemnified Party in connection with the defense of such third-party Claim. If the Indemnifying Party controls the defense of a third-party Claim, the Indemnified Party shall have the right to participate in the defense of such third-party Claim and to employ its own counsel, and the Expenses of the Indemnified Party (including Expenses of counsel) with respect to such participation shall be at the sole expense of the Indemnified Party. If the Indemnifying Party shall undertake to defend any third-party Claim, the Indemnified Party shall cooperate reasonably with the Indemnifying Party and its counsel in the defense against such third-party Claim. If the Indemnifying Party receiving notice of such third-party Claim cannot defend or does not elect to defend such third-party Claim (as allowed hereunder) within the time period specified above, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend such third-party Claim; provided, however, that in no event shall the Indemnifying Party be responsible for the Expenses of more than one counsel for all Indemnified Parties, except (i) to the extent that local counsel are necessary or advisable for the conduct of such action or proceeding, in which case the Indemnifying Party shall also pay the Expenses of any local counsel, or (ii) to the extent that a conflict of interest exists between or among the Indemnified Parties, in which case the Indemnifying Party shall pay the Expenses of such additional counsels for the Indemnified Parties as necessary to avoid any such conflicts of interest. The party controlling such defense shall keep the other party advised of the status of such third-party Claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement, compromise or discharge of, or admit any Liability with respect to, such third-party Claim (to the extent that such settlement, compromise or discharge obligates the Indemnifying Party to make any payment) without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(iv)                              The Indemnified Party may at any time notify the Indemnifying Party of its intention to settle or compromise any Claim against the Indemnified Party solely at the Expense of the Indemnified Party without the consent of the Indemnifying Party; provided, however, that the Indemnifying Party shall have no further Liability in respect thereof under this Article VIII or otherwise.

(v)                                 The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other Persons with respect to any amount paid by the Indemnifying Party under this Article VIII, other than (x) any current or former insurer of any Indemnified Party or (y) in the case of a Behringer Indemnified Party, another Behringer Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party (as reasonably requested by the Indemnifying Party) in the assertion by the Indemnifying Party of any such claim (where subrogation has occurred) against such other Persons.

SECTION 8.3                                                  Limitations.

Notwithstanding anything in this Agreement (including Article VIII) to the contrary:

(a)                                  No amount of Damages shall be payable pursuant to Section 8.2(a)(v) to any Behringer Indemnified Party unless the aggregate amount of all Damages that are indemnifiable pursuant to Section 8.2(a)(v) exceeds $1,500,000 (the “Behringer Deductible”), after which the aggregate amount in excess of the Behringer Deductible shall thereafter be recoverable in accordance with the terms hereof. For the avoidance of doubt, it is acknowledged and agreed that the Behringer Deductible shall be calculated in the aggregate with respect to all Indemnity Claims by the Behringer Indemnified Parties, respectively, pursuant to Section 8.2(a)(v) and not separately.

(b)                                 In no event shall the aggregate amount of Damages for which the Behringer Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2(a)(v) (but excluding, however, Stockholder Claims) exceed $20,000,000. For the avoidance of doubt, it is acknowledged and agreed that such $20,000,000 amount shall be calculated in the aggregate with respect to all Indemnity Claims by the Behringer Indemnified Parties, respectively, pursuant to Section 8.2(a)(v) and not separately.

(c)                                  No amount of Damages shall be payable pursuant to Section 8.2(b)(v) to any REIT I Indemnified Party unless the aggregate amount of all Damages that are indemnifiable pursuant to Section 8.2(b)(v) exceeds $150,000 (the “REIT I Deductible”), after which the aggregate amount in excess of the REIT I Deductible shall thereafter be recoverable in accordance with the terms hereof. For the avoidance of doubt, it is acknowledged and agreed that the REIT I Deductible shall be calculated in the aggregate with respect to all Indemnity Claims by the REIT I Indemnified Parties, respectively, pursuant to Section 8.2(b)(v) and not separately.

(d)                                 In no event shall any Indemnifying Party be responsible and liable for any Damages or other amounts under this Article VIII that are consequential, in the nature of lost profits, diminution in value, damage to reputation or the like, special or punitive or otherwise not actual Damages..

(e)                                  No Behringer Indemnified Party shall have any right of contribution against REIT I or any of its Affiliates with respect to any breach by a member of the Behringer Group of any of its representations, warranties, covenants or agreements.

(f)                                    The amount of any Damages for which indemnification is provided under this Article VIII shall be reduced by any related recoveries actually recovered by the Indemnified Party under insurance policies of the Indemnifying Party or other related payments actually received from third parties other than, in the case of a Behringer Indemnified Party, another Behringer Indemnified Party, and in the case of a REIT I Indemnified Party, another REIT I Indemnified Party. However, and notwithstanding anything else in this Agreement, it is agreed that under no circumstances shall any Indemnified Party be required to prosecute any claim or seek payment or coverage under any insurance policy of the Indemnified Party. In addition, all Expenses and Damages incurred by the Behringer Indemnified Parties shall be counted toward satisfaction of the Behringer Deductible even if a Behringer Indemnified Party has received (or may receive) payment or reimbursement thereof under any insurance policy maintained by a Behringer Indemnified Party.

(g)                                 Each party agrees that to the extent any representation or warranty of any other party made in this Agreement is, to the Knowledge of such party on or prior to the Closing Date, untrue or incorrect, such party shall have no rights under this Article VIII by reason of such untruth or inaccuracy.

(h)                                 For the avoidance of doubt, nothing in this Agreement shall give any Person a right to indemnification under this Agreement with respect to any Damages or Claims to the extent such Damages or Claims arise out of the performance or non-performance of any party under any Ancillary Agreement.

SECTION 8.4                                                  Contribution.

If the indemnification provided for in this Article VIII for any reason is held by a court of competent jurisdiction or by an arbitrator to be unavailable to an Indemnified Party in respect of any Damages arising from or relating to a Claim, then the Indemnifying Party, in lieu of indemnifying an Indemnified Party hereunder, shall, to the extent permitted by applicable Law, contribute to the amount paid or payable by the Indemnified Party as a result of such Damages (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party (taking into account all of the transactions and agreements contemplated by this Agreement, which are intended to allow REIT I to become self-managed and to allow the Behringer Parties to continue to receive fees and other amounts pursuant to this Agreement and during the term of the Amended and Restated Property Management Agreement and Administrative Services Agreement) and the Indemnified Party from the transactions contemplated by this Agreement, or (ii) if the allocation provided by clause (i) above is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnifying Party and the Indemnified Party in connection with the action or inaction which resulted in such Damages, as well as any other relevant equitable considerations. The Indemnifying Party and the Indemnified Party agree that it would not be just and equitable if contribution pursuant to this Section 8.4 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence.

SECTION 8.5                                                  Exclusivity.

Except with respect to claims based on actual fraud and subject to Section 8.3(h), the rights of the Indemnified Parties under this Article VIII shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to any and all Damages or Claims relating to or arising out of or resulting from this Agreement; provided, however, that solely in the case of a Behringer Indemnified Party who is both an individual and a member of the Behringer Group, rights of indemnification under Section 8.2(a)(v) and rights of indemnification under other sources (including rights under any insurance policy, REIT I Organizational Document, indemnification agreement, or Contract) are not mutually exclusive, and if and to the extent that such individual is entitled to indemnification with respect to Damages both under this Agreement and such other source, such individual may pursue such indemnification claims under this Agreement or such other source or both; provided further, however, that any recovery with respect to such indemnification claims shall be limited to the actual amount of such individual’s Damages, regardless of the number of sources on which such individual’s indemnification claims may be based. For the avoidance of doubt and notwithstanding the forgoing, (a) any Behringer Indemnified Party may be subrogated to the rights of any other Behringer Indemnified Party with respect to indemnification under this Agreement, including any rights of such subrogating Behringer Indemnified Party to seek indemnification with respect to Damages arising out of the advancement of expenses by such Behringer Indemnified Party to the subrogated Behringer Indemnified Party with respect to Claims for which the subrogated Behringer Indemnified Party is entitled to indemnification under this Agreement, and (b) any REIT I Indemnified Party may be subrogated to the rights of any other REIT I Indemnified Party with respect to indemnification under this Agreement, including any rights of such subrogating REIT I Indemnified Party to seek indemnification with respect to Damages arising out of the advancement of expenses by such REIT I Indemnified Party to the subrogated REIT I Indemnified Party with respect to Claims for which the subrogated REIT I Indemnified Party is entitled to indemnification under this Agreement.

SECTION 8.6                                                  Insurance Coverage.

REIT I shall purchase at or prior to the Closing a six-year prepaid “tail” policy having terms and conditions providing equivalent or more favorable benefits (from the perspective of insured persons other than REIT I) as the liability insurance policies maintained by REIT I as of the Closing for all Persons who are insured persons as of the Closing under such policies with respect to matters arising on or prior to the Closing Date.

ARTICLE IX
GENERAL PROVISIONS

SECTION 9.1                                                  Notices.

Any notice, report, approval, authorization, waiver, consent or other communication (each, a “Notice”) required or permitted to be given hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally; (ii) one business day following deposit with a recognized overnight courier service that obtains a receipt, provided such receipt is obtained, and provided further that the deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by electronic mail, provided a read receipt is delivered to the sender, in each case provided such communication is addressed to the intended recipient thereof as set forth below:

If to REIT I, to:

Behringer Harvard REIT I, Inc.
c/o Special Committee of the Board of Directors
17300 Dallas Parkway

Suite 1010

Dallas, Texas 75248
Attention: Telisa Webb Schelin
Fax: (214) 365-7112

Email: tschelin@behringerharvard.com

with copies (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention:  Peter M. Fass
James P. Gerkis

Fax: (212) 969-2900

Email:    pfass@proskauer.com
jgerkis@proskauer.com

and:

Shefsky & Froelich, Ltd.
111 East Wacker

Suite 2800

Chicago, Illinois 60601
Attention: Michael J. Choate

Fax: (312) 275-7554

Email: mchoate@shefskylaw.com

If to the Service Providers or Services Holdings:

Behringer Harvard REIT I Services Holdings
15601 Dallas Parkway

Suite 600

Addison, Texas 75001
Attention: Robert S. Aisner
Fax: (214) 655-1610

Email: baisner@behringerharvard.com

with copies (which shall not constitute notice) to:

Behringer Harvard Holdings
15601 Dallas Parkway

Suite 600

Addison, Texas 75001
Attention: Stanton P. Eigenbrodt
Fax: (214) 655-1610

Email: seigenbrodt@behringerharvard.com

and:

Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654

Attention:  Donald E. Batterson
Jeffrey R. Shuman

Fax: (312) 923-2707

Email:     dbatterson@jenner.com
jshuman@jenner.com

Either party shall, as soon as reasonably practicable, give Notice in writing to the other Party of a change in its address for the purposes of this Section 9.1. The failure of any Party to give notice shall not relieve any other Party of its obligations under this Agreement except to the extent that such Party is actually prejudiced by such failure to give notice.

SECTION 9.2                                                  Interpretation.

(a)                                  For purposes of this Agreement, (i) the words “include,” “includes” and “including” and the words “such as” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “here by”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Words used herein regardless of the gender specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, as the context requires.

(b)                                 The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

(c)                                  The REIT I disclosure schedule (the “REIT I Disclosure Schedule”) to this Agreement shall be arranged in sections and subsections corresponding to the numbered and lettered sections contained in Article III. The disclosures in any section or subsection of the REIT I Disclosure Schedule shall qualify other sections and subsections in Article III only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(d)                                 The disclosure schedule of the Service Providers (the “Service Provider Disclosure Schedule”) to this Agreement shall be arranged in sections and subsections corresponding to the numbered and lettered sections contained in Article IV. The disclosures in any section or subsection of the Service Provider Disclosure Schedule shall qualify other sections and subsections in Article IV only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

SECTION 9.3                                                  Choice of Law; Venue.

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, and venue for any action brought with respect to any claims arising out of this Agreement shall be brought exclusively in Dallas County, Texas.

SECTION 9.4                                                  Disputes.

If there shall be a dispute between REIT I and/or BH OP, on the one hand, and any member of the Behringer Group, on the other, relating to this Agreement or the Transactions resulting in litigation or arbitration, the prevailing party in such litigation or arbitration shall be entitled to recover from the other party to such proceeding such amount as the court or arbitrator shall fix as reasonable attorneys’ fees.

SECTION 9.5                                                  Entire Agreement.

This Agreement and the Exhibits and Annexes referred to herein and the documents delivered pursuant hereto and the Disclosure Schedules, contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among the Parties, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

SECTION 9.6                                                  Amendment.

This Agreement may not be amended except by an instrument in writing signed on behalf of REIT I (as authorized by the REIT I Board or an applicable committee thereof) and each of Services Holdings and the Service Providers and in compliance with applicable Law.

SECTION 9.7                                                  Waiver.

(a)                                  REIT I (as authorized by the REIT I Board or an applicable committee thereof) may (i) extend the time for the performance of any of the obligations or other acts of Services Holdings or the Service Providers hereunder, (ii) waive any inaccuracies in the representations and warranties of such Persons contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein to be complied with or satisfied by such Persons. Any agreement on the part of REIT I to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of REIT I.

(b)                                 Services Holdings may (i) extend the time for the performance of any of the obligations or other acts of REIT I hereunder, (ii) waive any inaccuracies in the representations and warranties of REIT I contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein to be complied with or satisfied by such Persons. Any agreement on the part of Services Holdings to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Services Holdings.

(c)                                  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 9.8                                                  Remedies.

Neither any failure nor any delay by any Party in exercising any right under this Agreement will operate as a waiver of such right and no single or partial exercise of any such right will preclude any other or further exercise of such, or any other, right. Each Party acknowledges and agrees that the other Parties hereto will be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. The Parties agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them at law or in equity, each of them shall be entitled to the fullest extent permitted by applicable Law to an injunction restraining such breach, violation or default and to other equitable relief, including, without limitation, specific performance, with a bond or other form of security not being required and specifically waived by the Parties.

SECTION 9.9                                                  Severability.

In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating or affecting the remainder of such provision or provisions or the remaining provisions of this Agreement. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

SECTION 9.10                                            Relationship of REIT I and the Behringer Group.

Neither REIT I nor BH OP is a partner or joint venturer with any member of the Behringer Group, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any Liability as such on either of them. The obligations of the members of the Behringer Group pursuant to the terms and provisions of this Agreement shall not be construed to preclude any such Person from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with REIT I or BH OP or the business of REIT I or BH OP.

SECTION 9.11                                            Further Assurances.

The Parties shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request in order to carry out the intent and purposes of this Agreement, the Ancillary Agreements and the consummation of the Transactions. Without the consent of Services Holdings, REIT I shall not and shall not allow any of its Affiliates to take any voluntary action or actions, or fail to take any action or actions, in each case, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed under this Agreement or any Ancillary Agreement or with respect to the Transactions.

SECTION 9.12                                            LIMITATIONS ON REPRESENTATIONS AND WARRANTIES.

(a)                                  REIT I ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV, NONE OF SERVICES HOLDINGS, THE SERVICE PROVIDERS, OR ANY MEMBER OF THE BEHRINGER GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OR IN

CONNECTION WITH OR WITH RESPECT TO SERVICES HOLDINGS, THE SERVICE PROVIDERS, THE BEHRINGER GROUP, THEIR RESPECTIVE EMPLOYEES, THE PURCHASED ASSETS, THE EXISTING PROPERTY MANAGEMENT AGREEMENT, THE EXISTING ADVISORY AGREEMENT, ANY ANCILLARY AGREEMENT, OR ANY OTHER AGREEMENT BETWEEN ANY MEMBER OF THE BEHRINGER GROUP AND REIT I OR ITS AFFILIATES OR THE SERVICES PROVIDED THEREUNDER, OR WITH RESPECT TO ANY INFORMATION PROVIDED OR MADE AVAILABLE TO REIT I OR THE REIT I SPECIAL COMMITTEE, INCLUDING WITH RESPECT TO ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE, OR NON-INFRINGEMENT. ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED BY SERVICES HOLDINGS AND THE SERVICE PROVIDERS. SERVICES HOLDINGS AND THE SERVICE PROVIDERS EACH ACKNOWLEDGE THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III, REIT I DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT AFFECT OR OTHERWISE LIMIT ANY EXPRESS REPRESENTATIONS OR WARRANTIES CONTAINED IN ANY OF THE ANCILLARY AGREEMENTS.

(b)                                 EACH OF SERVICES HOLDINGS AND THE SERVICE PROVIDERS ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III, NONE OF REIT I, OR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO REIT I, ITS AFFILIATES, THEIR RESPECTIVE EMPLOYEES, THE PURCHASED ASSETS, THE EXISTING PROPERTY MANAGEMENT AGREEMENT, THE EXISTING ADVISORY AGREEMENT, ANY ANCILLARY AGREEMENT, OR ANY OTHER AGREEMENT BETWEEN REIT I OR ITS AFFILIATES AND ANY MEMBER OF THE BEHRINGER GROUP OR THE SERVICES PROVIDED THEREUNDER, OR WITH RESPECT TO ANY INFORMATION PROVIDED OR MADE AVAILABLE TO SERVICES HOLDINGS, THE SERVICE PROVIDERS, AND ANY OTHER MEMBER OF THE BEHRINGER GROUP, INCLUDING WITH RESPECT TO ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE, OR NON-INFRINGEMENT. ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED BY REIT I. REIT I ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV, NONE OF SERVICES HOLDINGS AND THE SERVICE PROVIDERS MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL

NOT AFFECT OR OTHERWISE LIMIT ANY EXPRESS REPRESENTATIONS OR WARRANTIES CONTAINED IN ANY OF THE ANCILLARY AGREEMENTS.

SECTION 9.13                                            Parties in Interest; No Third-Party Beneficiaries.

Except as set forth in Article V and Article VIII, this Agreement is not intended, and shall not be deemed, to (a) confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) create any agreement of employment with any Person, or (c) otherwise create any third-party beneficiary hereto.

SECTION 9.14                                            Successors and Assigns.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other Party.

SECTION 9.15                                            No Presumption Against Drafter.

Each of the Parties has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the Parties, and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 9.16                                            Disclaimer.

The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of such Parties (and, as applicable, the Behringer Indemnified Parties and the REIT I Indemnified Parties). Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Section 9.7 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of such Parties. Consequently, Persons other than the Parties hereto (and, as applicable, the Behringer Indemnified Parties and the REIT I Indemnified Parties) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 9.17                                            Series A Preferred Stock Sample Conversion Calculations.

Attached hereto as Exhibit I are, for illustrative purposes only, sample calculations with respect to the conversion of the Series A Preferred Stock into REIT I Common Stock according to the terms of the Articles Supplementary based upon the assumptions set forth therein.

SECTION 9.18                                            Counterparts.

This Agreement may be executed with counterpart signature pages or in multiple counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

SECTION 9.19                                            Facsimile Signatures.

A facsimile or other electronic signature on the signature pages hereto shall for all purposes be deemed an original and shall bind the signor as if such facsimile or other electronic signature were an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Master Modification Agreement be signed by their respective officers or agents thereunto duly authorized as of the date first written above.

BEHRINGER HARVARD REIT I, INC.		BEHRINGER HARVARD REIT I SERVICES
HOLDINGS, LLC

/s/ Charles G. Dannis		/s/ M. Jason Mattox
Name:	Charles G. Dannis	Name:	M. Jason Mattox
Title:	Chairman of the Special Committee	Title:	Executive Vice President

BEHRINGER ADVISORS, LLC

/s/ M. Jason Mattox
		Name:	M. Jason Mattox
		Title:	Executive Vice President

HPT MANAGEMENT SERVICES, LLC

/s/ M. Jason Mattox
		Name:	M. Jason Mattox
		Title:	Executive Vice President

[SIGNATURE PAGE TO MASTER MODIFICATION AGREEMENT]

EXHIBIT A

EXISTING ADVISORY AGREEMENT (CONFORMED COPY)

See attached.

FIFTH AMENDED AND RESTATED

ADVISORY MANAGEMENT AGREEMENT

(CONFORMED COPY)

This FIFTH AMENDED AND RESTATED ADVISORY MANAGEMENT AGREEMENT (this “Agreement”) is entered into on this 29 day of December, 2006, by and between BEHRINGER HARVARD REIT I, INC., a Maryland corporation (the “Company”), and BEHRINGER ADVISORS LP, a Texas limited partnership (the “Advisor”).

WITNESSETH

WHEREAS, the Company has issued and will continue to be issuing shares of its common stock, par value $0.0001, to the public, such shares to be registered with the Securities and Exchange Commission and may subsequently issue additional securities;

WHEREAS, the Company and the Advisor previously entered into that certain Advisory Agreement, dated February 14, 2003 (as amended, supplemented or restated from time to time, the “Original Advisory Agreement”), and it is intended that this Agreement amend and restate the Original Advisory Agreement effective as of and for all periods after the date hereof;

WHEREAS, the Company is qualified as a real estate investment trust and intends to invest its funds in investments permitted by the terms of the Company’s Articles of Incorporation and Sections 856 through 860 of the Internal Revenue Code;

WHEREAS, the Company desires to continue to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor continue to undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board, all as provided herein; and

WHEREAS, the Advisor is willing to continue to provide such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

The following defined terms used in this Agreement shall have the meanings specified below:

Acquisition Expenses.  Any and all expenses incurred by the Company, the Advisor, or any Affiliate of either in connection with the selection, acquisition or development of any Asset, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, and title insurance premiums.  Acquisition Expenses paid or incurred by the Advisor or any Affiliate are on behalf of the Company and will be reimbursed by the Company in accordance with the terms of Section 3.02(a)(ii).

Acquisition Fees.  Any and all fees and commissions, exclusive of Acquisition Expenses but including the Acquisition and Advisory Fees, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company or the Advisor) in connection with making or investing in Mortgages or the purchase, development or construction of an Asset, including, without limitation, real estate commissions, selection fees, Development Fees, Construction Fees, non-recurring management fees, loan fees, points or any other fees of a similar nature.  Excluded shall be Development Fees and Construction Fees paid to any Person not affiliated with the Sponsor in connection with the actual development and construction of any Property.

Acquisition and Advisory Fees.  The fees payable to the Advisor pursuant to Section 3.01(b).

Advisor.  Behringer Advisors LP, a Texas limited partnership, any successor advisor to the Company, or any Person to which Behringer Advisors LP or any successor advisor subcontracts all or substantially all of its functions.

Affiliate or Affiliated.  As to any Person, (i) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; (iii) any Person, directly or indirectly, controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Aggregate Assets Value.  The aggregate book value of the Assets at the time of measurement before deducting depreciation, bad debts or other similar non-cash reserves and without reduction for any debt secured by or relating to such assets; provided, however, that during such periods in which the Company is obtaining regular independent valuations of the current value of its net assets for purposes of enabling fiduciaries of employee benefit plan stockholders to comply with applicable Department of Labor reporting requirements, “Aggregate Assets Value” will equal the greater of (i) the amount determined pursuant to the foregoing or (ii) the Assets’ aggregate valuation established by the most recent such valuation report without reduction for depreciation, bad debts or other non-cash reserves and without reduction for any debt secured by or relating to such assets.

Appraised Value.  Value according to an appraisal made by an Independent Appraiser.

Articles of Incorporation.  The Articles of Incorporation of the Company filed with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law, as amended, supplemented or restated from time to time.

Assets.  Properties, Mortgages and other direct or indirect investments in equity interests in or loans secured by or otherwise relating to Real Property (other than investments in bank accounts, money market funds or other current assets, whether of the proceeds from an Offering or the sale of an Asset or otherwise) owned by the Company, directly or indirectly through one or more of its Affiliates or Joint Ventures.

Asset Management Fee.  The fee payable to the Advisor for day-to-day professional management services in connection with the Company and its investments in Assets pursuant to this Agreement.

Average Invested Assets.  For a specified period, the average of the aggregate book value of the Assets before deduction for depreciation, bad debts or other non-cash reserves, computed by taking the average of such values at the end of each month during such period; provided, however, that during such periods in which the Company is obtaining regular independent valuations of the current value of its net assets for purposes of enabling fiduciaries of employee benefit plan stockholders to comply with applicable Department of Labor reporting requirements, “Average Invested Assets” will equal the greater of (i) the amount determined pursuant to the foregoing or (ii) the Assets’ aggregate valuation established by the most recent such valuation report(s) without reduction for depreciation, bad debts or other noncash reserves.

Board.  The Board of Directors of the Company.

Bylaws.  The bylaws of the Company, as the same are in effect from time to time.

Change of Control.  Any event (including, without limitation, issue, transfer or other disposition of Shares of capital stock of the Company or equity interests in the Partnership, merger, share exchange or consolidation) after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company or the Partnership representing greater than 50% of the combined voting power of the Company’s or the Partnership’s then outstanding securities, respectively; provided, that a Change of Control shall not be deemed to occur as a result of any widely distributed public offering of the Shares.

Closing Price.  On any date, the last sale price for any class or series of the Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to Shares listed or admitted to trading on the NYSE or, if such Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to Shares listed or admitted to trading on a principal national securities exchange or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price on the Nasdaq National Market System (or any successor market or exchange), or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system or other quotation service that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board.

Code.  Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.  Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Company.  Behringer Harvard REIT I, Inc., a corporation organized under the laws of the State of Maryland.

Company Value.  The actual value of the Company as a going concern based on the difference between (a) the actual value of all of its assets as determined in good faith by the Board, including a majority of the Independent Directors, and (b) all of its liabilities as set forth on its then current balance sheet; provided that (i) if such Company Value is being determined in connection with a Change of Control that establishes the Company’s net worth (e.g., a tender offer for the Shares, sale of all of the Shares or a merger) then the Company Value shall be the net worth established thereby, and (ii) if such Company Value is being determined in connection with a Listing, then the Company Value shall be equal to the number of outstanding Shares multiplied by the Closing Price of a single Share averaged over a period of 30 trading days during which the Shares are listed or quoted for trading after the date of Listing.  For purposes hereof, a “trading day” shall be any day on which the NYSE is open for trading whether or not the Shares are then Listed on the NYSE and whether or not there is an actual trade of such Shares on any such day.  If the holder of Convertible Shares disagrees as to the Company Value as determined by the Board, then each of the holder of Convertible Shares and the Company (determined by a majority of the Independent Directors) shall name one appraiser and the two named appraisers shall promptly agree in good faith to the appointment of one other appraiser whose determination of the actual value of the Company as a going concern shall be final and binding on the parties as to Company Value.  The cost of any such appraisal shall be split evenly between the Company and the Advisor.

Competitive Real Estate Commission.  A real estate or brokerage commission paid or, if no such commission is paid, the amount that customarily would be paid for the purchase or sale of a Property that is reasonable, customary, and competitive in light of the size, type and location of the Property.

Construction Fee.  A fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitations on a Property.

Contract Purchase Price.  The amount actually paid or allocated in respect of the purchase, development, construction or improvement of a Property, the amount of funds advanced with respect to a Mortgage or the amount actually paid or allocated in respect to the purchase of other Assets, in each case exclusive of Acquisition Fees and Acquisition Expenses.

Contract Sales Price.  The total consideration provided for in the sales contract for the sale of a Property.

Convertible Shares.  The 1,000 shares of the Company’s non-participating, non-voting, convertible stock, par value $0.0001 per share.

Dealer Manager.  Behringer Securities LP, an Affiliate of the Advisor, or such Person selected by the Board to act as the dealer manager for an Offering.

Development Fee.  A fee for the packaging of a Property or Mortgage, including the negotiation and approval of plans, and any assistance in obtaining zoning and necessary variances and financing for a specific Property, either initially or at a later date.

Director.  A member of the Board.

Distributions.  Any dividends or other distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

Gross Proceeds.  The aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Selling Commissions, volume discounts, any marketing support and due diligence expense reimbursement or Organization and Offering Expenses.  For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced Selling Commissions are paid to the Dealer Manager or a Soliciting Dealer (where net proceeds to the Company are not reduced) shall be deemed to be the full amount of the Offering price per Share pursuant to the Prospectus for such Offering without reduction.

Independent Appraiser.  A Person with no material current or prior business or personal relationship with the Advisor or the Directors and who is a qualified appraiser of Real Property of the type held by the Company or of other Assets as determined by the Board.  Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers shall be conclusive evidence of such qualification as to Real Property.

Independent Director.  A Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Sponsor, the Company, the Advisor or any of their Affiliates by virtue of (i) ownership of an interest in the Sponsor, the Advisor or any of their Affiliates, other than the Company, (ii) employment by the Sponsor, the Company, the Advisor or any of their Affiliates, (iii) service as an officer or director of the Sponsor, the Advisor or any of their Affiliates, other than as a Director of the Company, (iv) performance of services, other than as a Director of the Company, (v) service as a director or trustee of more than three real estate investment trusts organized by the Sponsor or advised by the Advisor, or (vi) maintenance of a material business or professional relationship with the Sponsor, the Advisor or any of their Affiliates.  A business or professional relationship is considered material if the aggregate gross revenue derived by the Director from the Sponsor, the Advisor and their Affiliates exceeds 5% of either the Director’s annual gross income during either of the last two years or the Director’s net worth on a fair market value basis.  An indirect association with the Sponsor or the Advisor shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law is or has been associated with the Sponsor, the Advisor, any of their Affiliates, or the Company.

Intellectual Property Rights.  All rights, titles and interests, whether foreign or domestic, in and to any and all trade secrets, confidential information rights, patents, invention rights, copyrights, service marks, trademarks, know-how, or similar intellectual property rights and all applications and rights to apply for such rights, as well as any and all moral rights, rights of privacy, publicity and similar rights and license rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic and all renewals and extensions thereof.

Invested Capital.  The amount calculated by multiplying the total number of Shares outstanding by $10.00, reduced by the portion of any Distribution (other than any Stock Dividends) that is attributable to Net Sales Proceeds and by any amounts paid by the Company to repurchase Shares pursuant to the Company’s plan for repurchase of Shares.

Joint Ventures.  The joint venture or partnership arrangements in which the Company or the Partnership is a coventurer or general partner, which are established to acquire or hold Assets.

Listing or Listed.  The listing of the Shares of the Company on a national securities exchange or the quotation of shares on the Nasdaq National Market System (or any successor market or exchange).  Upon such Listing, the Shares shall be deemed Listed.

Mortgages.  In connection with mortgage financing provided, invested in or purchased by the Company, all of the notes, deeds of trust, security interests or other evidences of indebtedness or obligations, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness or obligations.

NASAA Guidelines.  The Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc.

Net Income.  For any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Assets.

Net Sales Proceeds.  In the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including all real estate commissions, closing costs and legal fees and expenses.  In the case of a transaction described in clause (i)(B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including any legal fees and expenses and other selling expenses incurred in connection with such transaction.  In the case of a transaction described in clause (i)(C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company from the Joint Venture less the amount of any selling expenses, including legal fees and expenses incurred by or on behalf of the Company (other than those paid by the Joint Venture).  In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction (including the aggregate of all payments under a Mortgage or in satisfaction thereof other than regularly scheduled interest payments to the extent such interest accrues at a rate of less than ten percent (10%) per annum) less the amount of selling expenses incurred by or on behalf of the Company, including all commissions closing costs and legal fees and expenses.  In the case of a transaction described in clause (i)(E) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including any legal fees and expenses and other selling expenses incurred in connection with such transaction.  In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby which are reinvested in one or more Assets within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal fees and expenses and other selling expenses incurred by or allocated to the Company in connection with such transaction or series of transactions.  Net Sales Proceeds shall also include any consideration (including non-cash consideration such as stock, notes, or other property or securities) that the Company determines, in its discretion, to be economically equivalent to proceeds of a Sale, valued in the reasonable determination of the Company.  Net Sales Proceeds shall not include any reserves established by the Company in its sole discretion.

NYSE.  The New York Stock Exchange, Inc.

Offering.  Any public offering of Shares pursuant to an effective registration statement filed under the Securities Act during periods from and after the date hereof.

Organization and Offering Expenses.  Specified as any and all costs and expenses, other than Selling Commissions and the dealer manager fee (as in effect from time to time), incurred by and to be paid by the Company, the Advisor or any Affiliate in connection with the formation, qualification and registration of the Company and the marketing and distribution of its Shares, including, without limitation, the following: legal, accounting and escrow fees; printing, amending, supplementing, mailing and distributing costs; filing, registration and qualification fees and taxes; telecopier and telephone costs; and all advertising and marketing expenses, including the costs related to investor and broker-dealer sales meetings.  Organization and Offering Expenses paid or incurred by the Advisor or any Affiliate are on behalf of the Company and will be reimbursed by the Company in accordance with the terms of Section 3.02(a)(i).

Partnership.  Behringer Harvard Operating Partnership I LP, a Texas limited partnership, through which the Company may own Assets.

Performance Fee.  The fee payable to the Advisor upon termination of this Agreement under certain circumstances if certain performance standards have been met pursuant to Section 4.03(b) or (c).

Person.  An individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.

Property or Properties.  As the context requires, any, or all, respectively, of the Real Property acquired by the Company, either directly or indirectly (whether through joint venture arrangements or other partnership or investment interests).

Proprietary Property.  All modeling algorithms, tools, computer programs, know-how, methodologies, processes, technologies, ideas, concepts, skills, routines, subroutines, operating instructions and other materials and aides used in performing the duties set forth in Section 2.02 that relate to investment advice regarding current and potential Assets, and all modifications, enhancements and derivative works of the foregoing.

Prospectus.  Prospectus has the meaning set forth in Section 2(10) of the Securities Act, including a preliminary prospectus, an offering circular as described in Rule 256 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities of the Company to the public.

Real Property.  Land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

REIT.  A corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both in accordance with Sections 856 through 860 of the Code.

Sale or Sales.  (i) Any transaction or series of transactions whereby: (A) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or the Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; (D) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Mortgage or portion thereof (including with respect to any Mortgage, all repayments thereunder or in satisfaction thereof other than regularly scheduled interest payments) and any event with respect to a Mortgage which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other Asset not previously described in this definition or any portion thereof, but (ii) not including any transaction or series of transactions specified in clause (i) (A) through (E) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Assets within 180 days thereafter.

Securities Act.  The Securities Act of 1933, as amended from time to time, or any successor statute thereto.  Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Selling Commissions.  Any and all commissions payable to underwriters, dealer managers or other broker-dealers in connection with the sale of Shares, including, without limitation, commissions payable to Behringer Securities LP.

Shares.  Any shares of the Company’s common stock, par value $0.0001 per share.

Soliciting Dealers.  Broker-dealers who are members of the National Association of Securities Dealers, Inc., or that are exempt from broker-dealer registration, and who, in either case, have executed participating broker or other agreements with the Dealer Manager to sell Shares.

Sponsor.  Robert M. Behringer.

Stock Dividend.  Any dividend or other distribution paid to stockholders of the Company in the form of additional Shares.

Stockholders.  The record holders of the Company’s Shares as maintained in the books and records of the Company or its transfer agent.

Stockholders’ 9% Return.  As of any date, an aggregate amount equal to a 9% cumulative, noncompounded, annual return on Invested Capital (calculated like simple interest); provided, however, that for purposes of calculating the Stockholders’ 9% Return, any Stock Dividend shall not be included as a Distribution; and provided further that for purposes of determining the Stockholders’ 9% Return, the return for each portion of the Invested Capital shall commence for purposes of the calculation upon the issuance of the shares issued in connection with such capital.

Subordinated Incentive Listing Fee.  The fee payable to the Advisor under certain circumstances if the Shares are Listed pursuant to Section 3.01(e).

Subordinated Share of Net Sales Proceeds.  The fee payable to the Advisor under certain circumstances following receipt of Net Sales Proceeds pursuant to Section 3.01(d).

Termination Date.  The date of termination of this Agreement.

Texas Tax Code.  The Texas Tax Code as amended by Texas H.B. 3, 79th Leg., 3rd C.S. (2006).  Reference to any provision of the Texas Tax Code Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.

Total Operating Expenses.  All costs and expenses paid or incurred by the Company, as determined under generally accepted accounting principles, which are in any way related to the operation of the Company or to Company business, including the Asset Management Fee, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) the Subordinated Share of Net Sales Proceeds, (vi) the Performance Fee, (vii) the Subordinated Incentive Listing Fee, (viii) Acquisition Fees and Acquisition Expenses, (ix) real estate commissions on the Sale of Property, and (x) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

2%/25% Guidelines.  The requirement pursuant to the NASAA Guidelines that, in any 12 month period, Total Operating Expenses not exceed the greater of 2% of Average Invested Assets during such 12 month period or 25% of Net Income over the same 12 month period.

ARTICLE II.

THE ADVISOR

2.01        Appointment.  The Company hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

2.02        Duties of the Advisor.  The Advisor undertakes to use its best efforts to present to the Company potential investment opportunities and to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board.  In performance of this undertaking, subject to the supervision of the Board and consistent with the provisions of the Company’s most recent Prospectus for Shares, the Articles of Incorporation and Bylaws, the Advisor shall, either directly or by engaging an Affiliate of the Advisor or other Person:

(a)           serve as the Company’s investment and financial advisor and provide research and economic and statistical data in connection with the Assets and investment policies;

(b)           provide the daily management of the Company and perform and supervise the various administrative functions reasonably necessary for the management and operations of the Company;

(c)           maintain and preserve the books and records of the Company, including stock books and records reflecting a record of the Stockholders and their ownership of the Company’s uncertificated Shares, if any, and acting as transfer agent for the Company’s Shares;

(d)           investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, property management companies, transfer agents and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;

(e)           consult with the officers and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;

(f)            subject to the provisions of Sections 2.02(h) and 2.03 hereof, (i) locate, analyze and select potential investments in Assets, (ii) structure and negotiate the terms and conditions of transactions pursuant to which investment in Assets will be made; (iii) make investments in Assets on behalf of the Company or the Partnership in compliance with the investment objectives and policies of the Company; (iv) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the investments in, Assets; and (v) enter into leases of Property and service contracts for Assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Assets, including the servicing of Mortgages;

(g)           provide the Board with periodic reports regarding prospective investments in Assets;

(h)           obtain the prior approval of the Board (including a majority of all Independent Directors) for any and all investments in Assets;

(i)            negotiate on behalf of the Company with banks or lenders for loans to be made to the Company, negotiate on behalf of the Company with investment banking firms and broker-dealers, and negotiate private sales of Shares and other securities of the Company or obtain loans for the Company, as and when appropriate, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company;

(j)            obtain reports (which may be prepared by or for the Advisor or its Affiliates), where appropriate, concerning the value of investments or contemplated investments of the Company in Assets;

(k)           from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to the Company under this Agreement;

(l)            provide the Company with all necessary cash management services;

(m)          deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the investments in Assets;

(n)           upon request of the Company, act, or obtain the services of others to act, as attorney-in-fact or agent of the Company in making, requiring and disposing of Assets, disbursing, and collecting the funds, paying the debts and fulfilling the obligations of the Company and handling, prosecuting and settling any claims of the Company, including foreclosing and otherwise enforcing mortgage and other liens and security interests comprising any of the Assets;

(o)           supervise the preparation and filing and distribution of returns and reports to governmental agencies and to Stockholders and other investors and act on behalf of the Company in connection with investor relations;

(p)           provide office space, equipment and personnel as required for the performance of the foregoing services as Advisor;

(q)           prepare on behalf of the Company all reports and returns required by the Securities and Exchange Commission, Internal Revenue Service and other state or federal governmental agencies; and

(r)            do all things necessary to assure its ability to render the services described in this Agreement.

2.03        Authority of Advisor.

(a)           Pursuant to the terms of this Agreement (including the restrictions included in this Section 2.03 and in Section 2.06), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Board hereby delegates to the Advisor the authority to (i) locate, analyze and select investment opportunities, (ii) structure the terms and conditions of transactions pursuant to which investments will be made or acquired for the Company or the Partnership, (iii) acquire Properties, make and acquire Mortgages and invest in other Assets in compliance with the investment objectives and policies of the Company, (iv) arrange for financing or refinancing of Assets, (v) enter into leases for the Properties and service contracts for the Assets, including oversight of Affiliated companies that perform property management or other services for the Company, (vi) oversee non-affiliated and Affiliated property managers and other non-affiliated and Affiliated Persons who perform services for the Company, and (vii) undertake accounting and other record-keeping functions at the Asset level.

(b)           Notwithstanding the foregoing, any investment in Assets by the Company or the Partnership (as well as any financing acquired by the Company or the Partnership in connection with such investment), will require the prior approval of the Board (including a majority of the Independent Directors).

(c)           The prior approval of a majority of the Independent Directors and a majority of the Board not otherwise interested in the transaction will be required for each transaction with the Advisor or its Affiliates.

(d)           If a transaction requires approval by the Board, the Advisor will deliver to the Directors all documents required by them to properly evaluate the proposed transaction.

The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority set forth in this Section 2.03.  If and to the extent the Board so modifies or revokes the authority contained herein, the Advisor shall henceforth submit to the Board for prior approval such proposed transactions involving investments in Assets as thereafter require prior approval, provided however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.

2.04        Bank Accounts.  The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board, its Audit Committee and the auditors of the Company.

2.05        Records; Access.  The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours.  The Advisor shall at all reasonable times have access to the books and records of the Company.

2.06        Limitations on Activities.  Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, the Shares or any of the Company’s securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board.  In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.  The Advisor, its directors, officers, employees and stockholders, and the directors, officers, employees and stockholders of the Advisor’s Affiliates shall not be liable to the Company or to the Board or Stockholders for any act or omission by the Advisor, its directors, officers, employees or stockholders, or for any act or omission of any Affiliate of the Advisor, its directors, officers or employees or stockholders except as provided in Section 5.02 of this Agreement.

2.07        Relationship with Directors.  Directors, officers and employees of the Advisor or an Affiliate of the Advisor may serve as Directors, officers or employees of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director shall receive any compensation from the Company for serving as a Director other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board.

2.08        Other Activities of the Advisor.  Nothing herein contained shall prevent the Advisor or its Affiliates from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person.  The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein.  The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.  The Advisor or its Affiliates shall promptly disclose to the Board knowledge of such condition or circumstance.  If the Sponsor, Advisor, Director or Affiliates thereof have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Board (including the Independent Directors) to adopt the method set forth in the Company’s most recent Prospectus for its Shares or another reasonable method by which investments are to be allocated to the competing investment entities and to use their best efforts to apply such method fairly to the Company.

ARTICLE III.

COMPENSATION AND REIMBURSEMENT OF SPECIFIED COSTS.

3.01        Fees.

(a)           Asset Management Fee.  The Company shall pay the Advisor a monthly Asset Management Fee of (i) with respect to operating Assets, 0.6% of the Aggregate Assets Value for such operating Assets (including any debt attributable to the Assets), payable on the 15th day of each month in an amount equal to 1/12th of 0.6% of the Aggregate Assets Value for such operating Assets as of the last day of the immediately preceding month, and (ii) with respect to development or redevelopment Assets, 0.6% of the Contract Purchase Price (including any debt attributable to the Assets and any budgeted improvement costs therefor) for such development or redevelopment Assets, payable on the 15th day of each month in an amount equal to 1/12th of 0.6% of the total Contract Purchase Price for such development or redevelopment Assets as of the date such amount is determinable.  In any given month, in no event shall the Advisor be paid Asset Management Fees pursuant to both clause (i) and clause (ii) of this Section 3.01(a) with respect to the same Asset.

(b)           Acquisition and Advisory Fees.  The Company shall pay the Advisor an Acquisition and Advisory Fee in an amount equal to (i) with respect to each Asset acquired directly by the Company, 2.5% of the Contract Purchase Price of such Asset and (ii) with respect to each Asset acquired indirectly by the Company through one or more of its Affiliates or Joint Ventures, 2.5% of the Contract Purchase Price of such Asset multiplied by the Company’s percentage equity interest in such Affiliates or Joint Ventures, in each case payable at the time and in respect of the funds expended for (A) the acquisition of such Asset (including any debt attributable to the Asset), (B) to the extent that such funds are capitalized, for the development, construction or improvement of such Asset (including any debt attributable to the Asset) or (C) the making of a Mortgage; provided, however, that in no event shall the Company pay the Advisor Acquisition and Advisory Fees with respect to any temporary investment in Assets.  The Acquisition and Advisory Fees include reimbursements of allocable wages and compensation of employees of the Advisor and its Affiliates and third-party expenses.  The total of all Acquisition Fees and any Acquisition Expenses shall be limited in accordance with the Articles of Incorporation.

(c)           [Reserved]

(d)           Subordinated Share of Net Sales Proceeds.  Prior to Listing but after the Stockholders have received total Distributions in an amount equal to the sum of their aggregate Invested Capital and Stockholders’ 9% Return, upon the consummation of any Sale, the Advisor shall receive a Subordinated Share of Net Sales Proceeds in an amount equal to 15% of Net Sales Proceeds less the amount by which the Company’s debt for borrowed money exceeds the aggregate book value of the Company’s assets after the sale of the Asset(s) in respect of which the Net Sales Proceeds is being determined.

Following Listing, and as soon as practicable after determination of Market Value, if the Stockholders have received or been deemed to have received total Distributions in an amount equal to the sum of their aggregate Invested Capital and Stockholders’ 9% Return through the date of Listing, the Advisor shall receive a Subordinated Share of Net Sales Proceeds in an amount equal to 15% of Net Sales Proceeds less the amount by which the Company’s debt for borrowed money exceeds the aggregate book value of the Company’s assets after the sale of the Asset(s) in respect of which the Net Sales Proceeds is being determined.  For purposes of this subparagraph (d), in determining whether the Subordinated Share of Net Sales Proceeds is payable following Listing, in addition to actual Distributions received, Stockholders will be deemed to have received Distributions in the amount equal to the Market Value.

(e)           Subordinated Incentive Listing Fee.  Following Listing, and as soon as practicable after determination of Market Value, the Advisor shall be entitled to receive a Subordinated Incentive Listing Fee payable in the form of an interest bearing promissory note (the “SILF Note”) in a principal amount equal to 15% of the amount by which (i) the market value of the outstanding Shares, measured by taking the Market Value, plus the total of all Distributions paid to Stockholders from the Company’s inception until the date of Listing, exceeds (ii) the sum of (A) 100% of Invested Capital and (B) the total Distributions required to be paid to the Stockholders in order to pay the Stockholders’ 9%

Return from inception through the date of Listing.  Interest on the SILF Note will accrue beginning on the date of Listing at a rate deemed fair and reasonable by the Independent Directors on the date of Listing.  The Company shall repay the SILF Note using the entire Net Sales Proceeds of each Sale after Listing until the SILF Note is paid in full, with interest.  If the SILF Note has not been paid in full within five years from the date of Listing, then the Advisor, its successors or assigns, may elect to convert the balance of the SILF Note, including accrued but unpaid interest, into Shares at a price per Share equal to the average Closing Price of the Shares over the ten trading days immediately preceding the date of such election.  If the Shares are no longer listed at such time as the SILF Note becomes convertible into Shares as provided by this paragraph, then the price per Share, for purposes of conversion, shall equal the fair market value for the Shares as determined by the Board based upon the Appraised Value of the Assets as of the date of election.  The principal amount of the SILF Note shall be referred to as “Subordinated Disposition Fees.”

(f)            Debt Financing Fee.  In the event of the origination of any debt financing obtained by or for the Company (including any refinancing or assumption of debt), the Company will pay to the Advisor a debt financing fee equal to one percent (1%) of the amount available under such financing.  The Debt Financing Fee includes the reimbursement of the specified cost incurred by the Advisor of engaging third parties to source debt financing, and nothing herein shall prevent the Advisor from entering fee-splitting arrangements with third parties with respect to the Debt Financing Fee.

(g)           Limitations on Payments.  Notwithstanding the foregoing, no payments shall be made under Sections 3.01(d), 3.01(e), 4.03(b) or 4.03(c) if, at or prior to the time the payment is due, the Convertible Shares have been converted into Shares in the case of Sections 3.01(d) and 3.01(e), or, in the case of Sections 4.03(b) and 4.03(c), the determination of the number of Shares issuable upon conversion of the Convertible Shares has been made in accordance with Article First, Section (iii)(c) of the Articles Supplementary, dated as of March 22, 2006, to the Articles of Incorporation, in each case, without any reduction in the number of Convertible Shares converted or in the value or number of Shares to be issued upon such conversion that may be triggered under the terms of the Convertible Shares to avoid jeopardizing the Company’s REIT status.  If, however, the Convertible Shares have been converted into Shares in the case of Sections 3.01(d) and 3.01(e), or, in the case of Sections 4.03(b) and 4.03(c), the determination of the number of Shares issuable upon conversion of the Convertible Shares has been made in accordance with Article First, Section (iii)(c) of the Articles Supplementary, dated as of March 22, 2006, to the Articles of Incorporation, in each case, with a reduction in the number of Convertible Shares converted or in the value or number of Shares issued upon such conversion triggered under the terms of the Convertible Shares to avoid jeopardizing the Company’s REIT status, (i) no payments otherwise due and payable under Section 3.01(d) (“Offset Payments”) shall be paid until the aggregate amount of such Offset Payments equals the aggregate value of the Shares (as determined at the time of such conversion as being the Company Value divided by the number of Shares outstanding at such time) issued or issuable upon conversion of the Convertible Shares, and (ii) any payments otherwise due and payable under Section 3.01(e), 4.03(b) or 4.03(c) shall be reduced, dollar-for-dollar, by an amount equal to the aggregate value of the Shares (as determined at the time of such conversion as being the Company Value divided by the number of Shares outstanding at such time) issued or issuable upon conversion of the Convertible Shares.

3.02        Expenses.

(a)           In addition to the compensation paid to the Advisor pursuant to Section 3.01 hereof, the Company shall pay directly or reimburse the Advisor for the specified cost of all expenses paid or incurred by the Advisor in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:

(i)            Organization and Offering Expenses; provided, however, that within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company for any Organization and Offering Expenses reimbursement received by the Advisor pursuant to this Section 3.02, to the extent that such reimbursement exceeds 1.5% of the Gross Proceeds (2.0% for Offerings conducted prior to the date hereof but after February 19, 2005, and 2.5% for Offerings conducted prior to February 19, 2005) exclusive of Gross Proceeds from shares sold under the Company’s Distribution Reinvestment Plan.  The Advisor shall be responsible for the payment of all Organization and Offering Expenses in excess of 1.5% of the Gross Proceeds (2.0% for Offerings conducted prior to the date hereof but after February 19, 2005, and 2.5% for Offerings conducted prior to February 19, 2005) exclusive of Gross Proceeds from shares sold under the Company’s Distribution Reinvestment Plan;

(ii)           Acquisition Expenses incurred in connection with the selection and acquisition of Assets in an amount equal to up to 0.5% of the Contract Purchase Price of each Asset;

(iii)          the actual cost of goods, services and materials used by the Company and obtained from Persons not affiliated with the Advisor, other than Acquisition Expenses, including brokerage fees paid in connection with the purchase and sale of Shares or other securities;

(iv)          interest and other costs for borrowed money, including discounts, points and other similar fees;

(v)           taxes and assessments on income or property and taxes as an expense of doing business;

(vi)          costs associated with insurance required in connection with the business of the Company or by the Board;

(vii)         expenses of managing and operating Assets owned by the Company, whether payable to an Affiliate of the Company or a non-affiliated Person;

(viii)        all expenses in connection with payments to the Board for attendance at meetings of the Board and Stockholders;

(ix)           expenses associated with Listing or with the issuance and distribution of Shares and other securities of the Company, such as Selling Commissions and fees, advertising expenses, taxes, legal and accounting fees, Listing and registration fees, and other Organization and Offering Expenses;

(x)            expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Company to the Stockholders;

(xi)           expenses of organizing, revising, amending, converting, modifying, or terminating the Company or the Articles of Incorporation;

(xii)          expenses of any third party transfer agent for the Shares and of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xiii)         administrative service expenses (including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Advisor receives a separate fee); and

(xiv)        audit, accounting and legal fees.

(b)           Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Section 3.02 shall be reimbursed no less than quarterly to the Advisor within 60 days after the end of each quarter.  The Advisor shall prepare a statement documenting the expenses of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.

3.03        Other Services.  Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Section 2.02, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

3.04        Reimbursement to the Advisor.  The Company shall not reimburse the Advisor for Total Operating Expenses to the extent that Total Operating Expenses (including the Asset Management Fee), in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income for such year.  Any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company.  Reimbursement of all or any portion of the Total Operating Expenses that exceed the limitation set forth in the preceding sentence may, at the option of the Advisor, be deferred without interest and may be reimbursed in any subsequent Expense Year where such limitation would permit such reimbursement if the Total Operating Expense were incurred during such period.  Notwithstanding the foregoing, if there is an Excess Amount in any Expense Year and the Independent Directors determine that such excess was justified, based on unusual and nonrecurring factors which they deem sufficient, the Excess Amount may be reimbursed to the Advisor.  Within 60 days after the end of any fiscal quarter of the Company for which there is an Excess Amount which the Independent Directors conclude was justified and reimbursable to the Advisor, there shall be sent to the Stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such Excess Amount was justified.  Such determination shall be reflected in the minutes of the meetings of the Board.  The Company will not reimburse the Advisor or its Affiliates for services for which the Advisor or its Affiliates are entitled to compensation in the form of a separate fee.  All figures used in any computation pursuant to this Section 3.04 shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.

3.05        Audit of Advisor Payments.  It is the intention of the parties hereto to conform strictly to the applicable provisions hereof as to fees, reimbursements and any other amounts (the “Advisor Payments”) to be paid to the Advisor hereunder.  However, at any time, either party shall have the right, upon reasonable written notice, to engage a separate audit, on a confidential basis, of its own and the other party’s records, books and accounts in respect of Advisor Payments to ascertain whether the Advisor Payments were properly determined and paid.  An audit may be engaged only once in any 12-month period regardless of which party engages the audit.  Any such audit shall be conducted by an independent certified public accounting firm of recognized national standing designated by the party requesting the audit (the “Requesting Party’”), other than the then current auditor of its or any of its Affiliates’ financial statements, and shall be conducted during regular business hours and in such a manner so as not to interfere with the Company’s or the Advisor’s regular business activities.  The Requesting Party shall bear the costs of the audit unless the audit conclusively reveals an underpayment or overpayment of Advisor Payments adverse to the Requesting Party in an amount greater than 10% of the total amount of Advisor Payments owed for the period being inspected, in which case the other party shall bear the costs of the audit.  Any auditor who is engaged to perform an audit shall not be compensated on a contingent basis or any other basis that would tend to give the auditor an interest in the outcome of the audit, and the auditor shall perform its audit on an impartial basis and certify in writing as such.  If the audit conclusively reveals an overpayment or underpayment of Advisor Payments, the Company or the Advisor shall promptly pay to the other party the amount of the overpayment or underpayment, as the case may be, without interest; provided, however, that in the event that the audit conclusively reveals an overpayment of Advisor Payments and the Advisor has at any time previously waived or forgiven in writing any Advisor Payments that it would otherwise have been entitled to hereunder, the Company shall credit against the overpayment any amounts previously waived or forgiven, without interest, and the Advisor shall not be obligated to repay the Company to the extent that the overpayments do not exceed the aggregate of the waived or forgiven amounts not already so credited.  Any underpayment or overpayment under this Agreement shall not be a breach of this Agreement unless and until an audit performed in accordance with this Section 3.05 is completed and the party who may be obligated to make a payment hereunder as a result of such audit shall have failed to promptly make any required payment.

ARTICLE IV.

TERM AND TERMINATION

4.01        Term; Renewal.  Subject to Section 4.02 hereof, this Agreement shall continue in force until the first anniversary of the date hereof.  Thereafter, this Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties.  It is the duty of the Board to evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year.

4.02        Termination.  This Agreement will automatically terminate upon Listing.  This agreement also may be terminated at the option of either party (i) immediately upon a Change of Control or (ii) upon 60 days written notice without cause or penalty (in either case, if termination is by the Company, then such termination shall be upon the approval of a majority of the Independent Directors).  Notwithstanding the foregoing, the provisions of this Agreement which provide for payment to the Advisor of expenses, fees or other compensation following the date of termination (i.e., Sections 3.01(e) and 4.03) shall continue in full force and effect until all amounts payable thereunder to the Advisor are paid in full.

4.03        Payments to and Duties of Advisor upon Termination.

(a)           After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to and receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses, subject to the provisions of Section 3.04 hereof, and all contingent liabilities related to fees payable to the Advisor prior to termination of this Agreement, provided that the Subordinated Incentive Listing Fee, if any, shall be paid in accordance with the provisions of Section 3.01(e).  Upon termination, the SILF Note shall become immediately due and payable and shall be promptly paid by the Company.  In the event the Subordinated Incentive Listing Fee is paid to the Advisor following Listing, no Performance Fee will be paid to the Advisor pursuant to Sections 4.03(b) or (c) below.

(b)           Upon termination, unless such termination is by the Company because of a material breach of this Agreement by the Advisor or occurs upon a Change of Control, the Advisor shall be entitled to receive a Performance Fee payable in the form of an interest bearing promissory note (the “Performance Fee Note”) in a principal amount equal to the product of 0.15 times the amount, if any, by which (i) the Company Value plus the total Distributions paid to holders of Shares through the Termination Date, exceeds (ii) the sum of the aggregate Invested Capital plus the Stockholders’ 9% Return through the Termination Date.  Interest on the Performance Fee Note will accrue beginning on the Termination Date at a rate deemed fair and reasonable by the Independent Directors.  The Company shall repay the Performance Fee Note using the entire Net Sales Proceeds of each Sale after the Termination Date until the Performance Fee Note is paid in full, with interest.  If the Performance Fee Note has not been paid in full within five years from the Termination Date, then the Advisor, its successors or assigns, may elect to convert the balance of the Performance Fee Note, including accrued but unpaid interest, into Shares at a price per Share equal to the average Closing Price of the Shares over the ten trading days immediately preceding the date of such election if the Shares are Listed at such time.  If the Shares are not Listed at such time, the Advisor, its successors or assigns, may elect to convert the balance of the Performance Fee Note, including accrued but unpaid interest, into Shares at a price per Share equal to the fair market value for the Shares as determined by the Board based upon the Appraised Value of the Assets on the date of election.

(c)           Notwithstanding the foregoing, if termination occurs upon a Change of Control, the Advisor shall be entitled to payment of a Performance Fee equal to the product of 0.15 times the amount, if any, by which (i) the Company Value plus the total Distributions paid to holders of Shares through the Termination Date, exceeds (ii) the sum of the aggregate Invested Capital plus the Stockholders’ 9% Return.  No deferral of payment of the Performance Fee may be made under this Section 4.03(c).

(d)           In the event that the Advisor disagrees with the valuation of Shares pursuant to Section 4.03(b) where the Shares are not Listed, for purposes of determining the number of shares to be issued to the Advisor following the Advisor’s election to convert the balance of the Performance Fee Note owed to the Advisor, then the fair market value of such shares shall be determined by an independent appraiser of equity value selected by the Advisor and the Company.  If the Advisor and the Company are unable to agree upon an expert independent appraiser, then each of the Company and the Advisor shall name one appraiser and the two named appraisers shall promptly agree in good faith to the appointment of one such appraiser whose determination shall be final and binding on the parties.  The cost of such appraisal shall be shared evenly between the Company and the Advisor.

(e)           The Advisor shall promptly upon termination:

(i)            pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)           deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii)          deliver to the Board all assets, including the Assets, and documents of the Company then in the custody of the Advisor; and

(iv)          cooperate with the Company and take all reasonable actions requested by the Company to provide an orderly management transition.

ARTICLE V.
INDEMNIFICATION

5.01        Indemnification by the Company.  The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland, the Articles of Incorporation and the NASAA Guidelines.  The foregoing indemnity shall extend, without limitation, to any claims to the extent relating to any of the events or outcomes set forth in the Prospectus as possible results, outcomes or risks associated with the business and investment objectives of the Company.  Notwithstanding the foregoing, the Advisor shall not be entitled to indemnification or be held harmless pursuant to this Section 5.01 for any activity which the Advisor shall be required to indemnify or hold harmless the Company pursuant to Section 5.02.  Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.

5.02        Indemnification by Advisor.  The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misfeasance, misconduct, negligence or reckless disregard of its duties, but the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

ARTICLE VI.
MISCELLANEOUS

6.01        Assignment to an Affiliate.  This Agreement may be assigned by the Advisor to an Affiliate of the Advisor with the approval of a majority of the Board (including a majority of the Independent Directors).  The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board.  This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.  This Agreement shall be binding on successors to the Company resulting from a Change of Control or sale of all or substantially all the assets of the Company or the Partnership, and shall likewise be binding upon any successor to the Advisor.

6.02        Relationship of Advisor and Company.  The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

6.03        Treatment Under Texas Margin Tax.  For purposes of the Texas margin tax, the Advisor’s performance of the services specified in this Agreement will cause the Advisor to conduct part of the active trade or business of the Company, and the compensation specified in Article III includes both the payment of management fees and the reimbursement of specified costs incurred in the Advisor’s conduct of the active trade or business of the Company.  Therefore, the Advisor and Company intend Advisor to be, and shall treat Advisor as, a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code.

The Company and the Advisor will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to the Company’s reimbursements paid to the Advisor pursuant to this Agreement of specified costs and wages and compensation.  The Advisor and the Company further recognize and intend that (i) as a result of the fiduciary relationship created by this Agreement and acknowledged in Section 2.02, reimbursements paid to the Advisor pursuant to this Agreement are “flow-though funds” that the Advisor is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) as a result of Advisor’s contractual duties under this Agreement, certain reimbursements under this Agreement are “flow-through funds” mandated by contract to be distributed within the meaning of Section 171.1011(g) of the Texas Tax Code.  The terms of this Agreement shall be interpreted in a manner consistent with the characterization of the Advisor as a “management company” as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-though funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.

6.04        Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Directors and to the Company:	Behringer Harvard REIT I, Inc. 15601 Dallas Parkway Suite 600 Addison, Texas 75001

To the Advisor:	Behringer Advisors LP 15601 Dallas Parkway Suite 600 Addison, Texas 75001

Either party shall, as soon as reasonably practicable, give notice in writing to the other party of a change in its address for the purposes of this Section 6.03.

6.05        Modification.  This Agreement shall not be changed, modified, or amended, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

6.06        Severability.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

6.07        Choice of Law; Venue.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, and venue for any action brought with respect to any claims arising out of this Agreement shall be brought exclusively in Dallas County, Texas.

6.08        Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing signed by each of the parties hereto.

6.09        Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

6.10        Gender; Number.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

6.11        Headings.  The titles and headings of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

6.12        Execution in Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

6.13        Name.  Behringer Advisors LP and/or one or more of its Affiliates has a proprietary interest in the names “Harvard” (for the businesses engaged in by the Company and its Affiliates) and “Behringer” (for all purposes).  Accordingly, and in recognition of this right, if at any time the Company ceases to retain Behringer Advisors LP or an Affiliate thereof to perform the services of Advisor, the Company will, promptly after receipt of written request from Behringer Advisors LP, cease to conduct business under or use the name “Harvard” or “Behringer” or any diminutive thereof and the Company shall use its best efforts to change the name of the Company to a name that does not contain the name “Harvard” or “Behringer” or any other word or words that might, in the sole discretion of Behringer Advisors LP, be susceptible of indication of some form of relationship between the Company and Behringer Advisors LP or any Affiliate thereof.  Consistent with the foregoing, it is specifically recognized that Behringer Advisors LP or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Harvard” or “Behringer” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or its Board.

6.14        Initial Investment.  The Advisor or one of its Affiliates has contributed $200,000 (the “Initial Investment”) in exchange for the initial issuance of Shares of the Company.  The Advisor or its Affiliates may not sell any of the Shares purchased with the Initial Investment while the Advisor acts in an advisory capacity to the Company.  The restrictions included above shall not apply to any Shares acquired by the Advisor or its Affiliates other than the Shares acquired through the Initial Investment.  Neither the Advisor nor its Affiliates shall vote any Shares they now own, or hereafter acquires, in any vote for the election of Directors or any vote regarding the approval or termination of any contract with the Advisor or any of its Affiliates.

6.15        Ownership of Proprietary Property.  The Advisor retains ownership of and reserves all Intellectual Property Rights in the Proprietary Property.  To the extent that the Company has or obtains any claim to any right, title or interest in the Proprietary Property, including without limitation in any suggestions, enhancements or contributions that Company may provide regarding the Proprietary Property, the Company hereby assigns and transfers exclusively to the Advisor all right, title and interest, including without limitation all Intellectual Property Rights, free and clear of any liens, encumbrances or licenses in favor of the Company or any other party, in and to the Proprietary Property.  In addition, at the Advisor’s expense, the Company will perform any acts that may be deemed desirable by the Advisor to evidence more fully the transfer of ownership of right, title and interest in the Proprietary Property to the Advisor, including but not limited to the execution of any instruments or documents now or hereafter requested by the Advisor to perfect, defend or confirm the assignment described herein, in a form determined by the Advisor.

6.16        Non-Solicitation.  During the period commencing on the date on which this Agreement is entered into and ending one year following the termination of this Agreement, the Company shall not, without the Advisor’s prior written consent, directly or indirectly, (i) solicit or encourage any person to leave the employment or other service of the Advisor or its affiliates or (ii) hire, on behalf of the Company or any other person or entity, any person who has left the employment within the one year period following the termination of that person’s employment the Advisor or its affiliates.  During the period commencing on the date hereof through and ending one year following the termination of this Agreement, the Company shall not, whether for its own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the relationship of the Advisor or it affiliates with, or endeavor to entice away from the Advisor or its affiliates, any person who during the term of the Agreement is, or during the preceding one-year period was, a customer of the Advisor or its affiliates.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BEHRINGER HARVARD REIT I, INC.

By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President – Corporate Development & Legal

BEHRINGER ADVISORS LP

By:	Harvard Property Trust, LLC,
its General Partner

	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President – Corporate Development & Legal

EXHIBIT B

FORM OF ADMINISTRATIVE SERVICES AGREEMENT

See attached.

Confidential Treatment Requested.

Confidential portions of this document have been redacted and have been separately filed with the Commission.

FORM OF ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is entered into on this 31st day of August, 2012 (the “Effective Date”), by and between BEHRINGER HARVARD REIT I, INC., a Maryland corporation (the “Company”), and BEHRINGER ADVISORS LLC, a Texas limited liability company (the “Service Provider”).

WITNESSETH

WHEREAS, the Company and the Service Provider previously entered into that certain Fifth Amended and Restated Advisory Management Agreement, dated December 29, 2006 (as amended through February 20, 2012, the “Advisory Agreement”), and the Company and the Service Provider intend for this Agreement to amend and restate the Advisory Agreement in its entirety as of the date hereof, subject to the survival of certain provisions of the Advisory Agreement as contemplated in Section 7.16;

WHEREAS, the Company, the Service Provider, Behringer Harvard REIT I Services Holdings, LLC, and HPT Management Services, LLC have entered into that certain Master Modification Agreement of even date herewith, pursuant to the terms of which the Service Provider has agreed, among other things, to waive certain non-hire and non-solicitation provisions with respect to certain specified employees of the Service Provider or its Affiliates (who were providing certain services to the Company under the Advisory Agreement) and the Company will offer to hire certain of those employees (the “Modification Agreement”);

WHEREAS, after the restructuring of certain essential real estate functions pursuant to the terms of the Modification Agreement, the Company desires to continue to avail itself of the experience, sources of information, advice and assistance available to or possessed by the Service Provider and to have the Service Provider continue to undertake the duties and responsibilities hereinafter set forth, all as provided herein; and

WHEREAS, the Service Provider is willing to agree to continue to provide such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree that the Advisor Agreement hereby is amended and restated in its entirety as this Administrative Services Agreement, subject to the survival of certain provisions of the Advisory Agreement as contemplated in Section 7.16, and reads as follows:

ARTICLE I.
DEFINITIONS

The following defined terms used in this Agreement shall have the meanings specified below:

Affiliate.  Except as otherwise provided herein, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Company, Behringer Harvard Operating Partnership I LP, and their respective Subsidiaries shall not be considered Affiliates of any of the Service Provider, Behringer Harvard REIT I Services Holdings, LLC, HPT Management Services, LLC, Behringer Harvard REIT I LTIP, LLC, Behringer Harvard Holdings, LLC, or their respective Affiliates and vice versa.

Board.  The Board of Directors of the Company.

Change of Control shall occur, with respect to any specified person, if (a) any Group, who prior to such time beneficially owned (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) less than 50% of the voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests), shall acquire (including by merger,  consolidation or otherwise) voting shares or other equity interests of such specified person, in one or more transactions or series of transactions, and after such transaction or transactions such Group beneficially owns 50% or more of voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests), or (b) such specified person shall sell all or substantially all of its assets to any Group which, prior to the time of such transaction, beneficially, directly or indirectly, owned less than 50% of the voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests).

Core Services.  The Human Resources, Shareholder Services and Information Technology standard services, in each case as described on Annex A attached hereto.

Director.  A member of the Board.

Exit Costs.  All out-of-pocket fees, charges and costs incurred by the Service Provider and its Affiliates at the request of or for the exclusive benefit of the Company arising from or as a result of the cessation of any Administrative Service upon the termination of this Agreement or any particular Administrative Service, including (i) early termination charges, penalties and costs payable by the Service Provider and its Affiliates to third parties performing part or all of (or supporting) an Administrative Service; (ii) transition fees, charges and costs, including with respect to data conversion or conveyance to the Company or a new service provider to the Company; and (iii) fees, charges and costs resulting from any ongoing failure to meet any minimum purchase commitments.

Force Majeure Event.  An act of God, act of a public enemy, war or national or regional emergency, rebellion, insurrection, riot, epidemic, quarantine restriction, fire, flood, explosion, storm, earthquake, interruption or shortage in the supply of electricity, outside service provider network failure, terrorist attack, labor dispute, strike, work slowdown or other labor disruption, or other event beyond the reasonable control of such party.

Group.  Any person, or any two or more persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and all Affiliates of such person or persons.

Non-Core Services.  The Human Resources, Shareholder Services and Information Technology non-standard services and any Real Estate Transactional Support, Internal Audit, Information Management, Risk Management, Marketing or Cash Management services, in each case as described on Annex A attached hereto.

Person.  An individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.

Other Service Recipients. Any other Person with respect to which the Service Provider or any of its Affiliates provide any services substantially similar to the Administrative Services.

Subsidiary or Subsidiaries of any Person shall mean any corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization of which such Person, either alone or through or together with any other Subsidiary, owns, directly or indirectly, more than 50% of the stock or other equity interests, the holder of which is generally entitled to vote for the election of the board of directors, managers or other governing body of the entity or organization which such Person so owns. For the avoidance of doubt, the Company and its Subsidiaries shall not be considered Subsidiaries of the Service Provider and its Affiliates.

Texas Tax Code.  The Texas Tax Code as amended.  Reference to any provision of the Texas Tax Code Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.

ARTICLE II.
SERVICES AND TERMS

2.01                        Services to be Provided by the Service Provider.

(a)                                 During the period commencing on the Effective Date and continuing until the earliest to occur of (i) with respect to this Agreement as a whole, the termination of this Agreement, (ii) with respect to each individual Administrative Service, the termination of such Administrative Service pursuant to Section 4.02(a), and (iii) with respect to the Initial Transitional/Implementation Services described in Annex A attached hereto, the later of the date that is thirty (30) days after the Effective Date or such later date as is mutually agreed in writing by the parties, subject to the terms and conditions set forth in this Agreement, the Service Provider will provide, or will cause to be provided in accordance with Section 2.01(b) to the Company, (x) the Core Services and (y) as requested by the Company, the Non-Core Services, in each case as described on Annex A attached hereto (collectively, the “Administrative Services”).

(b)                                 Unless otherwise specifically set forth in this Agreement or in Annex A attached hereto, the Service Provider will perform for the Company, or cause one or more of its Affiliates or, to the extent permitted pursuant to Section 2.01(d), third Persons to provide to the Company, the Administrative Services in the manner and at the locations and level of service (including with respect to timing and priority) consistent with past practice and with the same standard of care as historically provided (for the respective Administrative Service) under the Advisory Agreement.  In connection with providing the Administrative Services, the Service Provider shall at all times during the term of this Agreement remain in compliance with all applicable federal, state and local laws, rules and regulations.  Notwithstanding the foregoing, to the extent there is a change to such laws, rules or regulations relating to the Administrative Services (whether identified by the Service Provider or the Company), all required changes to the Administrative Services resulting from such change in law will be considered as within the scope of the Administrative Services.

(c)                                  The Service Provider and its Affiliates provide software programs for utilization by the Company in the performance of certain Administrative Services.  If a vendor of any such software programs (or services) alleges that use of such software (or services) by the Company is not permitted under the terms of the applicable license agreement (or other agreement), the Service Provider shall give written notice thereof to the Company whereupon the Service Provider shall use commercially reasonable efforts to negotiate, and the Company shall cooperate with such negotiation, with such vendor for the Company’s continued use of such software (or services) or make such other alternative arrangements to enable the continued provision of the respective Administrative Service or portion thereof in accordance with this Agreement.

(d)                                 In addition to such employees of the Service Provider and its Affiliates that may be used to perform any of the Administrative Services, the Service Provider may retain any reputable third Person qualified to perform such Administrative Service or portion thereof (each, a “Subcontractor”) to assist the Service Provider in the performance of any of the Administrative Services, or to perform a particular Administrative Service or portion thereof, (i) without obtaining the consent of the Company, if the Service Provider pays the costs and reimbursable expenses of such Subcontractor and does not seek reimbursement from the Company for the costs and reimbursable expenses of such Subcontractor and (ii) after obtaining the prior written consent of the Company, if the costs and reimbursable expenses of such Subcontractor are to be paid directly by the Company or if the Service Provider is to be reimbursed by the Company for the costs and reimbursable expenses of such Subcontractor pursuant to Section 3.01(a).  Notwithstanding the foregoing, if the Service Provider currently retains a Subcontractor and such Subcontractor is listed on Schedule 2.01(d) attached hereto or provided less than $10,000 in costs and expenses during the last twelve months  (each, an “Existing Subcontractor”), no consent of the Company will be required.  All Existing Subcontractors that account for costs and expenses in excess of $10,000 per annum are set forth on Schedule 2.01(d) attached hereto.  The Service Provider shall remain fully liable for all of the acts and omissions of each Subcontractor and shall indemnify, defend and hold harmless the Company and its Affiliates for any claims arising out of or in connection with such acts or omissions, in each case pursuant to Article VI of this Agreement and as if the Service Provider itself were providing the subject Administrative Service or portion thereof. For the avoidance of doubt, no consent of the Company will be required prior to the Service Provider causing any of its Affiliates or any of its or its Affiliates employed or contract personnel to perform any of the Administrative Services.

(e)                                  The Service Provider and its Affiliates shall have the right to shut down temporarily for maintenance purposes the operation of any facilities or systems providing or used to provide any Administrative Service consistent with past practice.  The Service Provider shall use commercially reasonable efforts not to schedule any shutdown during the hours of 7:00 am and 6:00 pm Central Time, to minimize periods of unscheduled shutdown, to schedule each shutdown so as to minimize the disruption to the business operations of the Company and to give the Company sufficient advance notice of any shutdown.  With respect to the Administrative Services dependent on the operation of such facilities or systems, the Service Provider shall be relieved of its obligations hereunder to provide such Administrative Services during the period that such facilities or systems are so shut down in compliance with this Agreement.

(f)                                   The Service Provider may modify an Administrative Service, including, without limitation, by implementing changes to the software or other information technology used to provide such Administrative Service, to the extent the same modification (including with respect to the scope, timing and quality of such Administrative Service) is made with respect to the Service Provider or its provision of such Administrative Service to Other Service Recipients consistent with past practice.  The Service Provider shall notify the Company of any such modification in advance.  The Service Provider’s responsibilities with respect to such Administrative Service shall be amended as necessary to conform to any such modification made pursuant to this Section 2.01(f).  If the Company requests that the Service Provider make a custom modification in connection with any Administrative Service, or otherwise alter the manner or level of service from past practice under the Advisory Agreement, and the Service Provider agrees to make such modification, the Company will be responsible for all costs and expenses incurred by the Service Provider and its Affiliates with respect thereto.  If at any time the Service Provider is unable to provide any Administrative Service to the Company, the Service Provider shall use its commercially reasonable efforts to promptly resume the provision of such Administrative Service.

2.02                        Company’s Obligations.  The Company shall, as necessary to enable the provision of the Administrative Services by the Service Provider and its Affiliates and designees, use commercially reasonable efforts to: (a) provide timely responses to any information requested by the Service Provider and its Affiliates and designees; (b) provide access to the Company’s facilities, employees, assets and information and records regarding employment and personnel matters as requested by the Service Provider and its Affiliates and designees; and (c) obtain and maintain all hardware and other equipment, leases and contracts.  The Service Provider and its Affiliates and designees, when on the property of the Company or when given access to any equipment, computer, software, network or files owned or controlled by the Company, will conform to, and abide by, the reasonable policies and procedures of the Company concerning health, safety and security which have been made known to the Service Provider or its applicable Affiliates or designees in advance or which were applicable to the provision of such Administrative Service prior to the Effective Date.  The Service Provider and its Affiliates and designees shall be entitled to rely on any instructions or other information provided by authorized personnel designated by the Company, and the Service Provider shall not be in breach of or in default under this Agreement as a result of any such reliance and shall not have any liability for acting in accordance with such instructions.

2.03                        Exclusivity.

(a)                                 Other than pursuant hereto, the Company shall not contract with any Person to perform any Core Service prior to the date of termination of the respective Core Service, each Core Service being provided under this Agreement on an exclusive basis.  However, the Company may hire personnel to perform any Core Service with prior written notice to the Service Provider and if such personnel do not adversely affect the Service Provider’s cost or ability to provide in any material respect any Core Service.

(b)                                 The Company may hire personnel or contract with any Person at any time to provide any Non-Core Service; provided, however, that if the retention of such Person would adversely affect the Service Provider’s ability to provide in any material respect, or increase the Service Provider’s cost to provide, any Core Service (in the good faith judgment of the Services Provider), the prior written consent of the Service Provider shall be required, which consent may be withheld or granted in Service Provider’s sole discretion, however the withholding or granting of such consent shall not be unreasonably delayed.

(c)                                  The Company shall provide the Service Provider with no less than 20 days advance notice of its intention to retain any Person to provide any Non-Core Service other than Information Management, Cash Management, Marketing or Risk Management (subject to the Company providing notice to the Service Provider of such retention and cooperating with the Service Provider as provided in the Property Management Agreement), in each case as set forth on Annex A, and shall promptly provide the Service Provider with any reasonably requested information concerning such proposed engagement.  The Service Provider may, within 10 days following such notice and delivery of all such reasonably requested information, determine to cease providing all or part of such Non-Core Service which would remain to be provided hereunder.  For the avoidance of doubt, if the Service Provider determines not to provide all or any part of any Non-Core Service, the Company may retain any Person to provide such portion of such Non-Core Service immediately upon such determination.

2.04                        Other Activities of the Service Provider.

(a)                                 Nothing herein contained shall, consistent with past practice, (a) prevent the Service Provider or its Affiliates from engaging in other activities, including, the rendering of advice or services to Other Service Recipients; (b) limit or restrict the right of any director, manager, officer, employee, or stockholder of the Service Provider or its Affiliates to engage in any other business or to render advice or services of any kind to any other Person; or (c), with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein.

(b)                                 The Service Provider shall have the right and sole discretion to establish priorities, as between the Service Provider (and its Affiliates) and the Other Service Recipients, on the one hand, and the Company on the other hand, as to the provision of the Administrative Services; provided, however, that the Service Provider shall, and shall cause its Affiliates to, use commercially reasonable efforts to, maintain sufficient resources to perform the Administrative Services in accordance with this Agreement; and provided further that such prioritization shall be consistent with past practice (for the respective Administrative Service) under the Advisory Agreement.

2.05                        Warranties.  The Service Provider represents, warrants, and covenants to, and agrees with, the Company that: (a) it has the full and unencumbered right and authority to enter into this Agreement; (b) nothing in this Agreement conflicts with or violates any other agreement to which the Service Provider is bound; and (c) subject to Section 2.01(c), it has and will maintain all approvals, rights, consents, licenses, leases, permits and authorizations necessary to execute, deliver and perform its obligations under this Agreement and grant the Company the right to access and use the Administrative Services.

2.06                        DISCLAIMER.  THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES OR GUARANTIES, AND THERE ARE NO IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE III.:
SERVICE CHARGES AND REIMBURSEMENT OF SPECIFIED EXPENSES.

3.01                        Service Charges.

(a)                                 Annex A attached hereto sets forth with respect to each of the Administrative Services a description of the charges for such Administrative Service or the basis for the determination thereof (the “Service Charges”).  In addition to the Service Charges, in connection with performance of each Administrative Service, the Company shall reimburse the Service Provider with respect to (i) costs of Subcontractors retained on behalf of or for the benefit of the Company (whose retention has been separately approved by the Company pursuant to Section 2.01(d) or who is retained by the Service Provider as of the Effective Date) and paid by the Service Provider or one of its Affiliates, including their products, services, materials and expenses, (ii) cost of materials, including without limitation, cost of software, provided, however, that in no event shall such reimbursement, after consideration of reimbursement payments received or due with respect to such materials from Other Service Recipients, exceed the cost of such materials, and (iii) out-of-pocket travel and other expenses, in each case consistent with past practice under the Advisory Agreement or otherwise contemplated hereby (collectively, the “Other Costs”).  All Other Costs will be reimbursed to the Service Provider by the Company; provided, however, that, any Other Costs will only be payable after the Company has received from the Service Provider reasonably detailed documentation to support the calculation of such amounts due to the Service Provider.  For the avoidance of doubt, the Company shall not incur any Service Charges for Non-

Core Services delivered by the Service Provider to the Company in connection with that certain License Agreement, between the Company and Behringer Harvard Holdings, LLC, dated as of the date hereof, unless the Company and the Service Provider agree that such Non-Core Services are to be delivered pursuant to this Agreement.

(b)                                 Unless specifically indicated to the contrary, the pricing provided on Annex A attached hereto covers the Company’s current corporate headquarters in Dallas, Texas (the “Headquarters”) and its other current corporate offices in Louisville, Kentucky, Atlanta, Georgia and Chicago, Illinois (together with the Headquarters, the “Corporate Offices”).

(c)                                  All rates and amounts set forth on Annex A attached hereto (other than the retainer amount for Real Estate Transactional Support services detailed on Annex A attached hereto) shall be increased by 1.5% of the immediately previously applicable rates and amounts on January 1, 2013 and by 3% of the immediately previously applicable rates and amounts on January 1 of each year starting on January 1, 2014.

3.02                        Invoices.

(a)                                 The Service Provider will deliver an invoice (including line items for each category of Core Services and Non-Core Services provided) to the Company not less frequently than on a quarterly basis (or at such other frequency as is set forth in Annex A attached hereto) for all Service Charges and any Other Costs for the respective period.  Following the termination of this Agreement, the Service Provider will promptly deliver an invoice to the Company for all Service Charges up to and including the date of termination and any Other Costs payable by the Company.

(b)                                 The Company will pay the undisputed amount of any invoice to the Service Provider in U.S. dollars within 30 days of the date of such invoice and provide written notice to the Service Provider of the amount of the invoice that the Company, in good faith, disputes at or before the time of payment. If the Company fails to pay such invoice amount, or provide such notice, by such date, the Company will be obligated to pay to the Service Provider, in addition to the amount due, interest on the unpaid and undisputed invoice amount at the lesser of (i) one percent (1%) per month and (ii) the maximum rate of interest allowed by applicable law, from the date the payment was due through the date of payment.  The Company and the Service Provider will make a good faith effort to resolve billing disputes as expeditiously as possible.

(c)                                  The Company and persons designated by the Company shall at reasonable times and upon reasonable advance notice have reasonable access to the Service Provider’s records, books and accounts in respect to payments made with respect to the provision of the Administrative Services in accordance with Annex A.

ARTICLE IV.
TERM AND TERMINATION

4.01                        Term.  The term of this Agreement shall commence on the Effective Date and shall continue until February 14, 2017 unless otherwise terminated in accordance with this

[***] Confidential material redacted and filed separately with the Commission.

Agreement.  Each Administrative Service specified herein may be terminated earlier (on an Administrative Service by Administrative Service basis) in accordance with the provisions of Section 2.03(c) or this Article IV. The Initial Transitional/Implementation Services described in Annex A attached hereto will terminate on the later to occur of the date that is thirty (30) days after the Effective Date or such later date as is mutually agreed in writing by the parties.

4.02                        Termination.

(a)                                 The Company may terminate any category of Administrative Services, separately or collectively, at the following times and upon payment of the following amounts.  With respect to each category of Core Services, the Company may terminate any such Core Service (in full, not in part) beginning on June 30, 2015 for an amount (in cash) equal to ***; provided, however, that the Company may terminate Shareholder Services (x) during the period from June 30, 2013 through June 29, 2014 for an amount (in cash) equal to *** and (y) during the period from June 30, 2014 through June 29, 2015 for an amount (in cash) equal to ***.  Either the Company or the Service Provider may terminate Real Estate Transactional Support services beginning on June 30, 2013, subject to the advance notice requirement set forth in Section 4.02(e) and may terminate Internal Audit, Information Management, Risk Management, Marketing or Cash Management services at any time subject to the advance notice requirement set forth in Section 4.02(e), in each case without payment of any termination compensation amount.  Any such termination shall be by written notice, which written notice shall be accompanied or preceded by payment of the entire termination fee, if any, due in connection with such termination.

(b)                                 Notwithstanding Section 4.02(a):

(i)                                     Either party may terminate any category of Administrative Services due to a material breach of this Agreement (subject to the following notice and cure provisions) with respect to such category of Administrative Services by the other party.  The non-breaching party shall provide written notice to the breaching party of the alleged breach, and the breaching party shall have forty-five (45) days to cure the breach. If the breach has not been cured within this forty-five day period, then the non-breaching party may terminate the respective category of Administrative Services upon fifteen (15) days’ written notice.

(ii)                                  Notwithstanding Section 4.02(b)(i), with respect to Information Technology Services only, if such breach (A) is a continuing breach that causes a material adverse effect on the operations of the non-breaching party, (B) was not caused primarily by the non-breaching party, and (C) was not caused by a Force

Majeure Event, then following the provision of written notice by the non-breaching party to the breaching party, the breaching party shall have seventy-two (72) hours to cure such breach or provide for a reasonably acceptable temporary workaround and, if the breach has not been cured or such workaround been delivered within such seventy-two hour period, the non-breaching party may immediately terminate the Information Technology Services without payment of any termination compensation amount. For the avoidance of doubt, if the Information Technology Services are not terminable by such non-breaching party pursuant to this Section 4.2(b)(ii), then such non-breaching party shall nevertheless have the right to terminate such Information Technology Services pursuant to Section 4.02(b)(i), to the extent provided for in Section 4.02(b)(i).

(iii)                               If any category of Administrative Services is terminated pursuant to Section 4.02(b), no other category of Administrative Services shall be affected by such termination.

(c)                                  Termination of this Agreement or an Administrative Service shall not impact rights accrued or obligations incurred by the Service Provider prior to such termination, such as the right of the Service Provider to receive payment of Service Charges for Administrative Services rendered before termination and the right to reimbursement for any Other Costs associated with the provision of the Administrative Services or the respective Administrative Service, whether payable before or following such termination, including amounts payable by the Service Provider or its Affiliates under any contract with a third party related to the provision of Administrative Services or the respective terminated Administrative Service, which third party contract is not then terminable; provided, however, that the Service Provider shall terminate such third party contract as soon as such contract is terminable and does not otherwise incur optional costs of expenses in connection with such third party contract.  In no event shall the Service Provider be entitled to reimbursement for the costs of any Subcontractor engaged by the Service Provider pursuant to clause (i) of Section 2.01(d).  Termination of this Agreement or an Administrative Service shall not impact rights accrued or obligations incurred by the Company prior to such termination, such as the obligation of the Service Provider to provide Administrative Services in accordance with the applicable standards set forth herein prior to such termination.

(d)                                 In connection with any termination, in addition to any Other Costs, the Company shall reimburse the Service Provider for all Exit Costs; provided, however, that the Exit Costs for the Administrative Services (taken as a whole) shall not exceed $350,000; provided, further, however, that the Service Provider shall not be responsible for, and the Company shall reimburse the Service Provider for, all Exit Costs (i) with respect to arrangements or contracts the entry into which the Company has previously consented in writing after the date of this Agreement (other than arrangements or contracts or amendments or modifications thereto (other than the arrangement with DST Systems referenced in clause (ii) below) in existence as of the date of this Agreement that are renewed or replaced on the same terms and conditions with respect to Exit Costs), which consent may be withheld or granted in the Company’s sole discretion; and (ii)

payable to DST Systems, Inc. pursuant to that certain Transfer Agency Agreement dated February 22, 2008 to which the Company is a party, as amended from time to time.

(e)                                  The Company will give the Service Provider not less than 90 days’ advance written notice of its intention to terminate any of the Administrative Services.  For the avoidance of doubt, with respect to the termination of any Administrative Service by either the Company or the Service Provider, while notice of termination may be delivered prior to the date such Administrative Service may be terminated, termination shall not be effective until on or after the date such Administrative Service may be terminated as contemplated by this Agreement.

(f)                                    Notwithstanding the foregoing, in the event of expiration or termination of this Agreement for any reason, the Company may, at its option, request transition services, which may reasonably be needed by the Company in connection with the orderly and expeditious transition of the services provided by the Service Provider to a third-party provider (“Post-Termination Services”).  The Company shall provide to the Service Provider at least thirty (30) days, advance written notice specifying in reasonable detail the Post-Termination Services required, and the Service Provider and the Company shall agree in writing to the scope of such Post-Termination Services and the other pricing, terms and conditions under which they will be provided.

(g)                                 The terms and conditions of Articles V, VI and VII shall survive any termination or expiration of this Agreement. In addition, Section 3.01(a) shall continue in full force and effect following the date of termination until all amounts payable thereunder to the Service Provider are paid in full.

ARTICLE V.

INFORMATION SECURITY, CONFIDENTIALITY AND DISASTER RECOVERY

5.01                        Company Materials.

(a)                                  The Service Provider will take commercially reasonable measures designed to maintain the security of Company Materials consistent with past practice and agrees to comply in all material respects with all federal, state and local laws and regulations governing the privacy and security of stored or transmitted (whether electronically or otherwise) personal information to the extent such laws are applicable to such party in connection with this Agreement.

(b)                                 For purposes of this Agreement, “Company Materials” shall mean all data, information, images, text, content or materials (in whatever form or media) that: (i) is supplied to the Service Provider by, or on behalf of, the Company hereunder, or (ii) the Company makes accessible to the Service Provider in connection with the Administrative Services, including: (A) any Personal Information (as defined on Annex B); (B) the Company’s standard materials and derivations thereof and other material related thereto; (C) the Company’s methodologies, techniques, templates, flowcharts, architecture designs, tools, specifications, standard materials, practices, processes, inventions, formulae, models, samples, records and documentation, concepts and know-

how (including, but not limited to, lease terms and conditions, tenant information, materials related to title of the Company’s property, analyses provided in connection with underwriting of the Company’s property and diligence materials related to the acquisition or disposition of the Company’s property) (D) all other materials or information in which the Company has intellectual or proprietary property rights; and (E) any derivatives, modifications or improvements of any of the foregoing.

5.02                        Confidentiality.

(a)                                  For purposes of this Agreement, the term “Confidential Information” means all business information disclosed by one party to the other in connection with this Agreement, and includes, the terms of this Agreement and all information clearly identified in writing as confidential by the disclosing party prior to or at the time of disclosure of such information to the other party.  Each party’s Confidential Information may include trade secrets and proprietary property of, and may have great commercial value to, such party.  Without limiting the generality of the foregoing, the Company’s Confidential Information includes the Company Materials and any information relating to the Company’s use of the Administrative Services.  Confidential Information does not include information the receiving party can document: (i) is already in the receiving party’s possession, provided that such information is not known by the receiving party to be subject to another confidentiality agreement with or other obligation of secrecy to the providing party, (ii) becomes generally available to the public other than as a result of a disclosure by the receiving party, (iii) becomes available to the receiving party on a non-confidential basis from a source other than the providing party, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with or other obligation of secrecy to the providing party, or (iv) is independently developed by the receiving party without use of or reference to information from the providing party.

(b)                                 By virtue of this Agreement, either party may have access to Confidential Information of the other party.  The parties agree to hold each other’s Confidential Information in confidence and be bound by the obligations set forth in this Article V during the term of this Agreement and for a period of 2 years thereafter and in perpetuity in respect of Personal Information.  The receiving party agrees not to make the disclosing party’s Confidential Information available in any form to any third party or directly or indirectly, communicate, publish, display, loan, give or otherwise disclose any Confidential Information, or permit access to or possession of such Confidential Information, other than as necessary for its performance under this Agreement, unless, and only to the minimum extent, required by law or to satisfy governmental regulatory requirements (in which case the party seeking to make such disclosure shall notify the other party of its intent to make such disclosure, and, to the maximum extent available, such party shall seek protective treatment for such disclosed Confidential Information), or to use the disclosing party’s Confidential Information for any purpose beyond the scope of this Agreement.  In addition to the requirements set forth in Section 5.01 and the Annex B, each party agrees to take all reasonable steps to ensure that the other party’s Confidential Information is not disclosed or distributed by its employees, contractors or agents in violation of the terms of this Agreement.

(c)                                  In the event of any breach of these confidentiality terms by a receiving party, the parties acknowledge that money damages may not be a sufficient remedy for damages suffered by the disclosing party, and the disclosing party may be entitled to seek equitable relief, including injunctions or orders for specific performance, in an action instituted in any court having subject matter jurisdiction, in addition to all other remedies available to the disclosing party with respect thereto at law.  A party’s pursuit of or obtaining equitable relief in the event of a breach of this Agreement shall not preclude that party from recovering damages from the breaching party subject to the terms of this Agreement.

5.03                        Return and Destruction of Information.  Promptly after the expiration or termination of this Agreement, or, if applicable, the Post-Termination Services: (a) all the Company’s Confidential Information (including any Company Materials) in the Service Provider’s possession or control shall be returned to the Company by the Service Provider or, at the Company’s request, be destroyed; provided, however, that, subject to the confidentiality obligations set forth herein, the Service Provider may retain (and will not be obliged to erase, or destroy) one electronic copy of any Confidential Information created as a result of automatic electronic back-up procedures; (b) all electronic copies of the Company’s Confidential Information (including any Company Materials) in the Service Provider’s possession or control shall be deleted in a manner that makes the Confidential Information non-readable and non-retrievable; and (c) the Service Provider will certify to the Company, in writing, that the Service Provider has complied with its obligations under this Section 5.03; provided, however, that in each case the return, destruction or deletion of such Company Materials other than Personal Information (except Personal Information that must be retained by the Service Provider in accordance with applicable laws) shall be subject to the Service Provider’s document retention policy as in effect on the date hereof, and that the Service Provider may retain one copy of the Company Materials solely to the extent required to support the Service Charges and for tax and accounting purposes.  Notwithstanding any such return, destruction, deletion or retention of the Company’s Confidential Information, the agreements and obligations of the Service Provider under Section 5.02 shall remain unaffected thereby.

5.04                        Disaster Recovery Plan.  The Service Provider shall maintain a written disaster recovery plan (the “Disaster Recovery Plan”), a copy of which will be provided to the Company promptly upon availability, designed to ensure the continuing provision of the Administrative Services in accordance with this Agreement, notwithstanding any disaster or event which would otherwise adversely affect the provision of the Administrative Services.  The Disaster Recovery Plan, which may change from time to time, is available upon request from the Service Provider consistent with past practice.  The Service Provider shall bear any costs associated the Disaster Recovery Plan.

ARTICLE VI.
INDEMNIFICATION; LIMITATION ON LIABILITY

6.01                        Indemnification by the Company.  The Company shall indemnify and hold harmless the Service Provider and its Affiliates, including their respective officers, directors, managers, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland.  Notwithstanding the foregoing, the Service Provider shall not be entitled to indemnification or be held harmless pursuant to this Section 5.01 for any activity which the Service Provider shall be required to indemnify or hold harmless the Company pursuant to Section 5.02.  Any indemnification of the Service Provider may be made only out of the net assets of the Company and not from stockholders of the Company.

6.02                        Indemnification by Service Provider.  The Service Provider shall indemnify and hold harmless the Company and its Affiliates, including their respective officers, directors, managers, partners and employees, from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Service Provider’s bad faith, fraud, misfeasance, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.

6.03                        Limitation on Liability.  Notwithstanding any other provision contained in this Agreement, the Company agrees that the Service Provider will not be liable to the Company, whether based on contract, tort (including negligence), warranty or any other legal or equitable grounds, for any special, indirect, punitive, incidental or consequential losses, damages or expenses of the Company.

ARTICLE VII.
MISCELLANEOUS

7.01                        Assignment to an Affiliate.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, transferred, delegated or otherwise disposed of (whether voluntarily or involuntarily, directly or indirectly, by operation of law, merger, sale of stock, sale of assets or otherwise), by the Service Provider without the prior written consent of the Company.  Notwithstanding the foregoing, (a) the Service Provider may, without the prior consent of the Company, assign, transfer, delegate or otherwise dispose of, this Agreement, or any of its rights, interests or obligations hereunder to any Affiliate of Behringer Harvard Holdings, LLC, in whole or in part; provided, however, that such Affiliate remains an Affiliate of Behringer Harvard Holdings, LLC at all times following such assignment, transfer, delegation or other disposition and, if this Agreement is in whole assigned, transferred, delegated or disposed to such an Affiliate, signs a joinder agreement and is bound hereunder, but no such assignment, transfer, delegation or other disposition shall relieve the Service Provider of any of its obligations hereunder, (b) the Service Provider may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Company, and (c) this Section 7.01 shall not restrict a Change of Control of Behringer Harvard Holdings, LLC.   Any purported assignment, transfer, delegation or disposition by the Service Provider in violation of this Section 7.01 shall be null and void ab initio.

7.02                        Relationship of Service Provider and Company.  The Company and the Service Provider are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

7.03                        Treatment Under Texas Margin Tax.  For purposes of the Texas margin tax, the Service Provider’s performance of the services specified in this Agreement will cause the Service Provider to conduct part of the active trade or business of the Company, and the compensation specified in Article III includes both the payment of management fees and the reimbursement of specified costs incurred in the Service Provider’s conduct of the active trade or business of the Company.  Therefore, the Service Provider and Company intend the Service Provider to be, and shall treat the Service Provider as, a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code.  The Company and the Service Provider will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to the Company’s reimbursements paid to the Service Provider pursuant to this Agreement of specified costs and wages and compensation.  The Service Provider and the Company further recognize and intend that (i) as a result of the relationship created by this Agreement, reimbursements paid to the Service Provider pursuant to this Agreement are “flow-though funds” that the Service Provider is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) as a result of the Service Provider’s contractual duties under this Agreement, certain reimbursements under this Agreement are “flow-through funds” mandated by contract to be distributed within the meaning of Section 171.1011(g) of the Texas Tax Code.  The terms of this Agreement shall be interpreted in a manner consistent with the characterization of the Service Provider as a “management company” as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-though funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.

7.04                        Notices.  Any notice, report, approval, waiver, consent or other communication (each, a “Notice”) required or permitted to be given hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally; (ii) one business day following deposit with a recognized overnight courier service that obtains a receipt, provided such receipt is obtained, and provided further that the deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by electronic mail, provided a read receipt is delivered to the sender, in each case provided such communication is addressed to the intended recipient thereof as set forth below:

To the Company:	Behringer Harvard REIT I, Inc. 17300 Dallas Parkway Suite 1010 Addison, Texas 75248 Attention: Telisa Webb Schelin
With a copy (which shall not constitute notice) to:

Proskauer Rose, LLP

Eleven Times Square

New York, New York 10036

Attention: Peter M. Fass

James P. Gerkis

Shefsky & Froelich

111 East Wacker, Suite 2800

Chicago, Illinois 60601

Attention:  Michael Choate

To the Service Provider:	Behringer Advisors LLC 15601 Dallas Parkway Suite 600 Addison, Texas 75001 Attention: M. Jason Mattox Stanton P. Eigenbrodt

With a copy (which shall not constitute notice) to:	Jenner & Block LLP 353 North Clark Street Chicago, Illinois 60654 Attention: Donald E. Batterson Jeffrey R. Shuman

Either party shall, as soon as reasonably practicable, give Notice in writing to the other party of a change in its address for the purposes of this Section 7.04.  The failure of any Party to give notice shall not relieve any other Party of its obligations under this Agreement except to the extent that such Party is actually prejudiced by such failure to give notice.

7.05                        Modification.  This Agreement shall not be changed, modified, or amended, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective permitted successors or permitted assignees.

7.06                        Severability.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

7.07                        Choice of Law; Venue.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, and venue for any action brought with respect to any claims arising out of this Agreement shall be brought exclusively in Dallas County, Texas.

7.08                        Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

7.09                        Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

7.10                        Interpretation.  The words “include” and “including,” and variations thereof, and the words “such as”, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  The terms “hereof,” “hereunder,” “herein” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties, and consequently this Agreement shall be interpreted without reference to any rule or precept of law to the effect that any ambiguity in a document be construed against the drafter.

7.11                        Gender; Number.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

7.12                        Headings.  The titles and headings of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

7.13                        Execution in Counterparts.  This Agreement may be executed with counterpart signature pages or in multiple counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

7.14                        Facsimile Signatures.  A facsimile or other electronic signature on the signature pages hereto shall for all purposes be deemed an original and shall bind the signor as if such facsimile or other electronic signature were an original.

7.15                        Non-Solicitation.  Subject to Section 2.2 of the Modification Agreement, during the period commencing on the date on which this Agreement is entered into and ending one year following the termination of this Agreement, the Company shall not, without the Service Provider’s prior written consent, directly or indirectly, (i) solicit or encourage any person to leave the employment or other service of the Service Provider or its Affiliates or (ii) hire, on behalf of the Company or any other person or entity, any person who has left the employment or service within the one year period following the termination of that person’s employment or service with the Service Provider or its Affiliates.  During the period commencing on the date hereof through and ending one year following the termination of this Agreement, the Company shall not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Service Provider or its Affiliates, or endeavor to entice away from the Service Provider or its Affiliates, any person who during the term of the Agreement is, or during the preceding one-year period was, a customer of the Service Provider or its Affiliates.  Upon the termination of any Administrative Service pursuant to Section 4.2(a), Service Provider shall waive the non-solicitation and non-hire provisions of this Section 7.15 with respect to any employee of Service Provider or any of its Affiliates providing such Administrative Service solely to the Company during the 2 month period ending on the date of termination of such Administrative Service to allow such employee to work for the Company.

7.16                        Survival of Advisory Agreement Provisions.  This Agreement amends and restates the Advisory Agreement in its entirety except in respect of the provisions of the Advisory Agreement specified in Section 6.5 of the Modification Agreement.  Notwithstanding the amendment and restatement of the Advisory Agreement into this Agreement, those provisions of the Advisory Agreement specified in Section 6.5 of the Modification Agreement as surviving the amendment and restatement of the Advisory Agreement shall continue in full force and effect.

7.17                        No Presumption Against Drafter.  Each of the parties has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties, and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BEHRINGER HARVARD REIT I, INC.

By:
Name:
Title:

BEHRINGER ADVISORS LLC

By:	Harvard Property Trust, LLC,
its Manager

By:
Name:
Title:

[Signature Page to the Administrative Services Agreement]

[***] Confidential material redacted and filed separately with the Commission.

Schedule 2.01(d)

EXISTING SUBCONTRACTORS

IN EXCESS OF $10,000 PER YEAR

Subcontractors

***

Other Vendors (Not Subject to Section 2.01(d))

***

[***] Confidential material redacted and filed separately with the Commission.

ANNEX A

Any Service Charges that are billed hourly and incurred with respect to performance of Core Services and Non-Core Services as set forth on this Annex A shall be listed on an invoice that includes line items for each category of Core Services and Non-Core Services provided and each fee and cost incurred, including specific amounts of time expended, and such invoice shall be delivered pursuant to Section 3.02(a). Amounts due for services payable at an annual rate (other than retainer amounts) shall be payable pro rata for any partial year.

HUMAN RESOURCES

Initial Transitional/Implementation Services

The following initial transitional/implementation services will be provided for a flat fee of $*** payable on the Effective Date; provided, that the portion of the previously approved expenditure of $*** made to the Service Provider that was utilized for preparing human resources services for the transition and has been paid will be credited to the Company as it relates to such flat fee outstanding under the Administrative Services Agreement:

•      Employee Onboarding Activities

•      Policy/Document Development

•      Benefits Implementation

•      Systems Revision/Implementation (HRIS)

Refer to Exhibit A for additional details with respect to Human Resources Initial Transitional/Implementation Services to be provided under this Agreement.

Subsequent Transitional/Implementation Services

Pricing for any subsequent transitional/implementation services resulting from a change of control or similar situation (including significant M&A activity on the part of the Company) if one should occur during the term of the Agreement will be mutually agreed by the parties at such time based on the number of employees affected by such change of control or similar situation and the scope of additional services requested by the Company.

Standard Services

The following standard services will be provided at a rate of $*** per annum, payable in advance on no less frequently than a quarterly basis, based on the assumption that the Company and its Affiliates will be employing less than *** corporate-office-based (non-property-based) employees.  There will be no downward adjustment in such annual rate should the number of such employees be reduced (including to zero) from the number as of the Effective Date.  Any increase in staffing (beyond *** corporate

[***] Confidential material redacted and filed separately with the Commission.

employees) or the addition of non-corporate employees will require a mutually agreed increase in pricing.

•      Policies & Procedure Administration

•      Compensation/Payroll Administration

•      Benefits Activities/Services

•      Performance Management

•      Recruiting Services

•      Reporting Services

•      Hiring/Termination Services

•      Training/Employee Relations Administration

•      EEO-1 tracking/reporting

Refer to Exhibit B for additional details with respect to Human Resources Standard Services to be provided under this Agreement.

In addition, the Service Provider will provide human resources services to on-site property-based employees of the Service Provider and its Affiliates (at properties owned by the Company and its Affiliates) and the Company shall pay the Service Provider an amount equal to a rate of $*** per such employee per year, payable no less frequently than on a quarterly basis and shall be determined on a monthly basis, based on the number of such employees on the last business day of each month, excluding contract personnel through the term of this Agreement and (thereafter) until the termination of the Sixth Amended and Restated Property Management Agreement dated as of August 31, 2012 (the “Property Management Agreement”), by and among the Company, Behringer Harvard Operating Partnership I and HPT Management Services LLC or the consummation of the buyout option provided for therein. The preceding sentence and such services and fee obligations shall survive any termination of the Human Resources Services pursuant to this Agreement.

Non-Standard Services

Non-standard services will be provided based on the following hourly personnel rates.

•      HR Vice President/Director/Department Head at $*** per hour

•      HR Generalist/Payroll Supervisor at $*** per hour

•      HR Staff/Associate at $*** hour

[***] Confidential material redacted and filed separately with the Commission.

Non-standard services may include any of the following services, in addition to any other non-standard services as may be mutually agreed to from time to time, and will be billed as incurred but not less frequently than quarterly in arrears:

•      EEOC Claims

•      Travel for HR services (i.e., terminations/on-site training/counseling)

•      Litigation/hearings

•      WARN Act / office closings

•      Reductions in Force (*** or more in a department or location)

•      Affirmative Action Plan coordination and implementation with third Person vendor

•      Immigration coordination

•      360 Performance Evaluations

•      Leadership training

•      Wellness Initiatives

•      Employee relations initiatives beyond those considered standard

•      Audit response coordination

•      Implementation of new HRIS systems or other new benefit products

•      Transition of information and materials for service separation

•      Out of office meetings with counsel or other consultants

•      Attendance at industry HR/real estate conferences (requested/approved by client) relevant to client needs

•      Updating database and training on system enhancements (ADP)

•      Onboarding more than *** employees in one calendar month

•      Attend ADP annual conference for continuing education on enhancements and improvements

•      Off cycle or extra payroll runs (i.e. special 401(k) calculations, deferred comp distributions, etc.)

[***] Confidential material redacted and filed separately with the Commission.

SHAREHOLDER SERVICES

Standard Services

The following standard services will be provided at an annual rate of $*** per shareholder account (the Company has approximately 67,000 shareholder accounts as of the Effective Date), which shall in no event be less than $*** per year in the aggregate, and shall be determined on a monthly basis based on the number of shareholder accounts (not less than 67,000) as of the last day of each month for which Shareholder Services are provided:

Account Maintenance & Ongoing Program Operations

•      Investor account maintenance

•      Stockholder mailing address changes

•      Stockholder distribution address changes (one-time and ongoing)

•      Supplemental (third-Person) address changes

•      Custodian changes

•      Investment transfers to new custodian

•      Distribution issues (standard, no more than monthly)

•      IRS withholding

•      Foreign withholding

•      Print/Mail investor checks and statements, custodian reports, financial advisor reports

•      Escheatment

•      Adjustments to calculations required as a result of redemptions/liquidations

•      Investor requests to change distribution type (check / ACH)

•      Investor request to change distributions — reinvest / cash

•      Resolve lost distribution check issues

•      Regular check void / reissues

•      Stale dated check void / reissues

•      Distribution issues (Special or more frequent than monthly)

•      Support calculation and payment of appropriate distributions

•      Regular, special (preferred return), return of capital, fractional shares, etc.

•      IRS withholding

•      Foreign withholding

•      Print/Mail investor checks and statements, custodian reports, financial advisor reports

•      Escheatment

•      Adjustments to calculations required as a result of redemptions/liquidations

•      Investor requests to change distribution type (check / ACH)

•      Investor request to change distributions — reinvest / cash

•      Resolve lost distribution check issues

•      Regular check void / reissues

•      Stale dated check void / reissues

•      Transfers of ownership/Secondary market/Resales/Matching service

•      Verify documents are properly completed

•      Effect transfers of ownership in accordance with investor instructions

•      Secondary market/resale transactions

•      Matching service

•      Transfer Processing

•      Change in Beneficiary requests

•      Transfers on death

•      Review for receipt of appropriate documentation

•      Effect transfer of ownership in accordance with written instructions received

•      Redemptions/Liquidations

•      Reconciliation and balancing

•      IRS tax identification number (annual process)

•      Receive correspondence from IRS

•      Send letters to investors to verify tax identification numbers

•      Lost shareholder searches

•      Return mail

•      Research return mail

•      Determine new addresses

•      Update database

•      Research and resolve returned distribution checks and statements

•      Research and resolve returned financial advisor distribution statements

•      Research and resolve returned custodian distribution statements

•      Research and resolve returned commission checks

•      Research and resolve returned mail for regulation mailings

•      Corporate action communications

•      Estimated valuations

•      Special distributions

•      Distribution rate changes

•      Redemptions

•      Other material events

•      Custodian issues/cleanup

•      Consolidation of firms under one name (e.g., Fiserv)

•      Ongoing changes to custodian

Shareholder Communication

•      Confirmations

•      Generate various confirmations

•      Changes

•      Transfers

•      DRP Participation Agreement Mailings

•      FINRA estimated valuations

•      ERISA estimated valuations

•      Board requests

•      Data for board books

•      Special Requests

•      Basic demographics/profile for investors

•      Historical data or trends based on client/rep

•      One-off requests from shareholders for special consideration

•      Tax reporting

•      1099s

•      Cost basis inquiries and changes

•      Creation print/mail

•      Correspondence (email and mail) from Investors

•      Handling of complaints (executive and regular)

•      Handling of escalated calls and letters

General Tasks

•      Printing/mailing of investor confirms and statements (monthly/quarterly)

•      File transmissions (inbound and outbound) to broker/dealer back offices and custodians

•      Position reports/issues and other requests for custodians

•      Position reports/issues and other requests for broker/dealers

•      Position reports/issues and other requests for financial advisors

•      Manage document and record retention (using 3rd Person system billed separately)

•      Maintain all investor, financial advisor and broker/dealer records

•      Oversight of process to Print / Mail of broker/dealer copies of investor confirms and statements (3rd Person billed)

•      Manage forms, including:

•      ACH/Direct Deposit

•      Financial Advisor

•      Custodian Change

•      Transfers

•      Home Address/Distribution Address

•      Dividend Reinvestment Program (“DRP”)

•      DRP Participation Agreements

•      Redemptions

•      Document retention and retrieval

•      Housing of 1099s

•      Routine quality control checks using standard sampling

•      Respond to special requests

•      Reports

•      Validation of distribution options (such as special distribution instructions or ongoing monitoring of drip to cash reports)

•      State of Sale for shares (ie. Blue Sky report)

•      Projects

•      Tax form updates/corrections — multiple-year amendments and delivery to client/rep

•      Corrections for processing errors (such as a qualified account set up as non-qualified in error)

•      Position reconciliation

•      Custodian special needs

•      Tender Offers statistics/research/reporting

•      Lawsuits research/reporting

•      Routine compliance — FINRA / SEC / Internal Controls Audit

Shareholder “touchpoints”

•      Inbound and Outbound call center

•      7am – 6pm Central Time (business days)

[***] Confidential material redacted and filed separately with the Commission.

•      Investor/Shareholder inquires

•      Research and respond to inquiries

•      Correspondence

•      Investor, Attorney, Financial Advisor and Broker/Dealer Correspondence (except those associated with events such as listing, Change of Control transactions, or others of significance)

•      Estimated value letters

•      Position confirmation requests

•      Control number confirmation requests

•      Response letters

•      Complaint letters

•      Position requests

•      Assisting the Company employees in development of scripts for call center dissemination

•      Legal issues involving individual requests that tie to one account that require no more than minor research and do not require copying of most account documents and history (that the Service Provider has access to) and do not require DST, State Street or any other third party to pull information. To add clarity on standard service legal issues: for a service to be standard, the Service Provider would be able to “straight-through” process an item after a review by the Company’s legal department (consistent with past practice with respect to similar items reviewed by the Service Provider’s shareholder services function).

Non-Standard Services

Non-standard services may include any of the following services, in addition to any other non-standard services as may be mutually agreed to from time to time, and will be provided based on an aggregate department hourly personnel rate of $***. Non-standard services will be billed as incurred but not less frequently than quarterly in arrears.

Shareholder Communication

•      Regulatory mailings

•      8-Ks

•      Supplements

•      New York letters

•      Post-Effective Amendments

•      S-3s (information for REITs)

•      Label — for mailings

General Tasks

•      Proxies

•      Manage vendors

•      Provide alternatives or augmentation for solicitation

•      Verify record date shares

•      Return mail

•      Field questions on processes and other informational requests

•      Attest to results and report to Boards

•      Oversight and/or implementation of Imaging system

•      Workflow changes

•      Image retention per new legal instructions (WORM)

•      MIS (reporting of process, backlogs, system downtime, etc.)

Shareholder “touchpoints”

•      Investor, attorney, financial advisor and broker/dealer correspondence (associated with events such as listing, Change of Control transactions, or others of significance)

•      Estimated value letters

•      Position confirmation requests

•      Control number confirmation requests

•      Response letters

•      Complaint letters

•      Position requests

•      Legal issues to the extent not included in standard services.

•      Regulatory inquiries

•      Research and respond to inquiries

Extraordinary Events Not Yet Contemplated (non-exclusive)

•      Listing event

•      Change of Control

•      Sale of multiple assets simultaneously or entire portfolio

•      Transition of information and materials for service separation

INFORMATION TECHNOLOGY

Standard Services

Standard services will be provided based on the following cost per employee of the Company and its Subsidiaries and per employee of the Service Provider and its Affiliates performing on-site property management services per year, payable one-fourth each quarter in arrears (prorated for employee start and termination dates).

[***] Confidential material redacted and filed separately with the Commission.

Headquarters Personnel:

•	Executive, Asset Management, Legal and other non-Fund Accounting and Real Estate Accounting department personnel	$	***

•	Fund Accounting, Real Estate Accounting department personnel	$	***

Non-Headquarters Personnel:

•	Personnel at other corporate offices	$	***

•	On-site property management personnel	$	***

•	ABM/Contractors	$	***

•	Work order only	$	***

With respect to Headquarters Personnel, pricing with respect to each additional employee shall be adjusted such that, if the number of employees (inclusive of the employee being hired) is less than or equal to ***, the cost for such additional employee shall be ***% of the amount set forth above, if the number of employees is greater than *** and less than or equal to ***, the cost for such additional employee shall be ***% of the amount set forth above and, if the number of employees is greater than ***, the cost for such additional employee shall be equal to the weighted average of cost of the number of employees in the designated category that make up the first *** employees.

Note that pricing may change, by the mutual consent of the Company and the Service Provider if the Company requests a substantive change in the scope of standard services.

•      Standard services are to be provided at the Service Provider’s US corporate headquarters or the Company’s Corporate Offices only and will include the following:

•      Access to, and support of, the Service Provider’s phone system and equipment that support the Company’s needs for local phone service, domestic long distance phone service and international long distance.

•      Access to, and support of, the Service Provider’s Internet connectivity for use by the Company

•      Server room services, including maintenance of hardware

•      Hosting, implementation, maintenance, support and implementation of routine updates requested by the Company to the uniform resource locator (URL) of http://www.behringerharvard.com/Behringer_Harvard_REIT_I_Inc/ (the “Website”) and any other URLs that are necessary for the operation of the Website, consistent with past practice and consistent with the Service Provider’s

[***] Confidential material redacted and filed separately with the Commission.

operation of the domain name “behringerharvard.com” (the “Domain Name”) and the other URLs contained thereon

•      Routine technology purchasing/requisition services

•      Help desk support

•      On-site at the Company’s Bent Tree location 9am — 4pm Central Time (business days)

•      Server administration

•      Network administration

•      Manage desktop software licenses, as long as the Service Provider’s designated desktop suite is used (which may change from time to time as the Service Provider directs in its sole discretion).  For illustration, the following is a list of items typically included in a desktop suite:

•      Windows desktop (various versions)

•      Office Standard (Word, Excel, PowerPoint, Outlook)

•      Various client access licenses (CAL’s) for example

•      Exchange email

•      MS SQL Server

•      SharePoint

•      Miscellaneous utilities for things such as antivirus or configuration management

•      Support of mobile devices for e-mail consistent with the Service Provider’s policies (which may change from time to time as the Service Provider directs in its sole discretion). Note that this may require the user to (i) permit administrator management software to run on the device to allow the Service Provider to, among other things, impose policy, remote wipe and restrict applications that may otherwise interfere with the Service Provider’s policies, etc., and (ii) agree to adhere to the Company’s cell phone policy, which shall be substantially similar to the Service Provider’s policy, appropriate use policy, and code of conduct.

Refer to Exhibits C and D for additional details regarding Infrastructure and CRE Application services. These schedules may be modified from time to time with a change in pricing by mutual agreement of the Company and the Service Provider.

Non-Standard Services

Non-standard services will be provided at the following aggregate departmental hourly personnel rates.

•      IT Application services at $*** per hour

•      IT Infrastructure services at $*** per hour

Non-standard services may include any of the following services, in addition to any other non-standard services as may be mutually agreed to from time to time, and will be billed as incurred but not less frequently than quarterly in arrears:

•      Deviation from the Service Provider’s standard desktop suite

•      Review, approval and implementation of any non-standard services and technologies due to the shared infrastructure employed by the Service Provider, including:

•      Hardware

•      Software

•      Third Person services

•      Consulting fees (both internal and external)

•      Other costs required to put the service/functionality in place, which may also require an ongoing support and maintenance fee

•      Website services

•      Including implementation of customer facing websites

•      Creation of a web site for the Company which will incorporate basic functionality to be agreed upon

•      Implementation of extensive functionality, e.g. investor portals, advisor portals, multilingual support, etc.

•      Employee facing web sites or intranet utilizing SharePoint, or another tool, as its website creation and content management tool

•      Services provided to locations other than existing locations of the Corporate Offices may be considered non-standard and billed accordingly

•      Remote and HQ offices setup, relocation, remote decommissioning or divesting from the Service Provider

•      Significant upgrades in hardware or software

•      Services relating to separation from the Service Provider, which includes but may not be limited to isolating standard service(s), transferring web site management to another servicer, separating operations into a standalone network and migrating data from the Service Provider environment to some other environment

•      Service initiation work (connectivity, phone service, separate database/ASP work)

•      Software/hardware research, including work with consultants to determine appropriate software or hardware selection for specific business activities or implementation of such software/hardware

[***] Confidential material redacted and filed separately with the Commission.

INTERNAL AUDIT

Internal audit services will be provided based on the following hourly department personnel rates.

•      Vice President/Director/Department Head at $*** per hour

•      Staff Auditor at $*** per hour

Internal audit services will include the following services and will be billed as incurred but not less frequently than quarterly in arrears:

•      Review and evaluate the effectiveness of the existing systems of internal controls

•      Review and evaluate operational effectiveness and efficiency

•      Review and evaluate the reliability of controls over financial reporting

•      Verify compliance with applicable laws and regulations

•      Review and evaluate the Company’s processes for assessing and managing business risk

•      Provide audit coverage for areas deemed appropriate as identified through a risk assessment process in conjunction with the judgment of management and the audit committee of the Board

•      Provide written audit reports and other communications to senior management of the Company and to the audit committee of the Board

REAL ESTATE TRANSACTIONAL SUPPORT

Real estate transactional support services will be provided for a non-refundable annual retainer of $*** for the first twelve months of the Administrative Services Agreement and $*** for each subsequent twelve month period against which the Service Provider will credit the Company for costs as incurred for its services based on the following hourly department personnel rates. Retainer amounts shall be payable on a quarterly basis in advance, with one-quarter of the annual retainer amount being payable on the first day of the quarter, be non-refundable and may be applied to any services billed during any subsequent quarter occurring during the 12- month period for which the retainer is paid.  Services will be billed as incurred but not less frequently than quarterly in arrears.

•      Vice President/Director/Department Head at $*** per hour

•      Project Coordinator at $*** per hour

[***] Confidential material redacted and filed separately with the Commission.

The Service Provider’s Real Estate Transactional Support personnel will provide transactional support services to the Company in connection with an acquisition, disposition or financing of the Company’s assets (including, without limitation, due diligence services and other activities that support real estate-related investment-level transactions such as the contracting and review of third Person structural and environmental reports, review of targeted acquisition historical budget and financial data, historical utility information, retrieval and review of zoning and use data and review of leases and third Person contracts), the scope of which will be mutually agreed by the Company and the Service Provider at the time.

INFORMATION MANAGEMENT

At the Company’s request, the Service Provider’s Information Management department may assist in the transition of information to the Company based on an aggregate hourly department personnel rate of $*** per hour. Services will be billed as incurred but not less frequently than quarterly.

RISK MANAGEMENT

To the extent agreed to by the Company and the Service Provider in advance, the Service Provider’s Risk Management department may assist in the performance of risk management services based on an aggregate hourly department personnel rate of $*** per hour. Services will be billed as incurred but not less frequently than quarterly.  For the avoidance of doubt, the Company shall not incur any Service Charges for Risk Management Services delivered by the Service Provider to the Company pursuant to Section 3.4, Article VI and Section 8.20 of the Property Management Agreement.

MARKETING

At the Company’s request, the Service Provider’s Marketing department may provide services to the Company either directly as requested, or in support of certain initiatives previously approved by the Company that are undertaken by other Service Provider departments such as Human Resources and Information Technology, based on the following hourly department personnel rates. Services will be billed as incurred but not less frequently than quarterly in arrears.

•      General marketing services at $*** per hour

•      Creative marketing services at $*** per hour

•      Conference and Events services at $*** per hour

•      Training services at $*** per hour

[***] Confidential material redacted and filed separately with the Commission.

CASH MANAGEMENT

At the Company’s request, the Service Provider’s Cash Management department may assist in the performance of cash management services based on an aggregate hourly department personnel rate of $*** per hour. Services will be billed as incurred but not less frequently than quarterly.

EXHIBIT A — HUMAN RESOURCES IMPLEMENTATION SERVICES

Employee Onboarding	Policy/Document Development & Branding	Benefits Implementation	Systems (HRIS) – EzLabor, HRB, Payex	Other
Term from HPT and file closure process (draft and distribute notice/term letters to all employees and prepare internal term paperwork)	Company Policies (drafting/rebranding)	Broker discussions and evaluation of benefits

ADP — (Company set up, Data Transfer/upload, state tax registration) (1. Create all business unit, department, location, class within HRB & PayEx. 2. Add all custom fields that will appear in HRB and set-up auto flow into PayEx when necessary. 3. Define all Time Off policies and create them within the portal and set-up flow into EZLabor Manager system. 4. Detailed benefit/billing and create all plans within the portal (including all side bar content and related forms) 5. Enter all job titles and associated pay structure in HRB & PayEx. 6. Create e-Access profiles for all life events within HRB. 7. Customize manager and employee access within HRB. 8. Customize the Portal home page. 9. Enter employees and establish manager relationships in HRB & PayEx.

AAP development
Offer letters/JD’s (JD’s will need to be reviewed and approved by the Company).	Drug Free Workplace	Training and enrollment	Build Connection files with benefit providers	Applicant Tracking System (Balancetrak)
Background checks (coordination of distribution, submission, data review)	Anti-Harassment	Certificate of Prior Insurance	Test all systems for data audit	Recruiting sites (Monster, etc.)
Benefits Enrollment	Code of Business Conduct	Medical/Dental/Vision	Applicant Tracking (see Other)	Sharepoint
New personnel files and benefit files (file space)	Confidentiality Policy	Basic and Voluntary Life	Weekly calls with ADP implementation team	Banking set-up (Payroll)
OFAC, Credit Check, e-verify (if necessary)	Handbook	401(k)/Profit Sharing (Loans, Distributions)	Research state requirements (payroll, overtime, etc.)	Labor Law/Workers’ Comp postings

Employee Onboarding	Policy/Document Development & Branding	Benefits Implementation	Systems (HRIS) – EzLabor, HRB, Payex	Other
	Education Assistance/Professional Development	STD/LTD	Set up custom management Reports	Termination documents from advisor
	Employee Referral Bonus	Long Term Care	Timesheet implementation — set up payroll and holiday schedule
Cafeteria Plan and Flex Plans (address unused FSA matter)
Section 529 College Savings Plan
Financial Planning
COBRA Administration (Conexis)
Workers’ Compensation
State disability (if applicable)
Unemployment
AAP — engagement of administrator and program implementation

EXHIBIT B — HUMAN RESOURCES STANDARD SERVICES

Policies & Procedure Administration	Compensation/ Payroll	Benefits	Performance Management	Recruiting	Reporting	Hiring/ Terminations	Training/ Employee Relations
Employee Handbook, Code of Conduct, etc. Education Assistance Policy	Maintain semi-monthly payroll	Assistance with insurance questions and support	Employee counseling statements	Manage staffing vendor relations	Surveys	Offer Letters	Annual Open Enrollment Meetings (Health, Retirement) (Via Webinar — Property travel considered non-standard)
Maintenance and storage of personnel files, term files, benefits files, etc.	Maintain HR/Benefits Solutions	Administration and Coordination of Leave policies (FMLA, STD/LTD, Personal)	Annual Performance review process	Maintenance of applicant tracking system	Census	Job Descriptions	Harassment/ Diversity
	Maintain Time and Labor Management	COBRA administration	Employee counseling		Organizational Charts	New Hire Orientation	Time entry and approval for non-exempts and managers
	Employee verifications	Medical/Dental/ Vision	Professional Development		Allocation Reports	Reductions in Force
	Loans/ Garnishments/ Child Support	Basic and Voluntary Life			EEO-1 reports	Fee based on hiring of 1-5 employees per calendar month (additional onboarding is considered non-standard)
	Special management reports/audit reports	Retirement Program

Policies & Procedure Administration	Compensation/ Payroll	Benefits	Performance Management	Recruiting	Reporting	Hiring/ Terminations	Training/ Employee Relations
	Manual checks (when needed)	529 Plans
	Enter new hire data, audit same	Flex Plans
	Termination — final payouts	EAP
	Direct deposit/tax changes	Annual Benefit review and coordination of annual package with broker
	Misc. earnings: commissions/ incentives, bonus, etc.)	Unemployment/ workers’ comp
Audit information flow from HRB to payex
Enter special salary allocations
Time sheet audit approval (each pay period)
Monthly reporting to DOL
Quarterly review of ADP reports, check states, SUI rates, verify that wage & tax register agrees

Policies & Procedure Administration	Compensation/ Payroll	Benefits	Performance Management	Recruiting	Reporting	Hiring/ Terminations	Training/ Employee Relations
Prepare and upload ADP reports for 401(k)/529 Plan/ Deferred Comp/ Commuter Benefit; input information into vendor template and upload
401(k) YTD reporting
Annual audits: W2, salary increases, update new STD/LTD amounts, calculate retroactive pay, workers’ compensation

EXHIBIT C — STANDARD INFRASTRUCURE SERVICES

Service Offering	Application/Function	Description
Application Hosting, Virtualization, SAN Storage, and Server Hosting	Server Hosting

Support server hardware, perform system backups (file, SQL, or Exchange), monitor server health and availability, and provide server virus protection. Includes patch management for critical operating system security patches.

Application Hosting, Virtualization, SAN Storage, and Server Hosting	Storage management	Monitor storage usage on servers/SAN and make recommendations for upgrades. Perform upgrades as needed.
Application Hosting, Virtualization, SAN Storage, and Server Hosting	Exchange Email	Support Exchange environment including platform management and troubleshooting end-user issues with performance, security, and reporting.
Application Hosting, Virtualization, SAN Storage, and Server Hosting	File Services	File Services support includes security administration, restoration of recently deleted files through the Undelete recycle bin, and troubleshooting locked files. Provide security reporting as needed.
Application Hosting, Virtualization, SAN Storage, and Server Hosting	Back End Database	Backup, monitor, and maintain SQL servers and associated data for in house database applications such as FAS.
Application Hosting, Virtualization, SAN Storage, and Server Hosting	Print Services	Maintain print servers and manage printer queues.
Application Hosting, Virtualization, SAN Storage, and Server Hosting	SharePoint (WSS and MOSS)	SharePoint (WSS and MOSS) environments. Maintain and support environments.
Asset Management, Access Control, and Desktop Support	Purchasing & Asset Inventory

Enter hardware and software purchases into system inventory system and maintain standard reports that can be run by the Service Provider or the Company. Perform reconciliations with purchases as needed. Maintain hardware inventory and assign software licenses to workstations to maintain compliance. Manage equipment lifecycle. Invoicing to appropriate entities.

Asset Management, Access Control, and Desktop Support	IT Equipment Relocation	Coordination and management of moving office IT equipment either internally or externally to new location within the Service Provider’s Addison office or the Company’s Bent Tree office.
Asset Management, Access Control, and Desktop Support	Antivirus - Desktop	Desktop Antivirus/AntiSpyware solution.

Service Offering	Application/Function	Description
Asset Management, Access Control, and Desktop Support	Mobile Device Management & Support	Monitor, backup, and maintain BES server, support for iPhone, iPad, Android platforms
Asset Management, Access Control, and Desktop Support	Technical Support

Take calls and provide support for desktop hardware in covered offices, also provide support for laptop users. Includes support for scanners and printers. Take calls and provide support for desktop software. Desktop software includes items which do not depend on server software, examples are Microsoft Word and Adobe Acrobat.

Asset Management, Access Control, and Desktop Support	Help Desk Administration	Management and triage of help desk tickets and dispatch to appropriate technical staff. Provide first point of communication between end users and IT. Provide reports on tickets upon request.
Asset Management, Access Control, and Desktop Support	Conference room management	Configuration and management of conference room IT equipment including computer screen projection, audio / video, and presentation assistance during meetings.
Asset Management, Access Control, and Desktop Support	User Provisioning	Provision user accounts within Service Provider authentication systems. Create new accounts, change existing accounts, and terminate as needed.
Custom Application Support	Web (IIS) services	Maintain and create sites and applications hosted on IIS. Manage and maintain Web servers.
FTP and Secure File Transfer	Secure File Transfer Services	Provide file transfer services that allows users to email secure links to files.
Infrastructure Management, WAN Acceleration, Routers, Switches, Firewalls	Firewall Services	Manage and maintain firewall policies, hardware/software maintenance, Intrusion Detection, and inline antivirus scanning of all firewall traffic.
Infrastructure Management, WAN Acceleration, Routers, Switches, Firewalls	Internet Circuit Management

Monitor and maintain internet circuit connectivity to Company covered office locations. Offering does not include the cost of the actual circuits. Monitor contracts and negotiate better terms on behalf of its managed properties when available.

Infrastructure Management, WAN Acceleration, Routers, Switches, Firewalls	Network Hardware Maintenance

Monitor, backup, and manage network appliances allowing regional offices access to corporate resources. Monitor covered office network infrastructure, managed services and other customer requested services 24x7. Monitor network traffic types on covered offices for trending purposes and forensic investigation as needed.

Infrastructure Management, WAN Acceleration, Routers, Switches, Firewalls	Domain Name Services	Perform adds and changes to DNS records for properties. Manage and maintain DNS database to include adds/changes.
Infrastructure Management, WAN Acceleration, Routers, Switches, Firewalls	Security Event Management	Monitor privileged accounts, devices, servers, and groups in Active Directory for changes and lockouts. Log events for historical reporting and send notifications if desired.
Infrastructure Management, WAN Acceleration, Routers, Switches, Firewalls	Voice Services

Configuration and management of Voice over IP systems to provide internal and sometimes inter-office phone services. Includes moves, adds, and changes. This is limited to BH or the Company’s Corporate HQ locations.

Service Offering	Application/Function	Description
IP Management, DNS, VPN, Active Directory	Active Directory	Backup, management, logging, and support of Active Directory.
IP Management, DNS, VPN, Active Directory	VPN Services

Monitor, backup, and manage network appliances allowing regional offices access to corporate resources. Manage remote access to Corporate resources via Cisco VPN client or AD integrated SSL VPN appliance.

IP Management, DNS, VPN, Active Directory	Private IP Address Management	Manage and maintain Private IP address database to include assignment of static IP addresses.
Web Filtering, Intrusion Detection, Antivirus, Spyware, Etc.	Desktop Windows Updates	Managed Windows Updates deployment service that automatically deploys Windows updates to all workstations. Regularly review, test, and deploy new security updates to these systems.

EXHIBIT D — STANDARD CRE APPLICATIONS AND SERVICES

Service Offering	Application/Function	Description
Software Licensing/Vendor Support	MRI	Day-to-day BH Support Services including how-to and break/fix.
Software Licensing/Vendor Support	Request	Day-to-day BH Support Services including how-to and break/fix.
Software Licensing/Vendor Support	Reporting Services	Day-to-day BH Support Services including how-to and break/fix.
Software Licensing/Vendor Support	Watchdog Pro	Day-to-day BH Support Services including how-to and break/fix.
Software Licensing/Vendor Support	Workspeed	Day-to-day BH Support Services including how-to and break/fix.
Software Licensing/Vendor Support	FAS (Fixed Asset System)	Day-to-day BH Support Services including how-to and break/fix.
Software Licensing/Vendor Support	Argus Software	Day-to-day BH Support Services including how-to and break/fix.
Software Licensing/Vendor Support	Argus DCF Utility	Day-to-day BH Support Services including how-to and break/fix.
Software Licensing/Vendor Support	Kardin Budgeting Software	Day-to-day BH Support Services including how-to and break/fix.
Software Licensing/Vendor Support	Realogic Tools for Excel	Day-to-day BH Support Services including how-to and break/fix.
Application Management & Administration	BHMRI	Day-to-day BH Support Services including how-to and break/fix.
Application Management & Administration	Reporting Services	Day-to-day BH Support Services including how-to and break/fix.
Application Management & Administration	Workspeed BH Support	Day-to-day BH Support Services including how-to and break/fix.
Application Management & Administration	FAS BH Support Services	Day-to-day BH Support Services including how-to and break/fix.
Application Management & Administration	Request BH Support Services	Day-to-day BH Support Services including how-to and break/fix.

Service Offering	Application/Function	Description
Application Management & Administration	Quarterly Supplemental Package	Day-to-day BH Support Services including how-to and break/fix.
Application Management & Administration	Quarterly Watchdog Process	Vendor, tenants, and employee quarterly searches (Could be self-sufficient through Reporting Services)
Application Management & Administration	CRE App Audit Services	MRI, Workspeed, FAS semi-annual user audits
Application Management & Administration	CRE App Audit Services	Internal Auditor Reviews (controls, change management, etc.)
Application Management & Administration	CRE App Audit Services	D&T Auditor Reviews (controls, change management, and trial balance query)
Web Site Services	Web Site Management	Company Web Site routine maintenance

ANNEX B

INFORMATION SECURITY ADDENDUM

1.             Personal Information.  The parties acknowledge that in performing its obligations hereunder, the Service Provider may obtain or have access to, or otherwise store, process or transmit, certain personally identifiable information of the Company, its employees, other personnel, agents, officers, directors, contractors, customers, potential and prospective customers, suppliers, and/or other persons, which information may include without limitation name, address, other contact information, financial account information, health or medical information, insurance information, social security number, tax ID number, driver’s license or non-driver identification card number, passport information, government ID number, tribal ID number, mother’s maiden name, date of birth, password, PIN number, access code, routing code, security code, biometrics, DNA profile information, electronic signature or serial number, employee ID number, payroll records, salary information or other human resources records and information, “protected health information” as defined by the Health Insurance Portability and Accountability Act, consumer report information, alien registration number or naturalization number, personal identification number or code, other account information and/or account activity information, other information or data that can be used for identity theft (including that which is not personally identifiable) and other sensitive information regarding such persons (collectively, “Personal Information”).  Notwithstanding anything to the contrary, all Personal Information is and shall remain the sole and exclusive property of the Company, and shall be deemed the Company’s Confidential Information regardless of whether it is marked as such.  Additionally, any account passwords issued to the Service Provider or its agents for purposes of accessing the Company’s systems shall be protected as if they were Personal Information for all purposes.

2.             Applicable Privacy and Data Security Laws.  For purposes of this Information Security Schedule, “Applicable Privacy and Data Security Laws” shall mean: (a) all privacy, security, data protection, direct marketing, consumer protection and workplace privacy laws, rules and regulations of any applicable jurisdiction (including, without limitation, the U.S., each state of the U.S.), and (b) the applicable data security and privacy policies of the Service Provider.

3.             Limited Use.  The Service Provider agrees that (a) at all times during the term of this Agreement and thereafter, it will comply with all Applicable Privacy and Data Security Laws in relation to Personal Information, (b) Personal Information will not be utilized by the Service Provider, its contractors or agents for any purpose other than for the purpose of rendering the Services to the Company under the Agreement (and not, for example and without limitation, to otherwise market to or contact such individuals) and shall be accessible by the Service Provider’s personnel on a need-to-know basis only, and (c) the Service Provider shall treat all Personal Information as Confidential Information subject to the Service Provider’s other obligations pursuant to the Agreement.  The Service Provider shall not collect any Personal Information from or about individuals except that which is actively and knowingly provided by such individuals or provided by the Company to the Service Provider.

4.             Notification of Security Breach and Incident Response.  Without limitation of the foregoing, the Service Provider shall advise the Company promptly in the event that it learns or that there has been unauthorized access to or use of, or any security breach relating to or affecting, Personal Information, or that any person who has had access to Personal Information has violated or intends to violate the terms of this Agreement.

5.             Disposal.  As soon as possible after any Personal Information (or a portion thereof) is no longer needed by the Service Provider to fulfill its obligations hereunder, and in any event upon termination of this Agreement for any reason: such Personal Information in the Service Provider’s or its agent’s or contractor’s possession or control shall be returned to the Company or destroyed pursuant to and to the extent required by Section 5.03 of this Agreement.

EXHIBIT C

FORM OF PROPERTY MANAGEMENT AGREEMENT

See attached.

FORM OF

SIXTH AMENDED AND RESTATED
PROPERTY MANAGEMENT AGREEMENT

This SIXTH AMENDED AND RESTATED PROPERTY MANAGEMENT AGREEMENT (this “Management Agreement”) is made and entered into as of this 31st day of August, 2012, by and among BEHRINGER HARVARD REIT I, INC., a Maryland corporation (“BH REIT”), BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership (“BH OP”), and HPT MANAGEMENT SERVICES LLC, a Texas limited liability company (the “Manager”).

WHEREAS, BH OP was organized to acquire, own, operate, lease and manage real estate properties on behalf of BH REIT; and

WHEREAS, BH OP and BH REIT and Manager previously entered into that certain Property Management and Leasing Agreement dated February 14, 2003, as amended and restated by the Amended and Restated Property Management and Leasing Agreement dated June 2, 2003, the Second Amended and Restated Property Management and Leasing Agreement dated February 11, 2005, the Third Amended and Restated Property Management and Leasing Agreement dated March 20, 2006, the Fourth Amended and Restated Property Management and Leasing Agreement dated December 29, 2006, and the Fifth Amended and Restated Property Management and Leasing Agreement, dated May 15, 2008, as amended by the First Amendment dated June 25, 2008, the Second Amendment dated August 13, 2008, the Third Amendment dated November 9, 2010, and the Fourth Amendment dated February 20, 2012 (collectively, the “Original Management Agreement”); and

WHEREAS, Owner desires to continue retaining Manager to manage real estate properties acquired by Owner upon the terms and subject to the conditions set forth in this Management Agreement; and

WHEREAS, the Board of Directors of BH REIT (based upon the recommendation of the BH REIT Special Committee), BH OP and Manager have each approved and declared advisable, this Management Agreement; and

WHEREAS, upon the terms and subject to the conditions of this Management Agreement, Manager desires to grant BH REIT the option and BH REIT desires the option to undertake the property management functions of Manager as contemplated by Article IX; and

WHEREAS, the Board of Directors of BH REIT (based upon the recommendation of the BH REIT Special Committee) has determined that this Management Agreement, including the Buyout Option (as defined below), is in furtherance of and consistent with its business strategy, is fair and reasonable to BH REIT, and is in the best interests of its stockholders; and

WHEREAS, concurrent with the entry into this Sixth Amended and Restated Property Management Agreement, BH REIT, Manager, Behringer Harvard REIT I Services Holdings, LLC, and Behringer Advisors, LLC are entering into that certain Master Modification Agreement and certain related agreements;

WHEREAS, the Board of Directors of BH REIT (based upon the recommendation of the BH REIT Special Committee), including a majority of members of the Board of Directors of BH REIT not otherwise interested in the transactions contemplated hereby directly or through an Affiliate (as defined in the BH REIT Charter), has determined that any assets acquired by BH REIT from Manager pursuant to this Management Agreement are at a price to BH REIT no greater than the cost, to Manager, of the assets being acquired, or at a price to BH REIT in excess of the cost, to Manager, of the assets being acquired pursuant to this Management Agreement, but substantial justification for such excess exists and such excess is reasonable; and

WHEREAS, the parties desire to amend and restate in its entirety the Original Management Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree, as follows:

ARTICLE I.
DEFINITIONS

Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Management Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms thereof:

1.1                                 “Account” has the meaning set forth in Section 2.5.

1.2                                 “Adjustment Date” has the meaning set forth in Section 9.5(a).

1.3                                 “Administrative Services Agreement” means that certain Administrative Services Agreement, dated as of August 31, 2012, by and between BH REIT and Behringer Advisors, LLC, as amended, supplemented or otherwise modified from time to time.

1.4                                 “Affiliate” means, except as otherwise provided herein, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, BH REIT, BH OP, and their respective Affiliates shall not be considered Affiliates of Manager or any Affiliates of Manager, and vice versa.

1.5                                 “Agreement” means any loan agreement, mortgage, indenture, deed of trust, lease, sublease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, whether oral or written, expressed or implied.

1.6                                 “Annual Budget” has the meaning set forth in Section 2.6(c).

1.7                                 “Behringer Group” means, collectively, (i) Manager, (ii), Behringer Harvard REIT I Services Holdings, LLC, (iii) Behringer Advisors, LLC, (iv) Behringer Harvard Holdings, LLC, and (v) all of their respective Affiliates. For the avoidance of doubt, BH REIT, BH OP, and their respective Affiliates shall not be considered members of the Behringer Group.

1.8                                 “Behringer Plans” means, collectively, each plan, program, policy or Agreement providing for compensation, bonuses, pension, retirement, profit sharing, health, dental, vision, life, disability, severance, termination pay, performance awards, equity or “profits interests” awards, fringe benefits or other employee benefits of any kind, if any, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is sponsored, maintained, or contributed to by any member of the Behringer Group in which any Manager Specified Employee participates.

1.9                                 “BH OP” has the meaning set forth in the Preamble.

1.10                           “BH REIT” has the meaning set forth in the Preamble.

1.11                           “BH REIT Plans” has the meaning set forth in Section 9.6(e)(i).

1.12                           “Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in Dallas, Texas generally are authorized or required by Law or regulation to close.

1.13                           “Buyout” means, collectively, the waiver of certain non-solicitation and non-hire provisions and the other transactions contemplated by Article IX.

1.14                           “Buyout Closing” has the meaning set forth in Section 9.3(a).

1.15                           “Buyout Closing Date” has the meaning set forth in Section 9.3(a).

1.16                           “Buyout Consideration” means 0.8 times the gross amount of all Management Fees and Oversight Fees earned by Manager under this Management Agreement for the trailing consecutive 12-month period ending with the last full month prior to the delivery of the Buyout Notice; provided, however, that if (i) the Buyout Notice Date occurs during the one-year period prior to the Existing Expiration Date, and (ii) Remaining Amount is less than the Buyout Consideration payable (but for the effect of this proviso), then the Buyout Consideration means the Remaining Amount.

1.17                           “Buyout Consideration Schedule” has the meaning set forth in Section 9.3(c).

1.18                           “Buyout Notice” has the meaning set forth in Section 9.2.

1.19                           “Buyout Notice Date” has the meaning set forth in Section 9.2.

1.20                           “Buyout Option” means the option to consummate the Buyout, on the terms and subject to the conditions set forth in Article IX.

1.21                           “Capital Plan” has the meaning set forth in Section 2.4(g).

1.22                           “Change of Control” shall occur, with respect to any specified person, if (a) any Group, who prior to such time beneficially owned (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) less than 50% of the voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests), shall acquire (including by merger,  consolidation or otherwise) voting shares or other equity interests of such specified person, in one or more transactions or series of transactions, and after such transaction or transactions such Group beneficially owns 50% or more of voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests), or (b) such specified person shall sell all or substantially all of its assets to any Group which, prior to the time of such transaction, beneficially, directly or indirectly, owned less than 50% of the voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests). In addition, any event that causes, directly or indirectly, any Person other than REIT I to become the beneficial owner of greater than 50% of the Equity Interests of BH OP shall be deemed a Change of Control of REIT I.

1.23                           “Claim” means any threatened, pending or completed claim, action, suit, litigation, arbitration, alternative dispute resolution mechanism, investigation, hearing or any other proceeding, whether civil (including intentional and unintentional tort claims), criminal, administrative, regulatory, investigative or other, or any inquiry or investigation that might lead to the institution of any such claim, action, suit, litigation or other proceeding, whether civil (including intentional and unintentional tort claims), criminal, administrative, regulatory, investigative or other.

1.24                           “COBRA” has the meaning set forth in Section 9.6(e)(iii).

1.25                           “Construction Work” has the meaning set forth in Section 5.2.

1.26                           “Contracts” has the meaning set forth in Section 3.2(d).

1.27                           “Damages” means any and all costs, losses, damages, Liabilities, obligations, lawsuits, deficiencies, Claims, demands, penalties, assessments, fines, return of any consideration, Judgments, arbitration awards, indemnification payments, reasonable costs and reasonable expenses, of any nature whatsoever, reasonable costs and reasonable expenditures required or incurred to comply with any Judgment, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing. All Damages shall be calculated on a pre-Tax basis, without reduction or other adjustment for any Tax consequences arising out of the payment of such Damages.

1.28                           “Economic Interest Percentage” means the percentage of capital contributed directly or indirectly to the Joint Venture as compared with the total capital contributed to the Joint Venture by all of the owners of the Joint Venture as the percentage shall be calculated in good faith by the Owner. Any in-kind contribution shall be considered in the calculation of the Economic Interest Percentage and valued at the fair market value of the contribution on the date of contribution as determined by the Owner.

1.29                           “Employee Release” has the meaning set forth in Section 9.6(d)(i).

1.30                           “Equity Interests” means (i) with respect to a corporation, as determined under the Laws of the jurisdiction of organization of such entity, shares of capital stock (whether common, preferred or treasury), (ii) with respect to a partnership, limited liability company, limited liability partnership or similar Person, as determined under the Laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests, or (ii) any other equity ownership.

1.31                           “Estimated Manager Fees and Expenses” has the meaning set forth in Section 9.3(f)(ii).

1.32                           “Existing Expiration Date” has the meaning set forth in Section 7.1.

1.33                           “Final Manager Fees and Expenses Amount” has the meaning set forth in Section 9.5(a).

1.34                           “Final Manager Fees and Expenses Statement” has the meaning set forth in Section 9.5(a).

1.35                           “GAAP” means United States generally accepted accounting principles in effect on the Original Effective Date, consistently applied.

1.36                           “Governmental Authority” means any United States or other international, national, state or local government, any political subdivision thereof or any other governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, commission or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any arbitrator with authority to bind a party at law.

1.37                           “Gross Revenues” means all amounts actually collected as rents or other charges for the use and occupancy of the Properties, but excluding (i) interest and other investment income of Owner, (ii) proceeds received by Owner from a sale, exchange, condemnation, eminent domain taking, casualty or other disposition of assets of Owner, and (iii) proceeds received by Owner from any financing.

1.38                           “Group” shall mean any person, or any two or more persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and all Affiliates of such person or persons.

1.39                           “Improvements” means any buildings, structures and equipment from time to time located on the Properties and all parking and public common areas located on the Properties.

1.40                           “Indemnified Parties” has the meaning set forth in Section 6.5(a).

1.41                           “Intellectual Property Rights” means all right, title and interest, whether foreign or domestic, in and to any and all trade secrets, confidential information, patents, inventions, copyrights, service marks, trademarks, know-how, or similar intellectual property rights and all applications and rights to apply for these rights, as well as any and all similar rights and license rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic and all renewals and extensions thereof.

1.42                           “Joint Venture” means an investment in a legal organization formed to provide for the sharing of the risks and rewards in an enterprise co-owned and operated for mutual benefit by two or more business partners and established to acquire or hold Properties.

1.43                           “Judgments” means any judgments, injunctions, orders, decrees, writs, rulings, stipulations, consents, settlements, or awards of any court or other judicial authority or any other Governmental Authority.

1.44                           “Laws” means all laws, statutes, by-laws, ordinances, rules, regulations, common law or Judgments of any Governmental Authority.

1.45                           “Lease” means, unless the context otherwise requires, any lease or sublease made by Owner as landlord or by its predecessor.

1.46                           “Licensing Claim” shall mean any Claim that Manager or any other member of the Behringer Group does not possess a real estate brokerage or similar license required by any Law in connection with services provided by such Person to Owner or any of its Affiliates, or any Claim that arises from or relates to the foregoing.

1.47                           “Liabilities” means any liability, indebtedness, guaranty, assurance, commitment, claim, loss, damage, deficiency, assessment, obligation or responsibility, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, known or unknown, contingent or unmatured, liquidated or unliquidated, asserted or unasserted, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto.

1.48                           “Losses” has the meaning set forth in Section 6.5(a).

1.49                           “Management Agreement” has the meaning set forth in the Preamble.

1.50                           “Management Fees” has the meaning set forth in Section 5.1.

1.51                           “Manager” has the meaning set forth in the Preamble.

1.52                           “Manager Fees and Expenses” has the meaning set forth in Section 9.3(f)(ii).

1.53                           “Manager Purchased Assets” has the meaning set forth in Section 9.3(d).

1.54                           “Manager Purchased Assets Schedule” has the meaning set forth in Section 9.3(d).

1.55                           “Manager Representations Letter” has the meaning set forth in Section 9.4(b)(i).

1.56                           “Manager Specified Employee” has the meaning set forth in Section 9.3(e)(i).

1.57                           “Manager Specified Employees Schedule” has the meaning set forth in Section 9.3(e)(i).

1.58                           “Master Modification Agreement” means that certain Master Modification Agreement, dated as of August 31, 2012, by and between BH REIT, Manager, Behringer Harvard REIT I Services Holdings, LLC, and Behringer Advisors, LLC, as amended, supplemented or otherwise modified from time to time.

1.59                           “Non-Hired Manager Specified Employee” has the meaning set forth in Section 9.6(a).

1.60                           “Notice” has the meaning set forth in Section 8.1.

1.61                           “Original Effective Date” means February 14, 2003.

1.62                           “Original Management Agreement” has the meaning set forth in the Recitals.

1.63                           “Oversight Fee” has the meaning set forth in Section 5.1.

1.64                           “Owner” means BH REIT, BH OP or any joint venture, limited liability company or other Affiliate of BH REIT or BH OP that owns, in whole or in part, on behalf of BH REIT, any Property or Properties.

1.65                           “Ownership Agreements” has the meaning set forth in Section 2.4(e).

1.66                           “Person” means an individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.

1.67                           “Pre-Closing Manager Fees and Expenses Schedule” has the meaning set forth Section 9.3(f)(ii).

1.68                           “Properties” means all interests in real estate owned by Owner and all tracts to be acquired by Owner containing income-producing improvements or on which Owner will construct income-producing improvements. For the avoidance of doubt, if at any time Owner ceases to own any interest in a Property, it shall no longer be considered a “Property” for the purposes of this Management Agreement.

1.69                           “Proprietary Properties” means all modeling algorithms, tools, computer programs, know-how, methodologies, processes, technologies, ideas, concepts, skills, routines, subroutines, operating instructions and other materials and aides used in performing the duties set forth in Article II that relate to management advice, services and techniques regarding current and potential Properties, and all modifications, enhancements and derivative works of the foregoing.

1.70                           “PTO Benefits” has the meaning set forth in Section 9.6(c).

1.71                           “PTO Liabilities” has the meaning set forth in Section 9.6(c).

1.72                           “Remaining Amount” shall mean the gross amount of all Management Fees and Oversight Fees that would have been earned by Manager under this Management Agreement during the period beginning on the Buyout Closing Date and ending on the Existing Expiration Date (based on an average of the Management Fees and Oversight Fees earned by the Manager under this Management Agreement for the trailing consecutive 12 month period ending with the last full month prior to the delivery of the Buyout Notice) had the Buyout Option not been exercised prior to the Existing Expiration Date.

1.73                           “Severance Schedule” has the meaning set forth in Section 9.6(d)(i).

1.74                           “Submanager” has the meaning set forth in Section 8.3(b).

1.75                           “Support Services Agreement” means any Agreement for services between any member of the Behringer Group (on the one hand) and BH REIT or its Affiliates (on the other hand), other than the Administrative Services Agreement and this Management Agreement.

1.76                           “Tax Return” means any report, return (including information return), election, document, estimated tax filing, declaration or other filing required to be supplied to any taxing or other Governmental Authority with respect to Taxes, including any amendments thereto.

1.77                           “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service and use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments and (ii) any Liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group.

1.78                           “Texas Tax Code” means the Texas Tax Code as amended by Texas H.B. 3, 79th Leg., 3rd C.S. (2006), and reference to any provision of the Texas Tax Code Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.

1.79                           “Third Party Leasing Agreement” has the meaning set forth in Section 8.4.

1.80                           “Third Party Management Agreement” has the meaning set forth in Section 8.5.

1.81                           “Transferred Manager Employees” has the meaning set forth in Section 9.6(a).

ARTICLE II.
APPOINTMENT AND STATUS OF MANAGER; SERVICES TO BE PERFORMED

2.1                                 Appointment of Manager. Owner hereby engages and retains Manager as the manager and as tenant coordinating agent of the Properties, and Manager hereby accepts such appointment on the terms and conditions hereinafter set forth; it being understood that this

Management Agreement shall cause Manager to be, at law, Owner’s agent upon the terms contained herein.

2.2                                 Treatment Under Texas Margin Tax. For purposes of the Texas margin tax, Manager’s performance of the services specified in this Management Agreement will cause Manager to conduct part of the active trade or business of the Owner, and Manager’s compensation includes both the payment of management fees and the reimbursement of specified costs incurred in Manager’s conduct of the active trade or business of the Owner. Therefore, Owner and Manager intend Manager to be, and shall treat Manager as, a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code. Owner and Manager will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to Owner’s reimbursements paid to Manager pursuant to this Management Agreement of specified costs and allocable wages and compensation. Owner and Manager further recognize and intend that as a result of the relationship created by this Management Agreement, reimbursements paid to Manager pursuant to this Management Agreement include (i) “flow-though funds” that Manager is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) “flow-through funds” that Manager is mandated by contract to distribute, within the meaning of Section 171.1011(g). The terms of this Management Agreement shall be interpreted in a manner consistent with the characterization of the Manager as a “management company” as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-though funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.

2.3                                 General Duties. Manager shall devote its reasonable best efforts to performing its duties hereunder to manage, operate and maintain the Properties in a diligent, careful and vigilant manner. The services of Manager are to be of scope and quality not less than those generally performed by professional property managers of other similar properties in that geographic area. Manager shall make available to Owner the full benefit of the judgment, experience and advice of the members of Manager’s organization and staff with respect to the policies to be pursued by Owner relating to the operation and leasing of the Properties.

2.4                                 Specific Duties. In addition to the specific authority granted to Manager by Owner pursuant to Article III of this Management Agreement, but subject to the terms hereof, Manager’s duties include the following:

(a)                                  Lease Obligations. Manager shall perform all duties of the landlord under all Leases insofar as such duties relate to operation, maintenance, and day-to-day management. Manager shall also provide or cause to be provided, at Owner’s expense, all services normally provided to tenants of like premises, including where applicable and without limitation, gas, electricity or other utilities required to be furnished to tenants under Leases, normal repairs and maintenance, and cleaning and janitorial service. Manager shall arrange for and supervise the performance of all installations and improvements in space leased to any tenant that are expressly required under the terms of the lease of such space.

(b)                                 Maintenance. Manager shall cause the Properties to be maintained in a manner consistent with, or substantially similar to, the manner in which similar rental properties in that geographic region are maintained. Manager’s duties and supervision in this respect shall include, without limitation, cleaning the interior and the exterior of the Improvements and making or supervising the repair, alterations, and decoration of the Improvements, subject to and in strict compliance with this Management Agreement and the Leases. Construction activities undertaken by Manager, if any, shall be limited to activities related to the management, operation, maintenance, and leasing of the Properties (e.g., repairs, renovations, and leasehold improvements), including planning and coordinating the construction of any tenant-paid improvements, in each case, at Owner’s request.

(c)           Leasing Functions. Notwithstanding anything in this Management Agreement to the contrary, unless requested in writing by Owner and agreed to in writing by Manager, Manager shall not perform (and, unless so requested and agreed in a separate written agreement, Manager shall not have any obligation to perform) any leasing functions, and unless so requested and agreed, all leasing functions will be performed by Owner or third parties pursuant to Section 8.4. For the avoidance of doubt, Manager shall not pay and Manager will not be reimbursed by Owner for, any expenses of leasing a Property (such as newspaper and other advertising, signage, banners, brochures, referral commissions, leasing commissions, finder’s fees and salaries, bonuses and other compensation of leasing personnel responsible for the leasing of the Property) unless Owner has requested Manager to perform such leasing functions or pay such amount and Manager has agreed, in accordance with this Section 2.4(c).

(d)           Permits; Notice of Violations. At Owner’s request and cost and expense, Manager shall use commercially reasonable efforts to obtain required permits for each Property and take all commercially reasonable steps to ensure compliance in all material respects with applicable Laws. Manager shall forward to Owner promptly upon receipt, all notices of violation or other notices from any governmental authority, and board of fire underwriters or any insurance company, and shall make such recommendations regarding compliance with any notice as Manager believes is appropriate.

(e)           Ownership Agreements. Manager has received copies of (and will be provided with copies of future) Articles of Incorporation, Agreements of Limited Partnership, Joint Venture Partnership Agreements and Operating Agreements, each as may be amended from time to time, of Owner, as applicable (the “Ownership Agreements”) and is familiar with the terms thereof. Manager shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of Ownership Agreements.

(f)            Technology Use and Support. Manager shall utilize the software and technology platforms that it believes are appropriate in connection with fulfilling its duties under this Management Agreement. In addition, Manager shall provide technical support and maintenance with respect to any technology used in the maintenance, operation, management and leasing of the Properties.

(g)           Capital Plans. Not later than 30 days after the Original Effective Date, and each successive fifth anniversary thereafter, Manager shall prepare and deliver to Owner a plan setting forth its strategies for the overall management, operation and maintenance of the Properties under the terms and conditions of this Management Agreement, for the five years immediately following the submission (“Capital Plan”). As often as reasonably necessary during the period covered by any Capital Plan, the Manager may submit to Owner for its approval an updated Capital Plan.

2.5           The Account. Manager shall establish and maintain a separate checking account (the “Account”) into which all rent and other monies collected from tenants shall be deposited. All monies deposited from time to time in the Account shall be deemed to be trust funds and shall be and remain the property of Owner and shall be withdrawn and disbursed by Manager for the account of Owner only as expressly permitted by this Management Agreement. No monies collected by Manager on Owner’s behalf shall be commingled with funds of Manager. The Account shall be maintained, and monies shall be deposited therein and withdrawn therefrom, in accordance with the following:

(a)           All sums received from rents and other income from the Properties shall be promptly deposited by Manager in the Account. Manager may endorse any and all checks received in connection with the operation of any Property and drawn to the order of Owner, and Owner shall, upon request by Manager, furnish Manager’s depository with an appropriate authorization for Manager to make such endorsement. Manager shall have the right to designate two or more persons, each of whom shall be approved in advance by BH REIT, who shall be authorized to draw against the Account, but only for purposes authorized by this Management Agreement.

(b)           All sums due to Manager hereunder, whether (i) for compensation, (ii) reimbursement for expenditures approved by Owner, including as part of the Annual Budget in accordance with Section 2.6(c), or (iii) permitted under Section 2.6(d) shall be a charge against the operating revenues of the Properties and shall be paid or withdrawn by Manager or Owner from the Account prior to the making of any other disbursements therefrom.

(c)           By the 15th day after the end of each month, Manager shall forward to Owner all monies contained in the Account other than a reserve of $5,000 and any other amounts otherwise provided in the budget for the relevant property which shall remain in the Account.

Notwithstanding the foregoing provisions of this Section 2.5, Manager hereby acknowledges that (A) Owner may obtain one or more mortgage loans secured by one or more of the Properties and (B) Manager will act in conformity with the commercially reasonable provisions of the documents evidencing or securing such mortgage loans. Manager agrees that the existing terms of existing mortgage loans as of the date hereof shall be deemed to be commercially reasonable for the purposes of the immediately preceding sentence. For the avoidance of doubt, neither this Management Agreement nor the rights of Manager under this Management Agreement shall be subordinated to any future mortgage loans secured by one or more of the Properties or any renegotiation, amendment, or other modification to any such existing mortgage loans, in each case, without the prior written consent of Manager, which consent may be withheld or granted in Manager’s sole discretion, however the withholding or granting of such consent shall not be unreasonably delayed.

Notwithstanding the forgoing provisions of this Section 2.5, Manager shall not have the duties and responsibilities set forth in this Section 2.5 to the extent Owner performs the respective activity or function contemplated by this Section 2.5.

2.6           Accounting, Records and Reports.

(a)           Records. Manager shall maintain the necessary books and records in connection with the maintenance and operation of the Properties, including but not limited to, copies of invoices, leases, billing records, recovery calculations and budget data. Consistent with past practice, Manager will provide requested data and support to Owner in order to account properly for the Properties. Manager also shall provide the following services as reasonably requested by Owner: (i) billing and collection of rent and other charges; (ii) management reporting; (iii) variance analysis; (iv) recoveries analysis and billings; (v) general ledger analysis; (vi) accrual support; (vii) reforecasting; and (viii) budgeting. Owner and persons designated by Owner shall at all reasonable time have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining to the Properties and this Management Agreement, all of which Manager agrees to keep safe, available and separate from any records not pertaining to the Properties, at a place recommended by Manager and approved by Owner.

(b)           Copies of Contracts. Manager shall provide the original copies of all contracts entered into by Manager on behalf of Owner during such period, if requested by Owner upon 15 days’ prior written notice.

(c)           Budgets and Leasing Plans. Not later than August 15 of each calendar year, Owner shall prepare and submit to Manager a leasing plan for each Property. Utilizing (among other things) the leasing plan provided by Owner, not later than October 15 of each calendar year, Manager shall prepare and submit to Owner for its approval an operating budget on each Property for the calendar year immediately following such submission (each, an “Annual Budget”). In connection with any acquisition of a Property by Owner, Manager shall prepare an Annual Budget for the remainder of the calendar year. Each Annual Budget shall be in the form of the budget and plan approved by Owner prior to the date thereof. As often as reasonably necessary during the period covered by any such budget, Manager may submit to Owner for its approval an updated Annual Budget incorporating any changes as shall be necessary to reflect cost over-runs and the like during that period. If Owner does not disapprove any proposed Annual Budget within 60 days after receipt thereof by Owner, the Annual Budget shall be deemed approved. If Owner shall disapprove any proposed Annual Budget, it shall so notify Manager within said 60-day period and explain the reasons therefor. If Owner disapproves of any proposed Annual Budget, Manager shall submit a revised Annual Budget, as applicable, within 10 days of receipt of the notice of disapproval, and Owner shall have 10 days to provide notice to Manager if it disapproves of the revised Annual Budget. If a proposed

Annual Budget is not approved by December 31 of any calendar year, Manager shall operate the applicable Property pursuant to the proposed Annual Budget for the following calendar year with respect to those portions approved by Owner and in accordance with the prior year’s Annual Budget with respect to those portions not approved by Owner (with the exception of (i) non-recurring expenditures and capital expenditures which shall be deemed removed from the prior year’s Annual Budget and (ii) actual increases for real estate taxes, which shall be deemed added to the prior year’s Annual Budget).

(d)           Additional Costs. Manager will not incur any costs other than those estimated in any Annual Budget except for:

(i)            tenant improvements and real estate commissions required under a Lease;

(ii)           maintenance or repair costs under $5,000 per Property;

(iii)          reasonable costs incurred in emergency situations in which action is immediately necessary for the preservation or safety of the Property, or for the safety of occupants or other persons (or to avoid the suspension of any necessary service of the Property);

(iv)          expenditures for real estate taxes and assessment;

(v)           maintenance supplies calling for an aggregate purchase price less than $25,000 per annum for all Properties; and

(vi)          as otherwise required in this Management Agreement.

Annual Budgets prepared by Manager shall be for planning and informational purposes only, and Manager shall have no liability to Owner for any failure to meet any Annual Budget. However, Manager will use its best efforts to operate within the approved Annual Budget.

(e)           Legal Requirements. Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel. Manager shall be responsible for notifying Owner in the event Manager receives notice that any Improvement on a Property or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having or claiming to have jurisdiction thereover. Manager shall promptly forward to Owner any complaints, warnings, notices or summonses received by it relating to such matters. Owner represents that to the best of its knowledge each of its Properties and any equipment thereon will upon acquisition by Owner comply with all such requirements. Owner authorizes Manager to disclose the ownership of the Property by Owner to any such officials.

ARTICLE III.
AUTHORITY GRANTED TO MANAGER AND CERTAIN OWNER OBLIGATIONS

3.1           Authority As To Tenants, Etc. Owner agrees and does hereby give Manager the following authority and powers (all of which, unless otherwise provided herein, shall be exercised either as Manager for Owner, or in the name of Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters); provided, however, that Owner will not assume or be responsible for any costs or expenses that (x) have not been previously approved by Owner in writing (including, without limitation, as set forth herein), (y) have not been previously approved by Owner as part of the Annual Budget, or (z) are not permitted under Section 2.6(d):

(a)           to advertise each Property or any part thereof and to display signs thereon, as permitted by law and subject to the terms and conditions of the Leases;

(b)           to collect from tenants all or any of the following: a late rent administrative charge, a non-negotiable check charge, credit report fee, a subleasing administrative charge or broker’s commission;

(c)           with Owner’s prior written authorization, to terminate tenancies and to sign and serve in the name of Owner of each Property such notices related thereto as are deemed necessary by Manager;

(d)           with Owner’s prior written authorization, to institute and prosecute actions to evict tenants and to recover possession of the Property or portions thereof; and

(e)           with Owner’s prior written authorization, to sue for and in the name of Owner and recover rent and other sums due; and to settle, compromise, and release such actions or suits, or reinstate such tenancies. All expenses of litigation that Manager participates in, at Owner’s prior written request, including, but not limited to, attorneys’ fees, filing fees and court costs that Manager shall incur in connection with the collecting of rent and other sums, or to recover possession of any Property or any portion thereof, shall be deemed to be an operational expense of the Property. Manager and Owner shall concur on the selection of the attorneys to handle such litigation.

3.2           Operational Authority. Owner agrees and does hereby give Manager the following authority and powers (all of which, unless otherwise provided herein, shall be exercised either as Manager for Owner, or in the name of Owner entered into by Manager as Owner’s authorized agent, and, unless otherwise provided herein, Owner shall assume all expenses in connection with such matters); provided, however, that Owner will not assume or be responsible for any costs or expenses that (x) have not been previously approved by Owner in writing (including, without limitation, as set forth herein), (y) have not been previously approved by Owner as part of the Annual Budget, or (z) are not permitted under Section 2.6(d):

(a)           to hire, supervise, discharge, and pay all labor required for the operation and maintenance of each Property, including but not limited to on-site personnel, managers, assistant managers, leasing consultants, engineers, janitors, maintenance supervisors and other employees required for the operation and maintenance of the

Property, including personnel spending a portion of their working hours (to be charged on a pro rata basis) at the Property; provided, however, that Manager shall not hire any new personnel, unless the cost and expenses related to such new personnel have been accounted for in the then Annual Budget or previously approved by Owner in writing. Any personnel hired by Manager to maintain, operate and lease the Properties shall be the employees or independent contractors of Manager and not of Owner. Manager shall use due care in selecting and supervising these employees or independent contractors. With respect to these employees, Manager shall be responsible for maintaining timekeeping records, processing regular payroll, filing payroll tax reports on a timely basis, ensuring compliance with wage and tax laws and tracking benefit hours and garnishments and child support orders. All expenses of these employees’ employment shall be deemed operational expenses of the Property.

(b)           to perform the duties assigned to Manager in Section 2.4(b);

(c)           to administer any Leases;

(d)           to prepare, negotiate and enter into, as Manager of the Property, (i) contracts for all items on budgets that have been approved by Owner, any emergency services or repairs for items not exceeding $5,000, (ii) appropriate service agreements and labor agreements for normal operation of the Property, which have terms not to exceed three years, (iii) agreements for all budgeted maintenance, minor alterations, and utility services, including, but not limited to, electricity, gas, fuel, water, telephone, window washing, scavenger service, landscaping, snow removal, pest exterminating, decorating and legal services, in connection with the Leases and relating to the Property and (iv) any other service agreements as Manager may reasonably consider appropriate, consistent with past practice, and accounted for in the then Annual Budget (collectively, the “Contracts”); and

(e)           to purchase supplies and pay all bills in accordance with the Annual Budget, or as permitted under Sections 2.6(d)(ii) or 2.6(d)(v).

Manager shall use its reasonable commercial best efforts to obtain the foregoing services and utilities for each Property on terms consistent with, or substantially similar to, those available to similar rental properties in the geographic region in which the Property is located. Owner hereby appoints Manager as Owner’s authorized Manager for the purpose of executing, as Manager for said Owner, all Contracts. Manager shall secure the approval of, and execution of appropriate Contracts by, Owner for any non-budgeted and non-emergency/contingency capital items, alterations or other expenditures in excess of $5,000 for any one item, securing for each item at least three written bids, if practicable, or providing evidence satisfactory to Owner that the Contract amount is lower than industry standard pricing in the geographic region in which the Property is located, from responsible contractors. Manager shall have the right from time to time during the term hereof, to contract with and make purchases from Affiliates of Manager, provided that contract rates and prices are no less favorable to Owner than those available from unaffiliated third parties. Manager may at any time and from time to time request and receive the prior written authorization of Owner of the Property of any one or more purchases or other expenditures, notwithstanding that Manager may otherwise be authorized hereunder to make such purchases or expenditures.

3.3           Rent and Other Collections. Owner agrees and does hereby give Manager the authority and powers (all of which, unless otherwise provided herein, shall be exercised either as Manager for Owner, or in the name of Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters) to collect rents, assessments and other items, including but not limited to tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income, due or to become due and give receipts therefor and to deposit all such Gross Revenue collected hereunder in the Account. Manager shall also have the authority to collect and handle tenants’ security deposits, including the right to apply such security deposits to unpaid rent, and to comply, on behalf of Owner of the Property, with applicable state or local laws concerning security deposits and interest thereon, if any.

3.4           Advances. Manager shall not be required to advance any monies for the care or management of any Property, but Owner agrees to advance all monies necessary therefor, provided that any advanced amounts have been budgeted in the Annual Budget. If Manager shall elect to advance any money in connection with a Property, Owner agrees to reimburse Manager within 30 days, and hereby authorizes Manager to deduct such advances from any monies due Owner. In connection with any insured losses or damages relating to any Property, Manager and Owner shall each reasonably cooperate with respect to all steps necessary regarding any such claim. Manager will not make any adjustments or settlements in excess of $2,500 without Owner’s prior written consent.

3.5           Payment of Expenses. Owner agrees and does hereby give Manager the authority and power (all of which shall be exercised either as Manager for Owner, or in the name of Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume and be responsible for all expenses in connection with such matters; provided, however, that Owner will not assume or be responsible for any costs or expenses that (x) have not been previously approved by Owner in writing (including, without limitation, as set forth herein), (y) have not been previously approved by Owner as part of the Annual Budget, or (z) are not permitted under Section 2.6(d)) to pay all expenses of the Property, including utility and water charges, sewer rent and assessments, from the Gross Revenue collected in accordance with Section 3.3 above, subject to any lender requirements, from the Account. All bills shall be paid by Manager within the time required to obtain discounts, if any. Owner may from time to time request that Manager forward certain bills to Owner promptly after receipt, and Manager shall comply with any such request. All expenses shall be billed at net cost (i.e., less all rebates, commissions, discounts and allowances, however designed).

It is understood that the Gross Revenue will be used first to pay the compensation to Manager as contained in Article V below, then operational expenses and then any mortgage indebtedness, including real estate tax and insurance impounds, but only as directed by Owner in writing and only if sufficient Gross Revenue is available for such payments. Nothing in this Management Agreement shall be interpreted in such a manner as to obligate Manager to pay from Gross Revenue, any expenses incurred by Owner prior to the commencement of this Management Agreement, except to the extent Owner advances additional funds to pay such expenses.

3.6           Environmental Matters. Owner hereby warrants and represents to Manager that to the best of Owner’s knowledge, no Property acquired after the date of this Management Agreement, upon acquisition by Owner, nor any part thereof, will be used to treat, deposit, store, dispose of or place any hazardous substance that may subject Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. Section 9607) or any constitutional provision, statute, ordinance, law, or regulation of any governmental body or of any order or ruling of any public authority or official thereof, having or claiming to have jurisdiction thereover.

3.7           Legal Status of Properties. Owner represents that to the best of its knowledge each Property and any equipment thereon, in each case acquired after the date of this Management Agreement, when acquired by Owner, will comply with all legal requirements and authorizes Manager to disclose the identity of the Owner of the Property to any such officials. In the event it is alleged or charged that any Improvement or any equipment on a Property or any act or failure to act by Owner with respect to the Property or the sale, rental, or other disposition thereof fails to comply with, or is in violation of, any of the requirements of any constitutional provision, statute, ordinance, law, or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover, and Manager, in its sole and absolute discretion, considers that the action or position of Owner, with respect thereto may result in damage or liability to Manager, Manager shall have the right to stop providing services with respect to such Property at any time by written cancellation notice to Owner of its election so to do, which cancellation shall be effective upon the service of such notice. Such cancellation shall not (a) terminate this Management Agreement, (b) release the indemnities of Owner set forth in this Management Agreement or (c) terminate any liability or obligation of Owner to Manager for any payment, reimbursement, or other sum of money then due and payable to Manager hereunder.

3.8           Extraordinary Payments. Owner agrees to give adequate advance written notice to Manager if Owner desires that Manager make any extraordinary payment, out of Gross Revenue, to the extent funds are available after the payment of Manager’s compensation as provided for herein and all operational expenses, of mortgage indebtedness, general taxes, special assessments, or insurance premiums.

ARTICLE IV.
EXPENSES

4.1           Owner’s Expenses. Except as otherwise specifically provided, all costs and expenses incurred hereunder by Manager in fulfilling its duties to Owner shall be for the account of and on behalf of Owner. Such costs and expenses shall include the wages and salaries and other employee-related expenses, consistent with past practice, of all on-site and offsite employees (other than the senior executives, identified by title, set forth on Exhibit D) of Manager who are engaged in the operation, management, maintenance and leasing or access control of the Properties, including taxes, insurance and benefits relating to such employees, costs of technology related to the Properties, including computers, telephone systems and property management and accounting software and any upgrades or conversions thereof, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific Properties. All costs and expenses for which Owner is responsible under this Management Agreement shall be paid by Manager out of the Account. In the event the Account does not contain sufficient funds to pay all said expenses, Owner shall fund all sums necessary to meet such additional costs and expenses.

4.2           Manager’s Expenses. Manager shall, out of its own funds, pay all of its general overhead and administrative expenses.

ARTICLE V.
MANAGER’S COMPENSATION

5.1           Management Fees. Owner shall pay to Manager property management fees in an amount equal to three percent (3%) of Gross Revenues (the “Management Fees”) on a monthly basis from the income received from the Properties over the term of this Management Agreement; provided, however, the Management Fees shall not be less than the following amounts for any Property on a monthly basis:

Minimum Monthly
Property Size	Management Fees
0 to 199,999 square feet	$1,000
200,000 to 500,000 square feet	$2,000
More than 500,000 square feet	$3,000

Certain of these Properties may be owned by Joint Ventures. When the Manager is not paid by the Joint Venture directly in respect of its services, the applicable Management Fee or Oversight Fee (as defined below) to be paid by the Owner will be calculated by multiplying the Management Fee by the Economic Interest Percentage owned directly or indirectly by the Owner in that Property. In the event that Owner contracts directly with a third-party property manager not affiliated with the Manager in respect of a Property for which the Owner, in its sole discretion, has the ability to appoint or hire the Manager, Owner shall pay Manager an oversight fee (“Oversight Fee”) equal to one-half of one percent (0.50%) of Gross Revenues. In no event will Owner pay both a Management Fee and an Oversight Fee to Manager with respect to any Property. If Manager subcontracts its responsibilities hereunder to another person or entity, Manager shall be solely responsible for the payment to the third party. The Management Fee includes the reimbursement of the specified cost incurred by the Manager of engaging another person or entity to perform Manager’s responsibilities hereunder; provided, however, that Manager shall be responsible for payment of all amounts to these third parties. Nothing herein shall prevent Manager from entering fee-splitting arrangements with third parties with respect to the Management Fee.

5.2           Construction Supervision Fees. Manager shall supervise construction performed by or on behalf of Owner with respect to the Properties, including, but not limited to capital repairs and improvements, major building construction and tenant improvements (collectively, the “Construction Work”). Owner shall pay Manager a construction supervision fee based on hard construction costs incurred in connection with the Construction Work and in accordance with the rates set forth in Appendix 1 attached to the Original Management Agreement. Owner shall pay construction supervision fees at the same time it makes payments to any third party contractors in respect of the Construction Work.

5.3           Leasing Fees. In addition to the compensation paid to Manager under Section 5.1 above, Manager shall be entitled to receive a separate fee as mutually agreed for leasing services in the event Manager and Owner agree in a separate written agreement that Manager shall perform leasing services pursuant to Section 2.4(c).

5.4           Audit Adjustment. If any audit of the records, books or accounts relating to the Properties discloses an overpayment or underpayment of Management Fees, Owner or Manager shall promptly pay to the other party the amount of such overpayment or underpayment, as the case may be. If such audit discloses an overpayment of Management Fees for any fiscal year of more than the correct Management Fees for such fiscal year, Manager shall bear the cost of such audit.

ARTICLE VI.
INSURANCE AND INDEMNIFICATION

6.1           Insurance to be Carried.

(a)           Manager shall obtain and keep in full force and effect insurance liability policies that shall provide sufficient insurance satisfactory to both Owner and Manager consistent with past practice and shall contain waivers of subrogation for the benefit of Owner.

(b)           Manager shall obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, employer’s liability insurance applicable to and covering all employees of Manager at the Properties and all persons engaged in the performance of any work required hereunder, and Manager shall furnish Owner certificates of insurers naming Owner as an additional insured and evidencing that such insurance is in effect. If any work under this Management Agreement is subcontracted as permitted herein, Manager shall include in each subcontract a provision that the subcontractor shall also furnish Owner with such a certificate.

6.2           Insurance Expenses. Premiums and other expenses of such insurance, as well as any applicable payments in respect of deductibles shall be borne by Owner.

6.3           Cooperation with Insurers. Manager shall cooperate with and provide reasonable access to the Properties to representatives of insurance companies and insurance brokers or agents with respect to insurance that is in effect or for which application has been made. Manager shall use its best efforts to comply with all requirements of insurers.

6.4           Accidents and Claims. Manager shall promptly investigate and shall report in detail to Owner all accidents, claims for damage relating to Ownership, operation or maintenance of the Properties, and any damage or destruction to the Properties and the estimated costs of repair thereof, and shall prepare for approval by Owner all reports required by an insurance company in connection with any such accident, claim, damage, or destruction. Such reports shall be given to Owner promptly consistent with past practice. Manager and Owner shall cooperate with respect to settling any claim against an insurance company arising out of any policy. Manager will not settle any claim related to a Property or BH REIT against an insurance company arising out of any policy and, in connection with any such claim, will not execute proofs of loss and adjustments of loss and to collect and receipt for loss proceeds. Without the prior written consent of Manager, which consent shall not be unreasonably withheld or delayed, Owner shall not take a position with respect to any claim under the portfolio property policy or general liability policy of the Behringer Group that is inconsistent with past practice.

6.5           Indemnification.

(a)           Indemnification of Manager. Owner agrees to indemnify, defend, protect, save and hold harmless Manager and any other member of the Behringer Group who performs services pursuant to this Management Agreement and their respective stockholders, partners, members, officers, directors, employees, managers, successors and assigns (collectively, the “Indemnified Parties”) from any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever (collectively, “Losses”) in connection with or in any way related to (i) any Contract, (ii) each Property, including any past, current or future allegations regarding treatment, depositing, storage, disposal or placement by any party other than Manager of hazardous substances on the Property, from liability for damage to each Property and injuries to or death of any person whomsoever, and damage to Property, and from liability arising out of or related to a Property that Owner has abandoned or ceased funding operating shortfalls, including the cessation of any service by Manager for such Property as requested by Owner pursuant to Section 8.22, and (iii) the willful misconduct, gross negligence or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Owner, or the failure of Owner to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice; provided, however, that the indemnification and exculpation shall not extend to any such Losses arising out of the willful misconduct, gross negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction) of Manager, its agents, servants, or employees; provided, further, that the indemnification and exculpation shall be limited to the extent that Manager recovers insurance proceeds with respect to that matter. Manager shall not be liable for any error of judgment or for any mistake of fact or law, or for any thing that it may do or refrain from doing, except in cases of willful misconduct, gross negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction).

(b)           Indemnification of Owner. Manager agrees to indemnify, defend, protect, save and hold harmless Owner and its Affiliates and their respective stockholders, partners, members, officers, directors, employees, managers, successors and assigns from any and all Losses for any injury or damage to any person or property whatsoever for which Manager is responsible occurring in, on, or about the Properties, including, without limitation, the Improvements, when the injury or damage shall be caused by the willful misconduct, gross negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction) of Manager, its agents, servants, or employees, except to the extent that Owner recovers insurance proceeds with respect to such matter.

(c)           Limitations. Notwithstanding anything to the contrary in this Management Agreement, any indemnification and exculpation by the Owner under this Management Agreement is subject to any limitations imposed under the Company’s Articles of Incorporation or any amendments thereto.

ARTICLE VII.
TERM AND TERMINATION

7.1           Term. This Management Agreement shall commence on the Original Effective Date and shall continue until the earlier of (x) February 14, 2017 (the “Existing Expiration Date”) and (y) the consummation of the Buyout. In addition, and notwithstanding the foregoing, Owner may terminate this Management Agreement at any time upon delivery of written notice to Manager not less than 30 days prior to the effective date of termination, in the event of (and only in the event of) a showing by Owner of willful misconduct, gross negligence, or deliberate malfeasance by Manager in the performance of Manager’s duties hereunder; provided, however, that Owner shall not have such a right of termination if (i) such willful misconduct, gross negligence, or deliberate malfeasance is cured by Manager within thirty (30) days of written notice thereof by Owner, and (ii) Manager agrees to indemnify Owner for Losses arising out of such conduct. In addition, either party may terminate this Management Agreement immediately upon the occurrence of any of the following:

(a)           A decree or order is rendered by a court having jurisdiction (i) adjudging Manager as bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Manager under the federal bankruptcy laws or any similar applicable law or practice, or (iii) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Manager or a substantial part of the property of Manager, or for the winding up or liquidation of its affairs, or

(b)           Manager (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (ii) consents to the filing of a bankruptcy proceeding against it, (iii) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (iv) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property, (v) makes an assignment for the benefit of creditors, (vi) is unable to or admits in writing its inability to pay its debts generally as they become due unless such inability shall be the fault of the other party, or (iv) takes corporate or other action in furtherance of any of the aforesaid purposes.

Except as provided in Section 9.7, this Management Agreement may only be terminated in whole and not in part.

7.2           Manager’s Obligations Upon Termination. Upon the termination of this Management Agreement (including termination upon consummation of the Buyout), Manager shall cooperate with Owner and take all reasonable steps requested by Owner to make an orderly transition of the Manager’s services, including without limitation:

(a)           Manager shall deliver to Owner or its designee, all books and records with respect to the Properties.

(b)           Manager shall transfer and assign to Owner, or its designee, all service contracts and personal property relating to or used in the operation and maintenance of the Properties (including software and other intellectual property, to the extent assignable), except personal property paid for and owned by Manager. Manager shall also, for a period of 60 days immediately following the date of such termination, make itself available to consult with and advise Owner, or its designee, regarding the operation, and maintenance of the Properties.

(c)           Manager shall render to Owner an accounting of all funds of Owner in its possession and shall deliver to Owner a statement of all Management Fees claimed to be due to Manager and shall cause funds of Owner held by Manager relating to the Properties to be paid to Owner or its designee.

(d)           All provisions of this Management Agreement that require Manager to have insured, or to protect, defend, save, hold and indemnify or to reimburse Owner shall survive any expiration or termination of this Management Agreement and, if Owner is or becomes involved in any claim, proceeding or litigation by reason of Owner having retained services of Manager, such provisions shall apply as if this Management Agreement were still in effect.

7.3           Owner’s Obligations Upon Termination. Upon the termination of this Management Agreement (including termination upon consummation of the Buyout), Owner shall cooperate with Manager and take all reasonable steps to make an orderly transition of the Manager’s services to Owner, including without limitation:

(a)           Owner shall pay or reimburse Manager for any sums of money due it under this Management Agreement for services and expenses prior to termination of this Management Agreement. The parties understand and agree that Manager may withhold funds for 60 days after the end of the month in which this Management Agreement is terminated to pay bills previously incurred but not yet invoiced and to close accounts. Should the funds withheld be insufficient to meet the obligation of Manager to pay bills previously incurred, Owner will, upon demand, advance sufficient funds to Manager to ensure fulfillment of Manager’s obligation to do so, within 10 days of receipt of notice and an itemization of such unpaid bills.

(b)           Owner shall assume in writing all obligations under all Contracts entered into by Manager, on behalf of Owner of the Property and in accordance with this Management Agreement, upon the termination of this Management Agreement.

(c)           All provisions of this Management Agreement that require Owner to have insured, or to protect, defend, save, hold and indemnify or to reimburse Manager and the Indemnified Parties shall survive any expiration or termination of this Management Agreement and, if Manager or an Indemnified Party is or becomes involved in any claim, proceeding or litigation by reason of Manager having been Manager of Owner, such provisions shall apply as if this Management Agreement were still in effect.

ARTICLE VIII.
MISCELLANEOUS

8.1           Notices. Any notice, report, approval, authorization, waiver, consent or other communication (each, a “Notice”) required or permitted to be given hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally; (ii) one business day following deposit with a recognized overnight courier service that obtains a receipt, provided such receipt is obtained, and provided further that the deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by electronic mail, provided a read receipt is delivered to the sender, in each case provided such communication is addressed to the intended recipient thereof as set forth below:

If to BH REIT, to:

Behringer Harvard REIT I, Inc.
17300 Dallas Parkway

Suite 1010

Dallas, Texas 75248
Attention: Telisa Webb Schelin, Esq.

Fax: (214) 365-7112

Email: tschelin@behringerharvard.com

with copies (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention:	Peter M. Fass
James P. Gerkis

Fax: (212) 969-2900

Email:	pfass@proskauer.com
jgerkis@proskauer.com

and:

Shefsky & Froelich, Ltd.
111 East Wacker

Suite 2800

Chicago, Illinois 60601
Attention: Michael J. Choate

Fax: (312) 275-7554

Email: mchoate@shefskylaw.com

If to Manager:

HPT Management Services LLC
15601 Dallas Parkway

Suite 600

Addison, Texas 75001
Attention: Robert S. Aisner
Fax: (214) 655-1610

Email: baisner@behringerharvard.com

with copies (which shall not constitute notice) to:

Behringer Harvard Holdings
15601 Dallas Parkway

Suite 600

Addison, Texas 75001
Attention: Stanton P. Eigenbrodt
Fax: (214) 655-1610

Email: seigenbrodt@behringerharvard.com

and:

Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654

Attention:	Donald E. Batterson
Jeffrey R. Shuman

Fax: (312) 923-2707

Email:	dbatterson@jenner.com
jshuman@jenner.com

Either party shall, as soon as reasonably practicable, give Notice in writing to the other party of a change in its address for the purposes of this Section 8.1. The failure of any Party to give notice shall not relieve any other Party of its obligations under this Management Agreement except to the extent that such Party is actually prejudiced by such failure to give notice.

8.2           Governing Law: Venue. This provisions of this Management Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, and venue for any action brought with respect to any claims arising out of this Management Agreement shall be brought exclusively in Dallas County, Texas.

8.3           Assignment.

(a)           Neither this Management Agreement nor any of the rights, interests or obligations hereunder shall be assigned, transferred, delegated or otherwise disposed of (whether voluntarily or involuntarily, directly or indirectly, by operation of law, merger, sale of stock, sale of assets or otherwise), by Manager without the prior written consent of Owner. Notwithstanding the foregoing, (i) Manager may, without the prior consent of Owner, assign, transfer, delegate or otherwise dispose of, this Management Agreement, or any of its rights, interests or obligations hereunder to (x) any Person listed on Schedule 8.3(a) attached hereto or (y) any Affiliate of Behringer Harvard Holdings, LLC, in whole or not in part; provided, however, that such Affiliate remains an Affiliate of Behringer Harvard Holdings, LLC at all times following such assignment, transfer, delegation or other disposition and (if this Management Agreement is in whole assigned, transferred, delegated or disposed to such an Affiliate) signs a joinder agreement and is bound hereunder, but no such assignment, transfer, delegation or other disposition shall relieve Manager of any of its obligations hereunder, and (ii) this Section 8.3 shall not restrict a Change of Control of Behringer Harvard Holdings, LLC.  Any purported assignment, transfer, delegation or disposition by Manager in violation of this Section 8.3 shall be null and void ab initio.

(b)           Notwithstanding Section 8.3(a), Manager may delegate partially or in full its duties and rights under this Management Agreement to (i) a Person who is not a member of the Behringer Group only with the prior written consent of Owner or (ii) any Person listed on Schedule 8.3(a) attached hereto. Subject to the foregoing, Owner acknowledges and agrees that any or all of the duties of Manager as contained herein may be delegated pursuant to this Section 8.3(b) by Manager and performed by a person or entity (“Submanager”) with whom Manager contracts for the purpose of performing such duties. Subject to the foregoing, Owner specifically grants Manager the authority to enter into such a contract with a Submanager; provided, however, that, unless Owner otherwise agrees in writing with such Submanager, Owner shall have no liability or responsibility to any such Submanager for the payment of the Submanager’s fee or for reimbursement to the Submanager of its expenses or to indemnify the Submanager in any manner for any matter; and provided, further, however, that Manager shall require such Submanager to agree, in the written agreement setting forth the duties and obligations of such Submanager, to indemnify Owner for all Losses incurred by Owner as a result of the willful misconduct or gross negligence of the Submanager, except that such indemnity shall not be required to the extent that Owner recovers insurance proceeds with respect to such matter. Any contract entered into between Manager and a Submanager pursuant to this Section 8.3 shall be consistent with the provisions of this Management Agreement, except to the extent Owner otherwise specifically agrees in writing. This Management Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

8.4           Third Party Leasing Services. Manager acknowledges that Owner may retain a third party to provide leasing services with respect to the Properties and to compensate such third party for such leasing services. Owner shall have the authority to enter into such a contract for leasing services with a third party (a “Third Party Leasing Agreement”); provided that Manager shall have no liability or responsibility to Owner for any of the duties and obligations undertaken by such party, and Owner agrees to indemnify Manager for all Losses incurred by Manager as a result of acts of such third party pursuant to the Third Party Leasing Agreement. To the extent that leasing services are specifically required to be performed by a third party pursuant to such Third Party Leasing Agreement, Manager shall have no obligation to perform such leasing services and Owner shall have no obligation to Manager for leasing fees pursuant to Section 5.3 hereof.

8.5           Third Party Management Services. Manager acknowledges that from time to time Owner may acquire interests in Properties in which Owner does not control the determination of the party that is engaged to provide property management and other services to be provided by Manager with respect to all Properties acquired by Owner hereunder. Upon prior written notice to Manager, Owner shall have the authority to acquire such non-controlling interests in Properties for which a third party provides some or all of the services otherwise required to be performed by Manager hereunder (a “Third Party Management Agreement”); provided that (a) Manager shall have no liability or responsibility to Owner for any of the duties and obligations undertaken by such third party, and (b) Owner agrees to indemnify Manager for all Losses incurred by Manager as a result of the acts of such third party pursuant to the Third Party Management Agreement, except to the extent such Losses result from the gross negligence or willful misconduct of Manager. To the extent that property management and other services are specifically required to be performed by a third party pursuant to such Third Party Management Agreement, Manager shall have no obligation to perform such services and Owner shall have no obligation to Manager for compensation for such services pursuant to Article V hereof.

8.6           No Waiver. The failure of Owner to seek redress for violation or to insist upon the strict performance of any covenant or condition of this Management Agreement shall not constitute a waiver thereof for the future.

8.7           Amendments. This Management Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of the amendment is sought.

8.8           Headings. The titles and headings of sections and subsections contained in this Management Agreement are for convenience only, and they neither form a part of this Management Agreement nor are they to be used in the construction or interpretation hereof.

8.9           Counterparts. This Management Agreement may be executed with counterpart signature pages or in multiple counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Management Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

8.10         Facsimile Signatures. A facsimile or other electronic signature on the signature pages hereto shall for all purposes be deemed an original and shall bind the signor as if such facsimile or other electronic signature were an original.

8.11         Entire Agreement. Subject to express references to past practices contained herein, this Management Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

8.12         Disputes. If there shall be a dispute between Owner and Manager relating to this Management Agreement resulting in litigation, the prevailing party in such litigation shall be entitled to recover from the other party to such litigation such amount as the court shall fix as reasonable attorneys’ fees.

8.13         Activities of Manager. The obligations of Manager pursuant to the terms and provisions of this Management Agreement shall not be construed to preclude Manager from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with Owner or the business of Owner.

8.14         Independent Contractor. Manager and Owner shall not be construed as joint venturers or partners of each other pursuant to this Management Agreement, and neither shall have the power to bind or obligate the other except as set forth herein. In all respects, the status of Manager to Owner under this Management Agreement is that of an independent contractor.

8.15         No Third-Party Rights. Nothing expressed or referred to in this Management Agreement will be construed to give any Person other than the parties to this Management Agreement any legal or equitable right, remedy or claim under or with respect to this Management Agreement or any provision of this Management Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to Section 8.3.

8.16         Ownership of Proprietary Property. The Manager retains ownership of and reserves all Intellectual Property Rights in the Proprietary Property. To the extent that Owner has or obtains any claim to any right, title or interest in the Proprietary Property, including without limitation in any suggestions, enhancements or contributions that Owner may provide regarding the Proprietary Property, Owner hereby assigns and transfers exclusively to the Manager all right, title and interest, including without limitation all Intellectual Property Rights, free and clear of any liens, encumbrances or licenses in favor of Owner or any other party, in and to the Proprietary Property. In addition, at the Manager’s expense, Owner will perform any acts that may be deemed desirable by the Manager to evidence more fully the transfer of ownership of right, title and interest in the Proprietary Property to the Manager, including but not limited to the execution of any instruments or documents now or hereafter requested by the Manager to perfect, defend or confirm the assignment described herein, in a form determined by the Manager.

8.17         Non-Solicitation. During the period commencing on the Original Effective Date and ending one year following the termination of this Management Agreement, BH REIT and BH OP shall not, without the Manager’s prior written consent, directly or indirectly, (i) solicit or encourage any person to leave the employment or other service of the Manager, or (ii) hire, on behalf of BH REIT or BH OP or any other person or entity, any person who has left the employment within the one year period following the termination of that person’s employment the Manager. During the period commencing on the Original Effective Date through and ending one year following the termination of this Management Agreement, BH REIT and BH OP will not, whether for its or their own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the relationship of the Manager with, or endeavor to entice away from the Manager, any person who during the term of the Management Agreement is, or during the preceding one-year period, was a co-investor, co-developer, joint venturer or other customer of the Manager.

8.18         Right of First Refusal. Manager shall have a right of first refusal to manage all Properties acquired by Owner during the term of this Management Agreement on the terms and conditions set forth in this Management Agreement. Subject to the provisions of Section 8.5 regarding Owner’s acquisition of non-controlling interests in Properties, prior to the time Owner acquires each Property, Owner shall notify Manager of such acquisition and offer Manager the right to manage such Property in accordance with this Management Agreement, including, for the avoidance of doubt, for the compensation set forth in Article V. Manager shall notify Owner, within ten (10) days of its receipt of such notice from Manager and all information reasonably requested by Manager with respect to the proposed Property, whether it accepts such offer. If Manager fails to give such a notice within such 10-day period, then Owner shall have the right to enter into an agreement with a third party to provide such services, on substantially the same terms as this Management Agreement or any other terms that are not more favorable to such third party.

8.19         Licensing Claims. Owner shall not (i) bring or cause to be brought or support any Licensing Claim or (ii) seek to avoid the observance or performance of any of the terms to be observed or performed under this Management Agreement (including, for the avoidance of doubt, Owner’s past or future payment to Manager of fees and expenses under this Management Agreement) as result of or with respect to any Licensing Claim. For the avoidance of doubt, Owner may respond to requests for information from any Governmental Authority with respect to Licensing Claims. Owner shall not have any indemnification obligations under Section 6.5 or otherwise with respect to Licensing Claims or any Losses arising from Licensing Claims.

8.20         Tax Cooperation. Each of BH REIT and BH OP, on the one hand, and Manager, on the other hand, shall provide the other with such assistance and non-privileged information relating to their respective businesses as may reasonably be requested in connection with the preparation of any Tax Return or the performance of any audit, examination or any other proceeding by any Governmental Authority, whether conducted in a judicial or administrative forum; provided, however, that the requesting party shall bear all reasonable costs and expenses associated with such request.

8.21         Insurance Premium Allocation. So long as Manager or a member of the Behringer Group maintains property insurance and general liability insurance with respect to the Properties, a portion of the premium of such policy shall be allocated to (and paid for by) BH REIT consistent with the allocation of the premium on the respective type of policy in effect as of the date hereof with changes as may be mutually agreed upon in writing by the parties from to time. BH REIT and Manager acknowledge that the premium allocation for the current policy period under all such policies has been agreed upon.

8.22         Abandonment of Property. Subject to this Section 8.22, Owner may abandon or cease funding an operating shortfall with respect to a Property. Owner shall provide Manager 30 days advance written notice of its intention to abandon a Property or cease funding operating shortfalls with respect to a Property. With 30 days advance written notice, Owner may request that Manager cease performing some or all services under this Management Agreement with respect to such Property during the period of such abandonment or cessation of funding. Manager shall thereupon (i) perform only the remaining services (if any) contemplated by this Management Agreement, requested by Owner, but Manager may continue to perform any services (at the expense of Owner) required by Law, and (ii) incur expenses only in the performance of such remaining services (if any) with respect to such Property during the period of such abandonment or cessation of funding. For the avoidance of doubt, the rights of the Manager under this Management Agreement with respect to such Property (including as to Management Fees, Oversight Fees and expense reimbursements) shall not be altered, amended or modified as a result of any such abandonment or funding cessation.

8.23         No Presumption Against Drafter. Each of the parties has jointly participated in the negotiation and drafting of this Management Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Management Agreement shall be construed as if drafted jointly by each of the parties, and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Management Agreement.

ARTICLE IX.
BUYOUT OPTION

9.1           Buyout Option. On or after June 30, 2015 and prior to the Existing Expiration Date, BH REIT has the right to exercise the Buyout Option, on the terms and subject to the conditions of this Management Agreement. For the avoidance of doubt, the Buyout Option may not be consummated prior to June 30, 2015, notwithstanding the delivery of the Buyout Notice prior to such date.

9.2           Buyout Notice. No less than 90 and no more than 180 days prior to the proposed date of the Buyout Closing, BH REIT shall deliver to Manager a notice of its irrevocable intent to exercise the Buyout Option in substantially the form set forth as Exhibit A hereto (such notice, the “Buyout Notice” and the date such Buyout Notice is delivered to Manager, the “Buyout Notice Date”), which Buyout Notice shall include, among other things: (a) the representations and warranties set forth in Article I of the Buyout Notice and (b) a proposed date for the Buyout Closing.

9.3           Buyout Closing.

(a)           Buyout Closing. The closing of the Buyout (the “Buyout Closing”) shall occur on the date specified in the Buyout Notice, or on such other date as BH REIT and Manager mutually agree (the “Buyout Closing Date”), at the offices of Behringer Harvard Holdings, 15601 Dallas Parkway, Addison, Texas, or at such other place as BH REIT and Manager may mutually agree. The Buyout Closing shall be deemed effective for all purposes at the open of business on the Buyout Closing Date.

(b)           Conditions to Buyout Closing. The obligations of Manager and BH REIT to consummate the Buyout shall be subject solely to those conditions set forth in Section 9.4 hereto.

(c)           Final Buyout Consideration Calculation. At least twenty (20) Business Days prior to the Buyout Closing, Manager shall deliver to BH REIT a schedule setting forth its calculation of the Buyout Consideration (such schedule, the “Buyout Consideration Schedule”).

(d)           Manager Purchased Assets. Upon the terms and subject to the conditions of this Article IX, BH REIT shall acquire from Manager and Manager shall convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, to BH REIT (or its designee) at the Buyout Closing, all of Manager’s right, title and interest in, to and under the assets and Agreements (which shall be conveyed, if any, on an “as is, where is” basis) expressly set forth in the schedule of assets and Agreements delivered by Manager at least twenty (20) Business Days prior to the Buyout Closing (such schedule, the “Manager Purchased Assets Schedule” and such assets and Agreements, the “Manager Purchased Assets”).  The Manager Purchased Assets Schedule shall be prepared in good faith by Manager and shall include such assets as BH REIT and Manager shall mutually agree at the time of the Buyout. For the avoidance of doubt, BH REIT and BH OP shall not assume any liabilities of Manager arising under the Manager Purchased Assets, other than liabilities under any Contracts to be assumed by Owner pursuant to Article VII.

(e)           Waiver of Certain Non-Solicit/Non-Hire Provisions.

(i)            At the Buyout Closing, Manager shall be deemed to have irrevocably waived the non-solicitation and non-hire provisions contained in Section 8.17 (Non-Solicitation) of this Management Agreement with respect to each employee (each, a “Manager Specified Employee”) set forth in a schedule prepared in good faith and delivered by Manager to BH REIT at least ten (10) Business Days prior to the Buyout Closing (the “Manager Specified Employees Schedule”). The Manager Specified Employees Schedule shall include (A) each employee of the Behringer Group performing property management services for BH REIT on-site at Properties under this Management Agreement as of the Buyout Closing and (B) such other employees of the Behringer Group performing property management services under this Management Agreement as of the Buyout Closing that occupy the functions or have the titles set forth in Exhibit C hereto. It is the intention of BH REIT and the Manager that the Manager Specified Employees Schedule only set forth employees performing property management services primarily or exclusively for Owner. For avoidance of doubt, the Manager Specified Employees Schedule shall not include any employee of the Behringer Group performing services under the Administrative Services Agreement, any Support Services Agreement, or any other Ancillary Agreement (as defined in the Master Modification Agreement).

(ii)           At the Buyout Closing, Manager shall be deemed to have irrevocably waived or cause to be waived any non-solicitation, non-hire, non-compete or other similar provisions contained in any Agreement between Manager (or an Affiliate of Manager) and any Manager Specified Employee to allow such Manager Specified Employee to work for BH REIT.

(iii)          Except as contemplated by Section 9.3(e)(i) and Section 9.3(e)(ii) above, neither Manager nor any other member of the Behringer Group (A) waives any right under any non-solicit or non-hire provision of this Management Agreement, the Administrative Services Agreement, any Support Services Agreement, or any other Agreement, (B) waives any such rights with respect to any employee who is not a Manager Specified Employee, or (C) waives any non-solicitation, non-hire, non-compete or other similar provisions contained in any Agreement between any of them and any Manager Specified Employee, and all such Agreements remain in full force and effect without limitation, including with respect to prohibition or limitation of the solicitation of employees (and other covered service providers) of the Behringer Group who are not Manager Specified Employees and are covered by such a provision.

(f)            Buyout Closing Payments.

(i)            Buyout Consideration Payments. At the Buyout Closing, in consideration for the agreements, covenants and obligations of Manager in connection with the Buyout, BH REIT shall pay Manager an amount equal to the Buyout Consideration in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by Manager at least two Business Days prior to the Buyout Closing Date.

(ii)           Pre-Closing Manager Fees and Expenses. At least three (3) Business Days prior to the Buyout Closing Date, Manager shall deliver to BH REIT a schedule (the “Pre-Closing Manager Fees and Expenses Schedule”) setting forth Manager’s good faith estimate of the amount of all fees and expenses due from BH REIT to Manager for all services rendered through the Buyout Closing under this Management Agreement or otherwise due to Manager with respect to the period before the Buyout Closing under this Management Agreement (such fees and expenses, the “Manager Fees and Expenses” and the amount of such estimate, the “Estimated Manager Fees and Expenses”). At the Buyout Closing, BH REIT shall pay the Estimated Manager Fees and Expenses to Manager in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by Manager. The payment of such Estimated Manager Fees and Expenses is subject to adjustment as set forth in Section 9.5.

9.4           Conditions to Buyout Closing.

(a)           Conditions to Manager’s Obligations. The obligation of Manager to consummate the Buyout is subject to the satisfaction of the following conditions as of the Buyout Closing, any of which may be waived in writing exclusively by Manager:

(i)            Representations of BH REIT. The representations and warranties of BH REIT set forth in the Buyout Notice shall be true and correct in all material respects both when made and at and as of the Buyout Closing as though then made.

(ii)           No Proceedings. No Judgment of any court or Governmental Authority of competent jurisdiction nor any applicable Law shall be in effect which would (a) prohibit the consummation of the Buyout, (b) declare unlawful the Buyout, or (c) cause such Buyout to be rescinded.

(iii)          Receipt of Payments; No Dispute.

(A)          BH REIT shall have paid and Manager shall have received in full (upon the Buyout Closing) the payments contemplated by Section 9.3(f);

(B)           there shall be no outstanding payment due and payable by BH REIT to any member of the Behringer Group under the Master Modification Agreement or any Ancillary Agreement (as defined in the Master Modification Agreement); and

(C)           no dispute shall be ongoing between BH REIT and Manager regarding the payment of any fees, the reimbursement of any expenses or any other payments under this Management Agreement.

(iv)          Other Buyout Closing Deliverables. BH REIT shall have delivered or caused to be delivered to Manager on or before the Buyout Closing Date the following:

(A)          instruments of authority from the Board of Directors of BH REIT, or an authorized committee thereof, in form and substance reasonably acceptable to Manager, authorizing the Buyout; and

(B)           a certificate by the Principal Executive Officer or Principal Financial Officer of BH REIT, in his or her capacity as such, that the conditions of the Buyout Closing set forth in this Section 9.4(a) have been met, in form and substance reasonably satisfactory to Manager.

(b)           Conditions to BH REIT’s Obligations. The obligation of BH REIT to consummate the Buyout is subject to the satisfaction of the following conditions as of the Buyout Closing, any of which may be waived in writing exclusively by BH REIT:

(i)            Representations of Manager. Manager shall deliver to BH REIT at the Buyout Closing representations and warranties in substantially the form set forth as Exhibit B to this Management Agreement (the “Manager Representations Letter”), which representations and warranties shall be true and correct in all respects as of the Buyout Closing.

(ii)           No Proceedings. No Judgment of any court or Governmental Authority of competent jurisdiction nor any applicable Law shall be in effect which would (A) prohibit the consummation of the Buyout, (B) declare unlawful the Buyout, or (C) cause such Buyout to be rescinded.

(iii)          Other Buyout Closing Deliverables. Manager shall have delivered or caused to be delivered to BH REIT on or before the applicable date specified elsewhere in this Article IX the following:

(A)          the Manager Specified Employees Schedule;

(B)           the Severance Schedule;

(C)           the Buyout Consideration Schedule;

(D)          the Manager Purchased Assets Schedule;

(E)           the Pre-Closing Manager Fees and Expenses Schedule;

(F)           prior to the Buyout Closing, instruments of authority from Manager, in form and substance reasonably acceptable to BH REIT, authorizing the Buyout;

(G)           (F)           a certificate by a senior executive officer of Manager, in his or her capacity as such, that the conditions of the Buyout Closing set forth in Section 9.4(a) have been met, in form and substance reasonably satisfactory to BH REIT.

9.5           Post-Closing Manager Fees and Expenses Adjustment.

(a)           Preparation of Final Manager Fees and Expenses Statement. As soon as practicable after the last day of the next calendar quarter of BH REIT after the Buyout Closing Date (the last day in such quarter, the “Adjustment Date”), but in no event later than forty-five (45) days after the Adjustment Date, Manager shall prepare in good faith and deliver to BH REIT a final statement (the “Final Manager Fees and Expenses Statement”) calculating the Manager Fees and Expenses for all services rendered through the Buyout Closing under this Management Agreement or otherwise due to Manager with respect to the period before the Buyout Closing under this Management Agreement (the “Final Manager Fees and Expenses Amount”). BH REIT shall have the right to dispute the Final Manager Fees and Expenses Statement and the calculation of the Final Manager Fees and Expenses Amount. Each party shall make available to the other party such books, records and personnel as shall be reasonably necessary for the other party in connection with the matters contained in this Section 9.5(a).

(b)           Post-Closing Manager Fees and Expenses Payment. If the Final Manager Fees and Expenses Amount exceeds the Estimated Manager Fees and Expenses, then within five (5) Business Days of the receipt of the Final Manager Fees and Expenses Statement, BH REIT shall pay the amount of such difference to Manager in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by Manager. If the Estimated Manager Fees and Expenses exceeds the Final Manager Fees and Expenses Amount, then within five (5) Business Days of the delivery of the Final Manager Fees and Expenses Statement, Manager shall pay the amount of such difference to BH REIT in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by BH REIT.

9.6           Manager Specified Employee Matters.

(a)           Employees and Offers of Employment. Effective as of the Buyout Closing, BH REIT shall offer employment to the Manager Specified Employees on the terms and subject to the conditions of this Article IX and the other terms and conditions determined by the Compensation Committee of the Board of Directors of BH REIT consistent with this Article IX. The Manager Specified Employees who accept and commence employment on or after the Buyout Closing with BH REIT are hereinafter collectively referred to as the “Transferred Manager Employees.” For the period commencing on the Buyout Closing Date and ending on the December 31 next following the one year anniversary of the Buyout Closing Date, such Transferred Manager Employees shall receive substantially similar (or more beneficial) base salaries and cash bonus opportunities as received immediately prior to the Buyout Closing Date. Further, BH REIT hereby assumes, as of the Buyout Closing, all Liabilities of Transferred Manager Employees (including the employment and termination thereof) arising on and after the Buyout Closing Date in connection with their employment by BH REIT. Except for BH REIT’s indemnification for PTO Liabilities pursuant to Section 9.6(c) and reimbursement for severance benefits as provided in Section 9.6(d), BH REIT does not assume, and shall not be liable or responsible for, any Liabilities with respect to any Manager Specified Employee who does not become a Transferred Manager Employee (each, a “Non-Hired Manager Specified Employee”) or any other employee of the Behringer Group.

(b)           “At Will” Employment. Subject to applicable Law and the terms of any Agreement between a Transferred Manager Employee and BH REIT, each Transferred Manager Employee shall be, upon accept and commencement of employment with BH REIT, an “at will” employee of BH REIT, and nothing in this Article IX shall create a contract of employment between (i) BH REIT or any of its Affiliates and (ii) a Transferred Manager Employee, nor limit the right of BH REIT and its Affiliates to terminate the employment of any Transferred Manager Employee at any time, for any reason, with or without cause, and without notice; provided that nothing in this Section 9.6(b) shall limit the other obligations of BH REIT as provided in this Article IX.

(c)           Paid Time Off; Other Leave. For the twelve (12) month period following the Buyout Closing Date, BH REIT shall provide to each Transferred Manager Employee paid time off, vacation, and other accrued leaves of absence benefits (“PTO Benefits”) substantially comparable in the aggregate as those provided by the Behringer Group immediately prior to the Buyout Closing, and BH REIT shall give each Transferred Manager Employee credit for the remaining PTO Benefits accrued by such Transferred Manager Employee during his or her employment with the Behringer Group prior to the Buyout Closing (that has not been forfeited or lost as of the Buyout Closing), but BH REIT may subject such accrued PTO Benefits to any accrual caps and use limitations (such as a “use it or lose it” policy) that are comparable to the accrual caps and use limitations under the comparable Behringer Group policies for PTO Benefits, as BH REIT may reasonably determine. To the extent that any member of the Behringer Group incurs any Damages with respect to any Liabilities for PTO Benefits with respect to any Manager Specified Employee (collectively, the “PTO Liabilities”), BH REIT shall indemnify such member of the Behringer Group with respect to such Damages.

(d)           Severance Obligations.

(i)            From the Buyout Closing and for the twelve (12) month period following the Buyout Closing Date, BH REIT shall provide severance benefits substantially comparable to those which would be applicable using the formula set forth in the severance schedule attached hereto (the “Severance Schedule”), to any Transferred Manager Employee who is involuntarily terminated by BH REIT under circumstances that would entitle the Transferred Manager Employee to severance benefits had his or her employment been terminated by a member of the Behringer Group immediately prior to the Buyout Closing (for example, BH REIT shall be under no obligation to provide severance benefits to any Transferred Manager Employee who has been terminated for cause). If BH REIT or any of its Affiliates seeks a release from any Transferred Manager Employee with respect to Claims of such Transferred Employee against BH REIT or its Affiliates (an “Employee Release”), BH REIT shall use commercially reasonable efforts to obtain a release, releasing (among other Persons) the Behringer Indemnified Parties (as defined in the Master Modification Agreement) of all Claims of such Transferred Manager Employee arising during his or her term of service (as an employee or otherwise) with the Behringer Group prior to the Buyout Closing on substantially similar terms as such Employee Release.

(ii)           BH REIT shall reimburse the applicable member of the Behringer Group for any severance benefits paid up to the amount determined using the formula set forth in the Severance Schedule, to any Non-Hired Manager Specified Employee who has his or her employment terminated by the applicable member of the Behringer Group within ninety (90) days of the Buyout Closing Date.

(e)           Employee Benefit Plans.

(i)            Effective as of the Buyout Closing Date, Transferred Manager Employees shall cease participation in any and all Behringer Plans and shall be eligible to participate in employee benefit and fringe benefit plans maintained by BH REIT or one of its Affiliates (the “BH REIT Plans”). Effective as of the Buyout Closing Date and continuing for a period ending on the December 31 next following the one year anniversary of the Buyout Closing Date, BH REIT shall provide to the Transferred Manager Employees through BH REIT Plans, employee benefits and fringe benefits which are, in the aggregate, substantially comparable to the employee benefits and fringe benefits provided to such Transferred Manager Employees under the Behringer Plans immediately prior to the Buyout Closing Date.

(ii)           Following the Buyout Closing Date, (A) each Transferred Manager Employee shall receive credit for all purposes (including credit for eligibility, benefit accrual and for vesting) under the BH REIT Plans for years of service with the Behringer Group; provided, however, that with respect to any credit for benefit accruals under any BH REIT Plans, there shall be no duplication of benefits or accruals under the employee benefit plans or programs of BH REIT and those of the Behringer Group (for example, with respect to employer contributions under a BH REIT 401(k) Plan), and (B) BH REIT shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any BH REIT Plans that are group health plans in which such Transferred Manager Employees and their eligible dependents shall participate to be waived (but only to the extent that such Transferred Manager Employees would be covered under the applicable group health plan of the Behringer Group) and shall provide credit, during the applicable plan year, for any co-payments and deductibles prior to the Buyout Closing for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Buyout Closing. It is the intention of the parties that the Transferred Manager Employees and their eligible dependents be placed in no worse position (as employees of BH REIT) than if they had remained participants in the group health plans of the Behringer Group. Manager and BH REIT Agree to work together in good faith between the Buyout Notice Date and the Buyout Closing Date to ensure the orderly transition of the Transferred Manager Employees from Behringer Plans, including 401(k), flexible spending account, and group health plans, to corresponding BH REIT Plans.

(iii)          As of the Buyout Closing, (A) BH REIT hereby assumes all obligations and Liabilities under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for each Transferred Manager Employee (and his/her dependents and beneficiaries) and (B) no member of the Behringer Group shall have any Liabilities under COBRA with respect to such Transferred Manager Employees (and their dependents and beneficiaries).

(f)            No Third Party Beneficiaries. No provision of this Section 9.6 shall create any third party beneficiary or other rights in any employee or former or future employee (including any beneficiary or dependent thereof) of the Behringer Group or BH REIT or any of its Affiliates (including the Transferred Manager Employees) in respect of employment, continued employment (or resumed employment), compensation, benefits, or severance, and no provision of this Section 9.6 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Behringer Plan or any plan or arrangement which may be established by BH REIT or any of its Affiliates. No provision of this Management Agreement is intended as, nor shall any provision of this Management Agreement constitute, the establishment, amendment, or modification of, or supplement to, any employee benefit plan subject to ERISA, any other Behringer Plan or BH REIT Plan. No provision of this Management Agreement shall constitute a limitation on the rights of Behringer Group, BH REIT or their respective Affiliate to establish, amend, modify, supplement or terminate after the Buyout Closing Date any such plans or arrangements.

9.7           Buyout Option Termination. If this Management Agreement is terminated pursuant to Article VII prior to Buyout Closing, the Buyout Option shall terminate automatically and the Buyout shall not be consummated.

9.8           Survival. The covenants and agreements under this Management Agreement to be performed after the Buyout Closing (including, for the avoidance of doubt, the obligations pursuant to Sections 7.2 and 7.3) shall not expire until all obligations have been fully discharged with respect thereto. The representations and warranties of the parties with respect to the Buyout Option and the provisions of Section 9.9(c) shall survive until the expiration of the applicable statute of limitations.

9.9           Miscellaneous Buyout Provisions.

(a)           Non-Assignment. The Buyout Option is a contractual right under this Management Agreement and is granted solely to BH REIT and may not be assigned to any other Person separate and apart from this Management Agreement; provided, that any assignment of this Management Agreement (whether voluntarily or involuntarily, directly or indirectly, by operation of law, merger, sale of stock, sale of assets or otherwise) by Owner without the prior written consent of Manager shall result in the automatic termination of this Article IX; provided further that a Change of Control of Owner shall not automatically terminate this Article IX. Any purported assignment, transfer, delegation or disposition by Owner of Article IX in violation of this Section 9.9 shall be null and void ab initio (provided, that for the purposes of this Article IX only, all references to “50%” contained in the definition of “Change of Control” set forth in Section 1.22 shall be deemed to be references to “25%”).

(b)           Further Assurances. The parties hereto shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request in order to carry out the intent and purposes of this Article IX and the consummation of the transactions contemplated hereby, including the Buyout.

(c)           LIMITATIONS ON REPRESENTATIONS AND WARRANTIES.

(i)            BH REIT HEREBY ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT SPECIFICALLY STATED IN REPRESENTATIONS AND WARRANTIES ACTUALLY DELIVERED BY MANAGER TO BH REIT PURSUANT TO THE REPRESENTATIONS LETTER, MANAGER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO THE SUBJECT MATTER OF THIS MANAGEMENT AGREEMENT OR IN RESPECT OF ANY OF MANAGER, THE BEHRINGER GROUP, THEIR RESPECTIVE EMPLOYEES, THE MANAGEMENT AGREEMENT OR ANY AGREEMENT BETWEEN ANY MEMBER OF THE BEHRINGER GROUP (ON THE ONE HAND) AND BH REIT OR ITS AFFILIATES (ON THE OTHER HAND) OR THE SERVICES PROVIDED THEREUNDER, OR WITH RESPECT TO ANY INFORMATION PROVIDED OR MADE AVAILABLE TO BH REIT OR ITS DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES OR AGENTS, INCLUDING WITH RESPECT TO ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE, OR NON-INFRINGEMENT, AND THAT ALL OTHER REPRESENTATIONS AND WARRANTIES ARE DISCLAIMED BY MANAGER. MANAGER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS MANAGEMENT AGREEMENT AND THE BUYOUT NOTICE, BH REIT DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO THE SUBJECT MATTER OF THIS MANAGEMENT AGREEMENT. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT AFFECT OR OTHERWISE LIMIT ANY EXPRESS REPRESENTATIONS OR WARRANTIES CONTAINED IN THE MASTER MODIFICATION AGREEMENT OR ANY OTHER AGREEMENT BETWEEN ANY MEMBER OF THE BEHRINGER GROUP (ON THE ONE HAND) AND BH REIT OR ITS AFFILIATES (ON THE OTHER HAND).

(ii)           MANAGER HEREBY ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT SPECIFICALLY STATED IN REPRESENTATIONS AND WARRANTIES ACTUALLY DELIVERED BY BH REIT TO MANAGER PURSUANT TO THE BUYOUT NOTICE, BH REIT MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO THE SUBJECT MATTER OF THIS MANAGEMENT AGREEMENT OR IN RESPECT OF BH REIT, BH OP, THEIR RESPECTIVE EMPLOYEES, THE MANAGEMENT AGREEMENT OR ANY AGREEMENT BETWEEN BH REIT OR ITS AFFILIATES (ON THE ONE HAND) AND ANY MEMBER OF THE BEHRINGER GROUP (ON THE OTHER HAND) OR THE SERVICES PROVIDED THEREUNDER, OR WITH RESPECT TO ANY INFORMATION PROVIDED OR MADE AVAILABLE TO MANAGER OR ITS

DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES OR AGENTS, INCLUDING WITH RESPECT TO ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE, OR NON-INFRINGEMENT, AND THAT ALL OTHER REPRESENTATIONS AND WARRANTIES ARE DISCLAIMED BY BH REIT. BH REIT ACKNOWLEDGE THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS MANAGEMENT AGREEMENT AND THE BUYOUT NOTICE, MANAGER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO THE SUBJECT MATTER OF THIS MANAGEMENT AGREEMENT. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT AFFECT OR OTHERWISE LIMIT ANY EXPRESS REPRESENTATIONS OR WARRANTIES CONTAINED IN THE MASTER MODIFICATION AGREEMENT OR ANY OTHER AGREEMENT BETWEEN BH REIT OR ITS AFFILIATES (ON THE ONE HAND) AND ANY MEMBER OF THE BEHRINGER GROUP (ON THE OTHER HAND).

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Property Management Agreement as of the date first above written.

BEHRINGER HARVARD REIT I, INC.

By:
Name:
Title:

BEHRINGER HARVARD OPERATING PARTNERSHIP I LP

By: BHR, Inc.

By:
Name:
Title:

HPT MANAGEMENT SERVICES LLC

By:
Name:
Title:

EXHIBIT A

FORM OF BUYOUT NOTICE

                                   , 20

HPT Management Services LLC
15601 Dallas Parkway

Suite 600

Addison, Texas 75001

Attention: Chief Legal Officer

Fax: (214) 655-1610

Pursuant to Section 9.2 of that certain Sixth Amended and Restated Property Management Agreement, dated as of August 31, 2012, by and among Behringer Harvard REIT I, Inc., a Maryland corporation (“BH REIT”), Behringer Harvard Operating Partnership I LLC, a Texas limited partnership (“BH OP”), and HPT Management Services LLC, a Texas limited liability company (the “Manager”), as amended, supplemented or otherwise modified from time to time (the “Management Agreement”), BH REIT hereby provides this irrevocable notice (this “Buyout Notice”) of its intent to exercise the Buyout Option. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Management Agreement.

ARTICLE I.
REPRESENTATIONS AND WARRANTIES OF BH REIT

BH REIT represents and warrants to Manager as of the date hereof and as of the Buyout Closing Date, as follows:

1.1           Organization and Qualification.

(a)           BH REIT is a corporation validly existing and in good standing under the laws of the State of Maryland. BH REIT has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted except where the failure to have such power and authority would not reasonably be expected to impact BH REIT’s ability to perform its obligations under the Management Agreement and the transactions contemplated thereby, including the Buyout.

(b)           BH OP is a limited partnership validly existing and in good standing under the laws of the State of Texas. BH OP has the requisite partnership power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted except where the failure to have such power and authority would not reasonably be expected to impact BH REIT’s ability to perform its obligations under the Management Agreement and the transactions contemplated thereby, including the Buyout.

1.2           Authority; No Conflicts; Approvals.

(a)           BH REIT has full corporate power and authority to consummate the transactions contemplated by (i) Management Agreement and (ii) this Buyout Notice and each other agreement, instrument or document executed and delivered under the Management Agreement upon the Buyout Closing (each such document, a “Ancillary Buyout Document”), including the Buyout. No provision of Law applicable to BH REIT or the bylaws, charter or other organizational documents or BH REIT (such documents, the “BH REIT Organizational Documents”) requires approval by the stockholders of BH REIT of the transactions contemplated by the Management Agreement, including the Buyout. The execution and delivery by BH REIT of this Buyout Notice and each other Ancillary Buyout Document to which it is a party, and the consummation by BH REIT of the transactions contemplated hereby and thereby, including the Buyout, have been duly authorized by all necessary corporate action and no other proceedings on the part of BH REIT are necessary to authorize the execution and delivery of this Buyout Notice, the Ancillary Buyout Documents and the consummation of the transactions contemplated hereby and thereby. The Management Agreement and this Buyout Notice have been, and each Ancillary Buyout Document to which BH REIT is a party when executed and delivered will be, duly and validly executed and delivered by BH REIT and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a legal, valid and binding agreement of BH REIT, enforceable against BH REIT in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b)           BH OP has full partnership power and authority to consummate the transactions contemplated by Management Agreement and the Ancillary Buyout Documents, including the Buyout. No provision of Law applicable to BH OP or the partnership agreement of BH OP requires approval by the limited partners of BH OP of the transactions contemplated by the Management Agreement, including the Buyout. The execution and delivery by BH OP of each Ancillary Buyout Document to which it is a party, and the consummation by BH OP of the transactions contemplated thereby, to the extent applicable to BH OP, have been duly authorized by all necessary partnership action and no other proceedings on the part of BH OP are necessary to authorize the execution and delivery of such Ancillary Buyout Documents and the consummation of the applicable transactions contemplated thereby. Each Ancillary Buyout Document to which BH OP is a party when executed and delivered will be duly and validly executed and delivered by BH OP and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a legal, valid and binding agreement of BH OP, enforceable against BH OP in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(c)           To the knowledge of BH REIT and BH OP, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental

Authority or any other Person is required to be made, obtained or given by or on behalf of BH REIT or BH OP the absence of which would prevent the consummation by BH REIT or BH OP of the transactions contemplated by this Buyout Notice or the other Ancillary Buyout Documents, including the Buyout, or the performance by BH REIT or BH OP of its obligations under the Management Agreement and the Ancillary Buyout Documents to which it is party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals obtained prior to the date hereof.

ARTICLE II.
PROPOSED CLOSING DATE

BH REIT proposes that the Buyout Closing occur on                                           , 20   , or such other Business Day as BH REIT and Manager shall agree, at the offices of Manager, or such other location as BH REIT and Manager shall agree.

*  *  *  *  *  *

Sincerely,

BEHRINGER HARVARD REIT I, INC.

By:
Name:
Title:

CC (with attachments):

Behringer Harvard Holdings
15601 Dallas Parkway

Suite 600

Addison, Texas 75001
Attention:   Robert S. Aisner
Fax: (214) 655-1610

Behringer Harvard Holdings
15601 Dallas Parkway

Suite 600

Addison, Texas 75001
Attention:   Chief Legal Officer
Fax: (214) 655-1610

Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654
Attention:     Donald E. Batterson

Jeffrey R. Shuman

Fax: (312) 923-2707

EXHIBIT B

FORM OF MANAGER REPRESENTATION LETTER

                                   , 20

Behringer Harvard REIT I, Inc.
15601 Dallas Parkway

Suite 600

Addison, Texas 75001
Attention: [                            ]
Fax: [                            ]

Pursuant to Section 9.4(b)(i) of that certain Sixth Amended and Restated Property Management Agreement, dated as of August 31, 2012, by and among Behringer Harvard REIT I, Inc., a Maryland corporation (“BH REIT”), Behringer Harvard Operating Partnership I LP, a Texas limited partnership (“BH OP”), and HPT Management Services LLC, a Texas limited liability company (the “Manager”), as amended, supplemented or otherwise modified from time to time (the “Management Agreement”), Manager hereby delivers this Manager Representations Letter. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Management Agreement. Manager hereby represents and warrants to BH REIT, as of the Buyout Closing, as follows:

Section 1. Organization.

Manager is a limited liability company validly existing and in good standing under the laws of its jurisdiction of organization.

Section 2. Authority; No Conflicts; Approvals.

(a)           Manager has full limited liability company power and authority to consummate the transactions contemplated by (i) Management Agreement and the Ancillary Buyout Document, including the Buyout. The execution and delivery by Manager of each Ancillary Buyout Document to which it is a party, and the consummation by Manager of the transactions contemplated thereby, including the Buyout, have been duly authorized by all necessary limited liability company action and no other proceedings on the part of Manager are necessary to authorize the execution and delivery of the Ancillary Buyout Documents to which it is a party and the consummation of the transactions contemplated thereby, including the Buyout. The Management Agreement has been, and each Ancillary Buyout Document to which Manager is a party when executed and delivered will be, duly and validly executed and delivered by Manager and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a legal, valid and binding agreement of Manager, enforceable against Manager in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(b)           To Manager’s knowledge, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or any other Person is required to be made, obtained or given by or on behalf of Manager the absence of which would prevent the consummation by Manager of the transactions contemplated by the Ancillary Buyout Documents, including the Buyout, or the performance by Manager of its obligations under the Management Agreement and the Ancillary Buyout Documents to which it is party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals obtained prior to the date hereof.

Section 3. Title to Manager Purchased Assets

Manager is the sole owner of and has good and valid title to each of the Manager Purchased Assets, free and clear of all Liabilities (except for immaterial Liabilities). At the Buyout Closing, Manager will deliver to BH REIT good and valid title in and to the Manager Purchased Assets, free and clear of all Liabilities (except for immaterial Liabilities).

Sincerely,

HPT MANAGEMENT SERVICES LLC

By:
Name:
Title:

CC:

Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654
Attention:     Donald E. Batterson

Jeffrey R. Shuman

Fax: (312) 923-2707

Proskauer Rose LLP

Eleven Times Square

(Eighth Avenue & 41st Street)

New York, New York 10036

Attention:     Peter M. Fass

James P. Gerkis

Fax: (212) 969-2900

Shefsky & Froelich, Ltd.
111 East Wacker

Suite 2800

Chicago, Illinois 60601
Attention: Michael J. Choate

Fax: (312) 275-7554

EXHIBIT C

FUNCTIONS AND TITLES OF MANAGER SPECIFIED EMPLOYEES

Current Job Title	Current Job Descriptions
Senior Vice President – Commercial Property Management

Responsible for directing, coordinating and exercising functional authority for the overall performance and profitability of the Property Management business on a national level; establishing and maintaining policy and procedure manual; leading preparation and presentation of annual property budgets; developing overhead budgets, tracking variances and ensuring operational performance in accordance with investment objectives; and overseeing key tenant relationships and resolving critical impact tenant relations’ issues.

Vice President – Operations

Responsible for managing and supervising the commercial property and management offices; setting measurable goals for the staff; assuring the timely preparation of annual budgets and monthly reports; developing, implementing and assuring adherence to company policies and procedures; supervising property management regional staff; and working with asset management personnel to help make properties run better.

Vice President – Engineering

Responsible for providing technical support to properties; managing operating expenses; developing and implementing an auditable and consistent set of engineering quality standards and processes; developing, implementing and managing (1) an audit program to ensure property-level compliance, (2) a program to ensure property-level code and regulatory compliance, and (3) a technical skills enhancement program for all property-level engineering and maintenance personnel; ensuring property-level compliance with OSHA required training; assisting in scoping and negotiating national and regional agreements for major services (e.g., water treatment); ensuring that all applicable properties benchmark their energy consumption utilizing the online EPA Energy Star Portfolio Manager tool; developing list of typical energy conserving capital projects to be considered; developing minimum maintenance standrads for all major equipment and system types; assisting in the development and review of 5-year capital plans; and review and comment on payback analysis, contract proposals, bid analysis summaries, scope of work and request for proposals.

Vice President – Project Management

Responsible for assisting owner in defining development projects; managing the project construction process from concept to completion; assist owner in defining scope, size and type of project; assist in due diligence; preparing requests for proposals; reviewing bids; negotiating contracts with consultants; reviewing and recommending changes to construction documents; preparing and monitoring construction budgets; managing contract pricing negotiations; orchestrating project meetings with consultants, construction team and local city and building officials; monitoring contractor performance; managing tenant improvement construction; preparing project reports as needed; reviewing project Punch Lists, contractor record drawings, and contractor maintenance and operations books; and review and process final application and certificate for payments.

Director of Project Management

Responsible for ensuring project management policies and procedures are adhered to for all portfolio properties called upon to serve, and recommending policy enhancements when necessary; managing capital expenditure and tenant improvement projects in the specified region as directed by the regional Vice President of Property Management; tracking and preparing backup for billing of Project Management Fees; assisting with due diligence assignments; and assisting Property Management with the preparation of the annual and 5-10 year capital budgets.

EXHIBIT D

FORM OF ARTICLES SUPPLEMENTARY (SERIES A PREFERRED STOCK)

See attached.

FORM OF

ARTICLES SUPPLEMENTARY

BEHRINGER HARVARD REIT I, INC.

SERIES A PARTICIPATING, VOTING, CONVERTIBLE PREFERRED STOCK

($0.0001 PAR VALUE)

BEHRINGER HARVARD REIT I, INC., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland pursuant to Section 2-208 of the Maryland General Corporation Law that:

FIRST:  Pursuant to authority expressly vested in the Board of Directors of the Company (the “Board”) by Article V, Section 5.3 of the Ninth Articles of Amendment and Restatement of the Company (the “Charter”), the Board has classified 10,000 shares of the authorized but unissued preferred stock of the Company, $0.0001 par value per share (“Preferred Stock”), as Series A participating, voting, convertible preferred stock (the “Series A Preferred Stock”) and the same hereby are established, and the issuance of such shares authorized, such Series A Preferred Stock to have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, as follows, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

Series A participating, voting, convertible preferred stock, $0.0001 par value per share

The defined terms used in the following sections, other than those specifically defined therein, shall have the meanings set forth in Section 8.

SECTION  1.          DESIGNATION AND NUMBER.  A series of Preferred Stock designated as the “Series A participating, voting, convertible preferred stock” is hereby established and the number of shares constituting the series shall be 10,000, which may be issued in fractions of a share.

SECTION  2.          DISTRIBUTION RIGHTS.  If the Company declares, pays or sets apart for payment any dividend on any share of Common Stock (other than stock dividends payable in shares of Common Stock), then at the time such dividend is declared, paid or set apart, the Company shall simultaneously declare, pay or set apart for payment a dividend on each issued and outstanding share of Series A Preferred Stock, with payment to be in the same form as is being paid to the holders of Common Stock and in an amount as if one share of Series A Preferred Stock equaled one share of Common Stock.  Such dividend will be paid to the holders of record of Series A Preferred Stock at the close of business on the date specified by the Board and paid to such holders on the date specified by the Board, which shall be on or prior to the payment date for the applicable dividend on Common Stock.  If the holders of Series A Preferred Stock are treated as receiving any amount as a consent dividend or as a deemed dividend, for federal income tax purposes, the Company shall at such time declare cash dividends to, and shall distribute to, the holders of Series A Preferred Stock sufficient cash to pay tax (at an assumed combined federal and state rate of 50%) on the total of all dividends subject to tax to such holders (including any taxable amount of the cash dividend required under this provision).

SECTION  3.          LIQUIDATION.  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to its stockholders, or there shall be set apart out of such assets of the Company for the holders of Series A Preferred Stock, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Junior Stock, liquidating distributions in an amount equal to $10.00 per share (the “Liquidation Preference”).  The holders of Series A Preferred Stock, upon liquidation, dissolution or winding up, shall not be entitled to receive the Liquidation Preference until the liquidation preference of all shares of Senior Stock shall have been paid in full or a sum set apart sufficient to provide for such payment.  If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the shares of the Series A Preferred Stock and any Parity Stock are insufficient for payment to be made in full, the holders of shares of the Series A Preferred Stock and the Parity Stock shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled.  After receipt of the full amount of the Liquidation Preference, the holders of shares of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Company upon liquidation, dissolution or winding up.  For the purposes hereof, neither a consolidation, nor a merger of the Company with another person, nor a sale or transfer of all or part of its assets for cash or securities, shall be considered a liquidation, dissolution or winding up of the Company.  In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Company or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock shall not be added to the Company’s total liabilities.

SECTION  4.          VOTING RIGHTS.  The holders of shares of Series A Preferred Stock shall have only the following voting rights:

(a)           Each share of Series A Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the holders of the Series A Preferred Stock or the Common Stock.

(b)           Except as otherwise provided herein, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of the holders of Common Stock.

(c)           The affirmative vote of the Required Holders, voting together as a single class for such purposes, shall be required for (i) the adoption of any amendment, alteration or repeal of these Articles Supplementary and the terms of the Series A Preferred Stock set forth herein, that adversely changes or has the effect of adversely altering the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions or qualifications of the shares of Series A Preferred Stock, or (ii) the adoption of any amendment, alteration or repeal of any other provisions of the Charter that materially adversely changes or has the effect of materially adversely altering the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions or qualifications of the shares of Series A Preferred Stock, (it being understood that an increase in the number of directors on the Board is not, by itself, an adverse change referred to in the foregoing clause (i) or (ii)).

SECTION  5.          AUTHORIZATION AND ISSUANCE OF OTHER SECURITIES.  The Board shall not have the right to increase or decrease the number of shares that are classified as Series A Preferred Stock or to authorize the issuance of or to classify or reclassify any unissued shares of stock of the Company into, additional shares of Series A Preferred Stock.

SECTION  6.          CONVERSION.

(a)           TRIGGERING EVENT.  All shares of Series A Preferred Stock then outstanding will convert into Common Stock (i) automatically, in connection with a Listing Event, (ii) automatically, upon a Change of Control, or (iii) automatically, upon election by the Required Holders during the period beginning on the Effective Date and ending at the close of business on the fifth anniversary of the Effective Date (each a “Triggering Event”).

(b)           CONVERSION RATE.  Upon a Triggering Event, each share of Series A Preferred Stock shall convert into shares of Common Stock at a rate equal to (i) the Conversion Value Per Share of Series A Preferred Stock, divided by (ii) the Conversion Common Stock Value (provided, however, that, for purposes of this clause (ii) only, Estimated Per Share Value  shall be calculated in Section 8(d)(i) assuming the conversion of all shares of Series A Preferred Stock outstanding immediately prior to such Triggering Event, and assuming the net asset value is not decreased by the Liquidation Preference referred to in Section 6(c)(i)), in each case as applicable with respect to such Triggering Event.

(c)           ESTIMATED PER SHARE VALUE.  The Company shall determine the Estimated Per Share Value with respect to the Common Stock at least once per calendar year and, if determined only once in any calendar year, such determination must be made during the fourth quarter of 2012 and of each subsequent year until the occurrence of a Triggering Event. In addition, the Estimated Per Share Value shall be calculated, for the purposes of Sections 8(d)(i), 8(j)(i)(A)(2) and 8(j)(i)(B), on (i) a net asset value basis (i.e., net of liabilities and, except as set forth in Section 6(b)(ii), net of the aggregate Liquidation Preference that the then outstanding Series A Preferred Stock would be entitled to receive in connection with a liquidation of the Company), and (ii) except as set forth in Section 6(b)(ii), the assumption that the Series A Preferred Stock is not outstanding.

The Company shall promptly publicly disclose each such Estimated Per Share Value in a Form 8-K, by press release or otherwise.  The Required Holders may request that the Company obtain an appraisal of the Estimated Per Share Value or the Company may voluntarily obtain an appraisal of the Estimated Per Share Value (1) with respect to any determination of the Estimated Per Share Value, if the Company has not determined such Estimated Per Share Value using an independent appraiser, and (2) if the Company has not determined the Estimated Per Share Value using an independent appraiser during the six month period prior to the Triggering Event.  In such event, each of the Company, on the one hand, and the Required Holders, on the other hand, shall name one appraiser and the two named appraisers shall promptly agree in good faith to the appointment of one other appraiser, whose determination of such Estimated Per Share Value shall be final and binding.  The cost of such appraisal shall be paid by the Company.

(d)           ACCRUED AND UNPAID DIVIDENDS.  Upon conversion, holders of shares of Series A Preferred Stock shall not be entitled to receive payment of any declared, set apart or otherwise unpaid dividends with respect to the shares of Series A Preferred Stock being converted, except with respect to any dividend contemplated by the final sentence of Section 2.

(e)           CONVERSION PROCEDURE.

(i)            Conversion of the Series A Preferred Stock upon election of the Required Holders pursuant to Section 6(a)(iii) shall be effected by delivery to the Company by the Required Holders of a written notice stating the election of such holders to convert the Series A Preferred Stock.  In the event the notice shall specify any name or names other than that of the converting holder, the notice shall be accompanied by documents confirming ownership, reflecting compliance with the securities laws and, if applicable, payment of all transfer taxes payable upon issuance of the shares of Common Stock in such name or names.  Other than such taxes, the Company shall pay any and all issuance and other taxes (excluding taxes based on income) that may be payable with respect to the issuance and/or delivery of shares of Common Stock on conversion of Series A Preferred Stock.  As promptly as practicable (but in no event more than 5 days, or within 5 days after the completion of any appraisal requested by the Required Holders or obtained by the Company, as applicable, pursuant to Section 6(c)) after receipt by the Company of the written notice of conversion from the Required Holders, the Company shall (i) deliver notice of conversion of the Series A Preferred Stock to all holders thereof, and (ii) if the notice shall (or another recipient shall) specify any name or names other than that of the converting holder, the requisite documents confirming ownership, reflecting compliance with the securities laws and payment of all transfer taxes required to be paid hereunder by the converting holder (or the demonstration to the satisfaction of the Company that such taxes have been paid or are not applicable), the Company shall deliver or cause to be delivered the number of validly issued, fully paid and nonassessable whole shares (that is, any fraction of a share a holder would otherwise be entitled to receive shall be rounded up to the nearest whole share) of Common Stock to which each converting holder or other recipient shall be entitled pursuant to Section 6(b) hereof.

(ii)           A conversion upon election of the Required Holders pursuant to Section 6(a)(iii) shall be deemed effective immediately prior to the open of business on the date of the respective written notice to the Company.  However, the Required Holders may specify conversion upon a future date or event, such as the fifth anniversary of the Effective Date.  Upon conversion, the rights of the converting holder with respect to the shares being converted shall terminate, except for the right to receive the shares of Common Stock issuable upon conversion, and the person entitled to receive the shares of Common Stock so issuable shall be treated for all purposes as having become the record holder of such shares of Common Stock at the time of issuance.  In the event the written notice for conversion is delivered on a day the transfer books of the Company for its Common Stock are closed, the conversion shall be deemed to have occurred upon the close of business on the first immediately preceding date on which such transfer books are open.

(iii)          In connection with any Listing Event or Change of Control, the Company shall deliver or cause to be delivered the number of validly issued, fully paid and nonassessable whole shares (that is, any fraction of a share a holder would otherwise be entitled to receive shall be rounded up to the nearest whole share) of Common Stock to which each holder of Series A Preferred Stock shall be entitled pursuant to Section 6(b) hereof or, if applicable with respect to a Change of Control, the amount of securities, cash or other property to which each holder of Series A Preferred Stock shall be entitled pursuant to Section 6(e)(vii), as promptly as practicable (but in no event more than 5 days after the earliest day upon which the number of whole shares of Common Stock or securities, cash or other property can be determined).

(iv)          Upon the vote or written consent of the Required Holders, voting together as a class, all then outstanding shares of Series A Preferred Stock shall be converted into Common Stock at the then applicable Conversion Rate.

(v)           The shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, when issued in accordance with the terms hereof, are hereby declared to be, and shall be, validly issued, fully paid and nonassessable shares of Common Stock in the hands of the holders thereof.

(vi)          In connection with any Triggering Event, if the Conversion Value Per Share of Series A Preferred Stock is zero, the Series A Preferred Stock will be automatically deemed cancelled without further consideration and shall cease to be outstanding.

(vii)         Notwithstanding Section 6(b) hereof, if, in connection with a Change of Control, the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property, then, in connection with any such Change of Control, each share of Series A Preferred Stock shall be convertible, in lieu of Common Stock, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock would have been convertible into in connection with such Change of Control would have been entitled to receive pursuant to such Change of Control.

(f)            NO FRACTIONAL SHARES.  No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of shares of the Series A Preferred Stock but, in lieu thereof, any fractional interest shall be rounded up to the next whole share (on a holder by holder basis).

(g)           FUNDAMENTAL CHANGE.  In the event of any Fundamental Change, the Company or the successor or purchasing business entity shall provide that the holders of each share of Series A Preferred Stock then outstanding shall, in connection with such Fundamental Change, receive shares, or fractions of shares, of capital stock that the Board has determined in good faith to have at least equivalent economic value and opportunity and other rights as the Series A Preferred Stock following such Fundamental Change. The provisions of this Section 6(g) shall similarly apply to successive Fundamental Changes.

(h)           RESERVATION OF SHARES.  The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock, free of preemptive rights, as shall be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding.  The Company shall, from time to time, in accordance with the laws of the State of Maryland, use its best efforts to increase the authorized number of shares of Common Stock if, at any time, the number thereof shall not be sufficient to permit the conversion of all the then outstanding shares of Series A Preferred Stock.  If any shares of Common Stock required to be reserved for conversion of shares of Series A Preferred Stock need to be registered with, or approved by, any governmental authority under any federal or state law before such shares may be issued upon conversion, the Company shall, in good faith and as expeditiously as possible, endeavor to cause such shares to be duly registered or approved, as the case may be.  If the Common Stock is listed on a national securities exchange, the Company shall, in good faith and as expeditiously as possible, if permitted by the rules of such exchange, endeavor to list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of shares of the Series A Preferred Stock.

SECTION  7.          REDEMPTION.  At any time after the fifth anniversary of the Effective Date, the Company may redeem all, and not less than all, of the then outstanding shares of Series A Preferred Stock (excluding any shares of Series A Preferred Stock for which a Triggering Event has occurred, regardless of whether the consummation of conversion upon such Triggering Event has occurred or is pending) at a price per share of Series A Preferred Stock equal to the Liquidation Preference plus declared and unpaid dividends thereon (the “Redemption Price”).  At least 15 but not more than 35 days prior to the date specified for redemption (the “Redemption Date”), the Company shall give written notice to each holder of record of Series A Preferred Stock notifying such holder of the redemption and specifying the Redemption Price and the Redemption Date.  Any shares of Series A Preferred Stock redeemed pursuant to this Section 7 or otherwise acquired by the Company in any manner whatsoever shall be canceled and shall become authorized but unissued shares of Preferred Stock without designation as to class or series.

SECTION  8.          DEFINITIONS.  For purposes hereof, the following terms shall have the meanings indicated:

(a)           “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which commercial banks in New York City are authorized or required by law or executive order to close, or a day which is, or is declared to be, a national or New York State holiday.

(b)           “Change of Control” shall mean, with respect to the Company, any event or series of related events (including, without limitation, any issuance, transfer or other disposition of shares of Equity Stock of the Company, merger, share exchange or consolidation) after which (a) any person or Group is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of Equity Stock representing greater than 50% of the combined voting power of the then outstanding Equity Stock of the Company and (b) the beneficial owners, directly or indirectly, of Equity Stock of the Company immediately prior to such event or series of related events have less than 50% of the combined voting power of the surviving entity (or its parent company) after such event or series of events. In addition, any event that causes, directly or indirectly, any person or Group other than the Company to become the beneficial owner of greater than 50% of the outstanding economic interests in the Operating Partnership shall be deemed a Change of Control of the Company.

(c)           “Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

(d)           “Conversion Common Stock Value” shall mean: (i) in the case of conversion of Series A Preferred Stock upon election of the Required Holders pursuant to Section 6(a)(iii), the then most recent Estimated Per Share Value (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the date of determination of such Estimated Per Share Value) as of the date of such election, except that, to the extent the Company (or one of its Affiliates) has sold any property included in the determination of such Estimated Per Share Value, the gross sale price of each such property shall be substituted for the estimated value of such property included in such Estimated Per Share Value; (ii) in the case of a Listing Event, the average daily closing price of the Common Stock for a 30 trading day period (the “Measurement Period”) commencing on the first trading day after the date that is the 180th day following the later to occur of (A) the Listing Event and (B) the expiration of any applicable lock-up period entered into by any existing holder or holders of Common Stock of not less than five (5) percent of the then outstanding Common Stock to facilitate the orderly listing of the Common Stock in public markets in connection with the Listing Event; provided, however, that, if a Change of Control shall occur prior to the end of such Measurement Period, the Conversion Common Stock Value shall be determined in accordance with clause (iii) of this sentence; and (iii) in the case of a Change of Control, the value per share of Common Stock established thereby or, if the value per share of Common Stock is not established in connection with such Change of Control, the value per share that the Board shall in good faith determine in connection with such Change of Control, if applicable, based on the value of the consideration paid for or with respect to or by extension to the Common Stock in connection therewith.

(e)           “Conversion Company Value” shall mean (i) the Conversion Common Stock Value multiplied by (ii) the Effective Date Outstanding Shares.

(f)            “Conversion Value Per Share of Series A Preferred Stock” shall mean the result of: (i) 10.0 percent (0.10) of the excess, if any, of (A) (1) Conversion Company Value plus (2) total distributions in excess of the Current Distribution Rate on the Effective Date Outstanding Shares following the Effective Date and through the date of the Triggering Event (or, in the case of a Listing Event, through the date of the issuance of Common Stock upon the conversion of the Series A Preferred Stock) over (B) the Effective Date Value; divided by (ii) the number of shares of Series A Preferred Stock outstanding on the date of the Triggering Event; and, in the case of a Triggering Event based upon a Listing Event or Change of Control only, multiplied by (iii) 110 percent (1.10); provided, however, that if a listing application or securities registration statement has been filed in anticipation of a Listing Event, or a Change of Control has been announced, in either case, prior to the fifth anniversary of the Effective Date, and such Listing Event has not occurred or Change of Control has not been closed, then the Conversion Value Per Share of Series A Preferred Stock, in connection with an exercise of conversion on such date, will be determined in connection with such subsequent Listing Event (and the subsequent Measurement Period) or as of the date of closing of such Change of Control (or other Change of Control that arises in response to such first Change of Control); provided, further, however, that if such Listing Event or Change of Control does not occur within 270 days following the fifth anniversary of the Effective Date, then the Series A Preferred Stock shall be converted on the same basis as if the holder had elected to convert the Series A Preferred Stock on the fifth anniversary of the Effective Date.  If the amount of clause (A) above is equal to, or less than, the amount of clause (B) above, then the Conversion Value Per Share of Series A Preferred Stock shall be equal to zero.

(g)           “Current Distribution Rate” shall mean, on an annual basis, $0.10 per share of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the Effective Date).

(h)           “Effective Date” shall mean August 31, 2012.

(i)            “Effective Date Outstanding Shares” shall mean 298,477,851.3007 shares of Common Stock (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the Effective Date).  For the avoidance of doubt, shares of Common Stock issuable upon the exercise or payment of stock options, warrants, rights and other equity securities with respect to which shares of Common Stock have not actually been issued prior to the Effective Date, including the Series A Preferred Stock and any shares of Common Stock issuable upon conversion of the Series A Preferred Stock, shall not be deemed outstanding for this purpose.

(j)            “Effective Date Value” shall mean the aggregate value of all Effective Date Outstanding Shares, determined by multiplying: (i) the higher of (A) the average of (1) $4.64 (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the Effective Date and prior to the date the Estimated Per Share Value is next publicly reported) and (2) the publicly reported Estimated Per Share Value next publicly reported after the Effective Date; and (B) the Estimated Per Share Value of the Common Stock next publicly reported after the Effective Date; by (ii) 298,477,851.3007 (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the Effective Date and prior to the date the Estimated Per Share Value is next publicly reported).

(k)           “Equity Stock” shall mean all classes or series of stock of the Company that the Company shall have authority to issue.

(l)            “Estimated Per Share Value” shall mean the estimated per share value of Common Stock calculated in accordance with Section 6(c).

(m)          “Fundamental Change” shall mean the occurrence of any transaction or event or series of transactions or events resulting in the reclassification or recapitalization of the outstanding Common Stock (except a change in par value, or from no par value to par value, or subdivision or other split or combination of the shares of Common Stock), or the occurrence of any consolidation or merger to which the Company is a party, except a merger in which the

Company is the surviving corporation and which does not result in any such reclassification or recapitalization, in each case other than a Change of Control.

(n)           “Group” means any person, or any two or more persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and all Affiliates of such person or persons.

(o)           “Junior Stock” means the Common Stock and any other class or series of stock of the Company that by its terms is junior to the Series A Preferred Stock with respect to liquidation, dissolution and winding up.

(p)           “Listing Event” shall mean the listing of any Equity Stock of the Company on a national securities exchange.  Upon such listing, such shares of Equity Stock shall be deemed “listed.”

(q)           “Operating Partnership” shall mean Behringer Harvard Operating Partnership I LP.

(r)            “Parity Stock” shall mean any class or series of shares entitled by the terms thereof to amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective liquidation amounts, without preference or priority of one over the other as between the holders of such shares and the holders of shares of Series A Preferred Stock.

(s)           “Required Holders” shall mean the holders of a majority of the then outstanding shares of Series A Preferred Stock.

(t)            “Senior Stock” shall mean any class or series of stock of the Company entitled by the terms thereof to the receipt of amounts payable upon liquidation, dissolution or winding up, as the case may be, in preference to the Series A Preferred Stock.

(u)           “Trading Day” shall mean any day on which the New York Stock Exchange is open for trading whether or not the Common Stock is then listed on the New York Stock Exchange and whether or not there is an actual trade of Common Stock on any such day.

SECOND:  These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

THIRD:  These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

FOURTH:  The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FIFTH:  The Board has adopted a resolution authorizing the Chairman of the Special Committee to sign these Articles Supplementary.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Behringer Harvard REIT I, Inc. has caused these Articles Supplementary to be executed under the seal in its name and on its behalf by the Chairman of the Special Committee of its Board of Directors, and attested to by its Secretary, this 31st day of August, 2012.

BEHRINGER HARVARD REIT I, INC.

By:
Name:
Title:

Attest:

[                                  ]

Secretary

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

See attached.

FORM OF REGISTRATION RIGHTS AGREEMENT

dated as of

August 31, 2012

among

BEHRINGER HARVARD REIT I, INC.

and

THE SHAREHOLDERS FROM TIME TO TIME PARTY HERETO

Exhibit A          Joinder Agreement

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT dated as of August 31, 2012 (this “Agreement”) among Behringer Harvard REIT I, Inc., a Maryland corporation (the “Company”), and the Shareholders from time to time party hereto (initially, Behringer Harvard REIT I Services Holdings, LLC as the sole holder of Registrable Securities) as listed on the signature pages, including any Permitted Transferees (collectively, the “Shareholders”).

In consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.               Definitions.  The following terms, as used herein, have the following meanings:

“Agreement” has the meaning set forth in the preamble hereto.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that no security holder of the Company shall be deemed an Affiliate of any other security holder solely by reason of any investment in the Company.  For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, the Company, Behringer Harvard Operating Partnership I LP, and their respective subsidiaries shall not be considered Affiliates of Behringer Harvard Holdings, LLC and its subsidiaries, and vice versa.

“Articles Supplementary” means the Articles Supplementary of the Company establishing the Series A Participating, Voting, Convertible Preferred Stock ($0.0001 par value) filed with the State of Maryland in accordance with the Master Modification Agreement, dated as of August 31, 2012, among the Company, Behringer Harvard REIT I Services Holdings, LLC, Behringer Advisors, LLC and HPT Management Services, LLC.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Common Shares” means shares of Common Stock, par value $0.0001 per share, of the Company and any stock into which such Common Shares thereafter may be converted or changed.

“Company” has the meaning set forth in the preamble hereto.

“Convertible Securities” means shares of Series A Participating, Voting, Convertible Preferred Stock, par value $0.0001 per share, of the Company.

“Damages” has the meaning set forth in Section 3.01.

“Demand Registration” has the meaning set forth in Section 2.01.

“Demand Requesting Shareholder” has the meaning set forth in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory and any successor thereto.

“Indemnified Party” has the meaning set forth in Section 3.03.

“Indemnifying Party” has the meaning set forth in Section 3.03.

“Inspectors” has the meaning set forth in Section 2.05(f).

“Lock-Up Period” has the meaning set forth in Section 2.03(f).

“Maximum Offering Size” has the meaning set forth in Section 2.01(e).

“Notice” has the meaning set forth in Section 4.02.

“Permitted Transferee” means in the case of any Shareholder, a Person to whom Registrable Securities are Transferred by such Shareholder; provided, however, that (i) such Transfer is not made in a registered offering or pursuant to Rule 144, (ii) such Transfer does not violate Section 2.04 and (iii) such transferee shall only be a Permitted Transferee if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to Section 4.01(b) or the transferee executes a Joinder Agreement as contemplated by Section 4.01(b).

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Piggyback Registration” has the meaning set forth in Section 2.02.

“Public Offering” means an underwritten public offering of Common Shares of the Company pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Records” has the meaning set forth in Section 2.05(f).

“Registering Shareholders” has the meaning set forth in Section 2.01.

“Registrable Securities” means, at any time, (i) any Common Shares issued or issuable upon conversion of any Convertible Securities, and (ii) any additional Common Shares issued or distributed by way of conversion, exchange, exercise, dividend, split, reverse split, combination, recapitalization, reclassification, merger, amalgamation, consolidation, sale of assets, other reorganization or other similar event in respect of the Common Shares referred to in clause (i) above, in each case until (A) a registration statement covering such Common Shares has been declared effective by the SEC and such Common Shares have been disposed of pursuant to such effective registration statement, or (B) such Common Shares are sold under circumstances in which all the applicable conditions of Rule 144 are met or, if the Common Shares are then listed on a national securities exchange and Rule 144 is available in connection with a sale of Registrable Securities, which could be sold without restriction (on a single day) under Rule 144(e).

“Registration Expenses” means any and all expenses incident to the performance of, or compliance with, any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 2.05(g)), (vii) reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees (not exceeding $35,000), plus reasonable out-of-pocket expenses, of one counsel for all the Shareholders participating in the offering selected by the Shareholders holding the majority of the Registrable Securities to be sold for the account of all Shareholders in the offering, (ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xii) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xiii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, and (xiv) all out-of pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 2.05(l).  Except as set forth in clause (viii) above, Registration Expenses shall not include any out-of-pocket expenses of the Shareholders (or the agents who manage their accounts).

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act

“Rule 144A” has the meaning set forth in Section 2.08(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” means at any time, any Person (other than the Company) who shall then be a party to or bound by this Agreement, including any Permitted Transferees, so long as such Person shall be the holder of record of any Registrable Securities.

“Shelf Registration” has the meaning set forth in Section 2.03.

“Shelf Requesting Shareholder” means, in connection with a Shelf Registration, (i) all the Shareholders in the case of a Triggering Event of the type referred to in clause (i) of the definition thereof, or (ii) those requesting Shareholder(s) referred to in clause (ii) of the definition of Triggering Event.

“Transfer” means, with respect to any securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Triggering Event” means the earlier to occur of (i) the automatic conversion of all the then outstanding Convertible Securities upon a Listing Event (as defined in the Articles Supplementary) and (ii) the request from one Shareholder or a group of Shareholders holding not less than 15% of the then Registrable Securities that the Company file a Shelf Registration, as the case may be.

“Underwritten Takedown” has the meaning set forth in Section 2.03.

Section 1.02.               Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections or Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
REGISTRATION RIGHTS

Section 2.01.               Demand Registration.

(a)           If one Shareholder or a group of Shareholders holding not less than 15% of the then Registrable Securities (the “Demand Requesting Shareholders”) request that the Company file a registration statement (a “Demand Registration”)  and the Company is not eligible to use Form S-3 (or a successor to Form S-3) in connection with the resale of the Registrable Securities to be sold pursuant to the registration statement, the Company:  (i) shall promptly give notice thereof at least ten Business Days prior to the anticipated filing date of the registration statement relating to such Demand Registration to all Shareholders (not including the Demand Requesting Shareholders); (ii) shall file such registration statement under the Securities Act within 45 days after the occurrence of such request; and (iii) thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

(1)           subject to the restrictions set forth in Sections 2.01(e), all Registrable Securities for which the Demand Requesting Shareholders have requested registration under this Section 2.01; and

(2)           subject to the restrictions set forth in Sections 2.01(e), all other Registrable Securities of the same class as those requested to be registered by the Demand Requesting Shareholders that any Shareholders (all such Shareholders, together with the Demand Requesting Shareholders, the “Registering Shareholders”) have requested the Company to register by request received by the Company within seven days after such Shareholders receive the Company’s notice of the Demand Registration, all to the extent necessary to permit the disposition (in accordance with the intended method of disposition specified by the Registering Shareholders of the Registrable Securities) so to be registered.

(b)           Promptly after the expiration of the seven-day period referred to in clause (ii) of Section 2.01(a)(2), the Company will notify all Registering Shareholders of the identities of the other Registering Shareholders and the number of shares of Registrable Securities requested to be included therein.  At any time prior to the effective date of the registration statement relating to such registration, the Demand Requesting Shareholders (by majority vote) may revoke such request, without liability to any of the other Registering Shareholders, by providing a notice to the Company revoking such request.  A request, so revoked, shall be considered to be a Demand Registration unless (i) such revocation arose out of the fault of the Company (in which case the Company shall be obligated to pay all Registration Expenses in connection with such revoked request), or (ii) the Demand Requesting Shareholders or any other

Shareholder or Shareholders reimburse the Company for all Registration Expenses of such revoked request.

(c)           The Company shall be liable for and shall pay all Registration Expenses in connection with any Demand Registration, regardless of whether such Registration is effected, unless the Demand Requesting Shareholders elects to pay such Registration Expenses as described in the last sentence of Section 2.01(b).

(d)           A Demand Registration shall not be deemed to have occurred:

(1)           unless the registration statement relating thereto (A) has become effective under the Securities Act, and (B) has remained effective for a period of at least 180 days (or such shorter period in which all Registrable Securities of the Registering Shareholders included in such registration have actually been sold thereunder), provided that a Demand Registration shall not be deemed to have occurred if, after such registration statement becomes effective, (1) such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, and (2) less than 75% of the Registrable Securities included in such registration statement have been sold thereunder; or

(2)           if the Maximum Offering Size is reduced in accordance with Section 2.01(e) such that less than a majority of the Registrable Securities of the Requesting Shareholders sought to be included in such registration are included.

(e)           If a Demand Registration involves an underwritten Public Offering, the holders of a majority of the Registrable Securities to be sold in the Public Offering shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such Public Offering, subject to consent of the Company, which consent will not be unreasonably withheld or delayed.  If a Demand Registration involves an underwritten Public Offering and the managing underwriter advises the Company and the Registering Shareholders that, in its view, the number of shares of Registrable Securities requested to be included in such registration (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:

(1)           first, all Registrable Securities requested to be included in such registration by all Registering Shareholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Shareholders on the basis of the relative number of Registrable Securities held by each such Shareholder); and

(2)           second, any securities proposed to be registered by the Company (including for the benefit of any other Persons not party to this Agreement).

(f)            Upon notice to the Registering Shareholders, the Company may postpone effecting a registration pursuant to this Section 2.01 on one occasion during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 90 days (which period may not be extended or renewed), if (i) the Company reasonably determines that effecting the registration would materially and adversely affect an offering of securities of the Company the preparation of which had then been commenced, or (ii) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would not be in the best interests of the Company.

(g)           Notwithstanding anything that may be to the contrary in this Article 2, if the Common Shares are then listed on a national securities exchange and Rule 144 is available in connection with a sale of Registrable Securities, then the Company shall not be obligated to effect a Demand Registration unless the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be included in such Demand Registration equals or exceeds $20,000,000 or such lesser amount that constitutes all the Registrable Securities of the Demand Requesting Shareholders (provided that such lesser amount is at least $10,000,000) or all of the Registrable Securities then outstanding.  Notwithstanding anything that may be to the contrary in this Article 2, the Company shall not be required to effect (A) more than one registration pursuant to Section 2.01 hereunder within any six-month period, or (B) more than three Demand Registrations hereunder in the aggregate.

(h)           Notwithstanding anything that may be to the contrary in this Article 2, the Company shall not be obligated to register any Registrable Securities unless the holder thereof has notified the Company in writing of its intended method of distribution in a timely manner.

Section 2.02.               Piggyback Registration.

(a)           If the Company proposes to register any Common Shares under the Securities Act (other than (i) a Shelf Registration for Shareholders, which will be subject to the provisions of Section 2.03, provided that any Underwritten Takedown will be subject to this Section 2.02, or (ii) a registration on Form S-8, S-4 or S-3D, or any successor forms, relating to Common Shares issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or in connection with a direct or indirect acquisition by the Company of another Person), whether or not for sale for its own account, the Company shall each such time give prompt notice at least ten Business Days prior to the anticipated filing date of the registration statement relating to such registration to each Shareholder, which notice shall set forth such Shareholder’s rights under this Section 2.02 and shall offer such Shareholder the opportunity to include in such registration statement the number of Registrable Securities of the same class or series as those proposed to be registered as each such Shareholder may request (a “Piggyback Registration”), subject to the provisions of Section 2.02(b).  Upon the request of any such Shareholder made within seven days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by such Shareholder), the Company shall use all reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Shareholders, to the extent required to permit the disposition of the Registrable Securities so to be registered, provided that (A) if such registration involves an underwritten Public Offering, all such Shareholders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters, on the same terms and conditions as apply to the Company or the holders of Common Stock (other than the Shareholders) that have demanded such Piggyback Registration, as applicable, and (B) if, at any time after giving notice of its intention to register any Common Shares pursuant to this Section 2.02 and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to all such Shareholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration.  No registration effected under this Section 2.02 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 2.01 or a Shelf Registration to the extent required by Section 2.03.  The Company shall pay all Registration Expenses in connection with each Piggyback Registration.

(b)                                 If a Piggyback Registration involves an underwritten Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2.01(e) shall apply) and the managing underwriter advises the Company that, in its view, the number of Common Shares that the Company and such Shareholders intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:

(1)                                  first, so much of the Common Shares proposed to be registered for the account of the Company (or, if such registration is pursuant to a demand by a Person that is not a Shareholder, for the account of such other Person) as would not cause the offering to exceed the Maximum Offering Size,

(2)                                  second, all Registrable Securities requested to be included in such registration by any Shareholders pursuant to this Section 2.02 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Shareholders on the basis of the relative number of shares of Registrable Securities so requested to be included in such registration by each), and

(3)                                  third, any securities proposed to be registered for the account of any other Persons with such priorities among them as the Company shall determine.

Section 2.03.                                             Shelf Registration.

(a)                                  If a Triggering Event occurs and the Company is eligible to use Form S-3, the Company shall use its reasonable best efforts to file a registration statement pursuant to Rule 415 under the Securities Act (or any successor rule) (a “Shelf Registration”) with respect to  all of the Registrable Securities that have been converted into Common Shares pursuant to the Articles Supplementary and are contemplated to be included in such Shelf Registration pursuant to Section 2.03(b), within 30 days after the occurrence of the Triggering Event.  The Company only shall be required to effectuate one Public Offering from such Shelf Registration (an

“Underwritten Takedown”) within any six-month period, which offering shall be deemed a Demand Registration.  The provisions of Section 2.01 shall apply mutatis mutandis to each Underwritten Takedown, with references to “filing of the registration statement” or “effective date” being deemed references to filing of a prospectus or supplement for such offering and references to “registration” being deemed references to the offering; provided, however,  that Registering Shareholders shall only include Shareholders whose Registrable Securities are included in such Shelf Registration or may be included therein without the need for an amendment to such Shelf Registration (other than an automatically effective amendment).  So long as the Shelf Registration is effective, no Shareholder covered thereunder may request any Demand Registration pursuant to Section 2.01 with respect to Registrable Shares that are registered on such Shelf Registration.

(b)                                 If a Triggering Event of the type referred to in either clause (i) or (ii) of the definition thereof occurs, the Company promptly shall give notice of the subject Shelf Registration  (but at least ten Business Days prior to the anticipated filing date of the registration statement relating to such Shelf Registration) to all the Shareholders in the event of a Trigger Event under such clause (i) and to all the Shareholders (other than the Shelf Requesting Shareholders) in the event of a Trigger Event under such clause (ii), and thereupon shall use its reasonable best efforts to effect  the registration under the Securities Act of:

(1)                                  all Registrable Securities for which the Shelf Requesting Shareholders have requested registration under this Section 2.03 (which in the case of a Triggering Event of the type specified in clause (i) of the definition thereof shall be deemed to be all the then outstanding Registrable Securities), and

(2)                                  all other Registrable Securities of the same class as those requested to be registered by the Shelf Requesting Shareholders that any Shareholders have requested the Company to register by request received by the Company within seven days after such Shareholders receive the Company’s notice of the Shelf Registration, all to the extent necessary to permit the registration of the Registrable Securities so to be registered on such Shelf Registration.

(c)                                  At any time prior to the effective date of the registration statement relating to such Shelf Registration, the Shelf Requesting Shareholder may revoke such request, without liability to any of the other Registering Shareholders, by providing a notice to the Company revoking such request.

(d)                                 The Company shall be liable for and pay all Registration Expenses in connection with any Shelf Registration.

(e)                                  Upon notice to the Shelf Requesting Shareholder, the Company may postpone effecting a registration pursuant to this Section 2.03 on one occasion during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 45 days (which period may not be extended or renewed), if the Company determines that effecting the registration would materially and adversely affect an offering of securities of the Company the preparation of which had then been commenced, or the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would not be in the best interests of the Company.

(f)                                    Notwithstanding anything that may be to the contrary in this Article 2, the Company shall not be required to effect (A) more than one Shelf Registration pursuant to Section 2.03 within any three-month period, or (B) more than three Shelf Registrations (excluding any Underwritten Takedown, which shall instead be counted as a Demand Registration) hereunder in the aggregate.

Section 2.04.                                             Lock-Up Agreements.  If any registration of Registrable Securities shall be effected in connection with a Public Offering, neither the Company nor any Shareholder who (i) sold any Registrable Securities in such Public Offering, (ii) is a director or executive officer of the Company, or (iii) holds in excess of one half of one percent (1/2%) of the then outstanding shares of Common Stock (nor, to the extent requested by the lead managing underwriter or any governmental authority or regulatory agency (including FINRA), any other Shareholder), shall effect any public sale or distribution, including any sale pursuant to Rule 144, of any Common Shares or other equity or equity-based security of the Company (except as part of such Public Offering) during the period beginning 14 days prior to the effective date of the applicable registration statement or, in the case of a Shelf Registration, 14 days prior to launch of the offering or such later date when the Shareholder receives notice thereof until the earlier of (i) such time as the Company and the lead managing underwriter shall agree and (ii) 180 days following the effective date of the applicable registration statement or, in the case of a Shelf Registration, 90 days following the launch of the offering or such later date when the Shareholder receives notice thereof (such period, the “Lock-Up Period” for the applicable registration statement).

Section 2.05.                                             Registration Procedures.  Whenever Shareholders request that any Registrable Securities be registered pursuant to Section 2.01, 2.02 or 2.03, subject to the provisions of such Sections, the Company shall use all reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any such request:

(a)                                  The Company shall as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use all reasonable best efforts to cause such filed registration statement to become and remain effective for a period of not less than 180 days, or in the case of a Shelf Registration, three years (or such shorter period in which all of the Registrable Securities of the Shareholders included in such registration statement shall have actually been sold thereunder).  Any such registration statement shall be an automatically effective registration statement to the extent permitted by the SEC’s rules and regulations.

(b)                                 Prior to filing a registration statement or prospectus or any amendment or supplement thereto (other than any report filed pursuant to the Exchange Act that is incorporated by reference therein), the Company shall, if requested, furnish to each participating Shareholder and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed and provide each participating Shareholder with a reasonable period of time to comment thereon, and thereafter the Company shall furnish to such Shareholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, Rule 430A, Rule 430B or Rule 430C under the Securities Act and such other documents as such Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Shareholder.

(c)                                  After the filing of the registration statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Shareholders thereof set forth in such registration statement or supplement to such prospectus, and (iii) promptly notify each Shareholder holding Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d)                                 The Company shall use all reasonable best efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Registering Shareholder holding such Registrable Securities reasonably (in light of such Shareholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Shareholder to consummate the disposition of the Registrable Securities owned by such Shareholder, provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.05(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(e)                                  The Company shall immediately notify each Shareholder holding such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Shareholder and file with the SEC any such supplement or amendment.

(f)                                    Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by any

Shareholder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Section 2.05 and any attorney, accountant or other professional retained by any such Shareholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable any of the Inspectors to exercise its due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement.  Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement, or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction.  Each Shareholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in any of the Company’s securities unless and until such information is made generally available to the public.  Each Shareholder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(g)                                 The Company shall use reasonable best efforts to furnish to each Registering Shareholder and to each such underwriter, if any, a signed counterpart, addressed to such Shareholder or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as the Shareholders holding the majority of the Registrable Securities to be sold for the account of all Shareholders in the offering  or the managing underwriter therefor reasonably requests.

(h)                                 The Company shall otherwise use all reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement satisfies the requirements of Rule 158 under the Securities Act.

(i)                                     The Company may require each Shareholder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

(j)                                     Each Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.05(e), such Shareholder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.05(e), and, if so directed by the Company, such Shareholder shall deliver to the Company all copies, other than any permanent file copies then in such Shareholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.  If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 2.05(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 2.05(e) to the date when the Company shall make available to such Shareholder a prospectus supplemented or amended to conform with the requirements of Section 2.05(e).

(k)                                  The Company shall use reasonable best efforts to list all shares of Common Stock (or other securities) issued upon conversion of the Convertible Securities on any securities exchange or quotation system on which the Common Shares (or such other securities) are then listed or traded, upon issuance thereof.

(l)                                     The Company shall select an underwriter or underwriters in connection with any other Public Offering.  In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such all other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.

(m)                               The Company shall have appropriate senior executive officers of the Company (i)  prepare and make presentations at any “road shows” and before analysts, and (ii) otherwise use their reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

Section 2.06.                                             Participation In Public Offering.  No Shareholder may participate in any Public Offering hereunder unless such Shareholder (a) agrees to sell such Shareholder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

Section 2.07.                                             Rule 144 Sales; Cooperation By The Company.  If any holder of Common Stock (or other securities) issued upon conversion of the Convertible Shares or holder of Registrable Securities (but only if such holder is a Shareholder or a Permitted Transferee thereof), shall Transfer or propose to Transfer any shares of Common Stock (or other securities) issued upon conversion of the Convertible Securities or any Registrable Securities pursuant to Rule 144 or Rule 144A, the Company shall cooperate, to the extent commercially reasonable, with such holder and shall promptly provide to such holder such information as such holder shall reasonably request.  Without limiting the foregoing, the Company shall:

(a)                                  at any time after any of the Company’s shares of capital stock are registered under the Securities Act or the Exchange Act:  (i) make and keep available public information, as those terms are contemplated by Rule 144; (ii) timely file with the SEC all reports and other documents required to be filed under the Securities Act and the Exchange Act; and (iii) furnish to each such holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other information as such holder may reasonably request in order to avail itself of any rule or regulation of the SEC allowing such holder to sell any Registrable Securities without registration; and

(b)                                 each such holder and each prospective holder (but only if such prospective holder is a Permitted Transferee) who may consider acquiring Common Stock, other securities received upon conversion of the Convertible Securities or Registrable Securities in reliance upon Rule 144A under the Securities Act (or any successor rule then in force) (“Rule 144A”) shall have the right to request from the Company, and the Company will provide upon such request, such information regarding the Company and its business, assets and properties, if any, as is at the time required to be made available by the Company under Rule 144A so as to enable such holder or prospective holder to transfer the respective securities to such prospective holder in reliance upon Rule 144A.

(c)                                  In addition, the Company shall use reasonable best efforts to furnish forthwith, but in any event within five (5) business days following the receipt of a supportable request therefor, at the Company’s expense, to the Company’s transfer agent an opinion of counsel that such unlegended stock certificates may be issued and the requesting Shareholder shall furnish to the transfer agent any representation letter requested by the transfer agent in connection therewith, at such Stockholder’s expense.

ARTICLE 3

INDEMNIFICATION AND CONTRIBUTION

Section 3.01.                                             Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Shareholder beneficially owning any Registrable Securities covered by a registration statement, its officers, directors, employees, partners and agents, and each Person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, “Damages”) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus or free-writing prospectus (as defined in Rule 405 under the Securities Act), or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by such Shareholder or on such Shareholder’s behalf expressly for use therein.  The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Shareholders provided in this Section 3.01.

Section 3.02.                                             Indemnification by Participating Shareholders.  Each Shareholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity from the Company to such Shareholder provided in Section 3.01, but only with respect to information furnished in writing by such Shareholder or on such Shareholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or free-writing prospectus.  Each such Shareholder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 3.02.  As a condition to including Registrable Securities in any registration statement filed in accordance with Article 2, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.  No Shareholder shall be liable under this Section 3.02 for any Damages in excess of the net proceeds realized by such Shareholder in the sale of Registrable Securities of such Shareholder to which such Damages relate.

Section 3.03.                                             Conduct of Indemnification Proceedings.  If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 3, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses, provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (b) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, including one or more defenses or counterclaims that are different from or in addition to those available to the Indemnifying Party, or (c) the Indemnifying Party shall have failed to assume the defense within 30 days of notice pursuant to this Section 3.03.  It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred.  In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding, and (ii) does not include any injunctive or other equitable or non-monetary relief applicable to or affecting such Indemnified Person.

Section 3.04.                                             Contribution.  If the indemnification provided for in this Article 3 is unavailable to the Indemnified Parties in respect of any Damages, then each Indemnifying Party, in lieu of indemnifying the Indemnified Parties, shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Damages as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.  The amount paid or payable by a party as a result of any Damages shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Article 3 was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.04 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph.  Notwithstanding the provisions of this Section 3.04, no Shareholder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Shareholder from the sale of the Registrable Securities subject to the proceeding exceeds the amount of any damages that such Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, except in the case of fraud by such Shareholder.  Each Shareholder’s obligation to contribute pursuant to this Section 3.03 is several in the proportion that the proceeds of the offering received by such Shareholder bears to the total proceeds of the offering received by all such Shareholders and not joint.

No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  The indemnity and contribution agreements contained in this Article 3 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

Section 3.05.                                             Other Indemnification.  Indemnification similar to that provided in this Article 3 (with appropriate modifications) shall be given by the Company and each Shareholder participating therein with respect to any required registration or other qualification of securities under any foreign, federal or state law or regulation or governmental authority other than the Securities Act.

ARTICLE 4

MISCELLANEOUS

Section 4.01.                                             Binding Effect; Assignability.

(a)                                  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.  Any Shareholder that ceases to own of record any Registrable Securities shall cease to be bound by the terms hereof (other than (i) the provisions of Article 3 applicable to such Shareholder with respect to any offering of Registrable Securities completed before the date such Shareholder ceased to own any Registrable Securities, and (ii) this Article 4).

(b)                                 Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Registrable Securities or otherwise, except that each Shareholder may assign rights hereunder to any Permitted Transferee of such Shareholder.  Any such Permitted Transferee shall (unless already bound hereby) execute and deliver to the Company an agreement to be bound by this Agreement in the form of Exhibit A hereto (a “Joinder Agreement”) and shall thenceforth be a “Shareholder”.

(c)                                  Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 4.02.                                             Notices.  Any notice, report, approval, waiver, consent or other communication (each, a “Notice”) required or permitted to be given hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally; (ii) one business day following deposit with a recognized overnight courier service that obtains a receipt, provided such receipt is obtained, and provided further that the deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by electronic mail, provided a read receipt is delivered to the sender, in each case provided such communication is addressed to the intended recipient thereof as set forth below:

if to the Company to:

Behringer Harvard REIT I, Inc.

17300 Dallas Parkway

Suite 1010

Dallas, Texas 75248

Attention: Telisa Webb Schelin, Esq.

Fax: (214) 365-7112

Email: tschelin@behringerharvard.com

with copies (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention:  Peter M. Fass

James P. Gerkis

Fax: (212) 969-2900

Email:  pfass@proskauer.com

jgerkis@proskauer.com

and:

Shefsky & Froelich, Ltd.

111 East Wacker

Suite 2800

Chicago, Illinois 60601

Attention: Michael J. Choate

Fax: (312) 275-7554

Email: mchoate@shefskylaw.com

if to any Shareholder, at the address for such Shareholder listed on the signature pages below or otherwise provided to the Company as set forth below.

A party shall, as soon as reasonably practicable, give Notice in writing to the other party of a change in its address for the purposes of this Section 4.02.  The failure of any party to give notice shall not relieve any other party of its obligations under this Agreement except to the extent that such party is actually prejudiced by such failure to give notice.

Any Person who becomes a Shareholder after the date hereof shall provide its address and fax number to the Company.

Section 4.03.                                             Waiver; Amendment; Termination.  No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective.  No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company and the holders of at least 75% of the Registrable Securities held by the parties hereto at the time of such proposed amendment or modification.

Section 4.04.                                             Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, and any action brought to enforce the agreements made hereunder or any action which arises out of the relationship created hereunder shall be brought exclusively in City of Dallas, State of Texas.

Section 4.05.                                             Jurisdiction.  The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any state or federal court in the City of Dallas, Texas, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Texas, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.02 shall be deemed effective service of process on such party.

Section 4.06.                                             WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.07.                                             Specific Enforcement.  Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond or furnishing other security, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 4.08.                                             Counterparts; Effectiveness.  This Agreement may be executed (including by facsimile or other electronic transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original, and all of which shall, taken together, be considered one and the same agreement, it being understood that each party need not sign the same counterpart.  This Agreement shall become effective when each party hereto shall have executed and delivered this Agreement.  Until and unless each party has executed and delivered this Agreement, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 4.09.                                             Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof.

Section 4.10.                                             Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.11.                                             Independent Nature of Shareholders’ Obligations and Rights.  The obligations of each Shareholder hereunder are several and not joint with the obligations of any other Shareholder hereunder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder hereunder.  Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Shareholder pursuant hereto or thereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement.  Each Shareholder shall be entitled to protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BEHRINGER HARVARD REIT I, INC.

By:
Name:
Title:

[Signature page to the Registration Rights Agreement]

BEHRINGER HARVARD REIT I SERVICES HOLDINGS, LLC

By:
Name:
Title:

Address for Notices:

Behringer Harvard REIT I Services Holdings,
LLC15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Stanton P. Eigenbrodt

With Copies of Notices to:

Jenner & Block LLP
353 North Clark Street
Chicago, Illinois 60654
Attention: Donald E. Batterson
Jeffrey R. Shuman

Exhibit A

JOINDER TO REGISTRATION RIGHTS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Registration Rights Agreement dated as of August 31, 2012 (as the same may be amended from time to time, the “Registration Rights Agreement”), among Behringer Harvard REIT I, Inc. and the Shareholders party thereto.  Capitalized terms used, but not defined, herein shall have the respective meanings ascribed to such terms in the Registration Rights Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Registration Rights Agreement as of the date hereof as a “Permitted Transferee” of a Shareholder thereto, and shall have all of the rights and obligations of a “Shareholder” thereunder as if it had executed the Registration Rights Agreement.  The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Registration Rights Agreement (including without limitation Section 4.01 thereof).

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                              ,

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

Behringer Advisors LLC
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Stanton P. Eigenbrodt

With Copies of Notices to:

Jenner & Block LLP
353 North Clark Street
Chicago, Illinois 60654
Attention: Donald E. Batterson
Jeffrey R. Shuman

EXHIBIT F

FORM OF CONSULTING AGREEMENT

See attached.

FORM OF  INTERIM CEO CONSULTING AGREEMENT

INTERIM CEO CONSULTING AGREEMENT dated as of August 31, 2012 (this “Agreement”), between Behringer Harvard REIT I, Inc., a Maryland corporation (the “Company”), and Robert S. Aisner (the “Consultant”).

WHEREAS, the Board of Directors of the Company desires to engage Consultant to provide management consulting services, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Consultant has agreed to provide such management consulting services, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.                                       Engagement:

(a)                                  The Company, through the action of its Board of Directors (the “Board”), hereby engages the Consultant, and the Consultant will serve the Company, as a management consultant.  During the term of this Agreement, the Consultant will serve as the interim non-employee chief executive officer of the Company (“CEO”) on a part-time basis.  The Company confirms that the Consultant has been duly elected as the CEO of the Company and will remain as an executive officer of the Company during the term of this Agreement.

(b)                                 Each party represents and warrants to the other party that it or he is not subject to any outstanding agreement that would conflict with any provisions of this Agreement or that would preclude the performance by it or him of its obligations hereunder.  The Company acknowledges that this Agreement only obligates the Consultant to serve approximately 20 percent of his working time with the Company, that the Consultant has numerous other commitments, including on behalf of other real estate investment trusts and other investment and similar programs sponsored by Behringer Harvard Holdings, LLC (the “Sponsor”) and its affiliates, which may compete with the Company and place demands on the time of the Consultant (the “Competing Demands”), and that as an executive officer of the Sponsor, the Consultant faces certain of the conflicts of interest described in filings of the Company with the Securities and Exchange Commission.

2.                                       Scope of Engagement:

(a)                                  The Board has engaged the Consultant to serve as the interim non-employee CEO of the Company, to provide management services consistent with the services rendered by the Consultant to the Company in his capacity as CEO prior to entry into this Agreement and to assist with the transition of the CEO position to such individual as hereafter may be designated by the Board.  The key issues for the Consultant to address that are significant to such engagement will be determined by a committee of independent directors of the Board (the “Special Committee”), consisting as of the date hereof of Messrs. Dannis, Partridge and Witten.  The members of the Special Committee may change from time to time.  Subsequent to the time that the Company has engaged and elected a successor CEO and if the Board so desires, the Consultant shall continue to serve (and shall be duly elected) as a senior executive officer of the Company (during the remaining term of this Agreement) in such specific senior executive officer position as the Board shall determine, provided the Consultant’s duties shall remain the same subject to the transition of duties to the successor CEO.

(b)                                 The Consultant will devote approximately 20 percent of his working time to this engagement during the term of this Agreement (as directed by the Special Committee), notwithstanding the Competing Demands.  In the course of performing his responsibilities under this Agreement, the Consultant will report directly to the Special Committee.  It is understood and agreed by the Company, in light of the fact that the Consultant will spend only approximately 20 percent of his working time serving the Company under this Agreement, that the actual times or days of service by the Consultant (and his location when rendering such services to the Company) will be flexible and at Consultant’s reasonable discretion, consistent with past practice.

(c)                                  Nothing contained in this Agreement shall restrict Consultant from being employed by or accepting employment, consulting arrangements or other positions with (or otherwise rending any advice or services to) the Sponsor or any real estate or other investment or similar program sponsored by the Sponsor or any of its affiliates.

(d)                                 During the term of this Agreement, the Company will nominate the Consultant for election as a director at each meeting of stockholders called for the purpose of electing directors and use its reasonable best efforts to cause the Consultant to be elected (or appointed) as a member of the Board, consistent with the efforts of the Company to cause other nominees to the Board to be elected.

3.                                       Term:  The term of this Agreement will commence as of the date of this Agreement and will continue until the date that is 180 days after the date of this Agreement, and thereafter shall automatically renew for successive three month periods unless (a) terminated with or without cause by either party on 45 days’ prior written notice, or (b) terminated by either party immediately upon written notice from one party that the other party has materially breached this Agreement. If the Company believes that the Consultant has materially breached this Agreement, the Company shall provide the Consultant written notice of such act or failure to act, and the Consultant shall have fifteen (15) days following receipt of such notice by the Company to cure such act or failure to act, and if the Consultant cures such act or failure to act within such period, such act or failure to act shall not be considered a material breach under this Agreement and this Agreement may not be terminated pursuant to clause (b) of the preceding sentence.  Upon such termination, all earned and unpaid compensation for services rendered prior to the effective date of such termination and documented expenses owing to the Consultant prior to and including such date of termination shall be immediately due and payable.  Any termination pursuant to clause (b) above shall not affect any party’s rights or remedies in connection with a breach of this Agreement by the other party.

4.                                       Compensation:  The Company shall pay the Consultant for his consulting services a fee of $22,166.67 per month during the term of this Agreement, payable on or before the first day of each successive month, to perform the services as outlined in Section 2.  Upon termination of this Agreement and the cessation of service of the Consultant as an officer of the Company, if the Consultant remains a member of the Board, the Consultant shall be entitled to compensation equivalent to that received by the independent directors of the Board at that time.  For the avoidance of doubt, the Consultant shall not receive compensation related to his service as a member of the Board during his engagement hereunder as interim non-employee CEO or in another executive officer position subsequent to the engagement and election of a successor CEO.

5.                                       Expenses:  The Consultant shall be entitled to reimbursement for all travel, communications and other out-of-pocket expenses reasonably incurred by him in the performance of his duties (the “Expenses”) upon presentation of documentation therefor in accordance with Company policy.  The Consultant shall seek prior written approval for individual Expenses (other than travel costs and expenses) in excess of $3,000 from the Board or a designated committee of the Board or a designated director.

6.                                       Proprietary Work Product and Confidential Company Information:

(a)                                  Consultant agrees to promptly disclose to the Company every Company Innovation (as hereafter defined).  Consultant agrees that the Company owns and shall continue to own all right, title and interest in and to the Company Innovations.  All Company Innovations shall be considered “works made for hire” (as that term is used in Section 101 of the United States Copyright Act, 17 U.S.C. § 101) for the Company and, as between the Company and Consultant, the Company shall be the sole and exclusive owner of all right, title and interest in and to each Company Innovation, including all intellectual property rights therein.  To the extent any Company Innovation is not considered a “work made for hire,” Consultant shall, and hereby does, exclusively and irrevocably assign, transfer and otherwise convey to the Company or the Company’s designee, the Consultant’s entire worldwide right, title and interest in and to all Company Innovations and all associated records and intellectual property rights. The Consultant will cooperate as reasonably requested by the Company (at the expense of the Company) with any registration of any Company Innovation.

(b)                                 “Company Innovations” shall mean any processes, machines, modeling tools, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), including without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs, that the Consultant, solely or jointly with other employees or consultants of the Company, conceives, reduces to practice, creates, derives, develops or makes during the term of this Agreement in connection with Consultant’s engagement hereunder or which is developed using the Company’s equipment, resources or other property or facilities which are related to the business of the Company.

(c)                                  Consultant will have access to the Company’s confidential business information, trade secrets, intellectual property and other confidential or proprietary information, including without limitation: tenant rosters, marketing information, rental market data, construction cost reports, cost information, proprietary processes, proprietary software, databases and other financial and business information relating to the Company and its transactions or other confidential information relating to the Company and/or its business (collectively, “Confidential Information”); provided that “Confidential Information” does not include information that (a) is or becomes available to the public without any breach by Consultant of his obligations hereunder, (b) is obtained from a third party that the Consultant believes was not bound by an obligation of confidentiality or (c) is independently developed by Consultant other than in connection with his engagement hereunder.  Except (A) (i) in connection with Consultant’s performance of services under this Agreement, (ii) in Consultant’s capacity as a director of the Company, (iii) to any member of the Behringer Group in connection with such member’s performance of services under the Administrative Services Agreement, dated as the date hereof, between the Company and Behringer Advisors LLC, or the Property Management Agreement dated as the date hereof, among the Company, Behringer Harvard Operating Partnership I LP, and HPT Management Services LLC, (iv) in connection with the exercise, in good faith, of any rights by any member of the Behringer Group under the Master Modification Agreement, dated as the date hereof, among the Company, Behringer Harvard REIT I Services Holding, LLC, Behringer Harvard Advisors, LLC and HPT Management Services LLC, or any Ancillary Agreement as defined in such Master Modification Agreement, or (B) as permitted by this Agreement or with the written consent of the Company, the Consultant, shall not at any time during or after the term of this Agreement divulge, disclose or communicate, directly or indirectly, to any person, corporation or other entity or use for the Consultant’s or any other party’s benefit other than the Company and its affiliates, any Confidential Information except as required by law or order of a court.  The provisions of this Section 6(c) shall expire and cease to have any further force and effect on the third anniversary of the date of this Agreement.

(d)                                 Promptly upon termination of this Agreement, the Consultant shall return all property of the Company and materials from the Company which came into the Consultant’s possession during the term of this Agreement that relate to the Company, its business, its properties, its investors or its tenants, including without limitation all Confidential Information and Company Innovations.

7.                                       Independent Contractor Status:  It is the express intention of the Company and Consultant that the Consultant performs the covered services under this Agreement as an independent contractor to the Company.  Nothing in this Agreement shall in any way be construed to constitute the Consultant as an employee, and, unless provided for by the Board in advance in writing, the Consultant is not authorized to bind the Company to any liability or obligation or to represent that the Consultant has any such authority.  Each party acknowledges and agrees that the Consultant is obligated to report as income all compensation received by the Consultant pursuant to this Agreement.  The Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.  Since the Consultant will not be an employee of the Company, but shall act as an independent contractor, the Company will not withhold from any amounts payable any federal, state, city or any other taxes.  The Company and the Consultant agree that the Consultant will receive no Company-sponsored benefits from the Company.

8.                                       Indemnification and D&O Insurance:  The Company agrees to defend, indemnify (including, without limitation, by providing for the advancement of expenses and reasonable attorneys’ fees) and hold harmless the Consultant for any and all acts taken or omitted to be taken by the Consultant hereunder (except for bad faith, gross negligence or willful misconduct) as if the Consultant was a director of the Company as provided in the charter and bylaws of the Company in accordance with the same terms, conditions, limitations, standards, duties, rights and obligations as a director.  If, during the term of this Agreement, the Company enters into an indemnification or similar agreement covering such indemnification matters with any Company director, the Company will offer and enter into a similar indemnification agreement with the Consultant.  The provisions of this Section shall survive any termination of this Agreement.  In addition, until the five (5) year anniversary of the termination or expiration of this Agreement, the Company shall maintain in effect liability insurance coverage for the Consultant (as an insured person) with respect to his service under this Agreement, on the same or more favorable terms and conditions (from the perspective of the Consultant) as under the liability insurance policies of the Company in effect as of the date of this Agreement.

9.                                       Governing Law; Venue:

(a)                                  This Agreement shall be governed and construed in accordance with the laws of the State of Texas (without giving effect to any conflict of law principles).

(b)                                 The Company and the Consultant expressly and irrevocably agree that any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated herein shall be subject to the exclusive jurisdiction of any state or Federal court sitting in Dallas County, Texas, United States of America and, by the execution and delivery of this Agreement, thus expressly waive any objection which they may have now or hereafter to the laying of the venue or to the jurisdiction of any such suit, action or proceeding, and they irrevocably submit generally and unconditionally to the jurisdiction of any such court in any such suit, action or proceeding.  Each party hereto (i) waives to the fullest extent permitted by law any objection which it or he may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any and all disputes between the parties hereto which may arise pursuant to this Agreement, (ii) waives to the fullest extent permitted by law any objection which it or he may now or hereafter have to the laying of venue in the courts referred to above for any dispute between the parties hereto which may arise pursuant to this Agreement, and (iii) agrees that a judgment or order of any court referred to above in connection with any and all disputes between the parties hereto which may arise pursuant to this Agreement is conclusive and binding on it or him and may be enforced against it or him in the courts of any other jurisdiction.

10.                                 Miscellaneous:

(a)                                  Assignability.  Neither party may sell, assign or delegate any rights or obligations under this Agreement.

(b)                                 Entire Agreement.  This Agreement, including the annex hereto, constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties regarding the subject matter of this Agreement.

(c)                                  Headings.  Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

(d)                                 Notices.  Any notice, approval, consent, waiver or other communication required or permitted by this Agreement to be given to a party (a “Notice”) shall be in writing and shall be delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission), to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like Notice.  Each Notice shall be deemed given and effective upon actual receipt (or refusal of receipt).

(1)                                  If to the Company, to:

Behringer Harvard REIT I, Inc.

c/o Mr. Charles G. Dannis

Crosson Dannis, Inc.

6060 North Central Expressway (Suite 860)

Dallas, TX  75206

Facsimile:  (214) 361-2632

with copies (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention:   Peter M. Fass

James P. Gerkis

Facsimile: (212) 969-2900

Shefsky & Froelich

111 East Wacker, Suite 2800

Chicago, Illinois 60601

Attention:  Michael Choate

Facsimile:  (312) 275-7554

(2)                                  If to the Consultant, to:

Mr. Robert S. Aisner

c/o Behringer Harvard

15601 Dallas Parkway (Suite 600)

Addison, TX  75001

Facsimile:  (214) 655-1610

with copies (which shall not constitute notice) to:

Jenner & Block LLP

353 N. Clark Street

Chicago, Illinois 60654

Attention:  Donald E. Batterson

Jeffrey R. Shuman

Facsimile: (312) 923-2707

(e)                                  Attorneys’ Fees.  In any suit, action or proceeding brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reimbursement or payment of its reasonable attorneys’ fees and expenses.

(f)                                    Severability.  If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

The Company:

BEHRINGER HARVARD REIT I, INC.

By:
Name:
Title:

Consultant:

Robert S. Aisner

EXHIBIT G

FORM OF LICENSE AGREEMENT

See attached.

FORM OF  LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made and entered into this 31st day of August, 2012, (the “Effective Date”), by and between BEHRINGER HARVARD HOLDINGS, LLC, a Delaware limited liability company (the “Licensor”), and BEHRINGER HARVARD REIT I, INC., a Maryland corporation (the “Licensee”).

RECITALS

WHEREAS, Licensor is the owner of valid and subsisting rights in and to the service marks “BEHRINGER HARVARD” (U.S. Registration No. 2,947,624) and the “BEHRINGER HARVARD MISCELLANEOUS CIRCULAR DESIGN LOGO” (U.S. Registration No. 3,200,214) (referred to herein collectively as the “Licensed Mark”); and

WHEREAS, Licensee, Behringer Harvard REIT I Services Holdings, LLC (“Services Holdings”), Behringer Advisors, LLC (“Advisor”), and HPT Management Services, LLC (“Property Manager”) have entered into that certain Master Modification Agreement of even date herewith (the “Modification Agreement”); and

WHEREAS, Property Manager and Licensee have entered into that certain Sixth Amended and Restated Property Management Agreement of even date herewith, pursuant to the terms of which Property Manager provides certain property management and other services to Licensee in accordance with the terms and conditions thereof (the “Property Management Agreement”); and

WHEREAS, Licensor desires to permit Licensee to continue to utilize the Licensed Mark solely in connection with the operation and promotion of Licensee’s real estate business in substantially the same manner as conducted immediately prior to the Effective Date (the “REIT Operations”) and as part of Licensee’s corporate name, in each case on the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and the Modification Agreement and the transactions contemplated thereby, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted by the parties to this Agreement, Licensor and Licensee mutually agree as follows:

AGREEMENTS

1.                                      Grant of License; Territory.

a.                                       On the terms and subject to the conditions of this Agreement, Licensor hereby grants to Licensee, for the period specified in Section 5 hereof, a non-exclusive, royalty-free, limited and nontransferable license to use the Licensed Mark in the United States solely for the purpose of identifying and promoting the REIT Operations and as a part of Licensee’s corporate name. In addition, each person or entity directly or indirectly controlled by Licensee on or after the Effective Date, either through the ownership of voting securities or otherwise (each such person or entity a “Licensee Subsidiary”), shall have all of the rights granted to Licensee in this Section 1(a), but only during such period that such person or entity is directly or indirectly controlled by Licensee, either through the ownership of voting securities or otherwise. Any reference in this Agreement to use of the Licensed Mark by or other actions of Licensee shall be deemed to include use of the Licensed Mark by or other actions of any Licensee Subsidiary during such period that such Licensee Subsidiary is directly or indirectly controlled by Licensee, either through the ownership of voting securities or otherwise. Licensee shall be responsible and liable for ensuring that each Licensee Subsidiary complies with the terms and conditions of this Agreement. All restrictions and obligations of Licensee hereunder shall also apply to each Licensee Subsidiary, and Licensee shall cause each Licensee Subsidiary to comply with the foregoing.

b.                                      Licensor expressly reserves all rights with respect to the Licensed Mark not expressly granted herein. Except as provided in Section 1(a) with respect to a Licensee Subsidiary, Licensee shall have no right to sublicense the use of the Licensed Mark to any other person or entity without the prior written consent of Licensor, which may be withheld or granted in Licensor’s sole and absolute discretion.

2.                                      Acknowledgement of Ownership.

a.                                       Licensee acknowledges the great value of the goodwill associated with the Licensed Mark and the ownership of the Licensed Mark by Licensor. Licensee agrees that nothing in this Agreement shall give Licensee any right, title, or interest in or to the Licensed Mark other than the license rights granted in this Agreement. Licensee further acknowledges that all goodwill arising from use of the Licensed Mark by Licensee and any Licensee Subsidiary shall inure exclusively to the benefit of Licensor. All artwork, designs, stylized logotypes or other presentation materials whatsoever including the Licensed Mark or any elements thereof, and all copies and extracts thereof shall, notwithstanding their invention or use by Licensee, be and remain the sole property of Licensor. Nothing in this Agreement shall be construed to prevent Licensor from granting any other licenses for the use of the Licensed Mark or from utilizing the Licensed Mark, or any variation thereof, in any manner whatsoever.

b.                                      Licensee agrees that it shall not attack the title of Licensor to the Licensed Mark, the validity of the Licensed Mark, or the validity of this Agreement. Licensee further agrees that it shall not at any time commence any opposition or cancellation proceeding regarding the Licensed Mark, or any other similar mark of Licensor, with the U.S. Patent and Trademark Office or any other agency that registers trademarks, commence any civil proceeding for damages or injunctive relief or make any other legal claim that would, directly or indirectly, hinder the value of or the Licensor’s ownership or use of the Licensed Mark or prevent the U.S. Patent and Trademark Office or any other agency that registers trademarks from issuing a trademark registration to Licensor for the Licensed Mark, or any variations thereof, or from renewing any trademark registration for the Licensed Mark, or any variations thereof.

c.                                       Licensee shall not register or attempt to register the Licensed Mark alone or as part of its own trademark, service mark, Internet domain name, copyright, assumed name or trade name (except as may be otherwise required by applicable law in connection with Licensee’s REIT Operations during the term of this Agreement), nor shall Licensee use in such manner or attempt to register any name or designation confusingly similar to the Licensed Mark as determined in Licensor’s sole and absolute discretion.

d.                                      Licensee may not use the Licensed Mark in any manner that disparages Licensor, the Licensed Mark, Licensor’s products or services, or in any manner which, in Licensor’s reasonable judgment, may diminish or otherwise damage Licensor’s goodwill in the Licensed Mark or Licensor’s business reputation.

e.                                       The provisions of this Section 2 shall survive the expiration or termination of this Agreement for any reason.

3.                                      Quality Control.

a.                                       Licensee shall use the Licensed Mark solely as permitted in Section 1(a) above in a manner that will reasonably protect Licensor’s rights and goodwill therein, and will comply with all reasonable and customary trademark usage guidelines delivered to Licensee by Licensor from time to time, including those regarding the use of notices, legends, or markings that may be required by Licensor in order to give customary notice of ownership, including those provided in Section 4 hereof.

b.                                      Licensee shall, upon Licensor’s reasonable request: (i) permit Licensor to inspect the manner in which the Licensee exercises the rights granted hereunder to use the Licensed Mark, and (ii) make available for Licensor’s inspection, at reasonable times and after reasonable notice from Licensor, all of Licensee’s materials relating to or displaying the Licensed Mark or any elements thereof.

c.                                       Licensee agrees that the products and/or services offered in connection with the Licensed Mark shall be sold and/or distributed in accordance with all Federal, State and local laws.

d.                                      If at any time the Licensee’s promotional materials, documents or signage bearing the Licensed Mark do not meet the quality standards described in this Section 3, Licensor shall have the right to require the Licensee to discontinue any and all such nonconforming uses of the Licensed Mark immediately upon notice whereupon Licensee agrees to use its best efforts to cease all such nonconforming uses immediately.

4.                                      Protection of Licensed Mark.

a.                                       Each time the Licensed Mark is used on any product, document, signage, exterior display or other printed or tangible material or on the Internet, Licensee shall legibly include either the trademark or service mark notice “TM” or “SM”, as appropriate, or the Federal registration notice ®, if applicable, if directed to do so by Licensor, adjacent to the first prominent use of the Licensed Mark therein or thereon.

b.                                      When directed by Licensor to do so, Licensee shall include the following notice on any packaging, product, advertising, or promotional materials incorporating the Licensed Mark presented in any medium now known or hereafter created:

“BEHRINGER HARVARD” is a service mark of Behringer Harvard Holdings, LLC.

c.                                       Licensee agrees to provide Licensor with such assistance as Licensor may reasonably require, at Licensor’s cost and expense, in the procurement or maintenance of any protection, or the enforcement, of Licensor’s rights to the Licensed Mark or any similar mark.

d.                                      Licensee agrees that at all times during the term of this Agreement it will diligently and continuously cause to be promoted and rendered the REIT Operations as set forth in Section 1 hereof. Licensor shall not be under any obligation whatsoever to utilize the Licensed Mark or any variation thereof.

5.                                      Term.

This Agreement shall continue in force and effect from the Effective Date and shall automatically terminate upon the expiration or termination of the Property Management Agreement for any reason, unless terminated earlier as provided for herein.

6.                                      Termination.

a.                                       If Licensee breaches in any material respect or otherwise fails to perform in any material respect any of its obligations hereunder, Licensor shall have the right to terminate this Agreement upon ninety (90) days prior written notice to Licensee, but only in the event such failure of performance is not cured to Licensor’s satisfaction within such ninety (90) day period. Such termination of this Agreement shall be without prejudice to any rights or remedies that Licensor may otherwise have against Licensee, which rights and remedies shall survive any such termination.

b.                                      If at any time during the term of this Agreement Licensee (i) ceases to conduct the REIT Operations under the Licensed Mark or (ii) fails to perform its obligation to nominate or elect/appoint two directors designated by Licensor to the board of directors of Licensee pursuant to Section 6.4 of the Modification Agreement, Licensor, in addition to all other remedies available to it hereunder, may immediately terminate this Agreement by giving written notice of termination to Licensee.

c.                                       If Licensee files a petition in bankruptcy or is adjudicated bankrupt or if a petition in bankruptcy is filed against Licensee or if it becomes insolvent, or makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law, or if Licensee liquidates or discontinues its business or if a receiver is appointed for it or its business, or if the shares of Licensee are listed on a national securities exchange, or in the event of a Change of Control (as defined below) of Licensee, the license hereby granted and this Agreement shall automatically terminate forthwith without any notice whatsoever being necessary. In the event this Agreement is terminated by Licensor pursuant to this Section 6(c), Licensee, its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have no right to sublicense, sell, exploit or in any way deal with or in or use the Licensed Mark or any variation thereof, except with and under the special consent and instructions of Licensor in writing, which they shall be obligated to follow. “Change of Control” shall mean, with respect to the Licensee, any event or series of related events (including, without limitation, issue, transfer or other disposition of shares of Equity Interests (as defined below) of the Licensee, merger, share exchange or consolidation) after which (a) any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of Equity Interests representing greater than 50% of the combined voting power of the then outstanding Equity Interests of the Licensee and (b) the beneficial owners, directly or indirectly, of Equity Interests of the Licensee immediately prior to such event or series of related events have less than 50% of the combined voting power of the surviving entity after such event or series of events; in addition, any event that causes, directly or indirectly, any person other than the Licensee to become the beneficial owner of greater than 50% of the Equity Interests of Behringer Harvard Operating Partnership I LP, a Texas limited partnership, shall be deemed a Change of Control of the Licensee. “Equity Interests” shall mean (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, shares of capital stock (whether common, preferred or treasury), (ii) with respect to a partnership, limited liability company, limited liability partnership or similar person, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests, or (ii) any other equity ownership.

d.                                      Upon expiration or termination of this Agreement for any reason, Licensee agrees: (i) to, within a reasonable time but not to exceed ninety (90) days, discontinue all use of the Licensed Mark and any name confusingly similar thereto; (ii) to, within a reasonable time but not to exceed ninety (90) days, delete, remove or cover-over all references to the Licensed Mark, or any confusingly similar variation thereof, in all of Licensee’s printed materials, signage or other exterior displays, and on the Internet; (iii) to not thereafter, directly or indirectly, identify itself in any manner as a licensee of Licensor or publicly identify itself as a former licensee of Licensor; (iv) to cooperate reasonably with Licensor to ensure that all rights in the Licensed Mark and the related goodwill remain the property of Licensor and to execute any instruments requested by Licensor to accomplish or confirm the foregoing; (v) that all rights granted to Licensee hereunder shall forthwith revert to Licensor without consideration other than the mutual covenants and considerations of this Agreement, and without notice; (vi) to cease to conduct any business, including, without limitation, the REIT Operations, under or to otherwise use the names “HARVARD” or “BEHRINGER” or any confusingly similar terms and to use its best efforts to change the corporate name of Licensee to a name that does not contain the terms “HARVARD” or “BEHRINGER” or any confusingly similar terms which may, directly or indirectly in the sole discretion of Licensor, indicate a continuing relationship between, or sponsorship of, Licensee by Licensor or any of Licensor’s Affiliates; and (vii) to deliver to Licensor or destroy within ninety (90) days from the date of termination any and all artwork, designs, stylized logotypes or other electronic or intangible presentation materials whatsoever including the Licensed Mark or any elements thereof prepared by or for Licensee, and all copies and extracts thereof.

e.                                       Licensee acknowledges that its failure to cease the use and display of the Licensed Mark, or any variation thereof, after the applicable period during which such use or display is permitted hereunder following the termination or expiration of this Agreement will result in immediate and irremediable damage to Licensor and to the rights of any current or subsequent licensee. Licensee acknowledges and admits that there is no adequate remedy at law for such failure to cease such use, and Licensee agrees that in the event of such failure Licensor shall be entitled to equitable relief by way of temporary and permanent injunction and temporary restraining order and such other further relief as any court with jurisdiction may deem just and proper. Resort to any remedies referred to herein shall not be construed as a waiver of any other rights and remedies to which Licensor is entitled under this Agreement or otherwise.

7.                                      Third-Party Infringement Proceedings.

Licensee agrees to promptly notify Licensor of any unauthorized use of the Licensed Mark or any confusingly similar variation thereof by third parties of which Licensee becomes aware. Licensor shall have the sole right but not the obligation to pursue through negotiations, litigation, or other dispute resolution procedure (“Litigation Rights”) any and all of its rights in the Licensed Mark against any third party. Licensor’s exercise of such Litigation Rights shall be in its sole discretion and shall be at its sole cost and expense. Licensor shall have no duty to defend Licensee or itself or pursue any actual infringement arising out of any actions by a third party. All recoveries received by Licensor in pursuing its Litigation Rights, if any, shall be the sole property of Licensor. Licensee will cooperate with Licensor with respect to any Litigation Rights, as reasonably requested by Licensor and at Licensor’s cost and expense.

8.                                      Representations and Warranties.

a.                                       Licensor represents and warrants that this Agreement will not violate any prior licenses or rights to use the Licensed Mark granted by Licensor to any third party.

b.                                      Each party hereto hereby represents and warrants to the other that such party has the corporate, company or partnership power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder, and that the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate, company or partnership action.

9.                                      Indemnification.

a.                                       Licensee hereby agrees to indemnify and hold Licensor harmless from and against any and all claims, suits, liabilities, judgments, and expenses, arising at law or in equity, attributable, in whole or in part, to: (i) the Licensee’s use of the Licensed Mark in violation of this Agreement or of any trademark usage guidelines provided to Licensee by Licensor or (ii) the marketing, promotion, advertisement, distribution, or sale by Licensee of any product or service under the Licensed Mark. Moreover, Licensee hereby further agrees to tender to Licensor the defense of any and all such claims, actions and lawsuits that may be brought against Licensor arising out of, or related to, the wrongful use of the Licensed Marks by the Licensee and the Licensee shall pay all fees and expenses (including all reasonable attorneys’ and expert witnesses’ fees and costs of suit) incurred in connection with defending all of these claims, actions and lawsuits; provided that payment of fees and expenses with respect to Third-Party Infringement Claims shall be governed by Section 9(b) below. Licensor shall control such defense with counsel of its choice, however, Licensee shall have the right to participate in such defense at its own cost and expense and Licensee shall provide reasonable cooperation to Licensor and its counsel with respect thereto; provided that in no event may Licensor settle any claim, action or lawsuit in which the Licensee or a Licensee Subsidiary is a named defendant without the consent of the Licensee, which consent shall not be unreasonably withheld, conditioned or delayed. Licensor shall also have the independent right to take any action it may deem necessary, in its sole discretion, to protect and defend itself against any threatened action arising out of the business of Licensee or any actions or activity by Licensee, including Licensee’s use of the Licensed Mark or any goods or services distributed or sold under the Licensed Mark.

b.                                      Licensor hereby agrees to indemnify and hold Licensee harmless from and against any and all claims, suits, liabilities, judgments, and expenses, arising at law or in equity, arising out of or in connection with any claims that the Licensee’s use of the Licensed Mark as permitted hereunder infringes the United States trademark rights of a third party (“Third-Party Infringement Claims”); provided that (i) Licensee’s use of the Licensed Mark is in strict accordance with this Agreement, (ii) Licensee notifies Licensor of such Third-Party Infringement Claim promptly after Licensee learns of such Third-Party Infringement Claim, (iii) Licensor has exclusive control over the defense or settlement of any proceedings related to such Third-Party Infringement Claim, (iv) Licensee provides Licensor such assistance in relation to such proceedings as Licensor may reasonably request, and (v) Licensee complies with any settlement or court order arising from such proceedings, including any settlement or order that requires a change to Licensee’s use of the Licensed Mark. Licensor shall have the right to terminate Licensee’s right to use the Licensed Mark, without further liability to Licensee, if Licensor determines, in good faith, that it may not prevail with respect to such Third-Party Infringement Claim. Licensee shall have the right to participate in the defense and settlement negotiations relating to any Third-Party Infringement Claim at its own cost and expense.

c.                                       The provisions of this Section 9 shall survive any expiration or termination of this Agreement for any reason.

10.                               Limitation of Liability.

Licensor shall not be liable to Licensee for lost profits, lost business opportunities, or any other indirect, special, punitive, incidental or consequential damages arising out of or related to this Agreement, even if Licensor has been advised of the possibility of such damages. The provisions of this Section 10 shall survive the expiration or termination of this Agreement for any reason.

11.                               Miscellaneous.

a.                                       Assignment. Licensee shall have no right to assign any of its rights under this Agreement or delegate any of its duties hereunder to another person or legal entity without the prior written consent of Licensor, which may be withheld in Licensor’s sole discretion. Any attempt to assign or delegate this Agreement, or any of the rights, licenses or duties set forth herein, shall be void ab initio and convey no rights or interests in the Licensed Mark. Licensor shall have the right, in its sole discretion, to assign any of its rights or duties under this Agreement and all of its right, title, and interest in the Licensed Mark to another person or legal entity. Notwithstanding anything to the contrary herein, this Section 11(a) shall not limit the rights granted in Section 1(a) with respect to a Licensee Subsidiary.

b.                                      Notices. Any notice, report, approval, authorization, waiver, consent or other communication (each, a “Notice”) required or permitted to be given hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally; (ii) one business day following deposit with a recognized overnight courier service that obtains a receipt, provided such receipt is obtained, and provided further, that the deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by electronic mail, provided a read receipt is delivered to the sender, in each case provided such communication is addressed to the intended recipient thereof as set forth below:

(i)	to Licensee:	Behringer Harvard REIT I, Inc.
17300 Dallas Parkway
Suite 1010
Addison, Texas 75248
Attention: Telisa Webb Schelin, Esq.
Fax: (214) 365-7112
Email: tschelin@behringerharvard.com

With a copy to (which shall not constitute notice):

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Peter M. Fass
James P. Gerkis
Fax: (212) 969-2900
Email: pfass@proskauer.com
jgerkis@proskauer.com

and:

Michael J. Choate
Shefsky & Froelich, Ltd.
111 East Wacker, Suite 2800
Chicago, Illinois 60601
Fax: (312) 275-7554
Email: mchoate@shefskylaw.com

(ii)	to Licensor:	Behringer Harvard Holdings, LLC
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Robert S. Aisner
Fax: (214) 655-1610
Email: baisner@behringerharvard.com

With copies (which shall not constitute notice):

15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Stanton P. Eigenbrodt
Fax: (214) 655-1610
Email: seigenbrodt@behringerharvard.com

and:

Jenner & Block LLP
353 North Clark Street
Chicago, Illinois 60654
Attention: Donald E. Batterson
Jeffrey R. Shuman
Fax: (312) 923-2707
Email: dbatterson@jenner.com
jshuman@jenner.com

Either party shall, as soon as reasonably practicable, give Notice in writing to the other party of a change in its address for the purposes of this Section 11(b). The failure of any party to give notice shall not relieve any other party of its obligations under this Agreement except to the extent that such party is actually prejudiced by such failure to give notice.

c.                                       Independent Contractors. The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in this Agreement shall be interpreted as constituting either party the joint venturer or partner of the other party or as conferring upon either party the power or authority to bind the other party in any transaction with third parties.

d.                                      Attorneys’ Fees. In the event of any action, suit, or proceeding brought by either party to enforce the terms of this Agreement, the prevailing party shall be entitled to receive its costs, expert witness fees, and reasonable attorneys’ fees and expenses, including costs and fees on appeal.

e.                                       Waivers, Cumulative Remedies and Amendments. This Agreement may be amended, modified, superseded, or canceled, and the terms and conditions hereof may be waived only by a written instrument signed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right hereunder, nor any single or partial exercise of any rights hereunder, preclude any other or further exercise thereof or the exercise of any other right hereunder. Unless expressly set forth herein to the contrary, either party’s election of any remedies provided for in this Agreement shall not be exclusive of any other remedies available hereunder or otherwise and all such remedies shall be deemed to be cumulative.

f.                                         Approval. Any approval given by Licensor to Licensee under the terms of this Agreement shall not constitute a waiver of any of Licensor’s rights or Licensee’s duties under any provision of this Agreement, other than with respect to the provision for which such specific approval was provided, subject to the other provisions hereof.

g.                                      Survival. Upon the termination of this Agreement for any reason, those Sections that by their express terms or which by their nature should be deemed to survive the termination of this Agreement shall survive the termination of this Agreement.

h.                                      Governing Law and Validity. The parties agree that the laws of the State of Texas shall govern the interpretation and enforcement of this Agreement, without giving effect to choice of law rules. If any provision of this Agreement is held to be void, invalid or inoperative, such event shall not affect any other provisions herein, which shall continue and remain in full force and effect as though such void, invalid or inoperative provision had not been a part hereof.

i.                                          No Presumption Against Drafter. Each of the parties has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties, and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

j.                                          Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the Licensed Mark and related subject matter and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to such matters.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

LICENSOR:

BEHRINGER HARVARD HOLDINGS, LLC

By:
Name:
Title:

LICENSEE:

BEHRINGER HARVARD REIT I, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO LICENSE AGREEMENT]

EXHIBIT H

EXISTING PROPERTY MANAGEMENT AGREEMENT (CONFORMED COPY)

See attached.

FIFTH AMENDED AND RESTATED

PROPERTY MANAGEMENT AND LEASING AGREEMENT

(CONFORMED COPY)

This FIFTH AMENDED AND RESTATED PROPERTY MANAGEMENT AND LEASING AGREEMENT (this “Management Agreement”) is made and entered into as of the 15th day of May, 2008, by and among BEHRINGER HARVARD REIT I, INC., a Maryland corporation (“BH REIT”), BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership (“BH OP”), and HPT MANAGEMENT SERVICES LP, a Texas limited partnership (the “Manager”).

WHEREAS, BH OP was organized to acquire, own, operate, lease and manage real estate properties on behalf of BH REIT; and

WHEREAS, BH OP and BH REIT and Manager previously entered into that certain Property Management and Leasing Agreement dated February 14, 2003, as amended and restated by the Amended and Restated Property Management and Leasing Agreement dated June 2, 2003, the Second Amended and Restated Property Management and Leasing Agreement dated February 11, 2005, the Third Amended and Restated Property Management and Leasing Agreement dated March 20, 2006 and the Fourth Amended and Restated Property Management and Leasing Agreement dated December 29, 2006 (collectively, the “Original Management Agreement”); and

WHEREAS, Owner desires to continue retaining Manager to manage and coordinate the leasing of certain of the real estate properties acquired by Owner under the terms and conditions set forth in this Management Agreement; and

WHEREAS, the parties desire to amend and restate the Original Management Agreement in its entirety in accordance with the terms and provisions hereof;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree, as follows:

ARTICLE I.

DEFINITIONS

Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Management Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms thereof

1.1                                 “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; or (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

1.2                                 “Gross Revenues” means all amounts actually collected as rents or other charges for the use and occupancy of the Properties, but excluding interest and other investment income of Owner and proceeds received by Owner from a sale, exchange, condemnation, eminent domain taking, casualty or other disposition of assets of Owner.

1.3                                 “Improvements” means any buildings, structures and equipment from time to time located on the Properties and all parking and public common areas located on the Properties.

1.4                                 “Intellectual Property Rights” means all right, title and interest, whether foreign or domestic, in and to any and all trade secrets, confidential information, patents, inventions, copyrights, service marks, trademarks, know-how, or similar intellectual property rights and all applications and rights to apply for these rights, as well as any and all similar rights and license rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic and all renewals and extensions thereof.

1.5                                 “Lease” means, unless the context otherwise requires, any lease or sublease made by Owner as landlord or by its predecessor.

1.6                                 “Management Fees” has the meaning set forth in Section 5.1 hereof.

1.7                                 “Original Effective Date” means February 14, 2003.

1.8                                 “Owner” means BH REIT, BH OP or any joint venture, limited liability company or other Affiliate of BH REIT or BH OP that owns, in whole or in part, on behalf of BH REIT, any Property or Properties.

1.9                                 “Person” means an individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.

1.10                           “Properties” means all interests in real estate owned by Owner and all tracts to be acquired by Owner containing income-producing improvements or on which Owner will construct income-producing improvements.

1.11                           “Proprietary Properties” means all modeling algorithms, tools, computer programs, know-how, methodologies, processes, technologies, ideas, concepts, skills, routines, subroutines, operating instructions and other materials and aides used in performing the duties set forth in Article II that relate to management advice, services and techniques regarding current and potential Properties, and all modifications, enhancements and derivative works of the foregoing.

1.12                           “Texas Tax Code” means the Texas Tax Code as amended by Texas H.B. 3, 79th Leg., 3rd C.S. (2006), and reference to any provision of the Texas Tax Code Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.

1.13                           “Economic Interest Percentage” means the percentage of capital contributed directly or indirectly to the Joint Venture as compared with the total capital contributed to the Joint Venture by all of the owners of the Joint Venture as the percentage shall be calculated in good faith by the Owner.  Any in-kind contribution shall be considered in the calculation of the Economic Interest Percentage and valued at the fair market value of the contribution on the date of contribution as determined by the Owner.

1.14                           “Joint Venture” means an investment in a legal organization formed to provide for the sharing of the risks and rewards in an enterprise co-owned and operated for mutual benefit by two or more business partners and established to acquire or hold Properties.

1.15                           “Oversight Fee” has the meaning set forth in Section 5.1 hereof.

1.16                           “Construction Work” has the meaning set forth in Section 5.2 hereof.

ARTICLE II.

APPOINTMENT AND STATUS OF MANAGER; SERVICES TO BE PERFORMED

2.1                                 Appointment of Manager.  Owner hereby engages and retains Manager as the manager and as tenant coordinating agent of the Properties, and Manager hereby accepts such appointment on the terms and conditions hereinafter set forth; it being understood that this Management Agreement shall cause Manager to be, at law, Owner’s agent upon the terms contained herein.

2.2                                 Treatment Under Texas Margin Tax.  For purposes of the Texas margin tax, Manager’s performance of the services specified in this Management Agreement will cause Manager to conduct part of the active trade or business of the Owner, and Manager’s compensation includes both the payment of management fees and the reimbursement of specified costs incurred in Manager’s conduct of the active trade or business of the Owner.  Therefore, Owner and Manager intend Manager to be, and shall treat Manager as, a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code.  Owner and Manager will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to Owner’s reimbursements paid to Manager pursuant to this Management Agreement of specified costs and allocable wages and compensation.  Owner and Manager further recognize and intend that as a result of the relationship created by this Management Agreement, reimbursements paid to Manager pursuant to this Management Agreement include (i) “flow-though funds” that Manager is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) “flow-through funds” that Manager is mandated by contract to distribute, within the meaning of Section 171.1011(g).  The terms of this Management Agreement shall be interpreted in a manner consistent with the characterization of the Manager as a “management company” as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-though funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.

2.3                                 General Duties.  Manager shall devote its reasonable best efforts to performing its duties hereunder to manage, operate, maintain and lease the Properties in a diligent, careful and vigilant manner.  The services of Manager are to be of scope and quality not less than those generally performed by professional property managers of other similar properties in that geographic area.  Manager shall make available to Owner the full benefit of the judgment, experience and advice of the members of Manager’s organization and staff with respect to the policies to be pursued by Owner relating to the operation and leasing of the Properties.

2.4                                 Specific Duties.  In addition to the specific authority granted to Manager by Owner pursuant to Article III of this Management Agreement, Manager’s duties include the following:

(a)                                  Lease Obligations.  Manager shall perform all duties of the landlord under all Leases insofar as such duties relate to operation, maintenance, and day-to-day management.  Manager shall also provide or cause to be provided, at Owner’s expense, all services normally provided to tenants of like premises, including where applicable and without limitation, gas, electricity or other utilities required to be furnished to tenants under Leases, normal repairs and maintenance, and cleaning and janitorial service.  Manager shall arrange for and supervise the performance of all installations and improvements in space leased to any tenant that are either expressly required under the terms of the lease of such space or that are customarily provided to tenants.

(b)                                 Maintenance.  Manager shall cause the Properties to be maintained in a manner consistent with, or substantially similar to, the manner in which similar rental properties in that geographic region are maintained.  Manager’s duties and supervision in this respect shall include, without limitation, cleaning the interior and the exterior of the Improvements and making or supervising the repair, alterations, and decoration of the Improvements, subject to and in strict compliance with this Management Agreement and the Leases.  Construction activities undertaken by Manager, if any, shall be limited to activities related to the management, operation, maintenance, and leasing of the Properties (e.g., repairs, renovations, and leasehold improvements), including planning and coordinating the construction of any tenant-paid improvements.

(c)                                  Leasing Functions.  Manager shall coordinate the leasing of the Properties and shall negotiate and use its reasonable best efforts to secure executed Leases from what Manager believes are qualified tenants, and to execute same on behalf of Owner, if requested, for available space in the Properties, such Leases to be in form and on terms approved by Owner and Manager.  Manager shall be responsible for hiring all leasing agents, as necessary for the leasing of the Properties, and for otherwise overseeing and managing the leasing process on behalf of Owner.

(d)                                 Notice of Violations.  Manager shall forward to Owner promptly upon receipt, all notices of violation or other notices from any governmental authority, and board of fire underwriters or any insurance company, and shall make such recommendations regarding compliance with any notice as Manager believes is appropriate.

(e)                                  Ownership Agreements.  Manager has received copies of (and will be provided with copies of future) Articles of Incorporation, Agreements of Limited Partnership, Joint Venture Partnership Agreements and Operating Agreements, each as may be amended from time to time, of Owner, as applicable (the “Ownership Agreements”) and is familiar with the terms thereof.  Manager shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of Ownership Agreements.

(f)                                    Branding.  Manager shall maintain and administer for Owner the standards of branding established by Behringer Harvard Holdings, LLC with respect to all billboards, signage and uniforms.

(g)                                 Risk Management.  Manager shall provide to Owner risk management services, including, but not limited to, the following:  assisting and providing ways to mitigate, minimize, control, and transfer risk through the prudent use of risk management, insurance programs and recommendations of safety and loss control techniques; selecting and managing insurance brokers and service products; preparing underwriting data for use in marketing insurance programs; negotiating and placing insurance and related services; serving as liaison for insurance brokers and monitoring insurance premium invoices for accuracy; managing and settling loss control and insurance claims; consulting and coordinating insurance requirements for financing Properties; reviewing and monitoring sub-contractor certificates of insurance; and consulting regarding insurance verbiage requirements for leases and contracts.

(h)                                 Real Estate Tax Management.  Manager shall provide to Owner tax management services with respect to the Properties, including, but not limited to, the following:  coordinating payment of real estate taxes; contesting real estate taxes, as Manager deems appropriate; accounting for all bills to be processed at any given installment, and following up on missing bills; data entry of tax amounts and equalized values when available; providing copies of documents as requested (including following up on cancelled checks, monitoring payment by third parties, communicating with interested parties and forwarding tax bills to purchasers and other parties as necessary).

(i)                                     Technology Use and Support.  Manager shall utilize the software and technology platforms that it believes are appropriate in connection with fulfilling its duties under this Management Agreement.  In addition, Manager shall provide technical support and maintenance with respect to any technology used in the maintenance, operation, management and leasing of the Properties.

(j)                                     Management Plans.  Not later than 30 days after the date of this Management Agreement, and each successive fifth anniversary thereafter, Manager shall prepare and deliver to Owner a plan setting forth its strategies for the overall management, operation and maintenance of the Properties under the terms and conditions of this Management Agreement, for the five years immediately following the submission (“Management Plan”).  As often as reasonably necessary during the period covered by any Management Plan, the Manager may submit to Owner for its approval an updated Management Plan.

2.5                                 The Account.  Manager shall establish and maintain a separate checking account (the “Account”) into which all rent and other monies collected from tenants shall be deposited.

All monies deposited from time to time in the Account shall be deemed to be trust funds and shall be and remain the property of Owner and shall be withdrawn and disbursed by Manager for the account of Owner only as expressly permitted by this Management Agreement.  No monies collected by Manager on Owner’s behalf shall be commingled with funds of Manager.  The Account shall be maintained, and monies shall be deposited therein and withdrawn therefrom, in accordance with the following:

(a)                                  All sums received from rents and other income from the Properties shall be promptly deposited by Manager in the Account.  Manager may endorse any and all checks received in connection with the operation of any Property and drawn to the order of Owner, and Owner shall, upon request by Manager, furnish Manager’s depository with an appropriate authorization for Manager to make such endorsement.  Manager shall have the right to designate two or more persons who shall be authorized to draw against the Account, but only for purposes authorized by this Management Agreement.

(b)                                 All sums due to Manager hereunder, whether for compensation, reimbursement for expenditures, or otherwise, as herein provided, shall be a charge against the operating revenues of the Properties and shall be paid or withdrawn by Manager from the Account prior to the making of any other disbursements therefrom.

(c)                                  By the 15th day after the end of each month, Manager shall forward to Owner all monies contained in the Account other than a reserve of $5,000 and any other amounts otherwise provided in the budget for the relevant property which shall remain in the Account.

2.6                                 Accounting, Records and Reports.

(a)                                  Records.  Manager shall maintain all office records and books of account and shall record therein, and keep copies of, each invoice received from services, work and supplies ordered in connection with the maintenance and operation of the Properties.  Such records shall be maintained on a double entry basis.  Owner and persons designated by Owner shall at all reasonable time have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining to the Properties and this Management Agreement, all of which Manager agrees to keep safe, available and separate from any records not pertaining to the Properties, at a place recommended by Manager and approved by Owner.

(b)                                 Monthly Reports.  On or before the 15th day after the end of each month during the term of this Management Agreement, Manager shall prepare and submit to Owner the following reports and statements with respect to each Property:

(i)                                     rental collection record;

(ii)                                  monthly operating statement;

(iii)                               copies of cash disbursements ledger entries for such period, if requested by Owner upon 15 days’ written notice;

(iv)                              copies of cash receipts ledger entries for such period, if requested by Owner upon 15 days’ written notice;

(v)                                 the original copies of all contracts entered into by Manager on behalf of Owner during such period, if requested by Owner upon 15 days’ written notice; and

(vi)                              copies of ledger entries for such period relating to security deposits maintained by Manager, if requested by Owner upon 15 days’ written notice.

(c)                                  Budgets and Leasing Plans.  Not later than November 15 of each calendar year, Manager shall prepare and submit to Owner for its approval an operating budget and a marketing and leasing plan on each Property for the calendar year immediately following such submission (each, an “Annual Budget”).  In connection with any acquisition of a Property by Owner, Manager shall prepare an Annual Budget for the remainder of the calendar year.  Each Annual Budget shall incorporate financial models and analysis prepared by Manager with respect to that Property.  Each Annual Budget shall be in the form of the budget and plan approved by Owner prior to the date thereof.  As often as reasonably necessary during the period covered by any such budget, Manager may submit to Owner for its approval an updated Annual Budget incorporating any changes as shall be necessary to reflect cost over-runs and the like during that period.  If Owner does not disapprove any proposed Annual Budget within 30 days after receipt thereof by Owner, the Annual Budget shall be deemed approved.  If Owner shall disapprove any proposed Annual Budget, it shall so notify Manager within said 30-day period and explain the reasons therefor.  If Owner disapproves of any proposed Annual Budget, Manager shall submit a revised Annual Budget, as applicable, within 10 days of receipt of the notice of disapproval, and Owner shall have 10 days to provide notice to Manager if it disapproves of the revised Annual Budget.  If a proposed Annual Budget is not approved by December 31 of any calendar year, Manager shall operate the applicable Property pursuant to the proposed Annual Budget for the following calendar year with respect to those portions approved by Owner and in accordance with the prior year’s Annual Budget with respect to those portions not approved by Owner (with the exception of (i) non-recurring expenditures and capital expenditures which shall be deemed removed from the prior year’s Annual Budget and (ii) actual increases for real estate taxes, which shall be deemed added to the prior year’s Annual Budget).

(d)                                 Additional Costs.  Manager will not incur any costs other than those estimated in any Annual Budget except for:

(i)                                     tenant improvements and real estate commissions required under a Lease;

(ii)                                  maintenance or repair costs under $5,000 per Property;

(iii)                               costs incurred in emergency situations in which action is immediately necessary for the preservation or safety of the Property, or for the safety of occupants or other persons (or to avoid the suspension of any necessary service of the Property);

(iv)                              expenditures for real estate taxes and assessment; and

(v)                                 maintenance supplies calling for an aggregate purchase price less than $25,000 per annum for all Properties.

Annual Budgets prepared by Manager shall be for planning and informational purposes only, and Manager shall have no liability to Owner for any failure to meet any Annual Budget.  However, Manager will use its best efforts to operate within the approved Annual Budget.

(e)                                  Legal Requirements.  Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel.  Manager shall be responsible for notifying Owner in the event Manager receives notice that any Improvement on a Property or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having or claiming to have jurisdiction thereover.  Manager shall promptly forward to Owner any complaints, warnings, notices or summonses received by it relating to such matters.  Owner represents that to the best of its knowledge each of its Properties and any equipment thereon will upon acquisition by Owner comply with all such requirements.  Owner authorizes Manager to disclose the ownership of the Property by Owner to any such officials.

2.7                                 Guaranty of Deposits.  If Owner acquires any Property or Properties from Behringer Development Company LP, a Texas limited partnership (“Behringer Development”), Manager hereby guarantees the full, prompt and unconditional refund of any earnest money deposit paid by Owner to Behringer Development if Owner is entitled to a refund as a result of (i) the failure of Behringer Development to develop the property, (ii) the failure of all or a specified portion of the pre-leased tenants to take possession under their leases for any reason, or (iii) the inability of Owner to pay the full purchase price at closing.

ARTICLE III.

AUTHORITY GRANTED TO MANAGER AND CERTAIN OWNER OBLIGATIONS

3.1                                 Authority As To Tenants, Etc.  Owner agrees and does hereby give Manager the following exclusive authority and powers (all of which shall be exercised either in the name of Manager, as Manager for Owner, or in the name or Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters):

(a)                                  to advertise each Property or any part thereof and to display signs thereon, as permitted by law and subject to the terms and conditions of the Leases;

(b)                                 to pay all expenses of leasing such Property, including but not limited to, newspaper and other advertising, signage, banners, brochures, referral commissions, leasing commissions, finder’s fees and salaries, bonuses and other compensation of leasing personnel responsible for the leasing of the Property;

(c)                                  to cause references of prospective tenants to be investigated, it being understood and agreed by the parties hereto that Manager does not guarantee the creditworthiness or collectibility of accounts receivable from tenants, users or lessees; and to negotiate new Leases and renewals and cancellations of existing Leases that shall be subject to Manager obtaining Owner’s approval;

(d)                                 to collect from tenants all or any of the following:  a late rent administrative charge, a non-negotiable check charge, credit report fee, a subleasing administrative charge or broker’s commission;

(e)                                  to terminate tenancies and to sign and serve in the name of Owner of each Property such notices as are deemed necessary by Manager;

(f)                                    to institute and prosecute actions to evict tenants and to recover possession of the Property or portions thereof; and

(g)                                 with Owner’s authorization, to sue for and in the name of Owner and recover rent and other sums due; and to settle, compromise, and release such actions or suits, or reinstate such tenancies.  All expenses of litigation including, but not limited to, attorneys’ fees, filing fees and court costs that Manager shall incur in connection with the collecting of rent and other sums, or to recover possession of any Property or any portion thereof, shall be deemed to be an operational expense of the Property.  Manager and Owner shall concur on the selection of the attorneys to handle such litigation.

3.2                                 Operational Authority.  Owner agrees and does hereby give Manager the following exclusive authority and powers (all of which shall be exercised either in the name of Manager, as Manager for Owner, or in the name of Owner entered into by Manager as Owner’s authorized agent, and, unless otherwise provided herein, Owner shall assume all expenses in connection with such matters):

(a)                                  to hire, supervise, discharge, and pay all labor required for the operation, maintenance and leasing of each Property, including but not limited to on-site personnel, managers, assistant managers, leasing consultants, engineers, janitors, maintenance supervisors and other employees required for the operation and maintenance of the Property, including personnel spending a portion of their working hours (to be charged on a pro rata basis) at the Property.  Any personnel hired by Manager to maintain, operate and lease the Properties shall be the employees or independent contractors of Manager and not of Owner.  Manager shall use due care in selecting and supervising these employees or independent contractors.  With respect to these employees, Manager shall be responsible for maintaining timekeeping records, processing regular payroll, filing payroll tax reports on a timely basis, ensuring compliance with wage and tax laws and tracking benefit hours and garnishments and child support orders.  All expenses of these employees’ employment shall be deemed operational expenses of the Property.

(b)                                 to make or cause to be made all ordinary repairs and replacements necessary to preserve each Property in its present condition and for the operating efficiency thereof and all alterations required to comply with lease requirements;

(c)                                  to prepare, negotiate, enter into and administer any Leases;

(d)                                 to prepare, negotiate and enter into, as Manager of the Property, (i) contracts for all items on budgets that have been approved by Owner, any emergency services or repairs for items not exceeding $5,000,(ii) appropriate service agreements and labor agreements for normal operation of the Property, which have terms not to exceed three years, (iii) agreements for all budgeted maintenance, minor alterations, and utility services, including, but not limited to, electricity, gas, fuel, water, telephone, window washing, scavenger service, landscaping, snow removal, pest exterminating, decorating and legal services, in connection with the Leases and relating to the Property and (iv) any other service agreements as Manager may consider appropriate (collectively, the “Contracts”); and

(e)                                  to purchase supplies and pay all bills in accordance with the Annual Budget, or as permitted under Sections 2.6(d)(ii) or 2.6(d)(v).

Manager shall use its reasonable commercial best efforts to obtain the foregoing services and utilities for each Property on terms consistent with, or substantially similar to, those available to similar rental properties in the geographic region in which the Property is located.  Owner hereby appoints Manager as Owner’s authorized Manager for the purpose of executing, as Manager for said Owner, all Contracts.  Manager shall secure the approval of, and execution of appropriate Contracts by, Owner for any non-budgeted and non-emergency/contingency capital items, alterations or other expenditures in excess of $5,000 for any one item, securing for each item at least three written bids, if practicable, or providing evidence satisfactory to Owner that the Contract amount is lower than industry standard pricing in the geographic region in which the Property is located, from responsible contractors.  Manager shall have the right from time to time during the term hereof, to contract with and make purchases from Affiliates of Manager, provided that contract rates and prices are no less favorable to Owner than those available from unaffiliated third parties.  Manager may at any time and from time to time request and receive the prior written authorization of Owner of the Property of any one or more purchases or other expenditures, notwithstanding that Manager may otherwise be authorized hereunder to make such purchases or expenditures.

3.3                                 Rent and Other Collections.  Owner agrees and does hereby give Manager the exclusive authority and powers (all of which shall be exercised either in the name of Manager, as Manager for Owner, or in the name or Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters) to collect rents, assessments and other items, including but not limited to tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income, due or to become due and give receipts therefor and to deposit all such Gross Revenue collected hereunder in the Account.  Manager shall also have the exclusive authority to collect and handle tenants’ security deposits, including the right to apply such security deposits to unpaid rent, and to comply, on behalf of Owner of the Property, with applicable state or local laws concerning security deposits and interest thereon, if any.

3.4                                 Advances.  Manager shall not be required to advance any monies for the care or management of any Property, but Owner agrees to advance all monies necessary therefor, provided that any advanced amounts have been budgeted in the Annual Budget.  If Manager shall elect to advance any money in connection with a Property, Owner agrees to reimburse Manager within 30 days, and hereby authorizes Manager to deduct such advances from any monies due Owner.  In connection with any insured losses or damages relating to any Property, Manager shall have the exclusive authority to handle all steps necessary regarding any such claim; provided that Manager will not make any adjustments or settlements in excess of $10,000 without Owner’s prior written consent.

3.5                                 Payment of Expenses.  Owner agrees and does hereby give Manager the exclusive authority and power (all of which shall be exercised either in the name of Manager, as Manager for Owner, or in the name or Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters) to pay all expenses of the Property, including utility and water charges, sewer rent and assessments, from the Gross Revenue collected in accordance with Section 3.3 above, from the Account.  All bills shall be paid by Manager within the time required to obtain discounts, if any.  Owner may from time to time request that Manager forward certain bills to Owner promptly after receipt, and Manager shall comply with any such request.  All expenses shall be billed at net cost (i.e., less all rebates, commissions, discounts and allowances, however designed).

It is understood that the Gross Revenue will be used first to pay the compensation to Manager as contained in Article V below, then operational expenses and then any mortgage indebtedness, including real estate tax and insurance impounds, but only as directed by Owner in writing and only if sufficient Gross Revenue is available for such payments.  Nothing in this Management Agreement shall be interpreted in such a manner as to obligate Manager to pay from Gross Revenue, any expenses incurred by Owner prior to the commencement of this Management Agreement, except to the extent Owner advances additional funds to pay such expenses.

3.6                                 Environmental Matters.  Owner hereby warrants and represents to Manager that to the best of Owner’s knowledge, no Property, upon acquisition by Owner, nor any part thereof, will be used to treat, deposit, store, dispose of or place any hazardous substance that may subject Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. Section 9607) or any constitutional provision, statute, ordinance, law, or regulation of any governmental body or of any order or ruling of any public authority or official thereof, having or claiming to have jurisdiction thereover.

3.7                                 Legal Status of Properties.  Owner represents that to the best of its knowledge each Property and any equipment thereon, when acquired by Owner, will comply with all legal requirements and authorizes Manager to disclose the identity of the Owner of the Property to any such officials.  In the event it is alleged or charged that any Improvement or any equipment on a Property or any act or failure to act by Owner with respect to the Property or the sale, rental, or other disposition thereof fails to comply with, or is in violation of, any of the requirements of any constitutional provision, statute, ordinance, law, or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover, and Manager, in its sole and absolute discretion, considers that the action or position of Owner, with respect thereto may result in damage or liability to Manager, Manager shall have the right to cancel this Management Agreement at any time by written notice to Owner of its election so to do, which cancellation shall be effective upon the service of such notice.  Such cancellation shall not release the indemnities of Owner set forth in this Management Agreement and shall not terminate any liability or obligation of Owner to Manager for any payment, reimbursement, or other sum of money then due and payable to Manager hereunder.

3.8                                 Extraordinary Payments.  Owner agrees to give adequate advance written notice to Manager if Owner desires that Manager make any extraordinary payment, out of Gross Revenue, to the extent funds are available after the payment of Manager’s compensation as provided for herein and all operational expenses, of mortgage indebtedness, general taxes, special assessments, or insurance premiums.

ARTICLE IV.
EXPENSES

4.1                                 Owner’s Expenses.  Except as otherwise specifically provided, all costs and expenses incurred hereunder by Manager in fulfilling its duties to Owner shall be for the account of and on behalf of Owner.  Such costs and expenses shall include the wages and salaries and other employee-related expenses of all on-site and offsite employees of Manager who are engaged in the operation, management, maintenance and leasing or access control of the Properties, including taxes, insurance and benefits relating to such employees, costs of technology related to the Properties, including computers, telephone systems and property management and accounting software and any upgrades or conversions thereof, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific Properties.  All costs and expenses for which Owner is responsible under this Management Agreement shall be paid by Manager out of the Account.  In the event the Account does not contain sufficient funds to pay all said expenses, Owner shall fund all sums necessary to meet such additional costs and expenses.

4.2                                 Manager’s Expenses.  Manager shall, out of its own funds, pay all of its general overhead and administrative expenses.

ARTICLE V.
MANAGER’S COMPENSATION

5.1                                 Management Fees.  Owner shall pay to Manager property management fees in an amount equal to three percent (3%) of Gross Revenues (the “Management Fees”) on a monthly basis from the income received from the Properties over the term of this Management Agreement; provided, however, the Management Fees shall not be less than the following amounts for any Property on a monthly basis:

Minimum Monthly
Property Size	Management Fees
0 to 199,999 square feet	$1,000
200,000 to 500,000 square feet	$2,000
More than 500,000 square feet	$3,000

Certain of these Properties may be owned by Joint Ventures.  When the Manager is not paid by the Joint Venture directly in respect of its services, the applicable Management Fee or Oversight Fee (as defined below) to be paid by the Owner will be calculated by multiplying the Management Fee by the Economic Interest Percentage owned directly or indirectly by the Owner in that Property.  In the event that Owner contracts directly with a third-party property manager not affiliated with the Manager in respect of a Property for which the Owner, in its sole discretion, has the ability to appoint or hire the Manager, Owner shall pay Manager an oversight fee (“Oversight Fee”) equal to one-half of one percent (0.50%) of Gross Revenues.  In no event will Owner pay both a Management Fee and an Oversight Fee to Manager with respect to any Property.  If Manager subcontracts its responsibilities hereunder to another person or entity, Manager shall be solely responsible for the payment to the third party.  The Management Fee includes the reimbursement of the specified cost incurred by the Manger of engaging another person or entity to perform Manager’s responsibilities hereunder; provided, however, that Manager shall be responsible for payment of all amounts to these third parties.  Nothing herein shall prevent Manager from entering fee-splitting arrangements with third parties with respect to the Management Fee.

5.2                                 Construction Supervision Fees.  Manager shall supervise construction performed by or on behalf of Owner with respect to the Properties, including, but not limited to capital repairs and improvements, major building construction and tenant improvements (collectively, the “Construction Work”).  Owner shall pay Manager a construction supervision fee based on hard construction costs incurred in connection with the Construction Work and in accordance with the rates set forth in Appendix 1 attached hereto.  Owner shall pay construction supervision fees at the same time it makes payments to any third party contractors in respect of the Construction Work.

5.3                                 Leasing Fees.  In addition to the compensation paid to Manager under Section 5.1 above, Manager shall be entitled to receive a separate fee for the Leases of new tenants and renewals of Leases with existing tenants in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.

5.4                                 Audit Adjustment.  If any audit of the records, books or accounts relating to the Properties discloses an overpayment or underpayment of Management Fees, Owner or Manager shall promptly pay to the other party the amount of such overpayment or underpayment, as the case may be.  If such audit discloses an overpayment of Management Fees for any fiscal year of more than the correct Management Fees for such fiscal year, Manager shall bear the cost of such audit.

ARTICLE VI.
INSURANCE AND INDEMNIFICATION

6.1                                 Insurance to be Carried.

(a)                                  Manager shall obtain and keep in full force and effect insurance on the Properties against such hazards as Owner and Manager shall deem appropriate, but in any event insurance sufficient to comply with the Leases and Ownership Agreements shall be maintained.  All liability policies shall provide sufficient insurance satisfactory to both Owner and Manager and shall contain waivers of subrogation for the benefit of Manager.

(b)                                 Manager shall obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, employer’s liability insurance applicable to and covering all employees of Manager at the Properties and all persons engaged in the performance of any work required hereunder, and Manager shall furnish Owner certificates of insurers naming Owner as a co-insured and evidencing that such insurance is in effect.  If any work under this Management Agreement is subcontracted as permitted herein, Manager shall include in each subcontract a provision that the subcontractor shall also furnish Owner with such a certificate.

6.2                                 Insurance Expenses.  Premiums and other expenses of such insurance, as well as any applicable payments in respect of deductibles shall be borne by Owner.

6.3                                 Cooperation with Insurers.  Manager shall cooperate with and provide reasonable access to the Properties to representatives of insurance companies and insurance brokers or agents with respect to insurance that is in effect or for which application has been made.  Manager shall use its best efforts to comply with all requirements of insurers.

6.4                                 Accidents and Claims.  Manager shall promptly investigate and shall report in detail to Owner all accidents, claims for damage relating to Ownership, operation or maintenance of the Properties, and any damage or destruction to the Properties and the estimated costs of repair thereof, and shall prepare for approval by Owner all reports required by an insurance company in connection with any such accident, claim, damage, or destruction.  Such reports shall be given to Owner promptly, and any report not so given within 10 days after the occurrence of any such accident, claim, damage or destruction shall be noted in the monthly operating statement delivered to Owner pursuant to Section 2.6(b)(ii).  Manager is authorized to settle any claim against an insurance company arising out of any policy and, in connection with such claim, to execute proofs of loss and adjustments of loss and to collect and receipt for loss proceeds.

6.5                                 Indemnification.

(a)                                  Indemnification of Manager.  Owner agrees to indemnify, defend, protect, save and hold harmless Manager and its stockholders, officers, directors, employees, managers, successors and assigns (collectively, the “Indemnified Parties”) from any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever (collectively, “Losses”) in connection with or in any way related to (i) any Contract, (ii) each Property, including any past, current or future allegations regarding treatment, depositing, storage, disposal or placement by any party other than Manager of hazardous substances on the Property, and from liability for damage to each Property and injuries to or death of any person whomsoever, and damage to Property and (iii) the misconduct, negligence or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Owner, or the failure of Owner to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice; provided, however, that the indemnification and exculpation shall not extend to any such Losses arising out of the misconduct, negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction) of Manager, its agents, servants, or employees; provided, further, that the indemnification and exculpation shall be limited to the extent that Manager recovers insurance proceeds with respect to that matter.  Manager shall not be liable for any error of judgment or for any mistake of fact or law, or for any thing that it may do or refrain from doing, except in cases of misconduct, negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction).

(b)                                 Indemnification of Owner.  Manager agrees to indemnify, defend, protect, save and hold harmless Owner and its stockholders, officers, directors, employees, managers, successors and assigns from any and all claims or liability for any injury or damage to any person or property whatsoever for which Manager is responsible occurring in, on, or about the Properties, including, without limitation, the Improvements, when the injury or damage shall be caused by the misconduct, negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction) of Manager, its agents, servants, or employees, except to the extent that Owner recovers insurance proceeds with respect to such matter.

(c)                                  Limitations.  Notwithstanding anything to the contrary in this Management Agreement, any indemnification and exculpation by the Owner under this Management Agreement is subject to any limitations imposed under the Company’s Articles of Incorporation or any amendments thereto.

ARTICLE VII.
TERM AND TERMINATION

7.1                                 Term.  This Management Agreement shall commence on the Original Effective Date and shall continue until the seventh (7th ) anniversary of such date and thereafter for successive seven year renewal periods, unless on or before 30 days prior to the date last above mentioned or on or before 30 days prior to the expiration of any such renewal period, Manager shall notify Owner in writing that it elects to terminate this Management Agreement, in which case this Management Agreement shall be thereby terminated on said last mentioned date.  In addition, and notwithstanding the foregoing, Owner may terminate this Management Agreement at any time upon delivery of written notice to Manager not less than 30 days prior to the effective date of termination, in the event of (and only in the event of) a showing by Owner of misconduct, negligence, or deliberate malfeasance by Manager in the performance of Manager’s duties hereunder.  In addition, either party may terminate this Management Agreement immediately upon the occurrence of any of the following:

(a)                                  A decree or order is rendered by a court having jurisdiction (i) adjudging Manager as bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Manager under the federal bankruptcy laws or any similar applicable law or practice, or (iii) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of

Manager or a substantial part of the property of Manager, or for the winding up or liquidation of its affairs, or

(b)                                 Manager (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (ii) consents to the filing of a bankruptcy proceeding against it, (iii) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (iv) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property, (v) makes an assignment for the benefit of creditors, (vi) is unable to or admits in writing its inability to pay its debts generally as they become due unless such inability shall be the fault of the other party, or (iv) takes corporate or other action in furtherance of any of the aforesaid purposes.

7.2                                 Manager’s Obligations Upon Termination.  Upon the termination of this Management Agreement, Manager shall cooperate with Owner and take all reasonable steps requested by Owner to make an orderly transition of the Manager’s services, including without limitation:

(a)                                  Manager shall deliver to Owner or its designee, all books and records with respect to the Properties.

(b)                                 Manager shall transfer and assign to Owner, or its designee, all service contracts and personal property relating to or used in the operation and maintenance of the Properties, except personal property paid for and owned by Manager.  Manager shall also, for a period of 60 days immediately following the date of such termination, make itself available to consult with and advise Owner, or its designee, regarding the operation, maintenance and leasing of the Properties.

(c)                                  Manager shall render to Owner an accounting of all funds of Owner in its possession and shall deliver to Owner a statement of all Management Fees claimed to be due to Manager and shall cause funds of Owner held by Manager relating to the Properties to be paid to Owner or its designee.

(d)                                 All provisions of this Management Agreement that require Manager to have insured, or to protect, defend, save, hold and indemnify or to reimburse Owner shall survive any expiration or termination of this Management Agreement and, if Owner is or becomes involved in any claim, proceeding or litigation by reason of having been Owner, such provisions shall apply as if this Management Agreement were still in effect.

7.3                                 Owner’s Obligations Upon Termination.  Upon the termination of this Management Agreement, Owner shall cooperate with Manager and take all reasonable steps to make an orderly transition of the Manager’s services to Owner, including without limitation:

(a)                                  Owner shall pay or reimburse Manager for any sums of money due it under this Management Agreement for services and expenses prior to termination of this Management Agreement.  The parties understand and agree that Manager may withhold funds for 60 days after the end of the month in which this Management Agreement is terminated to pay bills previously incurred but not yet invoiced and to close accounts.  Should the funds withheld be insufficient to meet the obligation of Manager to pay bills previously incurred, Owner will, upon demand, advance sufficient funds to Manager to ensure fulfillment of Manager’s obligation to do so, within 10 days of receipt of notice and an itemization of such unpaid bills.

(b)                                 Owner shall assume in writing all obligations under all Contracts entered into by Manager, on behalf of Owner of the Property, upon the termination of this Management Agreement.

(c)                                  All provisions of this Management Agreement that require Owner to have insured, or to protect, defend, save, hold and indemnify or to reimburse Manager shall survive any expiration or termination of this Management Agreement and, if Manager is or becomes involved in any claim, proceeding or litigation by reason of having been Manager of Owner, such provisions shall apply as if this Management Agreement were still in effect.

ARTICLE VIII.
MISCELLANEOUS

8.1                                 Notices.  All notices, approvals, consents and other communications hereunder shall be in writing, and, except when receipt is required to start the running of a period of time, shall be deemed given when delivered in person or on the fifth day after its mailing by either party by registered or certified United States mail, postage prepaid and return receipt requested, to the other party, at the addresses set forth after their respect name below or at such different addresses as either party shall have theretofore advised the other party in writing in accordance with this Section 8.1.

Owner:                                                         BEHRINGER HARVARD OPERATING PARTNERSHIP I LP

c/o Behringer Harvard REIT I, Inc.

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

Attention:  Chief Legal Officer

Manager:                                             HPT MANAGEMENT SERVICES LP

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

Attention: Chief Legal Officer

8.2                                 Governing Law: Venue.  This Management Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, and any action brought to enforce the agreements made hereunder or any action which arises out of the relationship created hereunder shall be brought exclusively in Dallas County, Texas.

8.3                                 Assignment.  Manager may delegate partially or in full its duties and rights under this Management Agreement but only with the prior written consent of Owner.  Owner acknowledges and agrees that any or all of the duties of Manager as contained herein may be delegated by Manager and performed by a person or entity (“Submanager”) with whom Manager contracts for the purpose of performing such duties.  Owner specifically grants Manager the authority to enter into such a contract with a Submanager; provided that, unless Owner otherwise agrees in writing with such Submanager, Owner shall have no liability or responsibility to any such Submanager for the payment of the Submanager’s fee or for reimbursement to the Submanager of its expenses or to indemnify the Submanager in any manner for any matter; and provided, further, that Manager shall require such Submanager to agree, in the written agreement setting forth the duties and obligations of such Submanager, to indemnify Owner for all Losses incurred by Owner as a result of the misconduct or negligence of the Submanager, except that such indemnity shall not be required to the extent that Owner recovers issuance proceeds with respect to such matter.  Any contract entered into between Manager and a Submanager pursuant to this Section 8.3 shall be consistent with the provisions of this Management Agreement, except to the extent Owner otherwise specifically agrees in writing.  This Management Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8.4                                 Third Party Leasing Services.  Manager acknowledges that from time to time Owner may determine that it is in the best interests of Owner to retain a third party to provide certain leasing services with respect to certain Properties and to compensate such third party for such leasing services.  Upon the prior written consent of Manager, Owner shall have the authority to enter into such a contract for leasing services with a third party (a “Third Party Leasing Agreement”); provided that Manager shall have no liability or responsibility to Owner for any of the duties and obligations undertaken by such party, and Owner agrees to indemnify Manager for all Losses incurred by Manager as a result of acts of such third party pursuant to the Third Party Leasing Agreement.  To the extent that leasing services are specifically required to be performed by a third party pursuant to such Third Party Leasing Agreement, Manager shall have no obligation to perform such leasing services and Owner shall have no obligation to Manager for leasing fees pursuant to Section 5.3 hereof.

8.5                                 Third Party Management Services.  Manager acknowledges that from time to time Owner may acquire interests in Properties in which Owner does not control the determination of the party that is engaged to provide property management and other services to be provided by Manager with respect to all Properties acquired by Owner hereunder.  Upon the prior written consent of Manager, Owner shall have the authority to acquire such non-controlling interests in Properties for which a third party provides some or all of the services otherwise required to be performed by Manager hereunder (a “Third Party Management Agreement”); provided that Manager shall have no liability or responsibility to Owner for any of the duties and obligations undertaken by such third party, and Owner agrees to indemnify Manager for all Losses incurred by Manager as a result of the acts of such third party pursuant to the Third Party Management Agreement.  To the extent that property management and other services are specifically required to be performed by a third party pursuant to such Third Party Management Agreement, Manager shall have no obligation to perform such services and Owner shall have no obligation to Manager for compensation for such services pursuant to Article V hereof.

8.6                                 No Waiver.  The failure of Owner to seek redress for violation or to insist upon the strict performance of any covenant or condition of this Management Agreement shall not constitute a waiver thereof for the future.

8.7                                 Amendments.  This Management Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of the amendment is sought.

8.8                                 Headings.  The headings of the various subdivisions of this Management Agreement are for reference only and shall not define or limit any of the terms or provisions hereof.

8.9                                 Counterparts.  This Management Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Management Agreement to produce or account for more than one such counterpart.

8.10                           Entire Agreement.  This Management Agreement contains the entire understanding and all agreements between Owner and Manager respecting the management of the Properties.  There are no representations, agreements, arrangements or understandings, oral or written, between Owner and Manager relating to the management of the Properties that are not fully expressed herein.

8.11                           Disputes.  If there shall be a dispute between Owner and Manager relating to this Management Agreement resulting in litigation, the prevailing party in such litigation shall be entitled to recover from the other party to such litigation such amount as the court shall fix as reasonable attorneys’ fees.

8.12                           Activities of Manager.  The obligations of Manager pursuant to the terms and provisions of this Management Agreement shall not be construed to preclude Manager from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with Owner or the business of Owner.

8.13                           Independent Contractor.  Manager and Owner shall not be construed as joint venturers or partners of each other pursuant to this Management Agreement, and neither shall have the power to bind or obligate the other except as set forth herein.  In all respects, the status of Manger to Owner under this Management Agreement is that of an independent contractor.

8.14                           No Third-Party Rights.  Nothing expressed or referred to in this Management Agreement will be construed to give any Person other than the parties to this Management Agreement any legal or equitable right, remedy or claim under or with respect to this Management Agreement or any provision of this Management Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to Section 8.3.

8.15                           Ownership of Proprietary Property.  The Manager retains ownership of and reserves all Intellectual Property Rights in the Proprietary Property.  To the extent that Owner has or obtains any claim to any right, title or interest in the Proprietary Property, including without limitation in any suggestions, enhancements or contributions that Owner may provide regarding the Proprietary Property, Owner hereby assigns and transfers exclusively to the Manager all right, title and interest, including without limitation all Intellectual Property Rights, free and clear of any liens, encumbrances or licenses in favor of Owner or any other party, in and to the Proprietary Property.  In addition, at the Manager’s expense, Owner will perform any acts that may be deemed desirable by the Manager to evidence more fully the transfer of ownership of right, title and interest in the Proprietary Property to the Manager, including but not limited to the execution of any instruments or documents now or hereafter requested by the Manager to perfect, defend or confirm the assignment described herein, in a form determined by the Manager.

8.16                           Non-Solicitation.  During the period commencing on the date on which this Management Agreement is entered into and ending one year following the termination of the this Management Agreement, BH REIT and BH OP shall not, without the Manager’s prior written consent, directly or indirectly, (i) solicit or encourage any person to leave the employment or other service of the Manager, or (ii) hire, on behalf of BH REIT or BH OP or any other person or entity, any person who has left the employment within the one year period following the termination of that person’s employment the Manager.  During the period commencing on the date hereof through and ending one year following the termination of this Management Agreement, BH REIT and BH OP will not, whether for its or their own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the relationship of the Manager with, or endeavor to entice away from the Manager, any person who during the term of the Management Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of the Manager.

IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Property Management and Leasing Agreement as of the date first above written.

BEHRINGER HARVARD REIT I, INC.

By:		/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President -
Corporate Development & Legal

BEHRINGER HARVARD OPERATING PARTNERSHIP I LP

By:		BHR, Inc.

	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President -
Corporate Development & Legal

HPT MANAGEMENT SERVICES LP

By:		/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President -
Corporate Development & Legal

APPENDIX 1

	Construction Management Fees*
	Project Size
	$1	$200,001	$500,001	$1,000,001
	to	to	to	to	over
	$200,000	$500,000	$1,000,000	$2,000,000	$2,000,001

On-Site Property Manager
On-site Property Manager supervises and runs the project on a day-to-day basis; no Project Manager or third party firm is involved.	5.0%	4.0%	3.0%	2.0%	1.5%

Project Manager
Project Manager supervises and runs the project; the on-site Property Manager or Chief Enginer may assist the Project Manager in day-to-day activities.	5.0%	4.0%	3.0%	2.0%	1.5%

Third Party Firm (Hired by Manager)
A third party firm is contracted by Manager to provide construction management services; the on-site Property Manager or Chief Engineer may assist in day-to-day activities.		(Per the Third Party Contract)

Administrative Fee to Manager (paid in addition to the third party fee) for review of all draw requests, change orders and lien waivers submitted by the third party and administration of invoice approval and check requests.	2.0%	1.5%	1.5%	1.0%	1.0%

Third Party Firm (Hired by Tenant)

A third party firm is contracted by tenant to provide construction management services; the on-site Property Manager and/or Chief Engineer will review and approve actions and activities by third party firm.

		(Per the Third Party Contract)

Administrative Fee to Manager (paid in addition to the third party fee) for review of all draw requests, change orders and lien waivers submitted by the third party and administration of invoice approval and check requests.	2.0%	1.5%	1.5%	1.0%	1.0%

*The calculation of the above fees are cumulative. For example, for a project supervised by the on-site property manager, the fee is calculated as 5% on the first $200,000, 4% on the next $300,000, 3% on the next $500,000, 2% on the next $1,000,000 and 1.5% on all amounts over $2,000,001.

EXHIBIT I

SAMPLE SERIES A STOCK CALCULATIONS

See attached.

Set forth below are, for illustrative purposes only, sample calculations with respect to the conversion of the Series A Preferred Stock into REIT I Common Stock according to the terms of the Articles Supplementary based upon the assumptions set forth therein.

	Upon Election	Listing	Change of Control
Latest Estimated Value Per Share	$4.64	$4.64	$4.64
Next Estimated Value Per Share	4.74	4.74	4.74
Average Estimated Value Per Share	$4.69	$4.69	$4.69
Greater of Next Estimated Value Per Share or Average Estimated Value Per Share	$4.74	$4.74	$4.74
Effective Date Shares Outstanding	298,477,851	298,477,851	298,477,851
Effective Date Value	$1,414,785,014	$1,414,785,014	$1,414,785,014

Conversion Common Stock Value	$5.03	$5.00	$5.00
Effective Date Shares Outstanding	298,477,851	298,477,851	298,477,851
Conversion Company Value	$1,500,249,072	$1,492,389,255	$1,492,389,255

Conversion Company Value	$1,500,249,072	$1,492,389,255	$1,492,389,255
Distributions in Excess of Current Distributions	1,000,000	1,000,000	1,000,000
Effective Date Value	(1,414,785,014)	(1,414,785,014)	(1,414,785,014)
Excess of Conversion Company Value Over Effective Date Value	86,464,058.51	78,604,241	78,604,241
Percentage	10.0%	10.0%	10.0%
	8,646,406	7,860,424	7,860,424
Adjustment Factor		1.1	1.1
Adjusted Amount	8,646,406	8,646,467	8,646,467
Series A Shares Outstanding	10,000	10,000	10,000
Conversion Value Per Share of Series A Preferred Stock	$864.64	$864.65	$864.65
Conversion Common Stock Value	$5.00	$5.00	$5.00
Conversion Rate	172.93	172.93	172.93

I-1

[***] Confidential material redacted and filed separately with the Commission.

Annex I

Specified Advisor Employees

Employee Name

1.	***
2.	***
3.	***
4.	***
5.	***
6.	***
7.	***
8.	***
9.	***
10.	***
11.	Fordham, Scott
12.	***
13.	***
14.	***
15.	***
16.	***
17.	***
18.	***
19.	***
20.	***
21.	***
22.	***
23.	***
24.	***
25.	***
26.	***
27.	***
28.	***
29.	***
30.	***
31.	***
32.	***
33.	***
34.	***
35.	***
36.	***
37.	Reister, Bill
38.	***
39.	***
40.	***
41.	Schelin, Telisa

[***] Confidential material redacted and filed separately with the Commission.

42.	***
43.	Sharp, Jim
44.	Simon, Thomas
45.	***
46.	***
47.	***
48.	***
49.	***
50.	***
51.	***
52.	***
53.	***
54.	***

Annex II

Purchased Assets

Items located in Bent Tree office	Quantity
Headset	2

Monitor - NEC 221WM-BK 22 WIDE DVI SPK	4
Monitor - NEC 17”	1
Monitor - NEC E222W 22 WIDE DVI HA	1
Printer - HP LJ PRO M1212NF	1
Printer - HP LJ P2055dn	1
Printer - HP LJ 2100	1
Printer - HP 2035	1
Printer - HP 4250	1
Printer - Samsung 2251	1
Printer - HP LJ 4515	4
Printer - HP LJ 2015	1
Printer - HP LJ P2035N	1

Items located in Bent Tree, Louisvillle and
Atlanta offices	Quantity
Computers- Desktop /Laptop	66

Monitors	67
Keyboard and mice	67
Avaya 9630 Phones	63

Items located in Louisvillle office	Quantity
Modular workstation desk	6

Executive chair	7
Upholstery guest chair	13
Lateral filing cabinet - 2 drawer	2
Vertical filing cabinet - 2 drawer	18
Lateral filing cabinet - 5 drawer	5
Bookcase - 3 shelves	2
Executive work desk	1
Round laminate table	1
Dry erase board - wood framed	1
Storage cabinet	1

Items located in Atlanta office	Quantity
Round table - 42” with 4 guest chairs	2

Bookcase	1
Fabric chair - armless	2
Fabric chair - with arms	1
Loveseat	1
Round end table with lamp	1
Conference table - 10’	1
Black fabric chairs	10
U group desk - 2 pieces with hutch	2
Lateral file - 2 drawer	3
Free standing desk	1
Desk chair	5
Small end table	1
Desk with return - no hutch	1
Cubicles - 6 x 6 with desks	2
Lateral file - 63” 5 drawer	1
Lateral file - 68” 5 drawer	1

Annex III

Advisory Fees and Expenses

Advisory Fees and Expenses Amount: $4,413,011

SCHEDULES

Schedule 1.1(a)	Knowledge Persons of Services Holdings and the Service Providers
Schedule 1.l(b)	REIT I Knowledge Persons
Schedule 3.2(b)	Capitalization
Schedule 5.3	Severance Obligations
Schedule 6.4(a)	Acceptable Behringer Nominees

Schedule 1.1(a)

Knowledge Persons of Services Holdings and the Service Providers

1.              Robert S. Aisner

2.              Robert Chapman

3.              Jason Mattox

4.              Stan Eigenbrodt

Schedule 1.1(b)

REIT I Knowledge Persons

1.               Scott W. Fordham

2.              William J. Reister

3.              Telisa Webb Schelin

4.              Thomas P. Simon

5.              James E. Sharp

Schedule 3.2(b)

Capitalization

1.              Outstanding options to purchase 107,875 shares of common stock of REIT I

2.               432,586 limited partnership units of BH OP (convertible into equal amount of shares of common stock of REIT I)

[***] Confidential material redacted and filed separately with the Commission.

Schedule 5.3

Severance Obligations

For the purposes of this Schedule 5.3, years of service refers to years of service with respect to any member of the Behringer Group or their predecessors.

Properly-level and non-executive corporate-level employees	***

VP-level and above employees	***

***

Schedule 6.4(a)

Acceptable Behringer Nominees

1.              Robert M. Behringer

2.              Robert S. Aisner

3.              Robert J. Chapman

4.              M. Jason Mattox